As filed with the Securities and Exchange Commission on April 2, 2015

Registration No. 333-202593

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIQUA BIOMEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	58-2349413
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2150 Cabot Blvd. West

Langhorne, PA 19047

(215) 702-8550

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

David I. Johnson

Chief Executive Officer

Alliqua BioMedical, Inc.

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047

(215) 702-8550

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Rick A. Werner, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Tel. (212) 659-7300 Fax (212) 884-8234	Mark T. Wagner Chief Executive Officer Celleration, Inc. 6321 Bury Drive, Suite 15 Eden Prairie, MN 55346 (952) 224-8700	Brian G. Moore, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, MN 55402 Tel. (612) 492-6112 Fax (612) 395-5247

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed joint proxy and consent solicitation statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy and consent solicitation statement/prospectus is not complete and may be changed. The securities being offered by the use of this joint proxy and consent solicitation statement/prospectus may not be sold nor may offers to buy be accepted prior to the time the registration statement filed with the Securities and Exchange Commission is declared effective. This joint proxy and consent solicitation statement/prospectus is not an offer to sell these securities nor a solicitation of any offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY— SUBJECT TO COMPLETION, DATED APRIL 2, 2015

JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Alliqua BioMedical, Inc. and Celleration, Inc.:

On February 2, 2015, Alliqua BioMedical, Inc. (“Alliqua”), ALQA Cedar, Inc., a wholly-owned subsidiary of Alliqua (“Merger Sub”), Celleration, Inc. (“Celleration”) and certain representatives of the Celleration stockholders entered into an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Celleration with and into Merger Sub, with Merger Sub continuing as the surviving corporation on the terms and conditions set forth in the Merger Agreement. The boards of directors of each of Alliqua and Celleration have unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger.

If the merger is completed, holders of outstanding shares of Celleration common stock, holders of Celleration Series AA preferred stock and holders of in-the-money Celleration options and warrants (collectively referred to herein as the Celleration equity holders) will initially receive at closing, a pro rata portion of an aggregate purchase price of $30,415,000, payable in equal amounts of cash and shares of Alliqua common stock, subject to certain adjustments and escrow holdbacks. In addition, the Celleration equity holders will have the right to receive certain future contingent payments subject to the terms and conditions set forth in the Merger Agreement.

The exact amounts of cash and shares of Alliqua common stock that Celleration equity holders will be entitled to receive as part of the merger consideration will be determined subsequent to the closing of the merger based on certain future contingent payments as described in more detail in this joint proxy and consent solicitation statement/prospectus. The number of shares of Alliqua common stock to be issued from time to time post-merger pursuant to the Merger Agreement will be calculated by dividing the dollar amount of such payment by a forty-five trading day moving average of the volume weighted average price (the “VWAP”) of the Alliqua common stock on the NASDAQ Capital Market as of the applicable reference date up to a maximum of 9,500,000 shares, unless the cash consideration paid exceeds 60% of the total consideration paid, at which point Alliqua may issue further shares. Because the aggregate number of shares of Alliqua common stock to be issued as part of the merger consideration will depend in part on the market prices of the Alliqua common stock at the time the shares are required to be issued to Celleration equity holders, the total number of shares of Alliqua common stock to be issued in the merger cannot be determined at this time. As a result, such number of shares of Alliqua common stock may be in excess of 20% of Alliqua’s pre-merger outstanding shares of common stock.

The market value of certain future contingent payments will fluctuate with the market price of Alliqua common stock and will not be known at the time Alliqua stockholders and Celleration stockholders vote on or consent to the proposals described in this joint proxy and consent solicitation statement/prospectus. Alliqua common stock is currently listed on the NASDAQ Capital Market under the symbol “ALQA.” On February 2, 2015, the last full trading day before the announcement of the merger, the last reported sale price of Alliqua common stock was $5.01 per share, and, on [   •   ], 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, the last reported sale price of Alliqua common stock was $[   •   ] per share. We urge you to obtain current market quotations for the price of Alliqua common stock.

Alliqua intends to fund the upfront cash portion of the merger consideration and other expenses of the merger through a combination of cash on Alliqua’s balance sheet and third-party debt financing consisting of a new senior, secured term loan facility in the aggregate amount of $15.5 million, which Perceptive Credit Opportunities Fund, LP has committed to provide pursuant to the terms and conditions of a commitment letter, dated February 2, 2015, as amended, and a credit agreement to be entered into prior to or substantially concurrent with the closing of the merger. The funding of the debt financing in accordance with the terms of the commitment letter is a condition to Alliqua’s obligation to complete the merger under the terms of the Merger Agreement. There is a risk that this condition will not be satisfied and the debt financing may not be funded when required. Failure to have this debt financing condition satisfied or waived by the outside date of the Merger Agreement could delay or prevent the closing of the merger and, in certain circumstances, require Alliqua to pay Celleration a reverse termination fee of $3 million, less any amount previously loaned to Celleration (if any).

The obligations of Alliqua and Celleration to complete the merger are subject to several other conditions set forth in the Merger Agreement and summarized in this joint proxy and consent solicitation statement/prospectus. More information about these conditions, the potential consequences to stockholders and the merger is contained in this joint proxy and consent solicitation statement/prospectus. You are encouraged to carefully read this joint proxy and consent solicitation statement/prospectus in its entirety, including the sections titled “Risk Factors” and “The Merger Agreement—Conditions to Completion of the Merger” beginning on pages [●] and [●], respectively.

Each of Alliqua and Celleration will take the position that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Alliqua will hold a special meeting of its stockholders, while Celleration will solicit its stockholders’ approval by written consent. Alliqua stockholders will be asked to consider and vote upon a proposal to approve the issuance of shares of Alliqua common stock to Celleration equity holders in the merger pursuant to the terms and conditions of the Merger Agreement and a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the Alliqua share issuance proposal. Celleration stockholders will be asked to approve by written consent a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the merger.

The Alliqua special meeting will be held on [   •   ], 2015 at 9:00 a.m., Eastern Time, at the Sheraton Bucks County Hotel, located at 400 Oxford Valley Rd., Langhorne, PA 19047.

Completion of the merger is conditioned upon, among other things (i) the adoption and approval of the Merger Agreement by the affirmative vote or written consent of the holders of a majority of Celleration’s issued and outstanding capital stock, voting together on an as converted basis, and the holders of a majority of Celleration’s preferred stock, voting as a separate class and (ii) the approval of Alliqua’s share issuance proposal by the affirmative vote of the majority of the votes cast and represented in person or in proxy at the special meeting.

Simultaneously with the execution of the Merger Agreement, certain 5% stockholders, directors and executive officers of Celleration, collectively representing approximately 83% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and 81% of the outstanding shares of Celleration Series AA preferred stock, entered into voting agreements with Alliqua, pursuant to which such holders have agreed, among other things, to execute and deliver a written consent with respect to their respective shares of Celleration common stock and Celleration Series AA preferred stock in favor of the adoption and approval of the Merger Agreement and merger (or, if applicable, to vote such shares in favor of the same proposal at a meeting of Celleration stockholders duly called for such purpose) and not to sell any shares of Alliqua common stock received in the merger for a period of 180 days after the effective time of the merger. Celleration expects that the delivery of the written consents (or, if applicable, vote) by Celleration stockholders with respect to the shares of Celleration common stock and Celleration Series AA preferred stock covered by the voting agreements will be sufficient to adopt the Merger Agreement and thereby approve the merger and other transactions contemplated by the Merger Agreement.

Celleration’s board of directors has determined that the Merger Agreement and transactions contemplated thereby, including the merger, are advisable and in the best interests of Celleration and its stockholders, has unanimously approved the Merger Agreement and the merger and unanimously recommends that Celleration stockholders adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement.

Alliqua’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of Alliqua common stock pursuant to the terms of the Merger Agreement, are advisable and in the best interests of Alliqua and its stockholders, has unanimously approved the Merger Agreement and unanimously recommends that Alliqua stockholders vote “FOR” the Alliqua share issuance proposal and “FOR” the Alliqua adjournment proposal.

This joint proxy and consent solicitation statement/prospectus provides you with important information about the special meeting and solicitation of written consents, Alliqua, Celleration, the proposed merger and the documents related to the merger. Please carefully read this entire joint proxy and consent solicitation statement/prospectus (including any documents incorporated by reference therein), including “Risk Factors” beginning on page [●].

For the Alliqua stockholders: Your vote is very important. Whether or not you plan to attend the Alliqua special meeting, please take the time to vote by completing and returning the enclosed proxy card to us or by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

/s/ David I. Johnson David I. Johnson Chief Executive Officer Alliqua BioMedical, Inc.	/s/ Mark T. Wagner Mark T. Wagner Chief Executive Officer Celleration, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this joint proxy and consent solicitation statement/prospectus nor have they approved or disapproved the Alliqua common stock to be issued in the merger, or determined if this joint proxy and consent solicitation statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy and consent solicitation statement/prospectus is dated [   •   ], 2015, and is first being mailed or otherwise delivered to the stockholders of Alliqua and Celleration on or about [   •   ], 2015.

2150 Cabot Blvd. West

Langhorne, PA 19047

Telephone: (215) 702-8550

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [   •   ], 2015

To the Stockholders of Alliqua BioMedical, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), will be held on [   •   ], 2015, at 9:00 a.m., Eastern Time, at the Sheraton Bucks County Hotel, located at 400 Oxford Valley Rd., Langhorne, PA 19047, to consider and vote upon the following matters:

(1)	A proposal to approve the issuance of shares of Alliqua common stock to the equity holders of Celleration, Inc., a Delaware corporation (“Celleration”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 2, 2015 (as may be amended from time to time, the “Merger Agreement”), by and among Alliqua, ALQA Cedar, Inc., a wholly owned subsidiary of Alliqua, Celleration and certain representatives of the Celleration stockholders (the “Alliqua Share Issuance Proposal”); and

(2)	A proposal to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies in favor of the Alliqua Share Issuance Proposal (the “Alliqua Adjournment Proposal”).

The board of directors of Alliqua has fixed the close of business on [   •   ], 2015 as the record date for the special meeting. Only holders of record of shares of Alliqua common stock on such date are entitled to receive notice of, and vote at, the special meeting or at any postponement(s) or adjournment(s) of the special meeting. A complete list of registered shareholders entitled to vote at the special meeting will be available for inspection at the office of Alliqua during regular business hours for the 10 calendar days prior to and during the special meeting. The approval of the Alliqua Share Issuance Proposal requires the affirmative vote of at least a majority of the votes cast by holders of Alliqua’s common stock that are represented in person or by proxy at the special meeting, assuming a quorum is present.

After careful consideration, the board of directors of Alliqua unanimously recommends that Alliqua stockholders vote “FOR” the Alliqua Share Issuance Proposal (Proposal 1) and “FOR” the Alliqua Adjournment Proposal (Proposal 2).

Your vote is very important. If your shares are registered in your name as a stockholder of record of Alliqua, even if you plan to attend the special meeting or any postponement or adjournment of the special meeting in person, we encourage you to authorize a proxy to vote your shares at the special meeting by telephone or on the Internet, or, by completing, signing, dating and returning your proxy card as promptly as possible to ensure that your shares will be represented at the special meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, and you receive notice of special meeting through your broker or through another intermediary, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the special meeting and vote in person. Failure to do so may result in your shares not being eligible to be voted by proxy at the special meeting.

You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy and consent solicitation statement/prospectus.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ALLIQUA SPECIAL MEETING TO BE HELD ON [   •   ], 2015: We urge you to read the accompanying joint proxy and consent solicitation statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy and consent solicitation statement/prospectus and the section entitled “Risk Factors” beginning on page [   •   ], and its annexes carefully and in their entirety. If you have any questions concerning the merger, the Merger Agreement, the proposals, the Alliqua special meeting or the accompanying joint proxy and consent solicitation statement/prospectus, would like additional copies of the accompanying joint proxy and consent solicitation statement/prospectus or need help voting your shares of Alliqua common stock, please contact Brian Posner by email at info@alliqua.com or phone at (215) 702-8550.

By Order of the Board of Directors,

/s/ Jerome Zeldis

Jerome Zeldis, M.D., Ph.D.
Chairman

[   •   ], 2015

Celleration, Inc.

6321 Bury Drive, Suite 15

Eden Prairie, MN 55346

NOTICE OF SOLICATION OF WRITTEN CONSENT

To the Stockholders of Celleration, Inc.:

Pursuant to an Agreement and Plan of Merger, dated as of February 2, 2015 (as may be amended from time to time, the “Merger Agreement”), by and among Celleration, Inc., a Delaware corporation (“Celleration”), Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), ALQA Cedar, Inc., a Delaware corporation and a wholly-owned subsidiary of Alliqua (“Merger Sub”), and certain representatives of the Celleration stockholders, Celleration will merge with and into Merger Sub with Merger Sub as the surviving entity (the “Merger”).

As more specifically described in the enclosed joint proxy and consent solicitation statement/prospectus, the approval of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding common stock of Celleration and Celleration Series AA preferred stock, voting together on an as converted basis, and of a majority of the issued and outstanding shares of Celleration Series AA preferred stock, voting as a separate class.

The enclosed joint proxy and consent solicitation statement/prospectus is being delivered to you on behalf of the Celleration board of directors to request that holders of Celleration common stock and Series AA preferred stock, as of the record date of [   •   ], 2015, execute and return written consents to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The joint proxy and consent solicitation statement/prospectus describes the proposed Merger and the actions to be taken in connection with the Merger and provides additional information about the parties involved. We encourage you to read carefully the entire joint proxy and consent solicitation statement/prospectus, including all its annexes, the documents incorporated by reference and the section entitled “Risk Factors” beginning on page [   •   ].

A summary of the appraisal rights that may be available to you is described in the section entitled “Appraisal Rights” beginning on page [   •   ] of the joint proxy and consent solicitation statement/prospectus. Please note that if you wish to exercise appraisal rights you must not sign or return a written consent approving the Merger Agreement, or sign or deliver a written consent without indicating a decision on the proposal. So long as you do not return a written consent at all, however, it is not necessary to affirmatively vote against the Merger in order to preserve your appraisal rights. You must take all other steps necessary to perfect your appraisal rights.

The Celleration board of directors has carefully considered the Merger, the terms thereof and the other transactions contemplated by the Merger Agreement and has declared that the Merger, the terms thereof and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of Celleration and its stockholders. Accordingly, the Celleration board of directors unanimously recommends that Celleration stockholders adopt the Merger Agreement and approve the transactions contemplated thereby.

After your review of the joint proxy and consent solicitation statement/prospectus and assuming your approval thereof, please sign and complete the written consent furnished with the enclosed joint proxy and consent solicitation statement/prospectus and return it to Celleration by one of the means described under “The Celleration Solicitation of Written Consents.” Time is of the essence, and, assuming your approval thereof, you must return the written consent by [   •   ], 2015.

Thank you for your prompt attention to these matters.

Yours truly,

/s/ Mark T. Wagner
Mark T. Wagner
President and Chief Executive Officer

NO MEETING OF THE STOCKHOLDERS OF CELLERATION IS BEING HELD IN CONNECTION WITH THE PROPOSED TRANSACTION. CELLERATION IS SOLICITING BY THE ENCLOSED DOCUMENTS YOUR WRITTEN CONSENT TO THE MERGER AGREEMENT.

REFERENCE TO ADDITIONAL INFORMATION

This joint proxy and consent solicitation statement/prospectus incorporates important business and financial information about Alliqua from documents filed with or furnished to the Securities and Exchange Commission, or the “SEC,” that are not included in or delivered with this joint proxy and consent solicitation statement/prospectus. For a listing of documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus, see “Where You Can Find More Information” beginning on page [   •   ]. You can obtain any of the documents filed with or furnished to the SEC by Alliqua at no cost from the SEC's website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy and consent solicitation statement/prospectus, at no cost by requesting them in writing or by telephone at the following address and telephone number:

Alliqua BioMedical, Inc.

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047

Attention: Brian Posner

Telephone: (215) 702-8550

To obtain timely delivery of these documents, you must request them no later than five business days before the date of your respective special meeting or deadline for submitting written consents. This means that Alliqua stockholders requesting documents must do so by [   •   ], 2015 and Celleration stockholders requesting documents must do so by [   •   ], 2015.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This joint proxy and consent solicitation statement/prospectus is dated [   •   ], 2015, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing or delivery of this document to Alliqua stockholders or Celleration stockholders nor the issuance by Alliqua of shares of Alliqua common stock in connection with the merger will create any implication to the contrary.

ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

Except where the context otherwise indicates, information contained in this document regarding Alliqua has been provided by Alliqua and information contained in this document regarding Celleration has been provided by Celleration. See "Where You Can Find More Information" beginning on page [   •   ] for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS AND ANSWERS

The following are answers to some questions that Alliqua stockholders and Celleration stockholders may have regarding the proposed transaction between Alliqua and Celleration and the other proposals being considered by Alliqua stockholders and Celleration stockholders. Alliqua and Celleration urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus, because the information in this section does not provide all the information that might be important to you.

Unless the context otherwise requires, references in this joint proxy and consent solicitation statement/prospectus to (1) "Alliqua" refer to Alliqua BioMedical, Inc., a Delaware corporation, and its subsidiaries, (2) "Merger Sub" refer to ALQA Cedar, Inc., a Delaware corporation and a wholly owned subsidiary of Alliqua; and (3) "Celleration" refer to Celleration, Inc., a Delaware corporation.

Q:	Why am I receiving this joint proxy and consent solicitation statement/prospectus?

A:	Alliqua, Merger Sub and Celleration have entered into an Agreement and Plan of Merger, dated as of February 2, 2015 (as may be amended from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, Celleration will be merged with and into Merger Sub, with Merger Sub continuing as the surviving company and a wholly owned subsidiary of Alliqua. See “The Merger Agreement” beginning on page [ • ]. A copy of the Merger Agreement is attached to this joint proxy and consent solicitation statement/prospectus as Annex A.

The merger cannot be completed unless, among other things:

•	a majority of the votes cast by holders of Alliqua common stock that are represented in person or by proxy at the Alliqua special meeting are voted in favor of the proposal to approve the issuance of shares of Alliqua common stock to Celleration equity holders in connection with the merger on the terms and conditions set forth in the Merger Agreement (the “Alliqua Share Issuance Proposal”); and

•	the holders of a majority of the issued and outstanding shares of Celleration common stock and Series AA preferred stock, voting together on an as converted basis, and of a majority of the issued and outstanding shares of Celleration Series AA preferred stock, voting as a separate class, execute written consents in favor of the proposal to adopt and approve the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement (the “Celleration Merger Agreement proposal”).

In addition, Alliqua is soliciting proxies from its stockholders with respect to the following proposal, although the completion of the merger is not conditioned upon stockholder approval of this proposal:

•	a proposal to approve one or more adjournments of the Alliqua special meeting, if necessary, to solicit additional proxies in favor of the Alliqua Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal (the “Alliqua Adjournment Proposal”).

This joint proxy and consent solicitation statement/prospectus contains important information about the merger and the other proposals being voted on by Alliqua stockholders and Celleration stockholders, and you should read it carefully. This document collectively serves as a proxy statement of Alliqua, consent solicitation statement of Celleration and a prospectus of Alliqua. It is a joint proxy and consent solicitation statement because both the Alliqua and Celleration boards of directors are soliciting proxies or written consents from their respective stockholders. It is a prospectus because Alliqua will issue shares of Alliqua common stock to Celleration equity holders in connection with the merger. Your vote is important. You are encouraged to submit your proxy or written consent as soon as possible after carefully reviewing this joint proxy and consent solicitation statement/prospectus and its annexes.

1

Q:	When do you expect to complete the merger?

A:	Alliqua and Celleration expect to complete the merger during the second quarter of 2015, subject to the receipt of any required approvals and the satisfaction or waiver of the conditions to the merger contained in the Merger Agreement. However, it is possible that factors outside the control of Alliqua and Celleration could require Alliqua and Celleration to complete the merger at a later time or not complete it at all. See “The Merger Agreement—Conditions to Completion of the Merger” on page [ • ] of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, Celleration equity holders will not receive any merger consideration or shares of Alliqua common stock for their equity in Celleration pursuant to the Merger Agreement or otherwise. Instead, Alliqua and Celleration will remain separate companies, and Alliqua expects that its common stock will continue to be registered under the Securities Exchange Act of 1934, as amended, and traded on the NASDAQ Capital Market. In specified circumstances, either Alliqua or Celleration may be required to pay to the other party a termination fee, as described in “The Merger Agreement — Termination of the Merger Agreement; Termination Fees” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy and consent solicitation statement/prospectus and have decided how you wish to vote your shares, in the case of Alliqua stockholders, please authorize a proxy to vote your shares promptly so that your shares are represented and voted at the Alliqua special meeting or, in the case of Celleration stockholders, please execute and return your written consent as soon as possible.

QUESTIONS AND ANSWERS FOR ALLIQUA STOCKHOLDERS

Q:	What will I receive in the merger?

A:	If the merger is completed, Alliqua stockholders will not receive any merger consideration and will continue to hold the shares of Alliqua common stock that they currently hold. Following the merger, shares of Alliqua common stock will continue to be traded on the NASDAQ Capital Market under the symbol "ALQA." Alliqua stockholders will experience dilution as a result of the issuance of Alliqua common stock to the Celleration equity holders in connection with the merger.

Q:	When and where is the Alliqua special meeting?

A:	The Alliqua special meeting will be held on [ • ], 2015, at 9:00 a.m., Eastern Time, at the Sheraton Bucks County Hotel, located at 400 Oxford Valley Rd., Langhorne, PA 19047.

Q:	What is the purpose of the Alliqua special meeting?

A:	At the Alliqua special meeting, Alliqua stockholders will be asked to consider and vote upon the matters outlined in the accompanying Notice of Special Meeting of Stockholders of Alliqua, including the following:

(1)	The Alliqua Share Issuance Proposal – a proposal to approve the issuance of shares of Alliqua common stock to the Celleration equity holders in the merger pursuant to the terms and conditions of the Merger Agreement; and

(2)	The Alliqua Adjournment Proposal – a proposal to approve one or more adjournments of the special meeting, if necessary, to solicit additional proxies in favor of the Alliqua Share Issuance Proposal.

Q:	What constitutes a quorum for the Alliqua special meeting?

A:	The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Alliqua special meeting is necessary to constitute a quorum to transact business. Abstentions and any broker non-votes (i.e., the failure to instruct your bank or broker how to vote if you hold your shares in “street name”) will be counted for purpose of determining that a quorum is present. If a quorum is not present or represented at the Alliqua special meeting, the holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, may adjourn the special meeting to another date.

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Q:	What is the record date and what does it mean?

The record date to determine the Alliqua stockholders entitled to notice of and to vote at the special meeting is the close of business on [   •   ], 2015. The record date was established by the Alliqua board of directors as required by Delaware law. As of the close of business on the Alliqua record date, [   •   ] shares of Alliqua common stock were issued and outstanding.

Q:	Who is entitled to vote at the special meeting?

Holders of common stock at the close of business on the Alliqua record date may vote at the special meeting.

Q:	How many votes do I have?

A:	You are entitled to one vote on each proposal to be considered at the Alliqua special meeting for each share of Alliqua common stock that you owned as of the close of business on [ • ], 2015, which is the Alliqua record date.

Q:	Why is my vote important?

A:	If you do not submit a proxy or vote in person, it may be more difficult for Alliqua to obtain the necessary quorum to hold its special meetings. In addition, the merger cannot be completed unless a majority of the votes cast by holders of Alliqua common stock entitled to vote and represented in person or by proxy at the Alliqua special meeting are voted in favor of the Alliqua Share Issuance Proposal.

Q:	How do I vote?

A:	If you are a stockholder of record, you may vote your shares of Alliqua common stock on the matters to be presented at the Alliqua special meeting in any of the following ways:

•	In Person – To vote in person, come to the Alliqua special meeting and you will be able to vote by ballot. To ensure that your shares of Alliqua common stock are voted at the Alliqua special meeting, the Alliqua board of directors recommends that you submit a proxy even if you plan to attend the Alliqua special meeting.

•	By Mail – To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Alliqua before the Alliqua special meeting, the persons named as proxies will vote your shares of Alliqua common stock as you direct.

•	By Telephone – To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.

•	By Internet – To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

If your shares are held in “street name” by a broker, bank or other nominee, please refer to the voting instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Your bank, brokerage firm or other nominee cannot vote your shares without instructions from you. Please note that if your shares are held in street name and you wish to vote in person at the Alliqua special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

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Q:	What is the vote required to approve each proposal?

A:	Approval of each of the Alliqua Share Issuance Proposal and the Alliqua Adjournment Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of Alliqua common stock entitled to vote and represented in person or by proxy at the Alliqua special meeting, assuming a quorum is present.

Q:	What happens if I abstain from voting or fail to instruct my bank or broker?

A:	If you mark "ABSTAIN" on your proxy with respect to the Alliqua Share Issuance Proposal or the Alliqua Adjournment Proposal, it will not be counted with respect to the vote and will have no effect on the proposals. If you fail to submit a proxy or vote in person at the Alliqua special meeting or fail to instruct your bank or broker how to vote with respect to the Alliqua Share Issuance Proposal or the Alliqua Adjournment Proposal, it will have no effect on the proposals.

Q:	Can I attend the Alliqua special meeting and vote my shares in person?

A:	Yes. All holders of Alliqua common stock as of the record date, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Alliqua special meeting. Holders of record of Alliqua common stock can vote in person at the Alliqua special meeting. If you are not a stockholder of record, you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Alliqua special meeting. If you plan to attend the Alliqua special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

Q:	Can I change or revoke my vote?

A:	Yes. If you are a holder of record of Alliqua common stock, you may revoke any proxy at any time prior to the Alliqua special meeting by providing notice in writing to Brian Posner, chief financial officer, treasurer and secretary, at 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047 (which notice must be received before noon, Eastern Time, on [ • ], 2015), by returning a duly executed proxy bearing a later date by mail, by logging onto the Internet website specified on your proxy card in the same manner you would submit your proxy electronically or by calling the telephone number specified on your proxy card, as described on your proxy card. Your attendance at the Alliqua special meeting will not constitute automatic revocation of the proxy unless you vote your shares by ballot at the special meeting to revoke your proxy. If you hold your shares in "street name" through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the special meeting?

A:	No. Alliqua stockholders do not have any dissenters’ or appraisal rights under Delaware law in connection with the proposed merger or with respect to any of the matters to be voted on at the special meeting.

Q:	How does Alliqua's board of directors recommend that I vote at the special meeting?

A:	Alliqua's board of directors unanimously recommends that you vote "FOR" the Alliqua Share Issuance Proposal (Proposal 1) and "FOR" the Alliqua adjournment proposal (Proposal 2).

Q:	Who can help answer my questions?

A:	The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. We urge you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact Brian Posner by email at info@alliqua.com or phone at (215) 702-8550.

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QUESTIONS AND ANSWERS FOR CELLERATION STOCKHOLDERS

Q:	What will I receive in the merger?

A:	If the merger is completed, the Celleration equity holders will initially receive at closing a pro rata portion of an aggregate purchase price of $30,415,000, payable in 3,168,229 shares of Alliqua common stock and $15,207,500 in cash, subject to certain adjustments and escrow holdbacks. In addition, the Celleration equity holders will have the right to receive certain future contingent payments, subject to the terms and conditions set forth in the Merger Agreement. For more information, see the section entitled “The Merger Agreement—Merger Consideration” on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Q:	Will the value of the stock consideration change between the date of this joint proxy and consent solicitation statement/prospectus and the time the merger is completed?

A:	Yes. Because Alliqua will issue a fixed number of shares of Alliqua common stock at the closing, in exchange for each share of Celleration common stock, the value of the stock merger consideration that Celleration equity holders will receive in the merger will depend on the market price of shares of Alliqua common stock at the time the merger is completed. The market price of shares of Alliqua common stock when Celleration equity holders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of Alliqua common stock on the date of this joint proxy and consent solicitation statement/prospectus.

Q:	What will happen to Celleration options and warrants in the merger?

A:	At the effective time of the merger, each outstanding and unexercised Celleration stock option will be cancelled. Celleration has agreed to take any actions necessary to effect the foregoing cancellation and cause the Celleration, Inc. Amended and Restated 2002 Stock Option Plan to terminate at or prior to the effective time. Only certain holders of in-the-money options will be entitled to receive a pro rata share of the merger consideration, as determined by taking the product of (i) the number of shares underlying such in-the-money option and (ii) the excess of the closing per share merger consideration over the per share exercise price of such option.

Likewise, at the effective time, each agreement evidencing warrants to purchase shares of Celleration common stock that is outstanding and terminates in accordance with its terms upon closing will be cancelled, terminated and extinguished. Celleration and its designated stockholder representatives have agreed to use reasonable commercial efforts to effect the termination, cancellation and release of all outstanding and unexercised warrants prior to the effective time of the merger. In exchange for each cancelled Celleration warrant, holders will be entitled to receive a pro rata share of the merger consideration, as determined by taking the product of (i) the number of shares previously underlying such warrant and (ii) the excess of the closing per share merger consideration over the per share exercise price of such warrant. If the exercise price payable in respect of any warrant exceeds the per share merger consideration, no amount of merger consideration will be paid in exchange for its cancellation. For more information, see the section entitled “The Merger Agreement—Treatment of Celleration Stock Options and Warrants” on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Q:	What are the U.S. federal income tax consequences of the merger to Celleration stockholders?

Although not free of doubt, it is more likely than not that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 as amended (the “Code”). If the merger is treated as a reorganization, a U.S. holder (as described on page [ • ] of this joint proxy and consent solicitation statement/prospectus) of Celleration stock may recognize gain (but not loss) with respect to the merger consideration in an amount equal to the lesser of any gain realized or the value of the cash consideration received with respect to the exchange. Alternatively, if the merger does not qualify as a reorganization, then a U.S. holder of Celleration stock will recognize gain or loss with respect to all such U.S. holder's shares of Celleration common stock based on the difference between (i) that U.S. holder's tax basis in such shares and (ii) the aggregate cash and the fair market value of the Alliqua common stock received. The amount and timing of gain that a U.S. holder may recognize is subject to substantial uncertainty. For further information, see "The Merger—U.S. Federal Income Tax Considerations" on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

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The U.S. federal income tax consequences described above may not apply to all equity holders of Celleration. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	What am I being asked to approve?

A:	You are being asked to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement.

Q:	What is the record date and what does it mean?

The record date to determine the Celleration stockholders entitled to sign and deliver written consents with respect to the Celleration Merger Agreement proposal is the close of business on [   •   ], 2015. The record date was established by the Celleration board of directors as required by Delaware law.

Q:	Who is entitled to give a written consent?

A:	Only holders of outstanding shares of Celleration common stock and Celleration Series AA preferred stock as of the close of business on the Celleration record date are entitled to sign and deliver written consents with respect to the Celleration Merger Agreement proposal. As of the close of business on the Celleration record date, there were [ • ] shares of Celleration common stock and [ • ] shares of Celleration Series AA preferred stock issued and outstanding and entitled to sign and deliver written consents with respect to the Celleration Merger Agreement proposal. Each share of Celleration common stock is entitled to one vote, and each share of Celleration Series AA preferred stock is entitled to the number of votes equal to the number of shares of Celleration common stock into which such shares of Series AA preferred stock are convertible.

Q:	What stockholder consent is required to approve the Celleration Merger Agreement proposal?

A:	The merger cannot be completed unless Celleration stockholders adopt and approve the Celleration Merger Agreement proposal. Adoption and approval of the Celleration Merger Agreement proposal requires the approval of the holders of a majority of the issued and outstanding shares of Celleration common stock and Series AA preferred stock, voting together on an as converted basis, and a majority of the issued and outstanding shares of Celleration Series AA preferred stock, voting as a separate class.

Certain 5% stockholders, directors and executive officers of Celleration, representing approximately 83% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and 81% of the outstanding shares of Celleration Series AA preferred stock as of February 2, 2015, have entered into voting agreements with Alliqua pursuant to which, among other things, they have agreed to execute and return a written consent with respect to their shares of Celleration common stock and Celleration Series AA preferred stock adopting and approving the Celleration Merger Agreement proposal. As of the close of business on the Celleration record date, approximately [   •   ]% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and [   •   ]% of the outstanding shares of Celleration Series AA preferred stock are subject to the voting agreements. Therefore, Celleration expects that the written consents to be delivered by holders pursuant to the voting agreements will represent a sufficient number of shares of Celleration common stock and Celleration Series AA preferred stock to satisfy the approval requirement described above for the adoption and approval of the Celleration Merger Agreement proposal. See the section titled “Ancillary Agreements—Voting Agreement” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. The form of voting agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex B.

Q:	What options do I have with respect to the proposed merger?

A:	With respect to the shares of Celleration common stock and/or Series AA preferred stock that you hold, you may execute a written consent to approve the Celleration Merger Agreement proposal (which is equivalent to a vote for the proposal) or to disapprove the Celleration Merger Agreement proposal (which is equivalent to a vote against the proposal). If you fail to execute and return your written consent, or otherwise withhold your written consent or abstain, it has the same effect as voting against the Celleration Merger Agreement proposal.

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Q:	Can I dissent and require appraisal of my shares?

A:	Yes. If you do not approve the Celleration Merger Agreement proposal via written consent, you may, by strictly complying with Section 262 of the Delaware General Corporation Law (the “DGCL”), be entitled to the appraisal rights described therein. Section 262 of the DGCL is attached to this joint proxy and consent solicitation statement/prospectus as Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in the loss or waiver of appraisal rights under Delaware law. Delaware law requires that, among other things, you send a demand for appraisal to the surviving company in the merger after receiving a notice from Alliqua or Celleration that appraisal rights are available to you, which notice will be sent to non-consenting stockholders in the future. This joint proxy and consent solicitation statement/prospectus is not intended to constitute such a notice. Do not send in your demand prior to mailing of such notice because any demand for appraisal made prior to your receipt of such notice may not be effective to perfect your rights.

Pursuant to the terms of the investor rights agreement, dated January 4, 2013, among Celleration and certain holders of Celleration common stock and Series AA preferred stock, should a majority of the outstanding shares of the Series AA preferred stock party to such agreement approve the merger, the holders of such shares may require all of the holders party to such agreement to consent to the merger and to waive any appraisal rights.

Please see the section titled “The Merger—Appraisal Rights” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Q:	How do I return my written consent?

A:	You may return your written consent to Celleration by faxing it to Celleration, Inc., Attention: Secretary, at (952) 224-8750, by emailing a “.pdf” copy of your written consent to dwerz@celleration.com or by mailing your written consent to Celleration, Inc. at 6321 Bury Drive, Suite 15 Eden Prairie, MN 55346, Attention: Secretary.

Q:	What is the deadline for returning Celleration written consents?

A:	The Celleration board of directors has set [ • ], 2015 as the final date for receipt of written consents. Celleration reserves the right to extend the final date for receipt of written consents beyond [ • ], 2015. Any such extension may be made without notice to you.

Q:	What if I am a stockholder as of the Celleration record date and return my signed written consent without indicating a decision with respect to the Celleration Merger Agreement proposal?

A:	If you are a Celleration stockholder as of the Celleration record date and you return a signed written consent without indicating your decision on the Celleration Merger Agreement proposal, you will have given your consent to the adoption and approval of the Celleration Merger Agreement proposal.

Q:	Can I change or revoke my written consent?

A:	Yes. If you are a stockholder on the Celleration record date of shares of Celleration common stock or of Celleration Series AA preferred stock, you may change or revoke your consent to the Celleration Merger Agreement proposal, subject to any contractual obligation you may have, at any time prior to [ • ], 2015 or, if earlier, at any time before the consents of a sufficient number of shares to approve such proposal have been filed with the corporate secretary of Celleration. If you wish to change or revoke your consent before that time, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled “Solicitation of Written Consents— Executive Consents; Revocation of Consents,” on page [ • ], or delivering a notice of revocation to the corporate secretary of Celleration.

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Q:	What is the Celleration board of directors’ recommendation for the Celleration Merger Agreement proposal?

A:	The Celleration board of directors unanimously recommends that you execute a written consent to approve the Celleration Merger Agreement proposal and thereby approve the merger and the other transactions contemplated by the Merger Agreement.

Q:	Should I send in my Celleration stock certificates now?

A:	No. Please do not send in your Celleration stock certificates with your written consent. After the effective time of the merger, an exchange agent designated by Alliqua will send you a letter of transmittal with instructions for exchanging Celleration stock certificates for the merger consideration.

Q:	Whom may I contact if I cannot locate my Celleration stock certificate(s)?

A:	If you cannot locate your certificates representing shares of Celleration stock and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal you will receive from the exchange agent dealing with lost, stolen or destroyed certificates. You will then be provided with an affidavit of lost stock certificates to complete and return to Celleration, or if you provide such affidavit after the merger occurs, to the exchange agent.

Q:	Who can help answer my questions?

A:	The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this joint proxy and consent solicitation statement/prospectus. We urge you to carefully read this entire joint proxy and consent solicitation statement/prospectus, including the documents referred to herein or otherwise incorporated by reference. If you have any questions, or need additional material, please feel free to contact Christopher Geyen at (952) 224-8700.

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SUMMARY

This summary highlights selected information from this joint proxy and consent solicitation statement/prospectus and may not contain all of the information that is important to you. You are urged to carefully read this entire document, including the annexes, and the other documents to which Alliqua and Celleration refer for a more complete understanding of the Merger. In addition, Alliqua and Celleration encourage you to read the information about Alliqua incorporated by reference into this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about Alliqua, and to read the information in the section entitled “Celleration’s Business” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus, which includes important business and financial information about Celleration. Stockholders of Alliqua and Celleration may obtain the information about Alliqua incorporated by reference into this joint proxy and consent solicitation statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. Each item in this summary refers to the page of this joint proxy and consent solicitation statement/prospectus on which that subject is discussed in more detail.

This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read “Cautionary Information Regarding Forward-Looking Statements” on page [   •   ] of this document.

The Companies (see page [   •   ] and [   •   ] )

Alliqua BioMedical, Inc.

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047

(215) 702-8550

Alliqua is a provider of advanced wound care solutions. Its commercial wound care portfolio currently consists of four product categories: human biologics, antimicrobial protection, exudate management and contract manufacturing. Alliqua seeks to expand this portfolio though targeted acquisitions and strategic distribution and license agreements. Alliqua has historically served as a contract manufacturer, supplying its gels to third parties who incorporate them into their own products. Alliqua also markets two proprietary hydrogels primarily to the wound care segment of the health care industry. Alliqua’s core businesses include advanced wound care and contract manufacturing.

Alliqua common stock trades on the NASDAQ Capital Market under the symbol “ALQA.”

Additional information about Alliqua and its subsidiaries is included in the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

ALQA Cedar, Inc.

c/o Alliqua BioMedical, Inc.

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047

(215) 702-8550

ALQA Cedar, Inc. is a wholly-owned subsidiary of Alliqua that was recently incorporated in Delaware solely for the purpose of entering into the Merger Agreement and effecting the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as Alliqua set forth above.

Celleration, Inc.

6321 Bury Drive, Suite 15

Eden Prairie, MN 55346

(952) 224-8700

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Celleration focuses on developing and commercializing therapeutic ultrasound healing technologies. Celleration has received 510(k) clearance from the U.S. Food and Drug Administration to market and sell its core product offerings, the MIST Therapy System and the next-generation system, UltraMIST, in the United States. The MIST Therapy System and UltraMIST deliver noncontact low-frequency, low-intensity ultrasound to the wound bed through a saline mist (“MIST Therapy”). MIST Therapy is used in wound management protocols across a number of different care settings depending upon the needs of the individual patient and the clinical setting.

The Merger (see page [   •   ])

The Merger Agreement (see page [   •   ]and Annex A)

On February 2, 2015, Alliqua, Merger Sub, Celleration and certain representatives of the Celleration stockholders entered into the Merger Agreement. The Merger Agreement is the legal document governing the merger and is included in this joint proxy and consent solicitation statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this joint proxy and consent solicitation statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the full text of the Merger Agreement. Please read the Merger Agreement carefully for a more complete understanding of the merger.

The Merger (see page [   •   ])

Pursuant to the Merger Agreement, Celleration will merger with and into Merger Sub, a wholly-owned subsidiary of Alliqua. Upon completion of the merger, the separate corporate existence of Celleration will cease and Merger Sub will continue as the surviving corporation.

The Merger Consideration (see page [   •   ])

Upon the terms and subject to the conditions set forth in the Merger Agreement, holders of outstanding shares of Celleration common stock, holders of Celleration Series AA preferred stock and holders of in-the-money Celleration options and warrants will initially receive at closing, a pro rata amount aggregate purchase price of $30,415,000, payable in equal amounts of cash and shares of Alliqua common stock, as follows:

•	3,168,229 shares of Alliqua common stock, minus (i) 208,333 shares to be deposited with the designated escrow agent to hold in escrow in order to secure certain indemnification obligations of the Celleration equity holders and (ii) the number of shares necessary to pay the liquidation preference to the holders of Celleration Series AA preferred stock; and

•	$15,207,500, minus (i) the amount necessary to extinguish all outstanding indebtedness and unpaid transaction expenses of Celleration, (ii) the amount necessary to pay the liquidation preference to the holders of Celleration Series AA preferred stock, (iii) $100,000, or such greater amount as may be set forth in a notice sent by Celleration to Alliqua at least five days prior to the closing, to be used to pay certain expenses of the Celleration’s stockholder representatives and (iv) $1,500,000 which will be deposited in escrow in order to secure certain post-closing adjustments to the purchase price and certain indemnification obligations of the Celleration equity holders.

The aggregate purchase price (and as a result, the aggregate merger consideration) reflects an amount equal to three and one-half times the actual revenue generated by Celleration for the 2014 fiscal year as reported in the Celleration audited financial statements for the year ended December 31, 2014 and is subject to certain customary working capital adjustments.

The aggregate merger consideration will be allocated among holders of Celleration common stock, Celleration Series AA preferred stock, Celleration in-the-money stock options and Celleration in-the-money warrants, collectively referred to herein as the Celleration equity holders. The precise amount of the consideration to be paid to the Celleration equity holders will not be known until shortly before the effective time of the merger and will vary, depending on the amount of the aggregate adjusted merger consideration and the number of shares of Celleration common stock and of Celleration Series AA preferred stock, Celleration in-the-money stock options and Celleration in-the-money warrants outstanding immediately prior to the effective time of the merger.

In addition to the right of the holders of Celleration Series AA preferred stock to participate in the merger consideration with the holders of Celleration common stock, the holders of the Celleration Series AA preferred stock will also receive $10,500,000 as a liquidation preference, payable in equal amounts of cash and shares of Alliqua common stock.

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The Celleration equity holders will also have the right to receive additional consideration that is subject to and contingent upon the occurrence of certain events in the future, on the terms and conditions set forth in the Merger Agreement, including (i) subject to the National Institute for Health and Care Excellence of the United Kingdom publishing a technology appraisal guidance that supports the case for the adoption of utilizing MIST products in therapy before January 1, 2017 (the “NICE Approval”), 20% of the incremental net sales recognized from the acquired MIST products for the fiscal years ending December 31, 2016, 2017 and 2018 in excess of the net sales for the twelve calendar months immediately prior to receipt of the NICE Approval, payable in cash; (ii) shares of Alliqua common stock with an aggregate value of $500,000 upon receipt of such NICE Approval and (iii) three and one half times the incremental revenue generated from the acquired Celleration products for each of the fiscal years ending December 31, 2015 and 2016, payable in equal amounts of cash and shares of Alliqua common stock (collectively referred to herein as the contingent consideration). The number of shares of Alliqua common stock to be paid from time to time upon the occurrence of such events will be calculated by dividing the dollar amount of such payment by a forty-five trading day moving average of the VWAP of the Alliqua common stock on the NASDAQ Capital Market as of the applicable reference date and shall not exceed an aggregate of 9,500,000 shares; provided that (i) the aggregate cash consideration paid shall not exceed 60% of the total consideration paid to the Celleration equity holders in connection with the merger and (ii) Alliqua has agreed to use commercially reasonable efforts to issue the Celleration equity holders more than 9,500,000 shares of Alliqua common stock in the event that the Celleration equity holders are entitled to additional contingent consideration in excess of the 60% cash threshold pursuant to the terms of the Merger Agreement. Because the number of shares to be issued will depend in part on the market prices of the Alliqua common stock at the times such shares are required to be issued to Celleration equity holders, if at all, the total number of shares of Alliqua common stock to be issued in the merger cannot be determined at this time. For a more complete discussion of these contingent consideration payments, see “The Merger Agreement—Contingent Consideration” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. The contingent consideration payments are also subject to Alliqua’s right to setoff certain indemnification claims, as described in the section titled “The Merger Agreement—Indemnification” on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

In addition, if a change of control of Alliqua occurs or Alliqua disposes of substantially all of the Celleration assets during the 2015 or 2016 fiscal year, Celleration equity holders will have the option of retaining their rights to the contingent consideration or receiving a one-time cash payment equal to $49,500,000 reduced by the purchase price and by the value of any contingent consideration paid prior to such event.

Alliqua will not issue any fractional shares of Alliqua common stock in the merger. Celleration equity holders who would otherwise be entitled to a fraction of a share of Alliqua common stock upon the completion of the merger will instead receive cash in lieu of such fractional shares. After the merger is completed, Celleration equity holders will have only the right to receive the merger consideration, any cash in lieu of such fractional shares of Alliqua common stock and any future contingent consideration that may be paid to such holders, or, in the case of Celleration stockholders that properly exercise and perfect appraisal rights, the right to receive the fair market value for such shares, and will no longer have any rights as Celleration stockholders, including voting or other rights.

For a full description of the merger consideration, see the sections titled “The Merger Agreement—Merger Consideration” beginning on page [   •   ] and “—Treatment of Celleration Stock Options and Warrants” on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Comparative Market Price Information (see page [   •   ])

Alliqua common stock is listed on the NASDAQ Capital Market under the symbol “ALQA.” However, currently there is no established public trading market for Celleration common stock. The following table sets forth the closing sale prices per share of Alliqua common stock on February 2, 2015, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on [   •   ], 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus.

	Alliqua Common Stock		Celleration Common Stock
February 2, 2015		$5.01	N/A
[ • ], 2015	$	[ • ]	N/A

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Risks Factors (see page [   •   ])

In evaluating the Merger Agreement and merger, you should carefully consider all the information contained in or incorporated by reference into this joint proxy and consent solicitation statement/prospectus. In particular, you are urged to read and consider all of the factors discussed in the section titled “Risk Factors” beginning on page [   •   ].

Recommendation of the Alliqua Board of Directors (see page [   •   ])

Alliqua’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Alliqua common stock pursuant to the terms of the Merger Agreement, are advisable and in the best interests of Alliqua and its stockholders and has unanimously approved and adopted the Merger Agreement, the merger and the other transactions contemplated therein. Alliqua’s board of directors unanimously recommends that Alliqua stockholders vote “FOR” the Alliqua Share Issuance Proposal and “FOR” the Alliqua Adjournment Proposal. For the factors considered by Alliqua’s board of directors in reaching its decision to approve the merger and Merger Agreement, see the section titled “The Merger—Alliqua’s Reasons for the Merger” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Recommendation of the Celleration Board of Directors (see page [   •   ])

Celleration’s board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Celleration and its stockholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the merger. Celleration’s board of directors unanimously recommends that Celleration stockholders consent to the adoption and approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement, including the merger. For the factors considered by Celleration’s board of directors in reaching its decision to approve the Celleration Merger Agreement proposal, see the section titled “The Merger—Celleration’s Reasons for the Merger” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

The Alliqua Special Meeting (see page [   •   ])

The Alliqua special meeting will be held on [   •   ], 2015, at 9:00 a.m., Eastern Time, at the Sheraton Bucks County Hotel, located at 400 Oxford Valley Rd., Langhorne, PA 19047. At the special meeting, Alliqua stockholders will be asked to:

(1)	approve the Alliqua Share Issuance Proposal; and

(2)	approve the Alliqua Adjournment Proposal.

Only the holders of record of shares of Alliqua common stock at the close of business on [   •   ], 2015, the Alliqua record date, will be entitled to vote at the special meeting. Each share of Alliqua common stock is entitled to one vote on each proposal to be considered at the Alliqua special meeting. As of the Alliqua record date, there were [   •   ] shares of Alliqua common stock outstanding and entitled to vote at the Alliqua special meeting.

As of the close of business on the Alliqua record date, the directors and executive officers of Alliqua and their affiliates collectively owned and were entitled to vote [   •   ] shares of Alliqua common stock, which represent, in the aggregate, approximately [   •   ]% of the outstanding shares of Alliqua common stock on that date. Alliqua currently expects that Alliqua’s directors and executive officers will vote their shares in favor of the Alliqua Share Issuance Proposal and the Alliqua Adjournment Proposal.

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of Alliqua common stock entitled to vote and represented in person or by proxy at the Alliqua special meeting is required to approve the Alliqua Share Issuance Proposal and the Alliqua Adjournment Proposal. If you are an Alliqua stockholder and mark "ABSTAIN" on your proxy with respect to the Alliqua Share Issuance Proposal or the Alliqua Adjournment Proposal, it will not be counted with respect to the vote and will have no effect on the proposals. In addition, if you fail to submit a proxy or vote in person at the Alliqua special meeting or fail to instruct your bank or broker how to vote with respect to the Alliqua Share Issuance Proposal or the Alliqua Adjournment Proposal, it will have no effect on the proposal.

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The Celleration Solicitation of Written Consents (see page [   •   ])

The Celleration board of directors has set [   •   ], 2015 as the record date for determining Celleration stockholders entitled to sign and deliver written consents with respect to the Celleration Merger Agreement proposal.

Written consents from a majority of the issued and outstanding common stock of Celleration and Celleration Series AA preferred stock, voting together on an as converted basis, and of a majority of the issued and outstanding shares of Celleration Series AA preferred stock, voting as a separate class, are required to approve the Celleration Merger Agreement proposal.

As of the close of business on the Celleration record date, the directors and executive officers of Celleration and their affiliates collectively owned and were entitled to give a written consent with respect to [   •   ] shares of Celleration common stock and [   •   ] shares of Celleration Series AA preferred stock, which represent, in the aggregate, approximately [   •   ]% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and [   •   ]% of the outstanding shares of Celleration Series AA preferred stock on that date, all of which are subject to the voting agreements with Alliqua. Therefore, Celleration expects that its directors and executive officers will execute and deliver written consents in favor of the adoption and approval of the Celleration Merger Agreement proposal.

Interests of Executive Officers and Directors of Celleration in the Merger (see page [   •   ])

In considering the recommendation of the Celleration board of directors that Celleration stockholders vote or consent to approve the merger, Celleration stockholders should be aware that some of Celleration’s directors and officers have interests in the merger and have arrangements that are different from, or in addition to, those of Celleration stockholders generally. These interests and arrangements may create potential conflicts of interest. Celleration’s board of directors was aware of these interests and considered these interests, among other matters, in adopting and approving the Merger Agreement and the transactions contemplated thereby, including the merger, and in recommending that Celleration stockholders consent to the adoption and approval of the Merger Agreement and the merger.

These interests include:

•	the appointment of Mark Wagner, a director and the president and chief executive officer of Celleration, to the Alliqua board of directors upon the effective time of the merger;

•	certain options to acquire Celleration common stock held by executive officers and affiliates of certain directors are expected to be converted into the right to receive a pro rata share of the merger consideration and the contingent consideration;

•	certain of the Celleration officers and directors will be entitled to a pro rata portion of the Series AA preferred stock liquidation preference upon the closing of the merger;

•	certain of the Celleration officers and directors are entitled to a cash bonus upon the closing of the merger;

•	pursuant to the terms of the merger agreement, Celleration’s current and former directors and officers will be entitled to certain ongoing indemnification and coverage for six years after the effective time;

•	certain of the Celleration stockholders who have entered into voting agreements with Alliqua, among other things, to execute and deliver a written consent with respect to all shares of Celleration common stock and Series AA preferred stock owned by them as of the applicable record date in favor of the adoption and approval of the Merger Agreement and merger, are affiliated with directors of Celleration; and

•	certain of Celleration’s named officers are entitled to severance payments upon a change of control pursuant to the terms of their respective employment agreements or offer letters.

For a more complete description of these interests, see “The Merger—Interests of Celleration’s Directors and Executive Officers in the Merger” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

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Board Composition and Management of Alliqua After the Merger (see page [   •   ])

The directors and officers of Alliqua immediately prior to the effective time of the merger will continue to be directors and officers of Alliqua immediately following the merger. Pursuant to the terms of the Merger Agreement, Alliqua has agreed to appoint Mr. Wagner, a director and the president and chief executive officer of Celleration, to the Alliqua board of directors upon the effective time of the merger.

Appraisal Rights (see page [   •   ])

Pursuant to Section 262 of the DGCL, holders of Celleration stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Celleration stock, as determined by the Delaware Court of Chancery, if the merger is completed. The “fair value” of your shares of Celleration stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share that you are otherwise entitled to receive under the terms of the Merger Agreement. Holders of Celleration stock who wish to preserve any appraisal rights must so advise Celleration by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of Celleration stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this joint proxy and consent solicitation statement/prospectus and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Celleration stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors. Pursuant to the terms of the investor rights agreement dated January 4, 2013, should a majority of the outstanding shares of the Series AA preferred stock party to such agreement approve the merger, the holders of such shares may require all of the holders party to such agreement to consent to the merger and to waive any appraisal rights. Please see the section titled “The Merger—Appraisal Rights” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Alliqua stockholders do not have any dissenters’ or appraisal rights under the DGCL in connection with the merger or with respect to any of the matters to be vote on at the Alliqua special meeting.

No Solicitation (see page [   •   ])

The Merger Agreement contains provisions that make it more difficult for Celleration to sell its business to a party other than Alliqua. These provisions include a general prohibition on Celleration soliciting any third party acquisition proposal or offer for a competing transaction. Furthermore, there are only limited exceptions to Celleration’s agreement that the Celleration board of directors will not withdraw or modify in a manner adverse to Alliqua the recommendation of the Celleration board of directors in favor of adoption of the Merger Agreement.

Notwithstanding the foregoing, prior to the effective time of the merger, Celleration may, under certain specified circumstances, participate in negotiations or discussions with any third party making an unsolicited written acquisition proposal that the Celleration board has determined could reasonably be expected to result in a superior proposal (as defined in “The Merger Agreement—Covenants and Agreements” on page [   •   ]) if a failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the Celleration stockholders. After making such determination, Celleration may provide confidential information to such third party (subject to a confidentiality agreement with terms comparable to those with Alliqua). Celleration must notify Alliqua promptly (but in no event later than 48 hours) after receipt of such competing acquisition proposal and keep Alliqua informed on a prompt basis of any material developments with respect to such acquisition proposal.

Additionally, prior to obtaining Celleration’s required stockholder approval, Celleration may, under certain specified circumstances, withdraw its recommendation to its stockholders with respect to the merger and/or terminate the Merger Agreement if the following occurs:

•	the Celleration board of directors determines in good faith after consulting with Celleration’s financial advisors and legal counsel that (A) the failure to effect a change of recommendation would reasonably be expected to result in a breach of the directors’ fiduciary duties to the Celleration stockholders under applicable law and (B) that a proposal for an alternative transaction constitutes a Superior Proposal, and concurrently terminates the Merger Agreement and pays Alliqua a termination fee;

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•	Celleration gives at least five business days’ notice to Alliqua prior to the Celleration board of directors changing its recommendation, and thereafter, the Celleration board of directors and Celleration’s representatives negotiate with Alliqua in good faith to adjust the terms of the Merger Agreement so as to obviate the need for the change of recommendation; and

•	upon the expiration of the five business day notice period to Alliqua and after consultation with Celleration’s financial and legal advisors and taking into account any proposed changes to the terms of the Merger Agreement by Alliqua, the Celleration board of directors will have determined that the failure of the Celleration board of directors to change its recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Conditions to Completion of the Merger (see page [   •   ])

Currently, Alliqua and Celleration expect to complete the merger during the second quarter of 2015. As more fully described in this joint proxy and consent solicitation statement/prospectus and in the Merger Agreement, each party’s obligation to complete the Merger depends on a number of conditions being satisfied or, where legally permissible, waived, including the following:

•	the approval of the Merger Agreement by Celleration stockholders and the approval of the issuance of Alliqua common stock in the merger by Alliqua stockholders;

•	the submission of all filings pursuant to the HSR Act (if any) and the expiration or termination of the related statutory waiting period;

•	the absence of any legal restraint or governmental order that would prevent or prohibit the completion of the merger and the other transactions contemplated by the Merger Agreement;

•	the receipt of all required consents, authorizations, orders and approvals from government authorities;

•	the effectiveness of the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part with respect to the Alliqua common stock to be issued in the merger, which shall not be the subject of any stop order; and

•	the authorization for listing the shares of Alliqua common stock to be issued as part of the merger consideration on the NASDAQ Capital Market, subject to official notice of issuance.

The obligation of Alliqua and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of Celleration’s representations and warranties will be true in all respects, to the extent qualified by materiality or material adverse effect, and others will be true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;

•	the performance, in all material respects, by Celleration of its covenants and agreements required to be performed or complied with prior to or on the closing date of the merger;

•	no action commenced against any party, injunction or restraining order issued by a governmental authority, in effect, that would prevent or prohibit the closing of the merger or transaction contemplated by the Merger Agreement;

•	receipt by, and delivery to, Alliqua at or prior to closing of all required approvals, consents and waivers from Celleration and all closing deliverables from Celleration;

•	the funding of the debt financing in accordance with the terms of Alliqua’s commitment letter;

•	no more than 7.5% of the total outstanding shares of Celleration common stock and Celleration Series AA preferred stock as of immediately prior to the effective time have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL; and

•	the absence, since December 31, 2013, of any material adverse effect on Celleration or any event, state of facts or circumstances that individually or in the aggregate, with or without the lapse of time, would likely result in a material adverse effect on Celleration. For a more complete discussion on what constitutes a material adverse effect on Celleration, see the section titled “The Merger Agreement—Representations and Warranties” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

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The obligation of Celleration to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of the representations and warranties of Alliqua and Merger Sub will be true in all respects, to the extent qualified by materiality or material adverse effect, and others will be true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;

•	the performance, in all material respects, by Alliqua and Merger Sub of their covenants and agreements required to be performed or complied with prior to or on the closing date of the merger;

•	no injunction or restraining order issued by a governmental authority, in effect, that would prevent or prohibit the closing of the merger or transaction contemplated by the Merger Agreement; and

•	receipt by, and delivery to, Celleration at or prior to closing of all required approvals, consents and waivers from Alliqua and all closing deliverables from Alliqua.

Neither Alliqua nor Celleration can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. See “The Merger Agreement—Conditions to Completion of the Merger” on page [   •   ] of this joint proxy and consent solicitation statement/prospectus for a more complete summary of the conditions that must be satisfied prior to closing.

Regulatory Approvals Required for Merger (see page [   •   ])

Both Alliqua and Celleration have agreed to use their commercially reasonable efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory and other governmental approvals or orders required or advisable to complete the transactions contemplated by the Merger Agreement. Although neither Alliqua nor Celleration knows of any reason why these regulatory approvals cannot be obtained, Alliqua and Celleration cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

Listing of Alliqua Common Stock (see page [   •   ])

Pursuant to the terms of the Merger Agreement, application will be made to have the shares of Alliqua common stock issued to Celleration equity holders in the merger approved for listing on the NASDAQ Capital Market.

Financing for the Merger (see page [   •   ])

Alliqua intends to fund the upfront cash portion of the merger consideration and other expenses of the merger from a combination of cash resources, including cash on hand and a new senior, secured term loan facility in the aggregate amount of $15,500,000 that Perceptive Credit Opportunities Fund, LP (“Perceptive”) has committed to provide pursuant to the terms and conditions set forth in that certain commitment letter (the “Commitment Letter”) dated February 2, 2015, as amended by the parties on March 10, 2015 (such financing, the “Debt Financing”). Perceptive’s commitments and agreements with respect to the Debt Financing described in the Commitment Letter, as amended, will automatically terminate on 5:00 p.m., New York time, on May 31, 2015, which date shall automatically be extended with any extension of the outside date of the Merger Agreement to July 31, 2015 in certain circumstances (such time as may be extended, is referred to as the expiration time), if the conditions precedent to the form of definitive credit documentation have not been satisfied as of the expiration time.

On March 10, 2015, Alliqua, each of its subsidiaries and Perceptive agreed on a form credit agreement and guaranty (the “Credit Agreement”), which the parties have signed and agreed to hold in escrow pending release upon the satisfaction of certain conditions precedent to Perceptive’s obligation to fund the term loan set forth in the Credit Agreement prior to the expiration time, after any applicable extension thereof. These conditions include, among other things:

•	the substantially concurrent consummation of the merger on the terms and conditions set forth in the Merger Agreement;
•	the receipt by Perceptive of a promissory note evidencing the full amount of the loan and related loan documentation evidencing the security interests granted therein, a five-year warrant to purchase 750,000 shares of Alliqua’s common stock, certain financial statements, documentation for the perfection of security interests, various closing certificates and opinions of counsel to Alliqua;
•	Alliqua’s payment of all fees due and payable to Perceptive under the Credit Agreement as of the closing date of the merger;
•	the truth and accuracy of Alliqua’s representations and warranties contained in the Credit Agreement;
•	the absence of events or circumstances that would reasonably be expected to have a material adverse effect on the results of operation, business or financial condition of Alliqua or Celleration, subject to certain exception; and
•	miscellaneous other closing conditions that are customary for credit facilities and transactions of this type.

The terms and conditions set forth in the Credit Agreement are expected to supersede and supplant the terms of the Debt Financing contemplated by the Commitment Letter. The Credit Agreement will provide for a senior secured term loan in a single borrowing to Alliqua on the closing date of the merger in the principal amount of approximately $15.5 million (or such lesser amount requested by Alliqua). Pursuant to the terms of the Credit Agreement, the proceeds of the term loan will be available on the closing date of the merger, subject to the prior or substantially concurrent satisfaction of those certain conditions precedent described above, including the contemporaneous completion of the merger. The obligations of Alliqua under the Credit Agreement will be guaranteed by each of its subsidiaries and secured by a first priority lien on all of the existing and after acquired tangible and intangible assets of Alliqua and its subsidiaries. The term loan will (i) have a four year term, (ii) accrue interest at an annual rate equal to sum of (a) the greater of one-month LIBOR and 1% plus (b) an applicable margin of 9.75%, and (iii) be interest only for the first 24 months, followed by monthly amortization payments of $225,000, with the remaining unpaid balance due on the maturity date.

The obligation of Alliqua and Merger Sub to complete the merger is subject to the satisfaction or waiver of the condition in the Merger Agreement requiring the funding of the Debt Financing in accordance with the terms of the Commitment Letter, as amended and finalized in the Credit Agreement. The obligation of Perceptive to provide the Debt Financing on such terms is also subject to a number of conditions precedent. There is a risk that these conditions will not be satisfied and the Debt Financing may not be funded when required. As of the date of this joint proxy and consent solicitation statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described in this joint proxy and consent solicitation statement/prospectus is not available. As a result, failure to have the Debt Financing condition satisfied or waived by the outside date of the Merger Agreement could delay or prevent the closing of the merger and, in certain circumstances, could require Alliqua to pay Celleration a reverse termination fee of $3 million, less any amount previously loaned to Celleration (if any). For a more complete description of Alliqua’s Debt Financing for the merger and potential risks, see the sections titled “The Merger—Debt Financing” and “Risk Factors” on pages [ • ] and [ • ], respectively, of this joint proxy and consent solicitation statement/prospectus.

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Alliqua and Celleration expect to incur approximately $3.6 million in aggregate fees and expenses in consummating the merger, including financial advisory fees and expenses, legal fees and expenses, accountants’ fees and expenses, SEC registration fees, and printing and mailing expenses.

Ancillary Agreements (see page [   •   ])

Voting Agreements (see page [   •   ] and Annex B)

Simultaneously with the execution of the Merger Agreement, certain 5% stockholders, directors and executive officers of Celleration, collectively representing approximately 83% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and 81% of the outstanding shares of Celleration Series AA preferred stock as of February 2, 2015, entered into voting agreements with Alliqua, pursuant to which such holders have agreed, among other things, to execute and deliver a written consent with respect to their respective shares of Celleration common stock and Celleration Series AA preferred stock in favor of the adoption and approval of the Merger Agreement and merger. The voting agreements also contain a restrictive covenant, pursuant to which the holders have agreed not to sell any shares of Alliqua common stock received in the merger for a period of 180 days after the effective time of the merger. The form of voting agreement is included in this joint proxy and consent solicitation statement/prospectus as Annex B.

Termination of Merger Agreement (see page [   •   ])

The Merger Agreement may be terminated at any time prior to the closing of the merger by mutual written consent of the parties. The Merger Agreement may also be terminated by either party, prior to closing of the merger, by written consent to the other party in the following circumstances:

•	if the merger is not completed by May 31, 2015, which may be extended by Alliqua to July 31, 2015 in certain circumstances, so long as Alliqua has provided Celleration with a $1,000,000 bridge loan prior to May 15, 2015 (which date as may be extended, is referred to as the outside date);

•	if any law or other final and non-appealable governmental order makes the consummation of the merger illegal or otherwise prohibits, restrains or enjoins the transactions contemplated by the Merger Agreement;

•	if either party fails to obtain the requisite approval of its respective stockholders at the special meeting or by written consent, as applicable;

•	if the other party has breached or is in breach of any representation, warranty, covenant or agreement, which would prevent any closing condition from being satisfied and such breach is not cured within ten days after written notice of such breach; or

•	if it becomes apparent that any of the closing conditions have not been or will not be fulfilled by the outside date, absent any failure to perform by the terminating party.

In addition, Celleration may terminate the Merger Agreement in the following circumstances:

•	if Celleration’s board of directors determines to withdraw its recommendation in favor of the Merger Agreement and approves the termination of the Merger Agreement and Celleration enters into a definitive agreement with respect to a superior proposal in accordance with the terms and procedures set forth in the Merger Agreement; or

•	if Alliqua fails to fulfill the condition requiring the funding of the Debt Financing in accordance with the terms of the Commitment Letter by the outside date, subject to all other mutual closing conditions having been fulfilled and absent any breach by Celleration.

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Termination Fees (see page [   •   ])

If the Merger Agreement is terminated by Celleration in order to accept a superior proposal, Celleration is required to pay Alliqua a termination fee of $4 million. Alliqua is also required to pay Celleration a reverse termination fee of $3 million, less the amounts owed for any bridge loan provided to Celleration (including any accrued and unpaid interest thereon) if the Merger Agreement is terminated by (i) Alliqua or Celleration for Alliqua’s failure to obtained the required approval of Alliqua stockholders at the special meeting or (ii) Celleration for Alliqua’s failure to fulfill the Debt Financing condition in accordance with the terms of the Commitment Letter.

Comparison of the Rights of Holders of Alliqua Common Stock and Celleration Common Stock (see page [   •   ])

As a result of the completion of the merger, holders of Celleration common stock, Series AA preferred stock and in-the-money options and warrants to acquire Celleration common stock will become holders of Alliqua common stock. Each of Alliqua and Celleration is a Delaware corporation governed by the DGCL, but the rights of Alliqua stockholders currently are, and from and after the merger will be, governed by the Alliqua organizational documents and bylaws, while the rights of Celleration stockholders are currently governed by the Celleration organizational documents, bylaws and investor agreement. This joint proxy and consent solicitation statement/prospectus includes summaries of the material differences between the rights of Celleration stockholders and Alliqua stockholders arising because of differences between the Alliqua organizational documents and bylaws and the Celleration organizational documents, bylaws and investor agreement.

Accounting Treatment (see page [   •   ])

Alliqua will account for the acquisition pursuant to the Merger Agreement using the acquisition method of accounting in accordance with U.S. GAAP. Alliqua will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill. Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Alliqua management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

U.S. Federal Income Tax Considerations (see page [   •   ])

Although not free of doubt, it is more likely than not that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger is treated as a reorganization, a U.S. holder of Celleration stock may recognize gain (but not loss) with respect to the merger consideration in an amount equal to the lesser of any gain realized or the value of the cash consideration received with respect to the exchange. Alternatively, if the merger does not qualify as a reorganization, then a U.S. holder of Celleration stock will recognize gain or loss with respect to all such U.S. holder's shares of Celleration common stock based on the difference between (i) that U.S. holder's tax basis in such shares and (ii) the aggregate cash and the fair market value of the Alliqua common stock received. The amount and timing of gain that a U.S. holder may recognize is subject to substantial uncertainty. For further information, see "The Merger—U.S. Federal Income Tax Considerations" on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Opinion of Alliqua’s Financial Advisor (see page [   •   ] and Annex C)

On January 30, 2015, at a meeting of the Alliqua board of directors held to evaluate the Merger Agreement and the transactions contemplated thereby, including the merger, Cowen and Company, LLC (“Cowen”) rendered its oral opinion to the Alliqua board of directors which was subsequently confirmed in writing that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the consideration to be paid by Alliqua in the merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Alliqua.

The full text of Cowen’s opinion is attached as Annex C to this joint proxy and consent solicitation statement/prospectus. You are urged to read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Cowen in rendering its opinion.

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Cowen’s opinion was for the information of, and was directed to, Alliqua’s board of directors in connection with the fairness, from a financial point of view, of the consideration to be paid by Alliqua in the merger and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to Alliqua, nor does it address Alliqua's underlying business decision to effect the merger or any other aspect of the merger. Cowen's opinion does not constitute a recommendation as to how any stockholder of Alliqua or Celleration should vote on or act with respect to the merger or any other matter.

For further information, see the section titled "The Merger—Opinion of Alliqua’s Financial Advisor" beginning on page [   •   ] and the full text of the opinion attached as Annex C to this joint proxy and consent solicitation statement/prospectus.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF ALLIQUA

The following table sets forth selected historical consolidated financial data of Alliqua. The historical consolidated financial information of Alliqua as of and for the five fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 has been derived from Alliqua’s audited historical consolidated financial statements, which were audited by Marcum LLP, an independent registered public accounting firm. Alliqua’s audited historical consolidated financial statements for the fiscal years ended December 31, 2014 and 2013 are contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. Alliqua’s audited historical consolidated financial statements for the fiscal years ended December 31, 2012, 2011 and 2010 are not incorporated by reference into this joint proxy and consent solicitation statement/prospectus.

The following information is only a summary and should be read together with Alliqua’s management’s discussion and analysis of results of operations and financial condition and Alliqua’s consolidated financial statements and the notes related thereto incorporated by reference into this joint proxy and consent solicitation statement/prospectus. For additional information, see the section titled “Where You Can Find More Information” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

	Year Ended December 31,
	2014	2013 (3)	2012 (4)	2011	2010
Statements of operations data:
Total revenue	$4,786,131	$1,797,745	$1,228,674	$1,832,234	$1,319,297
Net loss (1)	(25,445,435)	(21,976,882)	(4,905,335)	(13,853,203)	(3,098,053)
Basic and diluted net loss per common share (1) (2)	$(1.74)	$(3.14)	$(0.91)	$(2.93)	$(0.87)

Balance sheet data:
Total assets	$29,723,724	$17,451,568	$13,727,151	$14,025,095	$25,197,369

(1)	All amounts are from continuing operations, as Alliqua did not have discontinued operations in any of the above periods.

(2)	The effects of a 1-for-43.75 reverse stock split completed in November 2013 have been reflected retroactively for all periods presented.

(3)	The year ended December 31, 2013 includes impairment of $8.1 million related to in-process research and development.

(4)	The year ended December 31, 2012 includes goodwill impairment of $9.4 million.

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SELECTED HISTORICAL FINANCIAL INFORMATION OF CELLERATION

The following table sets forth selected historical financial information of Celleration for each of the fiscal years presented. The selected financial information presented for each of the years ended December 31, 2014, 2013, 2012, 2011 and 2010 has been derived from Celleration’s audited financial statements and related notes. The following table should be read together with “Celleration’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus and Celleration’s audited financial statements for the years ended December 31, 2014 and 2013 and related notes beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus. Celleration’s historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,
(In $)	2014	2013	2012	2011	2010
Selected Statements of Operations Data
Revenue	$8,689,641	$9,467,443	$10,150,502	$10,231,285	$9,797,019
Cost of goods sold	1,398,380	1,461,069	1,616,916	1,804,841	1,995,398
Gross margin	7,291,261	8,006,374	8,533,586	8,426,444	7,801,621
Total operating expenses	10,064,750	11,955,472	13,985,739	11,721,626	10,645,176
Operating loss	(2,773,489)	(3,949,098)	(5,452,153)	(3,295,182)	(2,843,555)
Preferred and common stock warrants gain	-	-	22,400	45,600	(296,000)
Interest income	342	2,733	13,047	3,398	(3,626)
Interest expense	(4,884)	(8)	-	(75,764)	(572,067)
Net loss	(2,778,031)	(3,946,373)	(5,416,706)	(3,321,948)	(3,115,996)

Selected Balance Sheet Data
Cash and cash equivalents	$2,311,594	$5,288,261	$1,142,167	$6,564,813	$3,662,822
Total assets	3,982,998	6,961,889	3,175,494	8,570,355	5,677,483
Total current liabilities	1,283,689	1,568,760	1,297,104	1,373,261	3,229,587
Preferred stock warrants subject to contingent redemption	-	-	-	22,400	68,000
Other long-term liabilities	6,975	21,191	32,695	41,621	4,011
Total liabilities	1,290,664	1,589,951	1,329,799	1,437,282	3,301,598
Accumulated deficit	(85,061,975)	(82,283,944)	(78,337,571)	(72,920,865)	(68,375,963)
Total stockholders’ equity	2,692,334	5,371,938	1,845,695	7,133,073	2,375,885

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The merger will be accounted for as an acquisition of Celleration by Alliqua under the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” See “The Merger—Accounting Treatment" on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. The unaudited pro forma condensed combined financial statements contained in this joint proxy and consent solicitation statement/prospectus were prepared using the acquisition method of accounting. The following selected unaudited pro forma condensed combined consolidated statements of operations data of Alliqua for the fiscal year ended December 31, 2014 have been prepared to give effect to the merger as if the merger had been completed on January 1, 2014.

The following selected unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2014 and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. The following selected unaudited pro forma condensed combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

For the Year Ended December 31, 2014
Unaudited Pro Forma Income Statement Data
Total revenue	$13,475,772
Net loss	(32,697,149)
Basic and diluted net loss per share	$(1.84)
Weighted average common shares used in computing basic and diluted net loss per common share	17,797,210
Unaudited Pro Forma Balance Sheet Data
Total assets	$78,329,888
Long-term obligations	15,500,000

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE INFORMATION

The following table shows the historical, unaudited pro forma combined and pro forma equivalent per share financial information for Alliqua and Celleration as of and for the year ended December 31, 2014. The historical per share data of Alliqua and Celleration has been derived from, and should be read in conjunction with, the historical financial statements of Alliqua incorporated by reference into this joint proxy and consent solicitation statement/prospectus and the historical financial statements of Celleration and notes thereto included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma equivalent data of Celleration was calculated by multiplying the corresponding unaudited pro forma consolidated data of Alliqua by the exchange ratio of .0358. The exchange ratio represents the maximum total number of shares of Alliqua common stock to be issued as part of the initial merger consideration relative to the number of outstanding shares of Celleration common stock as of December 31, 2014. The exchange ratio does not include the potential shares of Alliqua common stock that may be issued in connection with the contingent consideration. These computations exclude the benefit to Celleration stockholders from receiving the cash portion of the merger consideration. The actual exchange ratio may vary as described in this joint proxy and consent solicitation statement/prospectus. This data shows how each share of Celleration common stock would have participated in net income and book value of Alliqua if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of Alliqua.

The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information provided in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus. The unaudited pro forma and pro forma equivalent per share data for the year ended December 31, 2014 were prepared based on the audited consolidated financial statements of Alliqua for the year ended December 31, 2014 and the audited financial statements of Celleration for the year ended December 31, 2014. The unaudited pro forma combined per share information is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of Alliqua or Celleration would have been had the merger and related transactions been completed at the beginning of the periods or on the dates indicated, nor is it necessarily indicative of any future operating results or financial position. Alliqua and Celleration may have performed differently had they been combined during the periods presented.

	Alliqua		Celleration
	Historical	Pro Forma Combined	Historical	Pro Forma Combined Equivalent (1)
For the year ended December 31, 2014
Income (loss) from continuing operations attributable to common stockholders per common share, basic and diluted	$(1.74)	$(1.84)	$(0.06)	$(0.07)
Cash dividends declared per common share	-	-	-	-
Book value per common share (2)	(1.39)	(1.97)	(0.05)	(0.07)

(1)	Pro forma Celleration equivalent per share amounts were calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.0627.

(2)	Alliqua historical book value per common share is computed by dividing stockholders’ equity by the number of shares of Alliqua common stock outstanding. Celleration historical book value per common share is computed by dividing stockholders’ equity by the number of shares of Celleration common stock outstanding. Pro forma combined book value per common share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of the combined company common stock that would have been outstanding as of December 31, 2014.

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RISK FACTORS

In addition to general investment risks and the other information included in and incorporated by reference into this joint proxy and consent solicitation statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus, Celleration stockholders should consider carefully the matters described below in determining whether to adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement, and the Alliqua stockholders should carefully consider the following risk factors before deciding whether to vote for approval of the issuance of Alliqua common stock in connection with the merger. Alliqua stockholders should also read and consider the risks associated with the business of Celleration set forth on page [   •   ] herein because these risk factors may affect the operations of the combined company. In addition, Celleration stockholders should read and consider the risks associated with an investment in Alliqua common stock. These risks can be found in Alliqua’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is filed with the SEC and incorporated by reference into this joint proxy and consent solicitation statement/prospectus. For further information regarding the documents incorporated into this joint proxy and consent solicitation statement/prospectus by reference, see the section titled “Where You Can Find More Information” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Risks Relating to the Merger

There is no assurance when or if the merger will be completed. Any delay in completing the merger may substantially reduce the benefits that Alliqua and Celleration expect to obtain from the merger.

Completion of the merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement. There can be no assurance that Alliqua and Celleration will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the merger, see the section titled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. If the merger and the integration of the companies’ respective businesses are not completed within the expected timeframe, such delay may materially and adversely affect the synergies and other benefits that Alliqua and Celleration expect to achieve as a result of the merger and could result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the merger.

Alliqua and Celleration can agree at any time to terminate the Merger Agreement, even if Celleration stockholders have already adopted the Merger Agreement and thereby approved the merger and the other transactions contemplated by the Merger Agreement. Alliqua and Celleration can also terminate the Merger Agreement under other specified circumstances. See the section titled “The Merger Agreement—Termination of the Merger Agreement” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Alliqua is expected to incur substantial expenses related to the merger and the integration of Celleration.

Alliqua is expected to incur substantial expenses in connection with the merger and the integration of Celleration. Specifically, based on estimates as of April 2, 2015, Alliqua expects to incur approximately $3.2 million of transaction costs related to the merger. Additionally, in connection with the plan to integrate the operations of Alliqua and Celleration, Alliqua expects to incur various nonrecurring expenses, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities. Alliqua is not able to determine the exact timing, nature and amount of these expenses as of the date of this joint proxy and consent solicitation statement/prospectus. However, these expenses could have an adverse effect on the financial condition or results of operations of Alliqua and Celleration, as well as those of the combined company following the completion of the merger, during the period in which they are recorded. Although Alliqua and Celleration expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, Alliqua and Celleration cannot give any assurance that this net benefit will be achieved in the near term, or at all.

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Covenants in the Merger Agreement place certain restrictions on Celleration’s conduct of business prior to the closing of the merger.

The Merger Agreement restricts Celleration from taking certain specified actions with respect to the conduct of its business without Alliqua’s consent while the merger is pending. These restrictions may prevent Celleration from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to its business or executing certain of its business strategies prior to the completion of the merger.

The announcement and pendency of the merger could have an adverse effect on Alliqua’s and/or Celleration’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the merger could disrupt Alliqua’s and/or Celleration’s businesses in the following ways, among others:

•	Alliqua’s and/or Celleration’s employees may experience uncertainty regarding their future roles in the combined company, which might adversely affect Alliqua’s and/or Celleration’s ability to retain, recruit and motivate key personnel;

•	the attention of Alliqua’s and/or Celleration’s management may be directed towards the completion of the merger and other transaction-related considerations and may be diverted from the day-to-day business operations of Alliqua and/or Celleration, as applicable, and matters related to the merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Alliqua and/or Celleration, as applicable; and

•	customers, suppliers and other third parties with business relationships with Alliqua and/or Celleration may decide not to renew or may decide to seek to terminate, change and/or renegotiate their relationships with Alliqua and/or Celleration as a result of the merger, whether pursuant to the terms of their existing agreements with Alliqua and/or Celleration or otherwise.

Any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Alliqua and/or Celleration.

The Merger Agreement contains provisions that limit Celleration’s ability to pursue alternatives to the merger, which could discourage a potential acquirer of Celleration from making an alternative transaction proposal.

The Merger Agreement contains provisions that make it more difficult for Celleration to sell its business to a party other than Alliqua. These provisions include a general prohibition on Celleration soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to Celleration’s agreement that the Celleration board of directors will not withdraw or modify in a manner adverse to Alliqua the recommendation of the Celleration board of directors in favor of the adoption of the Merger Agreement, and Alliqua generally has a right to match any competing acquisition proposals that may be made. Notwithstanding the foregoing, at any time prior to the adoption of the Merger Agreement by Celleration stockholders, the Celleration board of directors is permitted to withdraw or modify in a manner adverse to Alliqua the recommendation of the Celleration board of directors in favor of the adoption of the Merger Agreement if it determines in good faith that an unsolicited written competing acquisition proposal is superior to the current transaction contemplated by the Merger Agreement and the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Celleration stockholders under applicable law, in addition to certain other specified conditions that must be met. The Merger Agreement also provides for the payment by Celleration of a termination fee of $4 million if the Merger Agreement is terminated in certain circumstances in response to a superior proposal for Celleration. The obligation to pay the termination fee also may discourage a third party from pursuing an acquisition proposal of Celleration. See “The Merger Agreement—Covenants and Agreements— Agreement Not to Solicit Other Offers” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

While Celleration believes these provisions and agreement are reasonable and customary and are not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Celleration from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration

In addition, certain 5% stockholders, directors and executive officers of Celleration, collectively representing approximately 83% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and 81% of the outstanding shares of Celleration Series AA preferred stock as of February 2, 2015, have entered into the voting agreements with Alliqua, pursuant to which such holders have agreed to vote against or, in the case of a written consent, to withhold their consent with respect to any competing transaction.

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Alliqua’s share price may fluctuate prior to the completion of the merger, and the value of the merger consideration at the closing of the merger may not be the same as at the time of the signing of the Merger Agreement or on the date of this joint proxy and consent solicitation statement/prospectus.

Upon completion of the merger, shares of Celleration common stock, Series AA preferred stock and underlying in-the-options and warrants will be converted into the merger consideration, which will consist of a fixed amount of cash and a fixed number of shares of Alliqua common stock, as set forth in the Merger Agreement. Any change in the market price of Alliqua common stock prior to completion of the merger will affect the dollar value of the merger consideration that Celleration stockholders receive upon completion of the merger. Changes in the market price of Alliqua common stock could result from a variety of factors, many of which are beyond Alliqua’s control, including:

•	general market and economic conditions, including market conditions in the wound care, pain management and healthcare industry;

•	technological innovations or new products and services by Alliqua or its competitors;

•	actual or expected variations in results of operations;

•	changes in recommendations by securities analysts;

•	operations and stock performance of industry participants;

•	significant acquisitions or strategic alliances by competitors;

•	sales of Alliqua common stock, particularly under any registration statement for the purposes of selling any other securities, including management shares;

•	recruitment or departure of key personnel;

•	loss of any strategic relationship; and

•	failure to achieve the perceived benefits of the merger as rapidly as, or to the extent, expected.

The issuance of Alliqua common stock in connection with the merger could decrease the market price of Alliqua common stock.

In connection with the merger and as part of the merger consideration, Alliqua will issue shares of Alliqua common stock to Celleration equity holders. The issuance of Alliqua common stock in the merger may result in fluctuations in the market price of Alliqua common stock, including a stock price decrease.

The current ownership and voting interests of Celleration equity holders and Alliqua stockholders will be diluted by the merger.

The consummation of the merger and the issuance of Alliqua common stock as part of the merger consideration will dilute the ownership position of current Alliqua stockholders and result in Celleration equity holders having an ownership stake in Alliqua that is smaller than their current stake in Celleration. Upon completion of the merger, we estimate that current continuing Alliqua stockholders will own approximately 84% and former Celleration equity holders will own approximately 16% of the issued and outstanding shares of Alliqua common stock immediately after the transaction. The estimated ownership position of continuing Alliqua stockholders may be further diluted by the potential issuance of additional shares of Alliqua common stock as part of the contingent consideration upon the occurrence of certain future events. Consequently, Alliqua stockholders and Celleration equity holders, as a general matter, will have less influence over the management and policies of Alliqua after the effective time of the merger than they currently exercise now over the management and policies of Alliqua and Celleration, respectively.

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Failure to complete the merger could negatively affect the value of Alliqua common stock and the future business and financial results of both Alliqua and Celleration.

If the merger is not completed, the ongoing businesses of Alliqua and Celleration could be adversely affected and each of Alliqua and Celleration will be subject to a variety of risks associated with the failure to complete the mergers, including without limitation the following:

•	Alliqua being required, under certain circumstances, to pay to Celleration a reverse termination fee equal to $3 million less any amount previously loaned to Celleration (if any);

•	Celleration being required, under certain circumstances, to pay to Alliqua a termination fee equal to $4 million;

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

•	reputational harm due to the adverse perception of any failure to successfully complete the merger; and

•	having to pay certain costs relating to the merger, such as legal, accounting, financial advisory, filing and printing fees.

If the merger is not completed, these risks could materially affect the market price of Alliqua common stock and the business and financial results of both Alliqua and Celleration.

There has been no public market for Celleration common stock and the lack of a public market makes it difficult to determine the fair market value of Celleration.

The outstanding capital stock of Celleration is privately held and is not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Celleration than if Celleration common stock were traded publicly. The value ascribed to Celleration’s securities in other contexts may not be indicative of the price at which Celleration common stock may have traded if it were traded on a public market. The merger consideration to be paid to Celleration stockholders was determined based on negotiations between the parties and likewise may not be indicative of the price at which Celleration common stock may have traded if it were traded on a public market.

Directors and officers of Celleration may have conflicts of interest that may influence them to support or approve the merger.

Although the Celleration board of directors recommends to Celleration stockholders that they adopt the Merger Agreement and thereby approve the merger and the other transactions contemplated by the Merger Agreement, Celleration stockholders should be aware that certain members of the Celleration board of directors and executive officers of Celleration have interests in the transactions contemplated by the Merger Agreement that may be different from, or are in addition to, the general interests of Celleration stockholders, as described in the section titled “The Merger—Interests of Executive Officers and Directors of Celleration in the Merger” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus. These interests include, among other things, arrangements that provide for severance payments to certain of Celleration’s named officers upon a change of control pursuant to the terms of their respective employment agreements or offer letters; cash bonus payments to certain of the Celleration officers and directors upon the closing of the merger; the appointment of Mark Wagner, a director and the president and chief executive officer of Celleration, to the Alliqua board of directors upon the effective time of the merger; payments to certain of the Celleration officers and directors entitled to receive a pro rata portion of the Series AA preferred stock liquidation preference upon the closing of the merger; payments in return for cancellation of Celleration equity-based awards and rights to indemnification and directors’ and officers’ liability insurance that will survive the completion of the merger. Celleration stockholders should consider whether these interests may have influenced the directors and executive officers of Celleration to support or recommend the merger.

The merger may be completed even though material adverse changes may result from the announcement of the merger, industry-wide changes or other causes.

In general, Alliqua may refuse to complete the merger if there is a material adverse effect (as defined in the Merger Agreement) affecting Celleration prior to the closing of the merger. However, some types of changes do not permit either party to refuse to complete the merger, even if such changes would have a material adverse effect on Alliqua or Celleration. If adverse changes occur but Alliqua and Celleration must still complete the merger, the market price of Alliqua common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on Alliqua or Celleration under the Merger Agreement, see the section titled “The Merger Agreement—Representations and Warranties” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

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A portion of the merger consideration is contingent on the occurrence of certain events in the future.

Alliqua has agreed to pay certain additional consideration to Celleration equity holders that is contingent upon the occurrence of certain events in the future, subject to the terms and conditions set forth in the Merger Agreement, including the contingent consideration. For a more complete discussion of the contingent consideration, see the section titled “The Merger Agreement—Merger Consideration” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. There can be no assurance that any of the foregoing contingencies or future events will occur or be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these contingencies or future events from occurring or being satisfied.

In addition, for a period of 18 months after the closing of the merger, Alliqua has the right to setoff certain indemnification claims against the contingent consideration in certain circumstances, as further described in the section titled “The Merger Agreement—Indemnification” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus. Accordingly, there can be no guarantee with respect to whether or when any of the contingent consideration will be paid to Celleration equity holders, if at all. As a result, the exact amounts of cash and shares of Alliqua common stock that Celleration equity holders will be entitled to receive as part of the total merger consideration will not be determined until subsequent to the closing of the merger.

The fairness opinion of Alliqua’s financial advisor in connection with the merger does not reflect changes in circumstances between the date of the signing of the Merger Agreement and the closing of the merger.

The Alliqua board of directors received an opinion from Cowen, that as of the date of the opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the consideration to be paid by Alliqua in the merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Alliqua. Subsequent changes in the operation and prospects of Alliqua or Celleration, general market and economic conditions and other factors may significantly alter the value of Alliqua or Celleration or the price of the shares of Alliqua common stock by the time the merger is to be completed. The opinion does not address the fairness, from a financial point of view, of the consideration to be paid by Alliqua at the time the merger is to be completed, or as of any other date other than the date of such opinion. Cowen’s opinion is attached as Annex C to this joint proxy and consent solicitation statement/prospectus. For a description of the opinion, see "The Merger—Opinion of Alliqua's Financial Advisor" beginning on page [   •   ].

If the merger does not qualify as a "reorganization" within the meaning of Section 368(a) of the Code, the stockholders of Celleration may be required to pay substantial U.S. federal income taxes.

Although Alliqua and Celleration will take the position that the merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, it is possible that the Internal Revenue Service (“IRS”) may assert that the merger fails to qualify as such. If the IRS were to be successful in any such contention, or if for any other reason the merger were to fail to qualify as a "reorganization," each U.S. holder of Celleration common stock would recognize gain or loss with respect to all such U.S. holder's shares of Celleration common stock based on the difference between (i) that U.S. holder's tax basis in such shares and (ii) the aggregate cash and the fair market value of the Alliqua common stock received. In addition, regardless of whether the merger qualifies as a reorganization, the amount and timing of gain that a U.S. holder may recognize, particularly with respect to any contingent payments, is subject to substantial uncertainty. For additional information, see the section entitled "The Merger—U.S. Federal Income Tax Considerations" beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

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Risks Relating to the Combined Company Following the Merger

Successful integration of Celleration with Alliqua and successful operation of the combined company are not assured. Also, integrating Alliqua’s business with that of Celleration may divert the attention of management away from operations.

If the merger is completed, Merger Sub will acquire all of the business and assets of Celleration and will continue operating as a wholly owned subsidiary of Alliqua. There can be no assurance that, after the merger, Merger Sub will be able to maintain and grow the acquired business and operations of Celleration. In addition, the market segments in which Celleration operates may experience declines in demand and/or new competitors. Integrating and coordinating certain aspects of the operations, portfolio of products and personnel of Celleration with Alliqua will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, may disrupt the businesses of either or both of the companies and may not result in the full benefits expected by Alliqua and Celleration, including cost synergies expected to arise from supply chain efficiencies and overlapping general and administrative functions. The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company;

•	consolidating corporate and administrative infrastructures;

•	issues in integrating research and development and sales forces;

•	difficulties attracting and retaining key personnel;

•	loss of customers and suppliers and inability to attract new customers and suppliers;

•	unanticipated issues in integrating information technology, communications and other systems;

•	incompatibility of purchasing, logistics, marketing, administration and other systems and processes; and

•	unforeseen and unexpected liabilities related to the merger or Celleration’s business.

Additionally, the integration of Alliqua’s and Celleration’s operations, products and personnel may place a significant burden on management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm the combined company’s business, financial condition and operating results.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of Alliqua’s or Celleration’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. Alliqua and Celleration may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

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The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger.

The pro forma financial statements contained in this joint proxy and consent solicitation statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the merger for several reasons. The pro forma financial statements have been derived from the historical financial statements of Alliqua and Celleration and adjustments and assumptions have been made regarding the combined company after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the merger. For example, the impact of any incremental costs incurred in integrating Alliqua and Celleration are not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the completion of the merger may not be consistent with, or evident from, these pro forma financial statements. The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any decline or potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market price of Alliqua common stock.

Alliqua will incur substantial additional indebtedness in connection with the merger, may not be able to refinance the senior, secured loan facility on favorable terms, if drawn upon, and may not be able to meet all of its debt obligations.

In connection with the merger, Alliqua entered into the Commitment Letter for a senior, secured term loan facility in the aggregate amount of $15,500,000. Proceeds from the Debt Financing will be used to finance, in part, the cash consideration for the merger and to pay fees and expenses incurred in connection with the merger. If Alliqua finances the merger by drawing on the loan facility, based on assumed interest rates, leverage ratios and credit ratings, the combined company’s debt service obligations, comprised of principal and interest (excluding capital leases and equipment notes), during the 12 months following the completion of the merger is expected to be approximately $1,662,250. As a result of this increase in debt, demands on the combined company’s cash resources will increase after the completion of the merger. The increased level of debt could, among other things:

•	require the combined company to dedicate a large portion of its cash flow from operations to the servicing and repayment of its debt, thereby reducing funds available for working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s ability to obtain additional financing to fund future working capital, capital expenditures, research and development expenditures and other general corporate requirements;

•	limit the combined company’s flexibility in planning for, or reacting to, changes in its business and the industry in which Alliqua operates;

•	restrict the combined company’s ability to make strategic acquisitions or dispositions or to exploit business opportunities;

•	place the combined company at a competitive disadvantage compared to its competitors that have less debt;

•	adversely affect the combined company’s credit rating, with the result that the cost of servicing the combined company’s indebtedness might increase and its ability to obtain surety bonds could be impaired;

•	adversely affect the market price of Alliqua common stock; and

•	limit the combined company’s ability to apply proceeds from an offering or asset sale to purposes other than the servicing and repayment of debt.

For a more complete discussion of the terms and conditions of the Commitment Letter and Debt Financing contemplated thereby, see the section titled “The Merger—Debt Financing” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

The market price of Alliqua common stock after the merger may be subject to significant fluctuations and may be affected by factors different from those currently affecting the market price of Alliqua common stock.

Upon completion of the merger, Celleration equity holders who receive shares of Alliqua common stock will become Alliqua stockholders. While Alliqua common stock has an observable trading history, Alliqua common stock on a post-merger basis may trade differently than its pre-merger trading history, and the market price of Alliqua common stock could be subject to significant fluctuations following the merger.

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In addition, the businesses of Alliqua differ from those of Celleration in important respects and, accordingly, the results of operations of the combined company and the market price of Alliqua common stock following the merger may be affected by factors different from those currently affecting the independent results of operations of Alliqua and Celleration. For a discussion of the business of Alliqua and of certain factors to consider in connection with Alliqua’s business, see the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus referred to in the section titled “Where You Can Find More Information” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus. For a discussion of the business of Celleration and of certain factors to consider in connection with Celleration’s business, see the section titled “Celleration’s Business” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

The merger may cause dilution to Alliqua’s earnings per share, which may negatively affect the market price of Alliqua common stock.

Although Alliqua anticipates that the merger will have an immediate accretive impact on the adjusted earnings per share of Alliqua common stock, Alliqua’s current expectation is based on preliminary estimates as of the date of the public announcement of the merger, which may materially change. Alliqua could also encounter additional transaction-related costs or other factors, such as the failure to realize all of the benefits anticipated to result from the merger. In addition, Alliqua expects that Celleration equity holders immediately prior to the merger will own, in the aggregate, approximately [    •    ]% of the then outstanding shares of Alliqua common stock following the merger, based on the number of outstanding shares of Alliqua common stock on [    •    ], 2015. Once its shares are issued in the merger, Alliqua’s earnings per share may be lower than it would have been in the absence of the merger. All of these factors could cause dilution to Alliqua’s earnings per share or decrease or delay the expected accretive effect of the merger, and cause a decrease in the market price of Alliqua common stock. There can be no assurance that any increase in Alliqua’s earnings per share will occur, even over the long term. Any increase in Alliqua’s earnings per share as a result of the merger is likely to require, among other things, Alliqua to successfully manage the operations of Celleration and increase the consolidated earnings of Alliqua after the merger.

The rights of Celleration equity holders who become Alliqua stockholders in the merger will be governed by the Alliqua certificate of incorporation and the Alliqua by-laws.

Celleration equity holders who receive shares of Alliqua common stock in the merger will become Alliqua stockholders and will be governed by the Alliqua certificate of incorporation and the Alliqua by-laws, rather than the Celleration certificate of incorporation, the Celleration by-laws and investment agreement. There may be material differences between the current rights of Celleration equity holders, as compared to the rights they will have as Alliqua stockholders. For more information, see the section titled “Comparison of Rights of Alliqua Stockholders and Celleration Stockholders” beginning on page [    •    ] of this joint proxy and consent solicitation statement/prospectus.

Anti-takeover provisions in Delaware corporate law may make it difficult for Alliqua stockholders to replace or remove Alliqua’s current board of directors and could deter or delay third parties from acquiring Alliqua, which may adversely affect the marketability and market price of Alliqua common stock.

Alliqua is subject to the anti-takeover provisions of Section 203 of the DGCL. Under these provisions, if anyone becomes an “interested stockholder,” Alliqua may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning 15% or more of Alliqua’s outstanding voting stock or an affiliate of Alliqua that owned 15% or more of Alliqua’s outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203 of the DGCL.

Risks Relating to Celleration

Celleration continues to incur losses and may never reach profitability.

Celleration was incorporated in April 2000 and since that time has incurred net losses each year. Celleration’s future existence remains uncertain, and the report of its independent auditors on its financial statements for the years ended December 31, 2014 and 2013 includes an explanatory paragraph relating to Celleration’s ability to continue as a going concern. As of December 31, 2014, Celleration had an accumulated deficit of approximately $85.1 million, primarily because of costs relating to the development, regulatory approvals, clinical studies and commercialization of its MIST Therapy and UltraMIST Systems. Celleration expects its operating expenses relating to sales and marketing activities and product development will continue during the foreseeable future. To achieve profitability, Celleration must generate substantially more revenue than it has in prior years. Celleration’s ability to achieve significant revenue growth will depend, in large part, on its ability to achieve widespread market acceptance and third-party reimbursement for MIST Therapy and successfully expand its business in the U.S. Celleration may never achieve substantial market acceptance or realize significant revenue from the sale of its products, and therefore may never reach profitability.

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The inability of Celleration’s customers to obtain adequate reimbursement for its products may diminish demand for Celleration’s products and have a material adverse effect on Celleration’s financial condition and results of operations.

In the U.S., healthcare providers that purchase medical devices generally rely on third-party payers, including Medicare, Medicaid, private health insurance carriers and managed care organizations, to reimburse all or part of the cost and fees associated with the procedures performed using these devices. The commercial success of Celleration’s products depends on the ability of healthcare providers to obtain adequate reimbursement from third-party payers for the procedures in which Celleration’s products are used. Third-party payers are increasingly challenging the coverage and pricing of medical products and procedures. Celleration believes the availability of a Category I Current Procedural Terminology (“CPT”) code as of January 2014 for MIST Therapy has encouraged broader coverage and subsequent use of its MIST Therapy System in the U.S. Each governmental and private payer, however, makes its own coverage decision. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate to justify the use of Celleration’s products. There can be no assurance that additional payers will agree to create coverage policies or that the policies, if they are created, will provide adequate reimbursement, that existing coverage will not again be challenged or that government actions will not decrease the level of reimbursement, each of which could decrease demand for Celleration’s products and have a material adverse effect on Celleration’s financial condition and results of operations.

Celleration will require additional financing and may find it difficult to obtain the financing on favorable terms, or at all.

Celleration will need to raise additional financing to support its operations and planned growth activities in the future because it has yet to achieve profitability and generate positive cash flows. Celleration’s liquidity and capital requirements will depend on numerous factors, including:

•	the revenues generated by the sale of product;

•	the timing and cost required to expand its sales, marketing and distribution capabilities;

•	the cost and effectiveness of its marketing and sales efforts;

•	the effect of competing technologies;

•	market, reimbursement and regulatory developments;

•	the cost of research and development programs; and

•	the cost involved in protecting its proprietary rights.

Any equity financing will dilute the equity interests of shareholders in Celleration, and any debt financing could impose significant financial and operational restrictions on Celleration. Celleration cannot assure you that it will obtain additional financing on acceptable terms, or at all. Further, if Celleration issues equity or debt securities to raise additional funds, its existing stockholders may experience dilution and the new equity or debt securities may have rights, preferences and privileges senior to those of its existing stockholders. In addition, if Celleration raises additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish potentially valuable rights to its future products or proprietary technologies, or grant licenses on terms that are not favorable to it. If Celleration cannot raise funds on acceptable terms, Celleration may not be able to expand its operations, develop new products, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements. The occurrence of any of the foregoing could have an adverse effect on Celleration’s business and financial condition.

Health care industry cost-containment measures may result in reduced sales of Celleration’s products.

All third-party reimbursement programs, whether government-funded or insured commercially, inside the U.S. or outside, are developing increasingly sophisticated methods of controlling health care costs through prospective reimbursement programs and capitation programs in which a physician or group of physicians is paid a set amount for each enrolled person assigned to them, per period of time, whether or not that person seeks care, group purchasing, redesign of benefits, second opinions, careful review of bills, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering healthcare. These types of programs can potentially limit the amount that healthcare providers may be willing to pay for medical devices, which could have a material adverse effect on Celleration’s financial condition and results of operations.

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Celleration’s inability to achieve market acceptance of its products could have a material adverse effect on its business and results of operations.

Celleration cannot assure you that it will be successful in educating the marketplace about the benefits of its products. In addition to the availability of third-party reimbursement, market acceptance of Celleration’s products depends on Celleration’s ability to demonstrate the safety, clinical efficacy, perceived benefits, and cost-effectiveness of its products compared to products or treatment options of its competitors. In particular, MIST Therapy generally requires a new or modified treatment protocol for physicians and their staff to implement repeatedly. Even if customers initially accept Celleration’s products, this acceptance may not translate into repeat sales if customers do not fully adopt the new treatment protocol in their practice. If Celleration’s products do not achieve market acceptance because Celleration is unable to educate the marketplace, it could have a material adverse effect on Celleration’s business and results of operations.

Celleration’s business strategy includes expansion into the United Kingdom which depends on obtaining a favorable reimbursement approval for Celleration’s products, and the failure to carry out Celleration’s strategy would adversely affect its ability to grow its business.

Celleration has applied for reimbursement approval for Celleration’s products from the National Institute for Health and Care Excellence (“NICE”) of the United Kingdom. Celleration’s ability to market its products in the United Kingdom is dependent on NICE publishing a technology appraisal guidance that supports the case for utilizing MIST Therapy in the treatment of wounds. Without a favorable appraisal guidance, Celleration will be unable to pursue its strategy of expansion in the United Kingdom and Celleration’s ability to carry out its strategy to grow its business would suffer. Additionally, if NICE approval is not obtained, the Celleration equity holders will not receive certain contingent payments in connection with the merger.

Changes in U.S. federal and state regulations that increase the cost of doing business or impose requirements with which Celleration cannot comply could have an adverse effect on Celleration’s financial condition and results of operations.

In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the U.S. federal government, state governments, regulators and third-party payers to control these costs and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices Celleration can charge for its products or the amounts of reimbursement available for its products and could limit the acceptance and availability of its products. The occurrence of the foregoing could have an adverse affect on Celleration’s financial condition and results of operations.

Recent U.S. healthcare legislation imposes an excise tax on Celleration that Celleration has been unable to recoup and requires cost controls that may impact the rate of reimbursement for Celleration’s products, each of which may adversely affect Celleration’s business, cash flows and results of operations.

Significant U.S. healthcare reform legislation, the Patient Protection and Affordable Care Act, as reconciled by the Health Care and Education Reconciliation Act of 2010 (collectively, the “PPACA”), was enacted into law in March 2010. Commencing January 1, 2013, the PPACA imposed an excise tax on manufacturers or producers making sales of medical devices in the U.S., other than sales at retail for individual use. Although several bills have been proposed in U.S. Congress to eliminate the tax, including bills passed in the U.S. House of Representatives, most of these bills are tied to corresponding increases in taxes from other sources, and therefore face substantial opposition. Celleration likely will not be able to offset the new tax with increased revenue. Accordingly, the excise tax may continue to adversely affect Celleration’s business, cash flows and results of operations.

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The PPACA also contains provisions aimed at improving the quality and decreasing the costs of healthcare. The Medicare provisions include value-based payment programs, increased funding for comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital-acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the PPACA includes a reduction in the annual rate of reimbursement growth for hospitals that began in 2011 and provides for the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending beginning in 2014. Many of these provisions will not be effective for a number of years, and there are many programs and requirements for which the details have not yet been fully established. Although it remains impossible to predict the extent of the regulation and the full impact of the PPACA, any changes that lower reimbursement for Celleration’s products or reduce medical procedure volumes could adversely affect its business and results of operations.

Increased scrutiny, particularly at the U.S. Food and Drug Administration (“FDA”), and new regulation may delay Celleration’s’ introduction of new products and adversely affect Celleration’s business.

The FDA has increased significantly the scrutiny applied to 510(k) submissions, and it may also focus more scrutiny on other regulation within its purview. The FDA and the U.S. Congress are influenced by high profile events, injuries and cases that generate publicity and public attention, and new legislation is often generated as a result of those events. Celleration may be required to devote substantial time and financial resources to further develop and implement policies, systems, and processes to comply with enhanced legal and regulatory requirements, which may impact its business. Celleration anticipates that governmental authorities will continue to scrutinize the medical device industry closely, and that additional regulation may increase compliance and legal costs and expose Celleration to litigation, each of which could have an adverse effect on Celleration’s business. In addition, there can be no assurance that new products Celleration introduces will not be delayed by the current level of scrutiny applied to applications at the FDA or that new laws and regulations will not be adopted that negatively impact the cost of production and marketing of Celleration’s existing products, each of which could adversely affect Celleration’s business.

Celleration competes in the field of wound care against companies with much greater financial resources, and competition from existing or new products and procedures may reduce its market potential and have an adverse effect on Celleration’s business and results of operations.

The markets for wound care are highly competitive, subject to change and significantly affected by new product introductions and other activities of industry participants. Celleration’s products face competition from alternative procedures that use different kinds of medical devices or procedures that Celleration does not currently develop, promote or sell. Many of the companies that provide these competitive devices or procedures have substantially greater capital resources, larger customer bases, broader product lines, larger sales forces, greater marketing and management resources, products and procedures that are less expensive and take less time to perform, larger research and development staffs, larger facilities, established reputations with Celleration’s target customers and worldwide distribution channels that are more developed and effective than Celleration’s. Competitors may develop technologies and products that are safer, more effective, easier to use, less expensive, or more readily accepted than Celleration’s. Their products could make Celleration’s technology and products obsolete or noncompetitive. These companies may also be able to achieve more efficient manufacturing and distribution operations than Celleration can and may offer lower prices than Celleration will be able to offer profitably. Any of these competitive factors could have an adverse effect on Celleration’s business and results of operations.

Celleration could be subject to fines and penalties, or required to temporarily or permanently cease offering products, if it fails to comply with the extensive regulations applicable to the sale and manufacture of medical products.

The production and marketing of Celleration’s products and its ongoing research and development, preclinical testing, and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the U.S. and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the testing, marketing and pre-market review of new medical devices, and the manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. Celleration is required to obtain regulatory approval or clearance before it can market its products in the U.S. and certain foreign countries. The regulatory process requires significant time, effort and expenditures to bring Celleration’s products to market, and Celleration cannot assure you that the regulatory authority it currently possesses to market its products will remain available, or that it will be able to obtain authority to sell new or existing products in new markets. Further, the manufacture and manufacturing facilities of medical products are subject to periodic reviews and inspection by the FDA and foreign regulatory authorities. Celleration’s failure to comply with regulatory requirements could result in governmental agencies:

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•	imposing fines and penalties on Celleration;

•	preventing Celleration from manufacturing or selling its products;

•	bringing civil or criminal charges against Celleration;

•	delaying the introduction of its new products into the market;

•	enforcing operating restrictions on Celleration;

•	recalling or seizing Celleration’s products; or

•	withdrawing or denying approvals or clearances for Celleration’s products.

Even if Celleration receives regulatory approval or clearance of a product, the approval or clearance could limit the uses for which it may label and promote the product, which may limit the market for its products. The occurrence of any of the foregoing could have an adverse effect on Celleration’s financial condition and results of operations.

Celleration’s failure to comply with rules relating to reimbursement and regulation of health care goods and services may subject Celleration to penalties and adversely impact Celleration’s reputation and business operations.

Celleration’s products and MIST Therapy are subject to regulation regarding quality and cost by the U.S. Department of Health and Human Services, including the Centers for Medicare & Medicaid Services (“CMS”) as well as comparable state and non-U.S. agencies responsible for reimbursement and regulation of health care goods and services. U.S. federal government health care laws apply when Celleration submits a claim on behalf of a U.S. federal health care program beneficiary, or when a customer submits a claim for an item or service that is reimbursed under a U.S. federal government-funded health care program, such as Medicare or Medicaid. The principal U.S. federal laws implicated include those that prohibit the filing of false or improper claims for federal payment, known as the false claims laws; those that prohibit unlawful inducements for the referral of business reimbursable under federally-funded health care programs, known as the anti-kickback laws and that which prohibits health care service providers seeking reimbursement for providing certain services to a patient who was referred by a physician who has certain types of direct or indirect financial relationships with the service provider, known as the Stark law.

The laws applicable to Celleration are subject to evolving interpretations. If a governmental authority were to conclude that Celleration is not in compliance with applicable laws and regulations, Celleration and its officers and employees could be subject to severe criminal and civil penalties, including, for example, exclusion from participation as a supplier of product to beneficiaries covered by CMS. If Celleration were excluded from participation based on such an interpretation it could adversely affect Celleration’s reputation and business operations.

Celleration’s distributors may not obtain regulatory approvals internationally on a timely basis, or at all, and the failure to do so may limit Celleration’s business strategy and cause its sales from international operations to suffer.

Celleration often relies on its distributors in countries outside the U.S. in seeking regulatory approval to market its products in particular countries. To the extent Celleration does so, it is dependent on persons outside of its direct control to make regulatory submissions and secure approvals, and it does or will not have direct access to health care agencies in those markets to ensure timely regulatory approvals or prompt resolution of regulatory or compliance matters. If Celleration’s distributors fail to obtain the required approvals or do not do so in a timely manner, Celleration’s business strategy may be negatively impacted and its sales from its international operations and its results of operations may be adversely affected.

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If the merger is not completed and Celleration continues as an independent business, but cannot attract and retain its key personnel and management team, it may not be able to manage and operate successfully, and it may not be able to meet its strategic objectives.

Prior to the effective time of the merger, or if the merger is not completed and Celleration continues as an independent business in the future, Celleration’s success will depend in part upon its ability to attract and retain and motivate its management team and key managerial, scientific, sales and technical personnel. Key personnel may depart because of difficulties with change or a desire not to remain with Celleration. Celleration is highly dependent on its president and chief executive officer, Mark Wagner, and other senior management, and any unanticipated loss or interruption of their services could significantly reduce Celleration’s ability to meet its strategic objectives because, given the intense competition for senior management and other key personnel, it may not be possible for Celleration to find appropriate replacement personnel should the need arise. The loss of a member of Celleration’s senior management or its professional staff would require the remaining senior executive officers to divert immediate and substantial attention to seeking a replacement. There is no guarantee that Celleration will be successful in retaining its current personnel or in hiring or retaining qualified personnel prior to the consummation of the merger or in the future if the merger is not completed. Loss of key personnel or the inability to hire or retain qualified personnel in the future could have an adverse effect on Celleration’s ability to operate successfully. Further, any inability on Celleration’s part to enforce non-compete arrangements related to key personnel who have left the company could have an adverse effect on Celleration’s business.

If Celleration is not able to attract, retain and motivate its sales force, its sales and revenues will suffer.

In the U.S., Celleration has a sales organization, consisting primarily of direct sales representatives, and a marketing organization to market its products. Celleration expects to expand its sales and marketing organization, as needed, to support its strategy of growth. Celleration has and will continue to incur significant additional expenses to support this organization. Celleration cannot be certain that its sales organization will be able to generate sales of its MIST Therapy System at levels that justify the expense, or even if it can, that Celleration will be able to recruit, train, motivate or retain qualified sales and marketing personnel to generate increased revenue. The failure to or to recruit, retain and motivate qualified sales and marketing personnel could have an adverse effect on Celleration’s product sales and revenues.

If third parties claim that Celleration infringes upon their intellectual property rights, Celleration may incur liabilities and costs and may have to redesign or discontinue selling the affected product.

The medical device industry is litigious with respect to patents and other intellectual property rights. Companies operating in Celleration’s industry routinely seek patent protection for their product designs, and many of Celleration’s principal competitors have large patent portfolios. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage. The determination of whether a product infringes a patent involves complex legal and factual issues, the outcome of which is often uncertain. Celleration faces the risk of claims that it has infringed on third parties’ intellectual property rights. Celleration’s efforts to identify and avoid infringing on third parties’ intellectual property rights may not always be successful. Any claims of patent or other intellectual property infringement, even those without merit, could:

•	be expensive and time consuming for Celleration to defend;

•	result in Celleration being required to pay significant damages to third parties;

•	cause Celleration to cease making or selling products that incorporate the challenged intellectual property;

•	require Celleration to redesign, reengineer or rebrand its products, if feasible;

•	require Celleration to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property, which agreements may not be available on terms acceptable to Celleration, or at all;

•	divert the attention of Celleration’s management; or

•	result in Celleration’s customers or potential customers deferring or limiting their purchases or use of the affected products until resolution of the litigation.

In addition, new patents obtained by Celleration’s competitors could threaten its products’ continued life in the market even after it has already been introduced.

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If Celleration is unable to protect its intellectual property rights adequately, it may not be able to compete effectively.

Celleration’s success depends in part on its ability to protect the proprietary rights to the technologies used in its products. Celleration relies on patent protection, as well as a combination of trademark laws and confidentiality, noncompetition and other contractual arrangements to protect its proprietary technology. However, these legal means afford only limited protection and may not adequately protect Celleration’s rights or permit Celleration to gain or keep a competitive advantage. Celleration’s patents and patent applications, if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Celleration’s patents, if challenged or if it attempts to enforce them, may not necessarily be upheld by the courts. In addition, patent protection in foreign countries may be different from patent protection under U.S. laws and may not be favorable to Celleration.

Efforts on Celleration’s part to enforce any of its proprietary rights could be time-consuming and expensive, which could adversely affect Celleration’s business and prospects and divert its management’s attention.

Product liability claims and product recalls could adversely affect Celleration’s business and impair its reputation.

The manufacture and sale of medical devices expose Celleration to significant risk of product liability claims, some of which may have a negative impact on its business. Any defects or risks that Celleration has not yet identified with its products may give rise to product liability claims. Celleration’s existing $5 million of worldwide product liability insurance coverage may be inadequate to protect it from liabilities it may incur or it may not be able to maintain adequate product liability insurance at acceptable rates. If a product liability claim or series of claims is brought against Celleration for uninsured liabilities or in excess of its insurance coverage, Celleration’s business could suffer, whether or not Celleration is found liable. Additionally, Celleration could experience a material design or manufacturing failure in its products, a quality system failure, other safety issues or heightened regulatory scrutiny that would warrant a recall of some of its products. A recall of any of Celleration’s products likely would be costly, would be uninsured and could also result in increased product liability claims. Celleration cannot be certain that the physician customers it trains in the proper use of its products will implement its instructions accurately and consistently. If Celleration’s products are used incorrectly by its physician customers, injury may result and this could give rise to product liability claims against Celleration. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have an adverse effect on Celleration’s business and reputation and on its ability to attract and retain customers for Celleration’s products.

Security breaches and other disruptions could compromise Celleration’s information and expose it to liability, which would cause its business and reputation to suffer.

In the ordinary course of Celleration’s business, it uses its networks to collect and store sensitive data, including intellectual property, its proprietary business information and that of its customers, suppliers and business partners, personally identifiable information of its customers and employees, and data relating to patients who use its products. The secure processing, maintenance and transmission of this information is critical to Celleration’s operations. Despite Celleration’s security measures, its information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise Celleration’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disrupt Celleration’s operations and the services it provides to customers, damage its reputation, and cause a loss of confidence in its products and services, which could adversely affect its operating margins, revenues and competitive position.

The occurrence of supply problems, price fluctuations and manufacturing delays with Celleration’s suppliers could adversely affect Celleration’s business.

Celleration purchases MIST Therapy applicators and the saline bottles included with each applicator from single sources. Celleration purchases the UltraMIST system from a single source. The MIST Therapy System is no longer in production. Reliance on outside suppliers makes Celleration vulnerable to a number of risks that could impact Celleration’s ability to manufacture the UltraMIST System and/or disposable applicators, resulting in harm to its business, including:

•	inability to obtain an adequate supply in a timely manner or on commercially reasonable terms;

•	uncorrected defects that impact the performance, efficacy and safety of its products;

•	difficulty identifying and qualifying alternative suppliers for components in a timely manner;

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•	production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications;

•	delays in delivery by Celleration’s suppliers due to changes in demand from Celleration or other customers; and

•	delays in delivery or production stoppage by Celleration’s supplier due to a shortage of one or more of the components comprising Celleration’s product.

If the supply of the UltraMIST System or the disposable applicators for the MIST Therapy System or UltraMIST System or saline bottles is interrupted or significantly delayed and Celleration is unable to acquire product from alternate sources in a timely manner and at a commercially reasonable price, Celleration’s ability to meet its customers’ demand would be impaired and its business could be harmed. Identifying and qualifying additional or replacement suppliers for the UltraMIST System or disposable applicators may not be accomplished quickly or at all and could involve significant additional costs. Interruption of supply from Celleration’s suppliers or failure to obtain additional suppliers would limit its ability to distribute its products and could therefore have an adverse effect on Celleration’s business.

Reduction or interruption in supply and an inability to develop alternative sources for supply may adversely affect Celleration’s manufacturing operations and related product sales.

Celleration and Celleration’s suppliers purchase many of the components and raw materials used in manufacturing Celleration’s products from numerous suppliers in various countries. Celleration and Celleration’s suppliers have been able to obtain adequate supplies of such raw materials and components and work closely with suppliers to try to ensure continuity of supply while maintaining high quality and reliability. However, Celleration cannot guarantee that these efforts will be successful. In addition, due to the stringent regulations and requirements of the FDA regarding the manufacture of Celleration’s products, Celleration may not be able to quickly establish additional or replacement sources for certain components or materials. A reduction or interruption in supply, and an inability to develop alternative sources for such supply, could adversely affect Celleration’s ability to manufacture our products in a timely or cost-effective manner and to make our related product sales.

If Celleration is not able to maintain sufficient quality controls, regulatory approvals of its products by the European Union, the FDA or other relevant authorities could be delayed or denied and Celleration’s sales and revenues will suffer.

The FDA and regulatory authorities in the European Union and elsewhere could stop or delay approval of production of products if Celleration’s manufacturing facilities do not comply with applicable manufacturing requirements. The FDA quality system regulations impose extensive testing, control, documentation and other quality assurance requirements. The European Union also impose requirements on quality systems of manufacturers, who are inspected and certified on a periodic basis and may be subject to additional unannounced inspections. Further, Celleration’s suppliers are also subject to these regulatory requirements. Failure by any of Celleration’s suppliers or by Celleration to comply with these requirements could prevent Celleration from obtaining or retaining approval for and marketing of its products.

Celleration does not intend to declare dividends on its capital stock in the foreseeable future.

Celleration has never declared or paid cash dividends on its common stock. Celleration currently intends to retain all future earnings, if any, for the operation and expansion of its business and, therefore, does not anticipate declaring or paying cash dividends on its common stock in the foreseeable future. Any payment of cash dividends on Celleration’s common stock will be at the discretion of its board of directors and will depend upon its results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by the Celleration board of directors. You should have no expectation of dividend income from shares of Celleration’s common stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus and other documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger between Alliqua and Celleration, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the respective managements of Alliqua and Celleration and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section titled “Risk Factors” beginning on page [    •    ] of this joint proxy and consent solicitation statement/prospectus. These risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Celleration to pay a termination fee to Alliqua or Alliqua to pay a reverse termination fee to Celleration;

•	the inability to complete the merger due to the failure to obtain stockholder approval or governmental or regulatory clearances or the failure to satisfy other conditions to the closing of the merger;

•	the failure of the merger to be completed for any other reason;

•	legal or regulatory proceedings or other matters that affect the timing or ability to complete the merger as contemplated;

•	the risk that the proposed merger disrupts current plans and operations;

•	fluctuations in the market value of Alliqua common stock;

•	the effects of the merger on Alliqua’s financial results;

•	potential difficulties in employee retention as a result of the merger;

•	disruption from the merger making it difficult to maintain business and operational relationships;

•	diversion of management time on issues related to the merger;

•	the risk that the businesses will not be integrated successfully, or that the integration will be more costly or more time consuming and complex than anticipated;

•	the risk that cost savings and other synergies anticipated to be realized from the merger may not be fully realized or may take longer to realize than expected;

•	adverse developments in general market, business, economic, labor, regulatory and political conditions;

•	the amount of any costs, fees, expenses , impairments and charges related to the merger;

•	the uncertainty regarding the adequacy of Alliqua’s liquidity to pursue its business objectives;

•	the impact of any outbreak or escalation of hostilities on a national, regional or international basis, acts of terrorism or natural disasters;

•	competitive factors, including technological advances achieved and patents attained by competitors;

•	the impact of any change to applicable laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and healthcare reform;

•	the intended tax treatment of the merger;

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•	the risk that Celleration will continue to incur losses and may never reach profitability;

•	the inability of Celleration to achieve market acceptance of its products or Celleration’s customers to obtain adequate reimbursement for its products;

•	the ability of Celleration to obtain additional financing;

•	the implementation of health care industry cost-containment measures;

•	the failure of Celleration to expand into the United Kingdom; and

•	the impact of recent changes in U.S. federal and state regulations and future changes in regulations.

For a further list and description of such risks and uncertainties, see periodic public reports filed by Alliqua with the SEC, including but not limited to Alliqua’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is filed with the SEC and incorporated by reference into this joint proxy and consent solicitation statement/prospectus. Alliqua does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be set forth in Alliqua’s periodic reports. You are cautioned not to place undue reliance on these forward-looking statements, since, while the respective managements of Alliqua and Celleration believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in this document.

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THE COMPANIES

Alliqua BioMedical, Inc.

Alliqua is a Delaware corporation that was originally formed in 1997 under the name Zeta Corporation in Florida. On April 17, 2003, Alliqua changed its name to Hepalife Technologies, Inc., and on December 20, 2010, changed its name to Alliqua, Inc. On June 6, 2014, pursuant to an Agreement and Plan of Merger, Alliqua merged with and into its wholly-owned Delaware subsidiary, Alliqua BioMedical, Inc. for the purpose of effecting a reincorporation and change of domicile to the state of Delaware in addition to changing its name to Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Its commercial wound care portfolio currently consists of four product categories: human biologics, antimicrobial protection, exudate management and contract manufacturing. Alliqua seeks to expand this portfolio though targeted acquisitions and strategic distribution and license agreements. Alliqua has historically served as a contract manufacturer, supplying its gels to third parties who incorporate them into their own products. Alliqua also markets two proprietary hydrogels primarily to the wound care segment of the health care industry. Alliqua’s core businesses include advanced wound care and contract manufacturing.

Alliqua’s common stock is listed on the NASDAQ Capital Market under the symbol “ALQA.”

Alliqua’s principal executive offices are located at 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047, its telephone number is (215) 702-8550, and its website is located at www.alliqua.com. Information on or accessed through Alliqua’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

Additional information about Alliqua and its subsidiaries is included in the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See “Where You Can Find More Information” beginning on page [    •    ].

ALQA Cedar, Inc.

Merger Sub is a wholly-owned subsidiary of Alliqua that was incorporated in Delaware on January 28, 2015 solely for the purpose of entering the Merger Agreement and effecting the merger and the other transactions contemplated by the Merger Agreement. It is not engaged in any business and has no material assets. Its principal executive offices have the same address and telephone number as Alliqua set forth above.

Celleration, Inc.

Celleration is a Delaware corporation that was originally formed in April 2000 under the name Advanced Medical Applications Inc. in Minnesota and changed its name to Celleration, Inc. in July 2002. In May 2003, Celleration reincorporated in Delaware.

Celleration focuses on developing and commercializing therapeutic ultrasound healing technologies. Celleration has received 510(k) clearance from the FDA to market and sell its core product offerings, the MIST Therapy System and the next-generation system, UltraMIST, in the United States. The MIST Therapy System and UltraMIST deliver noncontact low-frequency, low-intensity ultrasound to the wound bed through a saline mist. MIST Therapy is used in wound management protocols across a number of different care settings depending upon the needs of the individual patient and the clinical setting.

Celleration’s principal executive offices are located at 6321 Bury Drive, Suite 15, Eden Prairie, MN 55346, its telephone number is (952) 224-8700, and its website is located at www.misttherapy.com. Information on or accessed through Celleration’s website is not incorporated into this joint proxy and consent solicitation statement/prospectus.

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THE ALLIQUA SPECIAL MEETING

This section contains information for Alliqua’s stockholders about Alliqua’s special meeting of stockholders that has been called to consider the approval of the Alliqua Share Issuance Proposal and approval of the Alliqua Adjournment Proposal.

General

We are furnishing this joint proxy and consent solicitation statement/prospectus to the holders of Alliqua common stock as of the record date for use at Alliqua’s special meeting and any adjournment or postponement of its special meeting. Alliqua is first mailing this joint proxy and consent solicitation statement/prospectus to its stockholders on or about [    •    ], 2015.

Date, Time and Place

The Alliqua special meeting will be held on [    •    ], 2015, at 9:00 a.m., Eastern Time, at the Sheraton Bucks County Hotel, located at 400 Oxford Valley Rd., Langhorne, PA 19047.

Purpose of the Alliqua Special Meeting

At the Alliqua special meeting, Alliqua stockholders will be asked to consider and vote upon the following matters:

(1)	The Alliqua Share Issuance Proposal – a proposal to approve the issuance of shares of Alliqua common stock to Celleration equity holders in connection with the merger on the terms and conditions of the Merger Agreement; and

(2)	The Alliqua Adjournment Proposal – a proposal to approve one or more adjournments of the Alliqua special meeting, if necessary, to solicit additional proxies in favor of the Alliqua Share Issuance Proposal if there are insufficient votes at the time of such adjournment to approve such proposal.

Recommendation of the Alliqua Board of Directors

After careful consideration, the Alliqua board of directors has unanimously (1) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Alliqua common stock to the Celleration equity holders, are advisable and in the best interests of Alliqua and its stockholders and (2) approved and adopted the Merger Agreement, the merger and the transactions contemplated therein. Certain factors considered by the Alliqua board of directors in reaching its decision to approve and adopt the Merger Agreement and the merger can be found in the section of this joint proxy and consent solicitation statement/prospectus entitled “The Merger – Alliqua’s Reasons for the Merger” beginning on page [    •    ].

The Alliqua board of directors unanimously recommends that Alliqua stockholders vote “FOR” the Alliqua Share Issuance Proposal and “FOR” the Alliqua Adjournment Proposal.

Alliqua Record Date and Quorum

The Alliqua board of directors has fixed the close of business on [    •    ], 2015 as the record date for the Alliqua special meeting (the “Alliqua Record Date”). Only the holders of record of shares of Alliqua common stock on the Alliqua Record Date are entitled to receive notice of and to vote at the Alliqua special meeting or at any postponement(s) or adjournment(s) of the Alliqua special meeting.

As of the Alliqua Record Date, there were [    •    ] shares of Alliqua common stock outstanding and entitled to vote at the Alliqua special meeting held by approximately [    •    ] holders of record. Each share of Alliqua common stock entitles the holder to one vote at the Alliqua special meeting on each proposal to be considered at the Alliqua special meeting.

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The presence, in person or by proxy, of the holders of a majority of the shares of the stock entitled to vote at the Alliqua special meeting is necessary to constitute a quorum to transact business. Abstentions and any broker non-votes will be counted for purpose of determining that a quorum is present. If a quorum is not present or represented at the Alliqua special meeting, the holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, may adjourn the special meeting to another date.

Based on the number of shares of Alliqua common stock issued and outstanding as of the Alliqua Record Date, [    •    ] shares or Alliqua common stock must be present in person or represented by proxy at the Alliqua special meeting to constitute a quorum.

At the close of business on the Alliqua Record Date, directors and executive officers of Alliqua and their affiliates were entitled to vote [    •    ] shares of Alliqua common stock, or approximately [    •    ]% of the issued and outstanding shares of Alliqua common stock on that date. Alliqua currently expects that the Alliqua directors and executive officers will vote their shares of Alliqua common stock in favor of the Alliqua Share Issuance Proposal and the Alliqua Adjournment Proposal, although none of them is obligated to do so.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for 10 days prior to the meeting, at [    •    ], between the hours of [    •    ] a.m. and [    •    ] p.m., local time.

Alliqua stockholders will be admitted to the special meeting beginning at 8:30 a.m., local time, on [    •    ], 2015. If you are a stockholder of record the inspector of elections will have your name on a list, and you will be able to gain entry to the special meeting with any form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you hold stock in a brokerage account or in “street name” and wish to attend the special meeting in person, you will also need to bring a letter from your broker reflecting your stock ownership as of the record date, which is [    •    ], 2015

Vote Required for Approval

Approval of each of the Alliqua Share Issuance Proposal and the Alliqua Adjournment Proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively by holders of Alliqua common stock entitled to vote and represented in person or by proxy at the Alliqua special meeting, assuming a quorum is present.

Abstentions and Broker Non-Votes

If you are an Alliqua stockholder and mark "ABSTAIN" on your proxy with respect to the Alliqua Share Issuance Proposal or the Alliqua Adjournment Proposal, it will not be counted with respect to the vote and will have no effect on the proposal, although abstentions will be considered present for the purpose of determining the presence of a quorum. If you fail to submit a proxy or vote in person at the Alliqua special meeting, it will also have no effect on either of the proposals.

Banks, brokers and other nominees that hold their customers' shares in street name may not vote their customers' shares on "non-routine" matters without instructions from their customers. As each of the proposals to be voted upon at the Alliqua special meeting is considered "non-routine," such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your shares of Alliqua common stock, your shares will not be considered present at the Alliqua special meeting and will not be voted and will have no effect on either of the proposals.

Manner of Submitting Proxy

Whether or not you plan to attend the Alliqua special meeting in person, you should submit your proxy as soon as possible. If you own shares of Alliqua common stock in your own name, you are an owner or holder of record. This means that you may use the enclosed proxy card or the Internet or telephone voting options to tell the persons named as proxies how to vote your shares of Alliqua common stock. There are four convenient ways of submitting your vote:

•	In Person – To vote in person, come to the Alliqua special meeting and you will be able to vote by ballot. To ensure that your shares of Alliqua common stock are voted at the Alliqua special meeting, the Alliqua board of directors recommends that you submit a proxy even if you plan to attend the Alliqua special meeting.

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•	By Mail – To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to Alliqua before the Alliqua special meeting, the persons named as proxies will vote your shares of Alliqua common stock as you direct.

•	By Telephone – To vote by telephone, dial the toll free telephone number located on the enclosed proxy card using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card.

•	By Internet – To vote over the Internet, go to the web address identified on the enclosed proxy card to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been recorded properly. Submitting a proxy will not affect your right to vote in person if you decide to attend the Alliqua special meeting.

The Alliqua board of directors has appointed David Johnson, president and chief executive officer, and Brian Posner, chief financial officer, treasurer and secretary, to serve as the proxies for the Alliqua special meeting.

If a proxy card is signed and returned without an indication as to how the shares of Alliqua common stock represented by the proxy are to be voted with regard to a particular proposal, the Alliqua common stock represented by the proxy will be voted "FOR" each such proposal. As of the date of this joint proxy and consent solicitation statement/prospectus, Alliqua has no knowledge of any business that will be presented for consideration at the Alliqua special meeting and which would be required to be set forth in this joint proxy and consent solicitation statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Alliqua. In accordance with Alliqua's bylaws and Delaware law, business transacted at the Alliqua special meeting will be limited to those matters set forth in such notice.

Your vote as an Alliqua stockholder is very important. Please submit your proxy as soon as possible, whether or not you plan to attend the Alliqua special meeting in person.

Shares Held in Street Name

If you are an Alliqua stockholder and your shares are held in "street name" by a broker, bank or other nominee, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Alliqua common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

You may not vote shares held in street name by returning a proxy card directly to Alliqua or by voting in person at the Alliqua special meeting unless you provide a "legal proxy," which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Alliqua common stock on behalf of their customers may not give a proxy to Alliqua to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are an Alliqua stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your shares will NOT be voted on any of the proposals to be voted upon at the Alliqua special meeting, which will have the same effect as described above under "—Abstentions and Broker Non-Votes.”

Revocation of Proxies and Voting Instructions

If your shares of Alliqua common stock are registered in your own name, you may revoke your proxy in one of the following ways by:

•	Attending the Alliqua special meeting and voting in person. Your attendance at the Alliqua special meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Alliqua special meeting to revoke your proxy;
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•	Voting again by telephone or over the Internet (only your latest telephone or Internet vote submitted prior to the Alliqua special meeting will be counted);

•	Completing and submitting a new valid proxy card bearing a later date; or

•	Sending written notice of revocation to Alliqua at 2150 Cabot Boulevard West, Langhorne, Pennsylvania 19047, Attention: Brian Posner, chief financial officer, treasurer and secretary, which notice must be received before noon, Eastern Time, on [ • ], 2015.

If your shares of Alliqua common stock are held in street name, your bank, broker or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

Tabulation of Votes

Alliqua will appoint an inspector of election for the Alliqua special meeting to tabulate the affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies

The cost of solicitation of proxies from Alliqua stockholders will be borne by Alliqua. Alliqua will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxy solicitation materials to the beneficial owners of Alliqua common stock and collecting voting instructions. In addition to solicitations by mail, Alliqua’s directors, officers and employees may solicit the return of proxies, either by mail, telephone, fax, e-mail or through personal contact. These directors, officers and employees will not receive additional compensation for their efforts but will be reimbursed for reasonable out-of-pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Alliqua special meeting, please contact Alliqua's Investor Relations:

Alliqua BioMedical, Inc.

Attention: Investor Relations

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047

Telephone: (215) 702-8550

E-mail: info@alliqua.com

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PROPOSALS SUBMITTED TO ALLIQUA STOCKHOLDERS

ALLIQUA PROPOSAL 1 – APPROVAL OF THE ALLIQUA SHARE ISSUANCE PROPOSAL

As discussed in this joint proxy and consent solicitation statement/prospectus, Alliqua is asking its stockholders to approve the Alliqua Share Issuance Proposal. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the issuance of shares of Alliqua common stock in the merger throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page [    •    ] and “The Merger Agreement” beginning on page [    •    ]. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement attached hereto in their entirety before voting on this proposal.

The Merger Agreement provides that as part of the merger consideration and contingent consideration, Alliqua will issue shares of Alliqua common stock to the Celleration equity holders in connection with the merger. The aggregate number of shares of common stock that Alliqua may issue as part of the contingent consideration pursuant to the terms of the Merger Agreement will depend, in part, on the market prices of Alliqua common stock at the time that such shares are required to be issued. Accordingly, although subject to a cap, the total number of shares of common stock that Alliqua will be required to issue pursuant to the Merger Agreement cannot be determined at this time, and such number of shares may be in excess of 20% of Alliqua’s pre-merger outstanding shares of common stock. Accordingly, Alliqua is asking its stockholders to approve the Alliqua Share Issuance Proposal in accordance with the NASDAQ Listing Rules.

Pursuant to the Merger Agreement, approval of the Alliqua Share Issuance Proposal is a condition to the closing of the merger. If this proposal is not approved, the merger will not be completed.

Required Vote

Approval of the Alliqua Share Issuance Proposal requires the affirmative vote of a majority of votes cast affirmatively or negatively by holders of Alliqua common stock entitled to vote and represented in person or by proxy at the Alliqua special meeting, assuming a quorum is present.

Recommendation of the Alliqua Board of Directors

The Alliqua board of directors unanimously recommends that Alliqua stockholders vote “FOR” the Alliqua Share Issuance Proposal.

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ALLIQUA PROPOSAL 2 – APPROVAL OF THE ALLIQUA ADJOURNMENT PROPOSAL

If there are insufficient votes at the time of the Alliqua special meeting to approve the Alliqua Share Issuance Proposal, the Alliqua special meeting may be adjourned to another time or place, if necessary or appropriate, to permit the solicitation of additional proxies; provided, that the special meeting may not be adjourned, without further notice, to a date that is more than 30 days after the date for which the special meeting was originally noticed or if a new record date is fixed for the adjourned meeting. Alliqua does not intend to propose adjournment at the Alliqua special meeting if there are sufficient votes to approve the Alliqua Share Issuance Proposal.

If, at the Alliqua special meeting, the number of shares of Alliqua common stock present or represented by proxy and voting in favor of the Alliqua Share Issuance Proposal is insufficient to approve the Alliqua Share Issuance Proposal, Alliqua may move to adjourn the Alliqua special meeting in order to enable the Alliqua board of directors to solicit additional proxies for approval of the Alliqua Share Issuance Proposal. In that event, Alliqua's stockholders will be asked to vote upon the Alliqua Adjournment Proposal.

In the Alliqua Adjournment Proposal, Alliqua is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting discretionary authority to the Alliqua board of directors to adjourn the Alliqua special meeting to another time and place for the purpose of soliciting additional proxies. If Alliqua's stockholders approve the Alliqua Adjournment Proposal, Alliqua could adjourn the Alliqua special meeting and any adjourned session of the Alliqua special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Alliqua stockholders who have previously voted.

Required Vote

Approval of the Alliqua Adjournment Proposal requires the affirmative vote of a majority of votes cast affirmatively or negatively by holders of Alliqua common stock entitled to vote and represented in person or by proxy at the Alliqua special meeting, assuming a quorum is present.

Recommendation of the Alliqua Board of Directors

The Alliqua board of directors unanimously recommends that Alliqua stockholders vote “FOR” the Alliqua Adjournment Proposal.

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THE CELLERATION SOLICITATION OF WRITTEN CONSENTS

This section contains information for Celleration stockholders regarding the solicitation of written consents to approve the Celleration Merger Agreement proposal.

Purpose of the Consent Solicitation

The Celleration board of directors is providing these consent solicitation materials to Celleration stockholders. Celleration stockholders are being asked to adopt the Celleration Merger Agreement proposal and thereby approve the Merger Agreement, the merger and the transactions contemplated by the Merger Agreement by executing and delivering the written consent furnished with this joint proxy and consent solicitation statement/prospectus.

Record Date

The Celleration board of directors has set [    •    ], 2015 as the record date for determining Celleration stockholders entitled to sign and deliver written consents with respect to the Celleration Merger Agreement proposal.

Celleration Stockholders Entitled to Consent

Only holders of outstanding shares of Celleration common stock and Celleration Series AA preferred stock as of the close of business on the Celleration record date are entitled to sign and deliver written consents with respect to the Celleration Merger Agreement proposal. As of the close of business on the record date, there were [    •    ] shares of Celleration common stock and [    •    ] shares of Celleration Series AA preferred stock issued and outstanding and entitled to sign and deliver written consents with respect to the Celleration Merger Agreement proposal. Each share of Celleration common stock is entitled to one vote, and each share of Celleration Series AA preferred stock is entitled to the number of votes equal to the number of shares of Celleration common stock into which such shares of Series AA preferred stock are convertible.

As of the close of business on the Celleration record date, the directors and executive officers of Celleration and their affiliates collectively owned and were entitled to sign and deliver a written consent with respect to [    •    ] shares of Celleration common stock and [    •    ] shares of Celleration Series AA preferred stock, which represent, in the aggregate, approximately [    •    ]% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and [    •    ]% of the outstanding shares of Celleration Series AA preferred stock on that date.

Recommendation of the Celleration Board of Directors

The Celleration board of directors has unanimously approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement and has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, are fair to, and in the best interests of, Celleration and its stockholders. The Celleration board of directors unanimously recommends that Celleration stockholders consent to the Celleration Merger Agreement proposal and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

Consents; Required Consents

Written consents from a majority of the issued and outstanding shares of Celleration common stock and Celleration Series AA preferred stock, voting together on an as converted basis, and from a majority of the issued and outstanding shares of Celleration Series AA preferred stock, voting as a separate class, are required to approve the Celleration Merger Agreement proposal.

Certain 5% stockholders, directors and executive officers of Celleration, representing approximately 83% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and 81% of the outstanding shares of Celleration Series AA preferred stock as of February 2, 2015, have entered into voting agreements with Alliqua pursuant to which, among other things, they have agreed to execute and return a written consent with respect to their shares of Celleration common stock and Celleration Series AA preferred stock adopting and approving the Celleration Merger Agreement proposal. As of the close of business on the record date, approximately [ • ]% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and [ • ]% of the outstanding shares of Celleration Series AA preferred stock are subject to the voting agreements. Therefore, Celleration expects that the written consents to be delivered by holders pursuant to the voting agreements will represent a sufficient number of shares of Celleration common stock and Celleration Series AA preferred stock to satisfy the approval requirement described above for the adoption and approval of the Celleration Merger Agreement proposal.

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Pursuant to the terms of the investor rights agreement dated January 4, 2013, should a majority of the outstanding shares of Celleration Series AA preferred stock party to such agreement approve a merger, the holders of such shares of Celleration Series AA preferred stock may require all of the holders party to such agreement to consent to the merger and to waive any appraisal rights. A majority of the outstanding shares of Celleration Series AA preferred stock party to the investor rights agreement have entered into voting agreements with Alliqua pursuant to which, among other things, they have agreed to execute and return a written consent with respect to their shares of Celleration common stock and Celleration Series AA preferred stock adopting and approving the Celleration Merger Agreement proposal.

Submission of Consents

Celleration stockholders may consent to the Celleration Merger Agreement proposal with respect to their shares of Celleration stock by completing, dating and signing the written consent enclosed with this joint proxy and consent solicitation statement/prospectus and returning it to Celleration. The Celleration board of directors has set [ • ], 2015 as the final date for receipt of written consents. Celleration reserves the right to extend the final date for receipt of written consents beyond [ • ], 2015. Any such extension may be made without notice to you. Once a sufficient number of consents to adopt and approve the Celleration Merger Agreement proposal have been received, the consent solicitation will conclude.

If you hold shares of Celleration stock as of the close of business on the Celleration record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Celleration. Once you have completed, dated and signed the written consent, you may deliver it to Celleration by faxing it to Celleration, Inc., Attention: Secretary, at (952) 224-8750, by emailing a “.pdf” copy of your written consent to dwerz@celleration.com or by mailing your written consent to Celleration, Inc. at 6321 Bury Drive, Suite 15 Eden Prairie, MN 55346, Attention: Secretary.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the Celleration Merger Agreement proposal. If you do not return your written consent, it will have the same effect as a vote against the Celleration Merger Agreement proposal. If you are a record holder of shares of Celleration stock and you return a signed written consent without indicating your decision on the Celleration Merger Agreement proposal, you will have consented to the proposal.

If you are a stockholder on the record date of shares of Celleration common stock or of Celleration Series AA preferred stock, you may change or revoke your consent to the Celleration Merger Agreement proposal, subject to any contractual obligation you may have, at any time prior to [ • ], 2015 or, if earlier, at any time before the consents of a sufficient number of shares to approve and adopt such proposal have been filed with the corporate secretary of Celleration. If you wish to change or revoke your consent before that time, you may do so by faxing it to Celleration, Inc., Attention: Secretary, at (952) 224-8750, by emailing a “.pdf” copy of your written consent to dwerz@celleration.com or by mailing your written consent to Celleration, Inc. at 6321 Bury Drive, Suite 15 Eden Prairie, MN 55346, Attention: Secretary.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne by Celleration. Officers and employees of Celleration may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

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PROPOSAL SUBMITTED TO CELLERATION STOCKHOLDERS

CELLERATION PROPOSAL 1 – APPROVAL OF THE CELLERATION MERGER AGREEMENT PROPOSAL

As discussed in this joint proxy and consent solicitation statement/prospectus, Celleration is asking its stockholders to approve the Celleration Merger Agreement proposal. For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement throughout this joint proxy and consent solicitation statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page [    •    ] and “The Merger Agreement” beginning on page [    •    ]. A copy of the Merger Agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus and incorporated herein by reference. You are urged to read carefully this joint proxy and consent solicitation statement/prospectus and the Merger Agreement in their entirety before voting on this proposal.

The Merger Agreement provides that Celleration be merged with and into Merger Sub, a wholly-owned subsidiary of Alliqua. In connection with the Merger, shares of Celleration common stock and Celleration Series AA preferred stock that are issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the merger consideration described herein.

Required Vote

Approval of the Celleration Merger Agreement proposal requires the affirmative vote of a majority of the issued and outstanding shares of Celleration common stock and Celleration Series AA preferred stock, voting together on an as converted basis, and of a majority of the issued and outstanding shares of Celleration Series AA preferred stock, voting as a separate class.

Recommendation of the Celleration Board of Directors

The Celleration board of directors unanimously recommends that Celleration stockholders vote to “APPROVE” the Celleration Merger Agreement proposal.

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THE MERGER

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the Merger Agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus. We urge you to read carefully this entire joint proxy and consent solicitation statement/prospectus, including the Merger Agreement attached as Annex A, for a more complete understanding of the merger.

General

Each of Alliqua and Celleration’s respective boards of directors has unanimously approved the Merger Agreement and the transactions contemplated therein, including the merger. Pursuant to the Merger Agreement, Celleration will merge with and into Merger Sub, with Merger Sub emerging as the surviving corporation.

Background of the Merger

The Alliqua board of directors, together with Alliqua’s senior management, has regularly evaluated and periodically reviewed opportunities to achieve long-term operational and financial goals and to enhance stockholder value through potential strategic transactions. Generally, these reviews have centered on strategies to access new sources of financing to support growth initiatives and to improve Alliqua’s existing operations, portfolio of wound care technologies and distribution infrastructure. From time to time, these assessments have included discussions and analyses of potential merger transactions as a means to enhance or improve stockholder value.

The Celleration board of directors, together with its senior management, has, from time to time in the ordinary course, reviewed the strategic direction for Celleration in light of its financial performance and market, economic, competitive and other conditions and developments. During 2013 and 2014, Celleration received considerable unsolicited interest in a potential strategic acquisition of Celleration triggered by important milestones achieved during the period. The Celleration board of directors, which includes representatives of three significant investors in Celleration, asked Celleration’s senior management to respond to interested parties while reaching out to other participants in the wound care sector. These discussions included the evaluations of a variety of strategic alternatives with numerous parties, including potential business combinations and strategic alliances. Considerable time was invested in such discussions, which ranged from informal expressions of interest from other parties to formal meetings regarding the terms of a possible transaction.

Since the beginning of 2013, Alliqua has raised approximately $37 million through the issuance of new equity. In light of its access to new sources of capital, the Alliqua board of directors and senior management determined that Alliqua had sufficient financial flexibility to begin exploring opportunities for the execution of its growth plan. In the second quarter of 2013, Alliqua initiated exploratory discussions with four companies in the wound care industry regarding potential acquisitions and other strategic transactions.

David Johnson, chief executive officer of Alliqua, was familiar with Celleration based on his previous employment with a company that had considered an acquisition of Celleration in 2006, but which was never consummated. In May 2013, Mr. Johnson connected with Mark Wagner, president and chief executive officer of Celleration, at a wound care conference in Denver, Colorado, during which Mr. Johnson contacted Mr. Wagner to set up an introductory breakfast meeting with him and Lori Toner, chief marketing officer of Alliqua. At the meeting, they had a preliminary, high-level discussion on the current business of each company and what each sought to accomplish in the wound care industry.

In September 2013, Alliqua commenced preliminary discussions with Choice Therapeutics, Inc. (“Choice”), a privately held wound care company regarding the possible acquisition of Choice by Alliqua.

In January 2014, Alliqua commenced preliminary discussions with a company in the wound care and orthopedics industry (referred to as “Party A”) regarding the possible acquisition of Party A by Alliqua.

On February 19, 2014, the Celleration board of directors held a quarterly meeting at which, among other matters, the board discussed the contacts made with participants in the wound care sector.

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In March 2014, Celleration engaged in discussions with a strategic buyer (referred to as “Party B”) with whom Celleration had discussed a potential transaction previously. In addition, Celleration began discussing a potential business combination or distribution alliance with another participant in the wound care sector (referred to as “Party C”).

In March 2014, in addition to gauging the interest from Party B and Party C, Mr. Wagner initiated preliminary, high-level communications with Mr. Johnson regarding a potential business combination between Alliqua and Celleration and provided certain introductory information on Celleration.

On March 20, 2014, the Alliqua board of directors held a meeting at which Mr. Johnson provided an update on Alliqua’s mergers and acquisitions initiatives, including the status of discussions with Choice and Party A. In the following weeks, the Alliqua board of directors, together with senior management, decided to pursue and ultimately completed the acquisition of Choice on May 5, 2014.

On March 26, 2014, the Celleration board of directors held an update call at which, among other matters, members of senior management updated the Celleration board of directors on the status of discussions with Alliqua, Party B and Party C and other potentially interested parties.

On March 31, 2014, Celleration received an offer and preliminary term sheet from Party B. The term sheet provided for the acquisition of Celleration by Party B in a cash transaction containing an upfront payment and subsequent payments based on the achievement of defined revenue and gross margin milestones.

On April 2, 2014, Celleration and Alliqua entered into a mutual non-disclosure agreement relating to a potential transaction.

On April 8, 2014, Mr. Johnson invited Mr. Wagner to attend a meeting with certain other members of Alliqua’s senior management, consisting of Ms. Toner and Janice Smeill, M.D., chief medical officer of Alliqua. The meeting was held by teleconference on April 9, 2014, during which Mr. Wagner presented an overview of Celleration’s history, technology and current position in the market.

On April 23, 2014, the Celleration board of directors held an update call at which Mr. Wagner and Christopher Geyen, chief financial officer of Celleration, summarized the progress of discussions with Party B, Party C and Alliqua, including a summary of the presentation made by Mr. Wagner at his meeting with Alliqua’s senior management on April 9, 2014.

On May 7, 2014, Celleration received a revised term sheet from Party B, in which Party B increased the amount of consideration payable under its proposal.

On May 8, 2014, Mr. Wagner and Mr. Johnson had a follow-up conversation during which they further discussed Celleration’s revenue numbers and value proposition as well as Alliqua’s continued interest in Celleration as a potential acquisition candidate. At that time, Mr. Johnson informed Mr. Wagner that although Alliqua was interested in continuing discussions, Alliqua would not be able to act immediately as it had just completed its acquisition of Choice and was devoting its resources to the integration of operations of the parties.

On May 9, 2014, the Alliqua board of directors held a meeting at which Mr. Johnson discussed Alliqua’s business development efforts and mergers and acquisitions strategy. During this discussion, Mr. Johnson reviewed Alliqua’s process of locating and evaluating potential targets and discussed the targets that senior management was analyzing at that time, including Celleration and Party A.

On May 27, 2014, Celleration received an offer and preliminary term sheet from Party C. The term sheet provided for the acquisition of Celleration by Party C in a cash transaction containing an upfront payment and subsequent payments based on the achievement of defined regulatory and revenue milestones.

On June 5, 2014, the Celleration board of directors held an update call at which Mr. Wagner and Mr. Geyen discussed the status of discussions with Alliqua, Party B and Party C, including the terms of the offer and preliminary term sheet from Party C and a comparison of the terms of the term sheets received from Party B and Party C.

During the first half of 2014, representatives of Alliqua and Celleration continued to meet with other potential merger candidates, all of whom were in the wound care or medical technology industry. On June 12, 2014, Mr. Wagner contacted Mr. Johnson to inform him that Celleration had received offers and preliminary term sheets from two strategic buyers. Mr. Johnson indicated that although Alliqua remained interested in Celleration as an acquisition candidate, it was not in a position to make Celleration an offer at that time.

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On July 23, 2014, the Celleration board of directors held an update call and discussed, among other matters, the terms of the offers being negotiated with Party B and Party C and the ongoing discussions with Alliqua.

On August 6, 2014, the Celleration board of directors held a quarterly meeting and discussed, among other matters, the terms of the offers being negotiated with Party B and Party C and the ongoing discussions with Alliqua. In addition, the board determined to terminate negotiations with Party C, by mutual agreement with Party C, based on Party C’s current inability to focus adequate effort and attention on Celleration’s products.

On September 24, 2014, the Celleration board of directors held an update call and discussed, among other matters, the terms of the offer being negotiated with Party B and the ongoing discussions with Alliqua. In addition, the board determined to terminate negotiations with Party B because Celleration was unable to reach agreement with Party B on the structure and definition of objectives for subsequent payments.

From July through September 2014, Mr. Wagner and Mr. Johnson exchanged communications with respect to various milestones achieved by their respective businesses. At the end of September, Mr. Wagner contacted Mr. Johnson to inform him that Celleration had decided to terminate negotiations with Party B and Party C.

In September 2014, Alliqua began working informally with Cowen to identify and pursue various strategic alternatives, including a potential acquisition of Party A.

On October 16, 2014, Mr. Wagner and Mr. Johnson met for lunch at a wound care conference in Las Vegas, Nevada, during which Mr. Wagner discussed reimbursement, clinical and product development milestones with respect to Celleration’s business.

On October 22, 2014, the Celleration board of directors held an update call at which Mr. Wagner and Mr. Geyen provided an update on the progress of discussions with Alliqua, including an overview of the conversation that Mr. Wagner had with Mr. Johnson on October 16, 2014.

On November 3, 2014, Mr. Wagner contacted Mr. Johnson to inform him that Celleration had received a favorable reimbursement decision for MIST Therapy. In light of the positive reimbursement news, Mr. Johnson indicated that Alliqua had an increased interested in pursuing Celleration as a potential acquisition candidate.

On November 12, 2014, Mr. Johnson and Mr. Wagner had a telephone conversation, during which they discussed, among other things, the merits of a business combination for both companies and their respective stockholders in light of the evolving market for advanced wound care treatments and the opportunities for creating long-term stockholder value by leveraging the respective strengths of each business and expanding the combined company’s product portfolio. That same day, Mr. Johnson followed up with an email to Mr. Wagner that summarized the key points discussed on their call and invited Mr. Wagner to make a presentation at an informal meeting with certain members of Alliqua’s board on December 2, 2014. In his email, Mr. Johnson also requested certain further information on Celleration and included a proposed structure with certain preliminary terms for a potential acquisition of Celleration, which provided for, among other things, consideration based on a multiple of 2.5 to 2.7 times Celleration’s 2014 audited gross revenue, consisting of equal amounts of cash and shares of Alliqua common stock, and other general provisions for a potential earn-out payment, financing contingency and agreements as to non-solicitation and confidentiality.

On November 17, 2014, Mr. Wagner sent the additional information on Celleration as requested by Mr. Johnson including with respect to an analysis and valuation of Celleration, financial statements and organizational information.

On December 2, 2014, Mr. Wagner, together with Mr. Geyen and Pamela Unger, vice president of medical affairs and clinical education of Celleration, attended a dinner meeting with certain Alliqua directors, during which Messrs. Wagner and Geyen and Ms. Unger presented an overview of Celleration’s business, products and value proposition, including its recent reimbursement approvals, clinical trials and 510(k) clearance from the FDA.

On December 3, 2014, at a meeting of the Alliqua board of directors, certain representatives of Cowen provided the directors with an overview of the businesses of and the potential acquisition opportunities with Celleration and Party A. Mr. Johnson also provided the board with an update on the status of current discussions and negotiations with each potential acquisition target. Brian Posner, chief financial officer of Alliqua, and a representative of Cowen further presented a preliminary analysis of the valuation of Alliqua after a combination with each of Celleration and Party A, respectively. After a thorough discussion with management and Cowen regarding each potential transaction, the Alliqua board of directors authorized management to negotiate a formal acquisition term sheet with each of Celleration and Party A.

On December 7, 2014, Alliqua submitted a preliminary offer together with a non-binding term sheet to Party A for a potential acquisition. Notwithstanding the status of negotiations with Party A, Alliqua senior management determined that, in the interest of maximizing stockholder value and obtaining the best possible acquisition candidate for Alliqua, it was advisable to also continue negotiations with Celleration.

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On the evening of December 8, 2014, Mr. Johnson, together with Mr. Posner and Brad Barton, chief operating officer of Alliqua, made a presentation to Celleration’s board of directors at an informal meeting held in Minnesota. During the presentation, the representatives of Alliqua reviewed the company’s growth strategy and operating plan for 2015 and presented certain preliminary assumptions on the combined company, including forecasted pro forma information and valuation analysis of the combined company.

On December 9, 2014, the Celleration board of directors held its quarterly meeting. Among other matters, the Celleration board of directors reviewed and assessed the preliminary terms as proposed by Alliqua on November 12, 2014 and information presented by Alliqua on December 8, 2014. In addition, Celleration’s board provided guidance to Mr. Wagner regarding terms of a revised proposal and questions to be answered by Alliqua related to Alliqua’s business plans for the existing and combined business.

On December 10, 2014, Mr. Wagner sent an email to Mr. Johnson that summarized comments from Celleration’s board following the presentation by Alliqua that included questions about Alliqua’s business plans for the existing and combined business and certain revised terms for a proposed acquisition of Celleration by Alliqua. Among other matters, the Celleration counterproposal sought increases in the revenue multiple of the purchase price to 3.5 times Celleration’s 2014 audited gross revenue and in the amount of the earn-out consideration and also proposed the right to designate one director to serve on the Alliqua board of directors and a milestone payment based on NICE Approval.

On December 16, 2014, Alliqua determined to abandon discussions with Party A relating to a potential transaction because the parties were unable to agree on additional terms proposed by Party A.

During December 2014, following receipt of the email sent by Mr. Wagner on December 10, 2014, representatives of Alliqua, consisting principally of Mr. Johnson and certain Alliqua directors, and assisted by Cowen and Haynes and Boone LLP (“Haynes and Boone”), legal advisors to Alliqua, engaged in periodic discussions regarding Celleration’s proposed changes to the terms of the transaction, including the proposed increase in the revenue multiple of the purchase price. As part of these discussions, representatives of Alliqua considered various historical and projected financial and operating information, among other factors, that could affect the acquisition value of Celleration, as well as possible alternative transaction structures and the amount and forms of merger consideration that Alliqua would be willing to pursue. On December 18, 2014, Mr. Johnson sent Mr. Wagner an email that included two alternative transaction structures for Celleration’s board to consider. The first proposed structure contemplated upfront consideration based on a revenue multiple of 3.5, payable in equal amounts of cash and Alliqua common stock, with an incremental reduction to the amount of contingent consideration, also payable in equal amounts of cash and Alliqua common stock. The second proposed structure contemplated upfront consideration based on a revenue multiple of 3, payable in 60% cash and 40% Alliqua common stock., with an incremental increase in the amount of contingent consideration, payable in 87% cash and 13% Alliqua common stock. Mr. Johnson also indicated that Alliqua would continue to consider the proposed milestone payment based on NICE Approval.

On December 19, 2014, Mr. Wagner discussed with the Celleration board of directors the status of discussions with Alliqua on the proposed transaction, including Alliqua’s revised proposals in response to the email sent by Mr. Wagner to Mr. Johnson on December 10, 2014. In connection with such discussions and over the course of the following week, Mr. Wagner, Mr. Johnson and their respective board of directors, legal and financial advisors continued to discuss and negotiate key terms with respect to the proposed transaction structure in light of certain tax considerations, amount and forms of the merger consideration, and treatment of milestone payments based on NICE Approval.

On December 24, 2014, Mr. Johnson sent a non-binding, indicative term sheet to Mr. Wagner for the proposed acquisition of Celleration by Alliqua. The term sheet provided for, among other things, (i) upfront consideration equal to 3.5 times Celleration’s 2014 audited gross revenue, payable in equal amounts of cash and shares of Alliqua common stock, (ii) certain contingent payments including earn-out consideration for each of 2015 and 2016 equal to 3.5 times the incremental increase in revenue generated from Celleration’s products payable in equal amounts of cash and shares of Alliqua common stock and a milestone payment for NICE Approval in an amount to be further negotiated by the parties and (iii) the appointment by Celleration of one member to Alliqua’s board of directors. Following receipt of the term sheet and through the execution of the Merger Agreement, Mr. Wagner and Mr. Geyen engaged in periodic discussions with members of Celleration’s board of directors and Dorsey & Whitney LLP (“Dorsey & Whitney”), legal counsel to Celleration, regarding the proposed terms from Alliqua. In connection with the increase in consideration offered in Alliqua’s original proposal, the Alliqua management and board of directors considered certain financial models for comparable companies in the industry and its desire to avoid a competitive bid process for the acquisition of Celleration.

On January 2, 2015, the Celleration board of directors held a telephonic meeting at which Mr. Wagner reported on the negotiations with Alliqua and the board of directors discussed the indicative term sheet, including how Alliqua’s common stock would be valued in the transaction, the proposed milestone payments based on NICE Approval and the timing and extent of due diligence to be performed.

On January 4, 2015, Mr. Wagner, on behalf of Celleration, sent a revised draft of the indicative term sheet to Mr. Johnson. Among the changes proposed by Celleration were a change in the volume-weighted average stock price to be used to determine the number of Alliqua shares issuable to Celleration stockholders. Also, Celleration indicated that it would require that the term sheet contain a specific milestone payment related to NICE approval. Throughout the day, Mr. Wagner and Mr. Johnson continued to discuss and negotiate the key terms of the transaction, which resulted in the final draft of the term sheet that Mr. Johnson sent to Mr. Wagner later that evening. In addition to the previously agreed upon consideration terms, the final term sheet included a one-time $500,000 payment upon receipt of NICE approval, payable in shares of Alliqua common stock and royalty payments equal to 20% of the net sales recognized from the MIST products for the three fiscal years ending December 31, 2016, 2017 and 2018, payable in cash.

On January 5, 2015, following discussions between each member of the Celleration board of directors and Mr. Wagner, the Celleration board of directors approved by written consent the term sheet and authorized its execution by Mr. Wagner.

On January 5, 2015, Alliqua and Celleration entered into the non-binding term sheet which contained an exclusivity agreement with respect to the potential merger.

Following the execution of the term sheet, each party engaged in due diligence investigations of the business and financial condition of the other party, including through exchanges of documents and information based on specific requests from the other party.

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On January 7, 2015, acting pursuant to a duly executed unanimous written consent, the Alliqua board of directors approved the terms of the engagement letter with Cowen to act as Alliqua’s financial adviser in connection with the proposed merger with Celleration. Alliqua subsequently entered into the engagement letter with Cowen on January 9, 2015.

On January 7 and January 9, 2015, Haynes and Boone and Dorsey & Whitney discussed preliminary matters related to the structure of the proposed merger.

On January 9 and January 16, 2015, the Celleration board of directors held telephonic meetings at which the structure of the proposed merger was discussed at length. During the meetings, Mr. Wagner and Mr. Geyen provided summary schedules and financial models that described to the Celleration board of directors the terms of the proposed Merger Agreement with Alliqua, including, among other things, the financial terms, contingent payments and a sensitivity model related to continent payments, the “no shop” covenants as related to other potential strategic interest, and escrow amounts. Mr. Wagner, Mr. Geyen and representatives from Dorsey & Whitney answered numerous questions from the members of the Celleration board of directors.

On January 12, 2015, Haynes and Boone sent an initial draft of the Merger Agreement to Dorsey & Whitney based upon the provisions set forth in the term sheet.

On January 15, 2015, Dorsey & Whitney provided Haynes and Boone with a revised draft of the Merger Agreement, which provided, among other things, for a revised transaction structure in light of certain tax considerations, a reduction in the amount of the merger consideration to be held in escrow to cover potential indemnification claims, a reduced fee in connection with certain termination rights of Celleration and certain revisions with respect to Celleration’s termination right in connection with a superior proposal.

On January 20, 2015, representatives of Haynes and Boone and Dorsey & Whitney held an in-person meeting at the offices of Haynes and Boone in New York City to discuss open legal comments to certain representations and warranties, covenants, indemnification and termination provisions in the proposed draft of the Merger Agreement.

On January 21, 2015, representatives of Haynes and Boone and Dorsey & Whitney, together with Mr. Johnson, Mr. Posner, Mr. Wagner and Mr. Geyen met at the offices of Haynes and Boone in New York City to conduct in-person discussions and negotiations regarding the open business issues in the Merger Agreement, including certain procedural terms related to payment of the merger consideration and contingent payments, revisions to the type of consideration to address certain tax considerations, required closing conditions, the definition of and process for addressing a superior proposal by Celleration, indemnification setoff and escrow amounts and procedures and the termination events and amounts for the termination and reverse termination fees.

On January 22, 2015, Haynes and Boone provided Dorsey & Whitney with a revised draft of the Merger Agreement based on the terms agreed upon by the parties at the January 21 meeting. The parties continued to negotiate and exchanged comments on the draft Merger Agreement over the next week.

On January 22, 2015, Haynes and Boone also sent drafts of certain ancillary agreements to Dorsey & Whitney. Subsequently, the parties continued to discuss and exchange revised drafts of such agreements.

On January 23, 2015, the Celleration board of directors held a telephonic meeting to discuss the results of the in-person discussions and negotiations that were conducted on January 21, 2015. Mr. Wagner and Mr. Geyen provided a summary of the negotiations and a revised outline of the proposed Merger Agreement, including the allocation of consideration between stock and cash, the structure of the transaction for tax purposes, escrow and indemnification requirements and estimated timing of the transactions. Mr. Wagner, Mr. Geyen and representatives from Dorsey & Whitney answered numerous questions from the Celleration board of directors.

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On January 30, 2015, Alliqua’s board of directors met to review and discuss the proposed merger and the Merger Agreement. At the meeting, representatives of Haynes and Boone reviewed with the Alliqua board of directors its fiduciary duties and then described to the Alliqua board of directors the terms of the proposed Merger Agreement with Celleration, including, among other things, the financial terms, contingent payments, the “no shop” covenants, closing conditions, reverse termination fee and other remedies provisions and other terms and conditions. Representatives of Haynes and Boone also reviewed with the Alliqua board of directors the terms of the proposed voting agreement with Celleration equity holders.  Cowen then reviewed with the Alliqua board its financial analysis of the transactions contemplated by the Merger Agreement and rendered its oral opinion (which was subsequently confirmed in writing and such written opinion is attached as Annex C to this joint proxy and consent solicitation statement/prospectus) to the Alliqua board that, as of the date of the opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the consideration to be paid by Alliqua in the merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Alliqua. Representatives of Cowen and Haynes and Boone answered questions from the members of the Alliqua board of directors. The Alliqua board of directors then considered and discussed the factors set forth under “Recommendation of the Alliqua Board of Directors and Alliqua’s Reasons for the Merger” set forth on page [    •    ]. After further discussions and deliberations regarding, among other things, the results of the Celleration due diligence, the proposed terms of the Merger Agreement with Celleration, the views of Alliqua’s management and the presentations made by Alliqua’s legal and financial advisors, and taking into consideration the factors described below under “—Alliqua’s Reasons for the Merger,” the Alliqua board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby were advisable and fair to, and in the best interests of Alliqua and its stockholders and adopted and approved the Merger Agreement.

On January 30, 2015, the Celleration board of directors held a telephonic meeting. The directors acknowledged that they had met and discussed on several occasions, both formerly and informally, the potential merits and risks to Celleration and its stockholders of the merger, the chronology of events leading to the proposals to approve the merger, the negotiations with Alliqua with respect to the merger and the terms and conditions of the merger. Mr. Wagner reviewed the key provisions of the Merger Agreement, including the structure and timing considerations, the closing conditions, the “go shop” provision, the termination provisions, the termination fees to be paid by either Celleration or Alliqua and the consideration to be received by the Celleration stockholders; the funding of Alliqua’s debt financing; the terms of the bridge loan to be made by Alliqua to Celleration in the event that Alliqua requests an extension to the closing date; the voting agreements from certain Celleration stockholders to vote in favor of the merger; and the interests of certain Celleration directors and executive officers in the merger. After further discussions and deliberations regarding, among other things, the results of the due diligence of Alliqua, the proposed terms of the Merger Agreement with Celleration, the views of Celleration’s senior management and the fiduciary duties of the directors to the stockholders of Celleration, and taking into consideration the factors described below under “— Celleration’s Reasons for the Merger,” the Celleration board of directors, by unanimous written consent on January 30, 2015, determined that the Merger Agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of Celleration and its stockholders; approved the Merger Agreement and related agreements; resolved to recommend that the Celleration stockholders approve and adopt the Merger Agreement; approved one-time special cash bonuses contingent on the successful completion of the merger to certain directors and executive officers; and approved certain other related matters.

On February 2, 2015, the Merger Agreement was executed by Alliqua, Merger Sub, Celleration and certain other representatives of the stockholders of Celleration, as identified therein. Simultaneously with the execution of the Merger Agreement, Alliqua and certain equity holders of Celleration entered into the voting agreements. For a discussion of the Merger Agreement and voting agreement, see the sections titled “The Merger Agreement” beginning on page [    •    ] and “Ancillary Agreements—Voting Agreement” beginning on page [    •    ] of this joint proxy and consent solicitation statement/prospectus.

Alliqua’s Reasons for the Merger

In reaching its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Alliqua common stock in the merger, and to recommend that its stockholders approve the Alliqua Share Issuance Proposal and the Alliqua Adjournment Proposal, the Alliqua board of directors consulted with Alliqua management, as well as its outside financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Alliqua’s and Celleration’s business, operations, financial condition, asset quality, earnings and prospects;

•	the strategic fit of the businesses of the two companies, including their complimentary markets, business lines, sales infrastructures and approaches to advanced wound care treatments;

•	the amounts and timing of the cost savings, related expenses and revenue synergies expected to result from the proposed merger;

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•	the expectation that the combined company would create long-term shareholder value by creating additional growth opportunities by leveraging the respective strengths of each business and expanding the combined company’s development pipeline and product portfolio;

•	the potential for expansion in the growing market for advanced wound care solutions and the opportunity to leverage complimentary sales channels of Alliqua and Celleration to market a broader portfolio of wound care treatments with the combined company’s suite of proprietary products;

•	the demonstrated clinical efficacy and economic value proposition of Celleration’s proprietary MIST therapy;

•	the status of the FDA’s approval process and favorable reimbursement decisions by Centers for Medicare and Medicaid Services for Celleration’s therapeutic devices;

•	the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value;

•	its understanding of the current and prospective environment in which Alliqua and Celleration operate, including international, national, state and local economic conditions, the competitive environment for companies in the wound care industry generally, and the likely effect of these factors on Alliqua both with and without the proposed transaction;

•	its review and discussions with Alliqua’s management concerning the due diligence investigation of Celleration, including its review of Celleration’s financial condition, results of operation, asset quality, market areas, growth potential and intellectual property;

•	the regulatory and other approvals required in connection with the acquired products and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•	the opinion of Cowen, dated January 30, 2015, addressed to the Alliqua board of directors, that, as of the date of the opinion, the consideration to be paid by Alliqua in the merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Alliqua, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under "—Opinion of Alliqua’s Financial Advisor;" and

•	the financial and other terms of the Merger Agreement, including the limitations on the aggregate consideration paid in cash and stock, the portion of the total merger consideration based on future events and contingent performance measures, expected tax treatment, the no-shop covenants and prohibitions on Celleration’s ability to seek alternative acquisition proposals, the requirement that Celleration pay Alliqua a termination fee of $4 million if Celleration terminates the Merger Agreement to accept a superior proposal, the other deal protection and termination provisions, and restrictions on the conduct of Celleration’s business between the date of the Merger Agreement and the date of completion of the merger, which it reviewed with its outside legal advisors.

Alliqua’s board of directors also considered potential risks relating to the merger and other transactions contemplated by the Merger Agreement, including the following:

•	Alliqua management’s attention and Alliqua resources may be diverted from the operation of Alliqua’s business and towards the completion of the merger;

•	Alliqua may not realize all of the anticipated benefits of the merger, including cost savings, maintenance of existing customer and employee relationships, and minimal disruption in the integration of the Celleration operations and sales infrastructure with Alliqua;

•	the challenges and difficulties relating to integrating the operations of Celleration and Alliqua;

•	the nature and amount of payments and other benefits to be received by Celleration equity holders in connection with the merger pursuant to the Merger Agreement;

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•	the risk that because the exchange ratio related to the stock portion of the initial merger consideration to be paid to Celleration shareholders is fixed, the value of the stock portion of the initial merger consideration to be paid by Alliqua could fluctuate and increase between the original signing of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement;

•	the risk that the combination with Celleration might not be completed in a timely manner or at all and the attendant adverse consequences for Alliqua and Celleration’s respective businesses as a result of the pendency of the combination and operational disruption;

•	the requirement that Alliqua pay Celleration a termination fee of $3 million under certain circumstances prompting the termination of the Merger Agreement; and

•	the substantial costs that Alliqua will incur in connection with the merger and other transactions contemplated by the Merger Agreement, even if they are not consummated.

The foregoing discussion of the factors considered by the Alliqua board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Alliqua board of directors. In reaching its decision to approve and adopt the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement, including the issuance of shares of Alliqua common stock in the merger, the Alliqua board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Alliqua board of directors considered all these factors as a whole, including discussions with, and questioning of, Alliqua's management and Alliqua's outside financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Celleration’s Reasons for the Merger

The Celleration board of directors considered many factors in making its decision to recommend the approval of the Celleration Merger Agreement proposal. In arriving at its decision, the Celleration board of directors consulted with Celleration’s senior management, legal advisors, reviewed a significant amount of information, considered a number of factors and concluded in its business judgment that the proposed merger is likely to result in significant strategic and financial benefits to Celleration and its stockholders, including a number of positive factors (not in any relative order of importance):

•	historical and current information concerning Celleration’s business, financial performance, financial condition, operations and management, including financial projections of Celleration under various scenarios and its short- and long-term strategic objectives and the significant risks associated therewith;

•	the consideration of strategic alternatives to the proposed merger with Alliqua, including other merger transactions with other companies, continuing to operate Celleration on a stand-alone basis, and the belief that the proposed merger with Alliqua would provide the Celleration stockholders with a greater potential opportunity to realize a return on their investment than any other alternative reasonably available to Celleration and its stockholders;

•	the belief that the combination of Celleration’s and Alliqua’s businesses would create more value for the Celleration stockholders in the long-term than Celleration could create as an independent, stand-alone company, given the anticipated costs, timing and risks associated with developing the market and increasing sales of MIST Therapy, and the uncertain venture capital and debt markets, which Celleration historically has relied upon to raise additional financing to fund its product development efforts;

•	the complementary nature of Celleration’s and Alliqua’s businesses and geographic markets and the additional revenue growth opportunities presented by the combined company’s expanded and comprehensive product offering;

•	the current and prospective competitive climate in the medical device industry, including recent consolidation within the industry and significant regulatory, financial, economic and other challenges facing industry participants, and the belief that the combined company, in light of its larger scale, more comprehensive product offering and market presence, will be better positioned to meet these challenges;

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•	the expectation that the combined company could achieve annual cost savings and synergies from, among other things, reductions in corporate overhead and administrative costs in comparison to both companies on a stand-alone basis;

•	historical and current information concerning Alliqua’s business, financial performance, financial condition, operations and management, and the results of a due diligence investigation of Alliqua conducted by Celleration’s management;

•	the opportunity for the Celleration stockholders to participate in the potential future value of the combined company, including future potential value from Alliqua’s products and products pipeline;

•	the terms and conditions of the merger agreement, including without limitation the following:

•	the structure of the merger and the level of certainty as to the percentage of the total shares of common stock of the combined company that current Celleration and Alliqua stockholders will own after the merger;

•	the provisions of the merger agreement that limit the ability of Celleration to solicit and respond to offers for alternative transactions, but which allow Celleration to respond to a bona fide acquisition proposal that the Celleration board of directors determines is or is reasonably likely to lead to a superior proposal, subject to certain restrictions imposed by the merger agreement, which such provisions the Celleration board of directors believes are reasonable under the circumstances;

•	the ability of the Celleration board of directors, in accordance with its fiduciary duties, to withdraw, modify or amend its recommendation that the Celleration stockholders vote in favor the approval of the merger agreement and the transactions contemplated thereby, including the merger, which such provisions the Celleration board of directors believes are reasonable under the circumstances;

•	the requirement that Alliqua pay a $3.0 million fee, less the amounts owed for any bridge loan provided to Celleration (including any accrued and unpaid interest thereon), if the merger agreement is terminated by Celleration due to specified reasons; and

•	the belief that the parties’ respective representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

In the course of its deliberations, the Celleration board of directors also considered a variety of uncertainties, risks and other potentially negative factors relevant to the merger, including the following:

•	the fact that Celleration stockholders will own a significantly smaller percentage in the combined company than such stockholders own in Celleration currently;

•	the difficulty and costs inherent in the combination of two businesses of the size, geographic diversity of Celleration and Alliqua, and complexity and the risk that the cost savings, synergies and other benefits expected to be obtained as a result of the merger might not be fully or timely realized;

•	the restrictions on the conduct of Celleration’s business during the pendency of the merger, which may delay or prevent Celleration from undertaking potential business opportunities that may arise or may negatively affect Celleration’s ability to attract, retain and motivate key personnel;

•	the adverse impact that business uncertainty prior to the effective time of the merger could have on Celleration’s ability to retain and motivate key personnel until the effective time;

•	the time, effort and substantial costs involved in connection with entering into the merger agreement and completing the merger and the related disruptions to the operation of Celleration’s business, including the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts, and the risk that the operations of Celleration would be disrupted by employee concerns or departures or by changes to or termination of Celleration’s relationships with its customers, suppliers, independent sales representatives and distributors following the public announcement of the merger;

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•	the fact that the merger will result in the automatic, full acceleration of vesting of all outstanding equity-based awards held by Celleration employees and officers, which diminishes the retentive value of those awards and may result in the combined company making additional equity-based awards to the employees or officers in order to incentivize them to remain with the combined company and ensure continued alignment of the executive officers’ interests with those of the combined company and its stockholders;

•	the fact that Celleration has incurred and will continue to incur significant transaction costs and expenses in connection with the merger, regardless of whether the merger is consummated;

•	the risk that the Alliqua’s stockholders may fail to approve the merger;

•	the risk that Alliqua may fail to obtain financing to complete the merger;

•	the possibility that the merger might be unduly delayed and the potential for such a delay to reduce or eliminate the expected benefits of the transaction;

•	the possibility that the anticipated benefits of the merger may not be realized or that they may be lower than expected;

•	the fact that the anticipated cash resources of the combined company expected to be available at the closing of the merger would provide the combined company insufficient capital to execute its near-term business strategy before a subsequent financing may be completed;

•	the risk that sales of substantial amounts of common stock of the combined company immediately after the closing of the merger could adversely affect the market price of such common stock;

•	the risk that the combined company’s financial forecasts are not attained at the level or within the timeframe expected; and

•	the provisions of the merger agreement that require Celleration to pay a $4.0 million fee if the merger agreement is terminated by Celleration due to specified reasons.

In addition to considering the factors described above, the Celleration board of directors considered that some members of the Celleration board of directors and certain Celleration executive officers have interests in the proposed merger as individuals that are in addition to, and that may be different from, the interest of the Celleration stockholders generally, as described in “The Merger — Interests of Celleration’s Directors and Executive Officers in the Merger” beginning on page [•].

After considering the foregoing potentially negative and potentially positive factors, the Celleration board of directors unanimously concluded, in its business judgment, that the potentially positive factors relating to the Merger Agreement and the transactions contemplated thereby, including the merger, outweighed the potentially negative factors.

The previous discussion of the information and factors considered by the Celleration board of directors is not exhaustive but is intended to reflect the material factors considered by the Celleration board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the Celleration board of directors, both individually and collectively, did not find it practicable to and did not attempt to quantify or assign any relative or specific weight to the various factors. Rather, the Celleration board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Celleration board of directors may have given different weight to different factors.

The previous discussion of the information and factors considered by the Celleration board of directors is forward-looking in nature. This information should be read in light of the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [•].

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Opinion of Alliqua’s Financial Advisor

Pursuant to an engagement letter with Alliqua (the “Engagement Letter”), dated as of January 9, 2015, Alliqua retained Cowen, as investment bankers, to render an opinion to the Alliqua board of directors as to the fairness, from a financial point of view, to Alliqua of the consideration to be paid by Alliqua in the merger.

On January 30, 2015, Cowen delivered to the Alliqua board of directors its oral opinion subsequently confirmed in writing (the “Opinion”) that, as of the date of the Opinion, and subject to the various assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, the consideration to be paid by Alliqua in the merger pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Alliqua. The full text of the Opinion is attached as Annex C hereto and is incorporated herein by reference. Holders of shares of Alliqua common stock are urged to read the Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken by Cowen. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. The Opinion was prepared for and addressed to the Alliqua board of directors and was directed only to the fairness, from a financial point of view, of the consideration to be paid by Alliqua in the merger, and does not constitute an opinion as to the merits of the merger or a recommendation to any stockholder as to how to vote on the proposed merger. The consideration to be paid in the merger was determined through negotiations between Alliqua and Celleration and not pursuant to recommendations of Cowen.

In connection with the Opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	the financial terms and conditions of the merger contained in a draft of the Merger Agreement, dated January 29, 2015, which was the most recent draft made available to Cowen;

•	certain publicly available financial and other information for Alliqua and certain other relevant financial and operating data for Alliqua furnished to Cowen by management of Alliqua;

•	certain financial and other information for Celleration and certain other relevant financial and operating data for Celleration furnished to Cowen by management of Celleration and management of Alliqua;

•	certain internal financial analyses, financial forecasts, reports and other information concerning Celleration (the “Celleration Forecasts”) and Alliqua (the “Alliqua Forecasts”), prepared by managements of Celleration and Alliqua, respectively, and the amounts and timing of the cost savings, related expenses and revenue synergies expected to result from the merger furnished to Cowen by the management of Alliqua (the “Expected Synergies”);

•	consensus estimates and financial projections in Wall Street analysts’ reports for Alliqua (together, “Wall Street Projections”);

•	discussions Cowen had with certain members of management of each of Celleration and Alliqua, respectively, concerning the historical and current business operations, financial condition and prospects of Celleration and Alliqua, the Expected Synergies, and such other matters Cowen deemed relevant;

•	certain operating results of Celleration as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	the reported price and trading history of shares of Alliqua common stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	performed a discounted cash flow analysis with respect to Celleration;

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•	compared certain financial terms of the merger to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of the Opinion.

In conducting its review and arriving at the Opinion, Cowen, with Alliqua’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Celleration and Alliqua, respectively, or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verification, the assessment of the managements of Celleration and Alliqua as to the existing products and services of Celleration and the viability of, and risks associated with, the future products and services of Celleration. In addition, Cowen did not conduct, nor assume any obligation to conduct, any physical inspection of the properties or facilities of Celleration or Alliqua. Cowen further relied upon Alliqua’s and Celleration’s representations that all information provided to Cowen by Alliqua or Celleration, as applicable, was accurate and complete in all material respects. Cowen, with Alliqua’s consent, assumed that the financial forecasts and description of Expected Synergies which Cowen examined were reasonably prepared by the respective managements of Celleration and Alliqua on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of Celleration and Alliqua, as applicable, and such projections and synergies, and the Wall Street Projections utilized in Cowen analyses, provided a reasonable basis for the Opinion. The Opinion states that all such projected financial information is based upon numerous variables and assumptions and that actual results could vary significantly from those set forth in such projected financial information. Cowen expressed no opinion as to Celleration Forecasts, the Alliqua Forecasts, the Wall Street Projections, the Expected Synergies or the assumptions on which they were made and did not in any respect assume any responsibility for the accuracy thereof.

Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Celleration or Alliqua since the date of the last financial statements made available to Cowen. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Celleration or Alliqua, nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of Celleration, Alliqua or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Opinion does not address any legal, tax or accounting matters related to the Merger Agreement or the merger, as to which Cowen assumed that Alliqua and the Alliqua board of directors received such advice from legal, tax and accounting advisors as each determined appropriate. Cowen assumed, at Alliqua’s direction and with Alliqua’s consent, that (i) Celleration will achieve its Revenue Targets (as defined in the Merger Agreement) for the fiscal years ending December 31, 2015 and December 31, 2016, and (ii) NICE Approval (as defined in the Merger Agreement) will not be obtained, and consequently certain additional contingent consideration payments based on MIST Net Sales (as defined in the Merger Agreement) over an enumerated benchmark will not be made. The Opinion addresses only the fairness to Alliqua, from a financial point of view, of the consideration to be paid by Alliqua in the merger pursuant to the terms of the Merger Agreement. Cowen did not express any view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the form or structure of the merger or any consequences of the merger on Alliqua, Merger Sub or Alliqua’s stockholders, creditors, employees or other constituencies. The Opinion is necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of the Opinion. The Opinion states that it should be understood that, although subsequent developments may affect the Opinion, Cowen does not have any obligation to update, revise or reaffirm the Opinion and Cowen expressly disclaims any responsibility to do so.

Cowen did not consider any potential legislative or regulatory changes being considered at the time of or recently enacted before the issuance of the Opinion by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board or any similar foreign regulatory body or board.

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For purposes of rendering the Opinion, Cowen assumed in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof, and without any adjustment to the consideration. Cowen assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Cowen assumed that the merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. The Opinion states that Alliqua informed Cowen, and Cowen assumed, that the merger will be treated as a tax-free reorganization.

The Opinion states that it is intended for the benefit and use of the Alliqua board of directors for its information and assistance in connection with its consideration of the financial terms of the merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Cowen’s prior written consent. The Opinion does not constitute a recommendation to the Alliqua board of directors or stockholders of Alliqua on whether or not to approve or to vote in favor of the merger or to take any other action in connection with the merger or otherwise. Cowen was not requested to opine as to, and the Opinion does not in any manner address, Alliqua’s underlying business decision to effect the merger or the relative merits of the merger as compared to other business strategies or transactions that might have been available to Alliqua. Additionally, Cowen was not engaged to be involved in any determinations of the Alliqua board of directors or Alliqua’s management to pursue strategic alternatives and Cowen was not authorized or requested to, and did not, investigate any other alternative transactions that may have been available to Alliqua. In addition, Cowen was not requested to opine as to, and the Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the consideration to be paid by Alliqua in the merger, (ii) the fairness of the merger or the consideration to the holders of any class of securities, creditors or other constituencies of Celleration or Alliqua, or (iii) whether Alliqua had sufficient cash, available lines of credit or other sources of funds to enable it to pay the consideration at the closing of the merger. Furthermore, Cowen expressed no view as to the price or trading range for shares of Alliqua common stock following the consummation of the merger.

The following is a brief summary of the principal financial analyses performed by Cowen to arrive at the Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen reviewed with the management of Alliqua the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Alliqua and Celleration. No limitations were imposed by the Alliqua board of directors with respect to the investigations made or procedures followed by Cowen in rendering the Opinion.

Analysis of Selected Transactions. Cowen reviewed the financial terms, to the extent publicly available, of 12 transactions (the “MedTech Industry Transactions”) involving the acquisition of companies in the medical technology industry, which were announced or completed since March 12, 2008. These transactions were (listed as target/buyer):

Date	Target	Buyer
10/27/14	Wright Medical Group Inc.	Tornier N.V.
05/05/14	Choice Therapeutics, Inc.	Alliqua, Inc.
08/15/13	MAKO Surgical Corp.	Stryker Corporation
11/28/12	Healthpoint Biotherapeutics Ltd.	Smith & Nephew plc
09/15/12	Complete Genomics, Inc.	BGI-Shenzhen
09/20/11	ClearStream Technologies Group plc	C.R. Bard Inc.
05/17/11	Advanced BioHealing, Inc.	Shire plc
04/30/10	Lifecore Biomedical, LLC	Landec Corporation
09/24/08	CryoCath Technologies, Inc.	Medtronic, Inc.
04/22/08	Restore Medical, Inc.	Medtronic, Inc.
03/26/08	CryoCor, Inc.	Boston Scientific Corporation
03/12/08	Tissue Science Laboratories plc	Covidien plc

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Cowen reviewed the market capitalization of common stock plus total debt less cash and cash equivalents (“Enterprise Value”) paid in the MedTech Industry Transactions as a multiple of last 12 month (“LTM”) and next 12 month (“NTM”) revenues. The following table presents the multiples implied by the ratios of Enterprise Values to LTM and NTM revenues.

	Multiples for MedTech Industry Transactions
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenue	2.4	x	5.5	x	4.6	x	12.4	x
NTM Revenue	1.9	x	4.9	x	3.6	x	11.8	x

Based upon the information presented in the table above, Cowen’s experience in the medical technology industry and its professional judgment, Cowen selected implied reference range multiples. The following table presents the implied Enterprise Value of Celleration based on a range of 4.6x - 5.5x Enterprise Value/LTM revenue multiples and 3.6x - 4.9x Enterprise Value/NTM revenue multiples, in each case, compared to the implied Enterprise Value to be paid in the merger by Alliqua of $49.0 million.

	Reference Range Multiple	Implied Enterprise Value (in millions)
Enterprise Value as a multiple of:
LTM Revenue	4.6x-5.5x	$40.0-$47.9
NTM Revenue	3.6x-4.9x	$37.4-$51.0

Although the MedTech Industry Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Alliqua or Celleration. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Celleration.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for Celleration to the corresponding financial data and ratios of certain other companies (the “Selected Companies”) whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Celleration. These companies were:

•	MiMedx Group, Inc.

•	Osiris Therapeutics Inc.

•	Derma Sciences, Inc.

•	MediWound Ltd.

The data and ratios included the Enterprise Values of the Selected Companies as multiples of LTM and NTM revenues. The following table presents the multiples implied by the ratios of Enterprise Values to LTM and NTM revenues.

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	Selected Company Multiples
	Low		Mean		Median		High
Enterprise Value as a ratio of:
LTM Revenue	1.8	x	6.3	x	8.1	x	8.9	x
NTM Revenue	1.7	x	4.3	x	5.2	x	6.1	x

Based upon the information presented in the table above, Cowen’s experience in the medical technology industry and its professional judgment, Cowen selected implied reference range multiples. The following table presents the implied Enterprise Value of Celleration based on a range of 6.3x – 8.1x Enterprise Value/LTM revenue multiples and 4.3x – 5.2x Enterprise Value/NTM revenue multiples, in each case, compared to the implied Enterprise Value to be paid in the merger by Alliqua of $49.0 million.

	Reference Range Multiple	Implied Enterprise Value (in millions)
Enterprise Value as a multiple of:
LTM Revenue	6.3x – 8.1x	$54.8 – $70.5
NTM Revenue	4.3x – 5.2x	$44.7 – $54.1

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Celleration. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the acquisition value of the Selected Companies or Celleration.

Discounted Cash Flow Analysis. Cowen estimated a range of values for Celleration based upon the discounted present value of the projected after-tax cash flows of Celleration described in the financial forecasts provided by management of Celleration for Celleration’s fiscal quarters ended September 30, 2015 and December 31, 2015 and Celleration’s fiscal years ending 2016 through 2019, and of the terminal value of Celleration at the fiscal year ending 2019, based upon multiples of revenue, in each case discounted back to June 30, 2015, the assumed closing date of the merger. Unlevered free cash flow was calculated by taking operating earnings and subtracting from this amount projected taxes, capital expenditures, and decreases in net working capital, and adding back projected depreciation and amortization, stock-based compensation, and increases in net working capital. This analysis was based upon certain assumptions described by and projections supplied by the management of Celleration. In performing this analysis, Cowen utilized discount rates ranging from 10% to 14%, which were selected based on the average of the weighted average cost of capital of the Selected Companies. Cowen utilized terminal multiples of revenue ranging from 4.0x to 5.0x, which range was selected by Cowen in its professional judgment and based on multiples implied by the ratios of Enterprise Values to LTM revenues for the MedTech Industry Transactions.

Utilizing this methodology, the implied Enterprise Value of Celleration ranged from $83.7 million to $120.7 million, compared to the implied Enterprise Value to be paid in the merger by Alliqua of $49.0 million.

Relative Contribution/Pro Forma Ownership Analysis. Cowen analyzed the respective contributions of 2015 through 2017 calendar year estimated total revenues, gross profit and operating income (or loss) of Alliqua and Celleration to the combined company, based upon the projected financial results of Alliqua and Celleration (based upon the respective financial forecasts prepared by managements of Alliqua and Celleration and excluding synergies expected to result from the merger) and compared the results to the pro forma ownership of the combined company following the merger. The table below indicates the results of this analysis.

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	% of Combined Company
	Celleration Contribution	Alliqua Contribution
CY 2015E
Total Revenues	36.1%	63.9%
Gross Profit	43.9%	56.1%
Operating Income (Loss)	Not meaningful	Not meaningful

CY 2016E
Total Revenues	31.1%	68.9%
Gross Profit	36.4%	63.6%
Operating Income (Loss)	Not meaningful	Not meaningful

CY 2017E
Total Revenues	28.6%	71.4%
Gross Profit	32.9%	67.1%
Operating Income (Loss)	80.3%	19.7%

Cowen analyzed the pro forma ownership in the combined company by the holders of Alliqua common stock and noted that current holders of Alliqua common stock would own approximately 76.9% of the combined company and shareholders of Celleration would own 23.1% of the combined company. In performing this analysis, Cowen assumed that Celleration will achieve its Revenue Targets for fiscal years ending December 31, 2015 and December 31, 2016 and that the related earn-out payments will paid at such level. Cowen noted that this percentage exceeded the percentage of Alliqua’s contributions to revenues, gross profit and operating income (loss) in each of the calendar years 2015 through 2017.

In analyzing the consideration to be paid by Alliqua in connection with the merger, Cowen reviewed certain publicly available data regarding the market value of shares of Alliqua common stock relative to that of the Selected Companies. In particular, Cowen analyzed the reported price and trading history of shares of Alliqua common stock as compared to the reported price and trading histories of shares of the Selected Companies. Cowen noted that Alliqua common stock, as of January 29, 2015, was trading at 54% of its 52 week high and 135% of its 52 week low, in line with trading of the shares of the Selected Companies. Furthermore, Cowen compared the multiples implied by the ratios of the Enterprise Values of the Selected Companies to their respective LTM and NTM revenues to the corresponding multiples for Alliqua (in each case utilizing Wall Street Projections). Cowen noted that Alliqua common stock, as of January 29, 2015, was trading at Enterprise Value to revenue multiples at or above the range of the Selected Companies’ 2014 and 2015 Enterprise Value to revenue multiples.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Alliqua board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying the Opinion. Additionally, no company or transaction used in any analysis as a comparison is identical to Celleration or the merger, and they all differ in material ways. Accordingly, an analysis of the results described above is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value of the selected companies or transactions to which they are being compared. Cowen used these analyses to determine the impact of various operating metrics on the implied enterprise value of Celleration. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Cowen collectively and not individually.

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In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Alliqua and Celleration. Except as otherwise noted, the information utilized by Cowen in its analyses, to the extent that it was based on market data, is based on market data as it existed on or before January 29, 2015 and is not necessarily indicative of current market conditions. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Alliqua, Celleration, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and the Opinion were among several factors taken into consideration by the Alliqua board of directors in making its decision to enter into the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by the Alliqua board of directors to render the Opinion to the Alliqua board of directors because Cowen is a nationally recognized investment banking firm and because, Cowen as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade the equity securities of Alliqua for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. The issuance of the Opinion was approved by Cowen’s fairness opinion review committee.

Cowen is acting as exclusive financial advisor to the Alliqua board of directors in connection with the merger and will receive a fee of $1,500,000 (the “Transaction Fee”) from Alliqua for Cowen’s services pursuant to the terms of the Engagement Letter, all of which is contingent upon the consummation of the merger. Cowen received a fee of $750,000 for providing the Opinion without regard to whether the merger is ultimately consummated, but which is creditable against any Transaction Fee. In addition, Alliqua agreed to reimburse certain of Cowen’s expenses and to indemnify Cowen for certain liabilities that may arise out of Cowen’s engagement. The Opinion states that, in the two years preceding the date of the Opinion, Cowen has not had a material relationship with Alliqua or any other party to the merger and there were no material relationships mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Cowen and any party to the merger. Pursuant to the terms of the Engagement Letter, Alliqua agreed that Cowen shall have the right to participate as one of Alliqua’s underwriters or placement agents in any equity financing by Alliqua to finance the merger after the execution of the Merger Agreement and during the term of the Engagement Letter, and Cowen would receive fees for the rendering of such services. Cowen and its affiliates may in the future provide commercial and investment banking services to Alliqua and Merger Sub and may receive fees for the rendering of such services.

The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between Alliqua and Cowen, and the Alliqua board of directors was aware of the arrangement, including the fact that a significant portion of Cowen’s fees are contingent upon the completion of the merger.

Board Composition and Management of Alliqua after the Merger

The directors and officers of Alliqua immediately prior to the effective time of the merger will continue to be directors and officers of Alliqua immediately following the merger. Pursuant to the terms of the Merger Agreement, Alliqua has agreed to appoint Celleration’s president and chief executive officer, Mark Wagner, to the Alliqua board of directors upon the effective time of the merger.

Information about current directors and executive officers of Alliqua, including biographical information, executive compensation and stock ownership, can be found in Alliqua’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is filed with the SEC and incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page [    •    ] of this joint proxy and consent solicitation statement/prospectus.

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Information about Mark Wagner, including his biographical information, executive compensation and stock ownership as the president and chief executive officer and a director of Celleration, can be found in the section titled “Information About the Celleration Director” beginning on page [    •    ] and the section titled “Principal Stockholders of Celleration” beginning on page [   •    ] of this joint proxy and consent solicitation statement/prospectus.

Interests of Celleration’s Directors and Executive Officers in the Merger

In considering the recommendation of the Celleration board of directors to approve and adopt the Celleration Merger Agreement proposal, Celleration stockholders should be aware that certain of Celleration’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Celleration stockholders generally. The Celleration board of directors was aware of these interests and considered them, among other matters, in approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement. These interests are described below.

Executive Officers

The following table sets forth the name and position of the individuals who currently serve as the executive officers of Celleration.

Name	Position
Mark Wagner	Director, President and Chief Executive Officer
Christopher Geyen	Chief Financial Officer
Doug Duchon	Vice President, Research and Development
Mark Rogozinski	Vice President, Reimbursement
Diane Sahr	Vice President, Clinical Research
Pamela Unger	Vice President, Medical Affairs and Clinical Education

Position with the Combined Company

Mark Wagner, currently a director and the president and chief executive officer of Celleration, will be appointed to the Alliqua board of directors upon the effective time of the merger pursuant to the terms of the Merger Agreement. Certain executive officers of Celleration may be hired as employees by Alliqua. No agreements with Alliqua have been finalized as of the date of this joint proxy and consent solicitation statement/prospectus. These matters are subject to negotiations and discussions and there can be no assurance that the parties will reach agreement. Such executive officers of Celleration do, however, have existing employment agreements or offer letters with Celleration.

Ownership Interests of Celleration’s Directors and Executive Officers

As of April 1, 2015, Celleration’s directors and executive officers as a group held eligible options to purchase a total of 14,177,200 shares of Celleration common stock. As described under “Treatment of Celleration Stock Options and Warrants,” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus, at the effective time of the merger, each outstanding and unexercised Celleration stock option will be cancelled. Only certain holders of in-the-money options will be entitled to receive a pro rata share of the merger consideration and the contingent consideration, as determined by taking the product of (i) the number of shares underlying such in-the-money option and (ii) the excess of the closing per share merger consideration over the per share exercise price of such option. The board of directors of Celleration anticipates that the options to purchase shares of Celleration common stock held by Celleration’s executive officers will be deemed in-the-money. Based on the exercise price of $0.05 per share for each option and an estimated closing per share merger consideration of $0.169, the value of the merger consideration Celleration’s directors and executive officers will receive for options to purchase shares of Celleration common stock expected to be deemed in-the-money is set forth in the table below.

	Number of Vested Options Outstanding	Aggregate Value of Exercised Options	Aggregate Exercise Price	Aggregate Value Less Aggregate Exercise Price
Mark Wagner	6,324,000	$1,068,756	$316,200	$752,556
Christopher Geyen	2,409,000	$407,121	$120,450	$286,671
Pamela Unger	1,257,000	$212,433	$62,850	$149,583
Doug Duchon	1,152,000	$194,688	$57,600	$137,088
Mark Rogozinski	1,152,000	$194,688	$57,600	$137,088
Diane Sahr	1,152,000	$194,688	$57,600	$137,088
Bruce Elegant	331,200	$55,973	$16,560	$39,413
Sven Wehrwein	400,000	$67,600	$20,000	$47,600

For additional information on directors’ and executive officers’ beneficial ownership of Celleration common stock and options held by Celleration’s directors and executive officers, please refer to “Principal Stockholders of Celleration” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Liquidation Preference Payable to Directors and Executive Officers

In addition, certain of the Celleration officers and directors will be entitled to a pro rata portion of the Series AA preferred stock liquidation preference upon the closing of the merger. For a discussion of the liquidation preference payable to directors and executive officers of Celleration, please refer to “—Liquidation Preference Payable to Certain Stockholders, Directors and Executive Officers of Celleration in the Merger” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Bonus Upon Completion of the Merger

The Celleration board of directors approved a one-time special cash bonus for certain officers and directors of Celleration contingent on the successful completion of the merger and the closing of the transactions contemplated by the Merger Agreement. Sven Wehrwein and Bruce Elegant, each a current director of Celleration, are entitled to receive $13,432.80 and $11,122.40, respectively. In addition, Messrs. Wagner and Geyen are entitled to receive $145,212.13 and $13,737.37, respectively.

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Indemnification and Liability Insurance

Pursuant to the Merger Agreement, upon the completion of the merger, Celleration and Alliqua agreed that for six years after the effective time of the merger, to the fullest extent permitted under applicable law, Alliqua and the surviving corporation shall indemnify, defend and hold harmless each current and former director and officer of Celleration against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the effective time of the merger, including in connection with the transactions contemplated by the Merger Agreement, and shall reimburse each such director and officer of Celleration for any legal or other expenses reasonably incurred in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to certain limitations.

Celleration will purchase a “tail” policy with respect to directors’ and officers’ liability insurance policy with a claims period of at least six-years after the effective time of the merger. During the term of the tail policy, Alliqua and the surviving company have agreed in the Merger Agreement not take any action to cause the tail policy to be cancelled or any provision therein to be amended or waived.

Voting Agreements

Certain of the Celleration 5% stockholders who have entered into voting agreements with Alliqua to, among other things, execute and deliver a written consent with respect to all shares of Celleration common stock and Series AA preferred stock owned by them as of the applicable record date in favor of the adoption and approval of the Merger Agreement and merger, are affiliated with directors of Celleration. Each of Celleration’s executive officers has also entered into a voting agreement with Alliqua. See the section titled “Ancillary Agreements—Voting Agreement” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Celleration’s named executive officers that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section Celleration uses such term to describe the merger-related compensation payable to Celleration’s named executive officers. For 2014, the named executive officers of Celleration were Mark Wagner, president and chief executive officer; Chris Geyen, chief financial officer; and Pamela Unger, vice president of medical affairs and clinical education.

Mark Wagner—Mr. Wagner is employed as the president and chief executive officer of Celleration pursuant to an employment agreement. Under his employment agreement, if Celleration terminates Mr. Wagner’s employment without cause, or Mr. Wagner terminates his employment for good reason, both as defined in the agreement, Mr. Wagner is entitled to receive an amount equal to 12 months of his base salary, paid in equal installments over 12 months, and will be permitted to continue to participate in Celleration’s medical and dental benefit plans for a period of 12 months following the date of termination, at Celleration’s expense. Upon a change in control of Celleration, if Celleration terminates Mr. Wagner’s employment without cause, or Mr. Wagner terminates his employment for good reason, within one year of the change in control, Mr. Wagner is entitled to a lump sum payment equal to the sum of (i) 15 months of his base salary; (ii) 50% of his base salary; and (iii) an amount equal to the award that would have been payable under any incentive bonus plan if Celleration’s performance results remained the same for the rest of the year, pro-rated for the number of days elapsed during the year; and also to continued participation in the medical and dental benefit plans for a period of 15 months following the date of termination, at Celleration’s expense. Receipt of any benefits by Mr. Wagner upon termination will be conditioned upon Mr. Wagner executing a general release of all claims in a form provided by Celleration and his being compliant with the employment agreement and any other written agreements with the company.

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Christopher Geyen—Mr. Geyen is employed as the chief financial officer of Celleration pursuant to an employment agreement. Under his employment agreement, if Celleration terminates Mr. Geyen’s employment without cause, or Mr. Geyen terminates his employment for good reason, both as defined in the agreement, Mr. Geyen is entitled to receive an amount equal to 12 months of his base salary, paid in equal installments over 12 months, and will be permitted to continue to participate in Celleration’s medical and dental benefit plans for a period of 12 months following the date of termination, at Celleration’s expense. Upon a change in control of Celleration, if Celleration terminates Mr. Geyen’s employment without cause, or Mr. Geyen terminates his employment for good reason, within one year of the change in control, Mr. Geyen is entitled to a lump sum payment equal to the sum of (i) 12 months of his base salary; (ii) 35% of his base salary; and (iii) an amount equal to the award that would have been payable under any incentive bonus plan if Celleration’s performance results remained the same for the rest of the year, pro-rated for the number of days elapsed during the year; and also to continued participation in the medical and dental benefit plans for a period of 12 months following the date of termination, at Celleration’s expense. Receipt of any benefits by Mr. Geyen upon termination will be conditioned upon Mr. Geyen executing a general release of all claims in a form provided by Celleration and his being compliant with the employment agreement and any other written agreements with the company.

Pamela Unger—Ms. Unger is employed as the vice president of medical affairs and clinical education of Celleration pursuant to an employment agreement. Under her employment agreement, if Celleration terminates Ms. Unger’s employment without cause, or Ms. Unger terminates her employment for good reason, both as defined in the agreement, Ms. Unger is entitled to receive an amount equal to three months of her base salary, paid in equal installments over three months, and will be permitted to continue to participate in Celleration’s medical and dental benefit plans for a period of three months following the date of termination, at Celleration’s expense. Upon a change in control of Celleration, if Celleration terminates Ms. Unger’s employment without cause, or Ms. Unger terminates her employment for good reason, within one year of the change in control, Ms. Unger is entitled to a lump sum payment equal to the sum of (i) six months of her base salary; (ii) an amount equal to 50% of the award that would have been payable under Celleration’s annual incentive bonus plan; and (iii) an amount equal to the award that would have been payable under any incentive bonus plan if Celleration’s performance results remained the same for the rest of the year, pro-rated for the number of days elapsed during the year; and also to continued participation in the medical and dental benefit plans for a period of six months following the date of termination, at Celleration’s expense. Receipt of any benefits by Ms. Unger upon termination will be conditioned upon Ms. Unger executing a general release of all claims in a form provided by Celleration. Receipt of any benefits by Ms. Unger upon termination will be conditioned upon Ms. Unger executing a general release of all claims in a form provided by Celleration and her being compliant with the employment agreement and any other written agreements with the company.

For purposes of the employment and equity arrangements above, the consummation of the merger will constitute a “change of control” under each arrangement.

Aggregate Amounts of Potential Compensation

The table below summarizes potential golden parachute compensation that each named executive officer would be entitled to receive from Celleration if the merger is consummated and if the named executive officer thereafter incurs a termination of employment. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by named executive officer may differ in material respects from the amounts set forth below.

For purposes of calculating such potential golden parachute compensation, Celleration has assumed that the merger occurs on May 31, 2015, including with respect to calculating the portion of equity awards subject to accelerated vesting, and has further assumed that the named executive officers will incur a termination of employment on such date that would entitle them to the benefits set forth in the table below.

			Golden Parachute Compensation
	Cash(1)		Equity	Perquisites / Benefits		Total
Mark Wagner President and chief executive officer	$796,661	(2)	—	$35,157	(3)	$831,818
Christopher Geyen Chief financial officer	$415,719	(2)	—	$21,682	(4)	$437,401
Pamela Unger Vice president of medical affairs and clinical education	$104,150		—	$6,899	(5)	$104,150

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(1)	Amounts in this column represent the lump sum cash severance payment to be paid to Mr. Wagner, Mr. Geyen and Ms. Unger upon a termination of employment without “cause” or a termination for “good reason” after a change of control, pursuant to their employment agreements, subject to the execution and non-revocation of a general release of claims in favor of Celleration, and calculated as described above. These amounts assume that base salaries remain unchanged from their levels in effect on the date of this joint proxy and consent solicitation statement/prospectus.

(2)	These amounts include one-time special cash bonus payments of $145,212 to Mr. Wagner and $13,737 to Mr. Geyen contingent on the successful completion of the Merger and the closing of the transactions contemplated by the Merger Agreement.

(3)	This amount reflects the aggregate value of Mr. Wagner’s continued participation in Celleration’s medical and dental benefit plans for a period of 15 months following the date of termination, to be paid for at Celleration’s expense.

(4)	This amount reflects the aggregate value of Mr. Geyen’s continued participation in Celleration’s medical and dental benefit plans for a period of 12 months following the date of termination, to be paid for at Celleration’s expense.

(5)	This amount reflects the aggregate value of Ms. Unger’s continued participation in Celleration’s medical and dental benefit plans for a period of six months following the date of termination, to be paid for at Celleration’s expense.

Liquidation Preference Payable to Certain Stockholders, Directors and Executive Officers of Celleration in the Merger

In addition to the right of the holders of Celleration Series AA preferred stock to participate in the merger consideration with the holders of Celleration common stock, the holders of the Celleration Series AA preferred stock will also receive $10,500,000 as a liquidation preference, payable in equal amounts of cash and shares of Alliqua common stock. The following table shows the aggregate liquidation preference payable to each of the beneficial holders of more than 5% of Celleration’s common stock and, for the William Cadogan trusts, 5% of Celleration’s oustanding Series AA preferred stock, as well as for Celleration’s directors and officers.

5% Stockholders	Number of Shares of Series AA Preferred Stock Beneficially Owned	Aggregate Liquidation Preference Payable
Entities affiliated with Affinity Capital(1)	3,077,083	$849,275
Entities affiliated with Venture Investors (2)	4,223,461	$1,165,675
Sightline Healthcare Opportunity Fund, LLC	3,440,636	$949,616
Entities affiliated with New Science Ventures(3)	2,731,224	$753,818
Triathlon Medical Ventures, L.P.	2,584,462	$713,312
TVP Partners, L.P.	6,385,983	$1,762,531
John E. Rogers and Lois A. Rogers	3,052,413	$842,466
Russell S. King	2,848,929	$786,304
Heron Capital Venture Fund I, L.P.	1,851,092	$510,901
William Cadogan trusts(4)	2,173,913	$600,000

Directors and Executive Officers(5)	Number of Shares of Series AA Preferred Stock Beneficially Owned		Aggregate Liquidation Preference Payable
Edson Spencer, Jr.(6)		271,739		$150,000
Mark T. Wagner		645,381		$178,125
Christopher R. Geyen		54,348		$15,000

(1)	Consists of (i) 543,479 shares of Celleration Series AA preferred stock held by Affinity Ventures III, L.P.; (ii) 676,745 shares of Celleration Series AA preferred stock held by Affinity Ventures IV, L.P.; and (iii) 1,856,859 shares of Celleration Series AA preferred stock held by Affinity Ventures V, L.P.

(2)	Consists of (i) 1,153,005 shares of Celleration Series AA preferred stock held by Venture Investors Early Stage Fund III Limited Partnership and (ii) 3,070,456 shares of Celleration Series AA preferred stock held by Venture Investors Early Stage Fund IV Limited Partnership.

(3)	Consists of (i) 343,748 shares of Celleration Series AA preferred stock held by New Science Ventures Fund I – Madison, L.P.; (ii) 1,246,171 shares of Celleration Series AA preferred stock held by NSV Master Limited Partnership II, LP; and (iii) 1,141,305 shares of Celleration Series AA preferred stock held by NSV Partners Institutional, L.P.

(4)

Consists of (i) 1,086,957 shares of Celleration Series AA preferred stock held by the William J. Cadogan GRAT No. 1 of 2013 and (ii) 1,086,956 shares of Celleration Series AA preferred stock held by the William J. Cadogan Revocable Trust of 2005.

(5)

George Arida, Joe Biller and Thomas Lavin, each a director of Celleration, may be deemed to beneficially own shares of Celleration Series AA preferred stock through their affiliation with Venture Investors, Sightline Healthcare Opportunity Fund, LLC and New Science Ventures, respectively. See “Principal Stockholders of Celleration” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

(6)	Consists of (i) 271,739 shares of Celleration Series AA preferred stock held by the Edson W. Spencer, Jr. Revocable Trust and (ii) 271,739 shares of Celleration Series AA preferred stock held by the Valerie C. Spencer #3 Trust. In addition, Edson Spencer, Jr., a director of Celleration, may be deemed to share voting and investment power over the securities of Celleration held by Affinity Capital. See “Principal Stockholders of Celleration” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

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For information on Celleration’s principal stockholders’ beneficial ownership of Celleration common stock and Series AA preferred stock, please refer to “Principal Stockholders of Celleration” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to prior receipt of all approvals required to be obtained from applicable governmental and regulatory authorities. Subject to the terms and conditions of the Merger Agreement, Alliqua and Celleration have agreed to use their commercially reasonable efforts and cooperate to prepare and file, as promptly as possible, all necessary documentation and to obtain as promptly as practicable all regulatory approvals required or advisable to complete the transactions contemplated by the Merger Agreement.

Alliqua and Celleration believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that both parties will be able to obtain all requisite regulatory approvals prior to the anticipated closing. However, at any time before or after the effective time of the merger, the FTC, the Antitrust Division or others (including foreign regulatory agencies, states and private parties) could challenge the merger and take action under antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

Alliqua must also comply with the applicable federal and state securities laws and the rules and regulations of The NASDAQ Stock Market LLC for the approval of the listing application to be submitted in connection with the issuance of shares of Alliqua common stock in the merger and the filing of this joint proxy and consent solicitation statement/prospectus with the SEC.

The parties' obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. Alliqua and Celleration will use their respective commercially reasonable efforts to resolve any objections that may be asserted by any regulatory authority with respect to the Merger Agreement or the merger or the other transactions contemplated by the Merger Agreement. For further information, see the section titled “The Merger Agreement—Conditions to Completion of the Merger” on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

The foregoing is a summary of the material regulatory requirements for the merger, satisfaction or waiver of certain of which requirements is a condition to the completion of the merger. There can be no guarantee as to if and when any of the consents or approvals required for the merger will be obtained or as to the conditions that such consents and approvals may contain.

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Accounting Treatment

Alliqua will account for the acquisition pursuant to the Merger Agreement using the acquisition method of accounting in accordance with U.S. GAAP. Alliqua will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing of the transaction. Any excess of the purchase price over those fair values will be recorded as goodwill. Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. The purchase price reflected in the unaudited pro forma condensed combined financial statements is based on preliminary estimates using assumptions Alliqua management believes are reasonable based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation which has not yet been completed.

U.S. Federal Income Tax Considerations

The following discussion is the opinion of Haynes and Boone and of Dorsey & Whitney as to the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Celleration stock whose shares of Celleration stock are exchanged for shares of Alliqua stock and cash in the merger. This discussion is based in part on representation letters provided by Alliqua and by Celleration and on customary factual assumptions. If any of those assumptions or representations is inaccurate, incomplete, or untrue, the conclusions stated below could be affected. Neither Haynes and Boone nor Dorsey & Whitney is under any obligation to update its opinion as a result of a change in law or discovery of any inaccuracy in such representations. This discussion assumes that none of the terms and conditions contained in the Merger Agreement will have been waived or modified in any respect on or prior to the closing date.

This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax. This discussion is based upon the Code, the regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this joint proxy and consent solicitation statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Celleration stock that hold their shares of Celleration stock as a "capital asset" within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder's individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of Celleration stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Celleration stock that received Celleration stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Celleration stock that has a functional currency other than the U.S. dollar;

•	a holder of Celleration stock that holds Celleration stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Celleration stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or an entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

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If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Celleration stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Celleration stock, and any partners in such partnership, should consult their own tax advisors.

This discussion is for general information only and is not tax advice. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger and of the contingent payments in its particular circumstances, including the applicability and effect of any state, local, foreign or other tax laws.

Tax Classification of the Merger

Although not free of doubt, it is more likely than not that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Alliqua and Celleration intend to take the position that the merger qualifies as a reorganization and each has represented in the Merger Agreement that it has not taken or agreed to take any action, and does not know of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent or impede the merger from constituting a reorganization. Alliqua has further agreed that it shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the merger from qualifying as a reorganization. However, neither Alliqua nor Celleration has requested or intends to request any ruling from the IRS as to the consequences of the merger, and the closing of the merger is not conditioned on the merger qualifying as a reorganization or upon receipt by either Alliqua or Celleration of an opinion from counsel as to the tax treatment of the merger.

In order for the merger to be treated as a reorganization, certain requirements, including the “continuity of interest” requirement as described in Treasury Regulation section 1.368-1(e), must be satisfied. For the “continuity of interest” requirement to be satisfied, a proprietary interest in Celleration must be preserved, which, under regulatory guidance, generally would be the case if at least 40% of the total consideration received by Celleration stockholders in the merger consists of Alliqua common stock. There is a lack of authority addressing the application of the continuity of interest requirement to transactions substantially similar to the merger. Specifically, no authority addresses the treatment of contingent consideration that may be adjusted after the effective date of the reorganization. Under regulatory guidance known as the “signing date rule,” if a binding contract providing for fixed consideration is entered into, fluctuations in the value of the stock consideration subsequent to the entry into of the contract will not affect the determination of whether continuity of interest is preserved. The treatment of the Contingent Consideration and the payments made from the Escrow Fund (each as defined in the Merger Agreement, with the payments from the Escrow Fund being “Escrow Payments”) with respect to the signing date rule and other authority is unclear.

No statutory, administrative or judicial authority directly addresses the treatment of the Contingent Consideration or the Escrow Payments or their effect on the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code. As a result, the IRS or a court might not agree that the merger qualifies as a reorganization. U.S. holders are urged to consult with their own tax advisors with respect to the U.S. federal income tax treatment of the merger in light of their particular circumstances.

Tax Consequences of the Merger if it Qualifies as a Reorganization

If the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, then the following U.S. federal income tax consequences will result (subject to the discussion in “—Treatment of the Escrow Payments and the Contingent Payments” below):

•	Capital gain will be recognized by a U.S. holder in an amount equal to the lesser of (a) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of Alliqua common stock) and (b) the gain realized. The gain realized is the sum of the amount of cash (other than cash received in lieu of a fractional share of Alliqua common stock) and the fair market value of the Alliqua common stock received (including any fractional share interests deemed received and redeemed for cash as described below), minus the adjusted tax basis of the Celleration stock surrendered in the merger.

•	No loss will be recognized by a U.S. holder other than losses, if any, realized in connection with the receipt of cash in lieu of a fractional share interest, as described below.

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•	The initial aggregate tax basis of the Alliqua common stock received by a U.S. holder as a result of the merger will be the same as the aggregate tax basis of the Celleration shares surrendered in the merger plus the amount of any gain recognized (excluding any gain recognized as a result of any cash received in lieu of a fractional share of Alliqua common stock), reduced by the amount of cash received (excluding cash received in lieu of a fractional share of Alliqua common stock).

•	The holding period of the Alliqua common stock received will include the holding period of the Celleration shares surrendered.

•	If a U.S. holder receives cash in lieu of a fractional share of Alliqua common stock, the U.S. holder will be treated as having received a fractional share of Alliqua common stock pursuant to the merger and then as having exchanged the fractional share of Alliqua common stock for cash in a redemption by Alliqua. As a result, the U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the U.S. holder's aggregate tax basis allocable to the fractional share of Alliqua common stock.

If a U.S. holder of Celleration stock acquired different blocks or classes of Celleration shares at different times or different prices, the U.S. holder must determine gain or loss realized separately for each identifiable block or class. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder's holding period with respect to the Celleration shares surrendered exceeds one year. Long-term capital gain is generally subject to preferential rates of taxation.

Tax Consequences of the Merger if it fails to Qualify as a Reorganization

If the merger does not qualify as a reorganization, then (subject to the discussion in “—Treatment of the Escrow Payments and the Contingent Payments” below) each U.S. holder of Celleration stock generally will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Alliqua common stock received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of Celleration stock surrendered in the merger. Such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder's holding period with respect to the Celleration shares surrendered exceeds one year. Long-term capital gain is generally subject to preferential rates of taxation. There are limitations on the deductibility of capital losses.

Treatment of the Escrow Payments and the Contingent Payments

Because the Escrow Payments and the Contingent Payments are expected to be received by U.S. holders after the close of the taxable year in which the merger is expected to occur, the installment method may apply to such payments. Under the installment method, a U.S. holder would defer the recognition of a portion of any gain realized in the merger until such times as the U.S. holder actually or constructively receives the Escrow Payments or Contingent Payments, but the U.S. holder would be required to allocate a portion of the U.S. holder’s aggregate adjusted tax basis in the Celleration stock surrendered to the potential future Escrow Payments and Contingent Payments. The rules governing such deferrals and basis allocation are complex, and their applicability to the Escrow Payments and Contingent Payments is unclear. In addition, the appropriate application of the installment method will depend on whether the merger qualifies as a reorganization, as discussed above. If the merger qualifies as a reorganization, a U.S. holder may be required to allocate basis first to Alliqua common stock.

If a U.S. holder has installment obligations arising during the year and outstanding at the close of the year exceeding $5.0 million in total, an interest charge, payable by the U.S. holder, is imposed on the deferred tax liability. A U.S. holder may elect out of the installment method (unless the U.S. holder is otherwise ineligible for installment method reporting) by timely filing the appropriate form with its tax return for the tax year in which the merger occurs.

If a U.S. holder elects out of the installment method or the installment method does not otherwise apply, the fair market value of the U.S. holder’s right to receive its portion of the cash component (or, if the merger fails to qualify as a reorganization, both the cash and share components) of the Escrow Payments and the Contingent Payments may be treated as taxable consideration received at the time of the merger. There is, however, no direct authority with respect to the tax treatment of the Escrow Payments or Contingent Payments in such case. Each U.S. holder should consult with its own tax advisor regarding the availability and advisability of reporting gain from the merger under the installment method, as well as what alternative treatment may apply absent application of the installment method.

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Imputed Interest

A portion of any payment from the Escrow Payments or Contingent Payments (including the receipt of Alliqua common stock from the Indemnification Escrow Fund and the receipt of Earn-Out Shares and MIST Shares) will be treated as interest income taxable at ordinary income rates when received (regardless of whether a U.S. holder reports under the installment method). The portion of any payment of any Escrow Payment or Contingent Payment that will be treated as interest income is determined by discounting the actual amount of the payment or the value of Alliqua common stock received from the Indemnification Escrow Fund, the Earn-Out Shares and MIST Shares at the time such shares are received, using the appropriate applicable federal rate, back to the date of the closing of the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of Celleration stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives (or, if the merger does not qualify as a reorganization, with respect to the entire merger consideration). A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•	furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 included in the letter of transmittal that the U.S. holder will receive; or
•	establishes that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Alliqua common stock in the merger is considered a "significant holder," such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder's tax basis in, and the fair market value of, the Celleration stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A "significant holder" is any Celleration stockholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Celleration or (z) owned Celleration securities with a tax basis of $1.0 million or more.

Appraisal Rights

Under the DGCL, only Celleration stockholders are entitled to appraisal rights in connection with the merger. Alliqua stockholders are not entitled to appraisal rights in connection with the merger. The text of the relevant provisions of the DGCL are attached to this joint proxy and consent solicitation statement/prospectus as Annex D. Pursuant to the terms of the investor rights agreement dated January 4, 2013, should a majority of the outstanding shares of Celleration Series AA preferred stock party to such agreement approve a merger, the holders of such shares may require all of the holders party to such agreement to consent to the merger and to waive any appraisal rights. A majority of the outstanding shares of Celleration Series AA preferred stock party to the investor rights agreement have entered into voting agreements with Alliqua pursuant to which, among other things, they have agreed to execute and return a written consent with respect to their shares of Celleration common stock and Celleration Series AA preferred stock adopting and approving the Celleration Merger Agreement proposal.

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Under the DGCL, if a Celleration stockholder of record does not wish to accept the merger consideration provided for in the Merger Agreement and the merger is consummated, such Celleration stockholder has the right to seek appraisal of his, her or its shares of Celleration common stock and to receive payment in cash for the fair value of his, her or its shares of Celleration common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value of such shares of Celleration common stock. These rights are known as appraisal rights. The “fair value” of such shares of Celleration common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that Celleration stockholder of record is otherwise entitled to receive for the same number of shares of Celleration common stock under the terms of the Merger Agreement. Celleration stockholders of record who elect to exercise appraisal rights must not vote in favor of or consent in writing to the Celleration Merger Agreement proposal and must comply with the other provisions of Section 262 of the DGCL to perfect their rights. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. A Celleration stockholder of record, who wishes to exercise appraisal rights, or preserve the ability to do so, must not deliver a signed written consent adopting the Merger Agreement, or deliver a signed consent without indicating a decision on the Celleration Merger Agreement proposal. Any signed written consent returned without indicating a decision on the Celleration Merger Agreement proposal will be counted as approving the Celleration Merger Agreement proposal.

This section is intended only as a brief summary of the material provisions of the Delaware statutory procedures that a Celleration stockholder must follow in order to seek and perfect appraisal rights under Section 262 of the DGCL, the full text of which is attached as Annex D to this joint proxy and consent solicitation statement/prospectus. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that Celleration stockholders exercise their appraisal rights under Section 262 of the DGCL. Unless otherwise noted, all references in this summary to “Celleration stockholders” or “you” are to the record holders of shares of Celleration common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of Celleration common stock held of record in the name of another person must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Section 262 of the DGCL requires that, where a Merger Agreement is adopted by a written consent of stockholders in lieu of a meeting of stockholders, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 of the DGCL must be included with such notice. The notice must be provided after the merger is approved and no later than ten days after the effective time of the merger. Only those Celleration stockholders who did not submit a written consent adopting the Merger Agreement and who have otherwise complied with Section 262 of the DGCL are entitled to receive such notice. The notice may be given by Celleration, if sent prior to the effective time of the merger, or the surviving corporation in the merger, if given after the effective time of the merger. If given at or after the effective time of the merger, the notice must also specify the effective time of the merger; otherwise, a supplementary notice will provide this information.

Following Celleration’s receipt of sufficient written consents to adopt the Merger Agreement, Celleration will send all non-consenting Celleration stockholders who satisfy the other statutory conditions the notice regarding the receipt of such written consents. A Celleration stockholder electing to exercise his, her or its appraisal rights will need to take action at that time, in response to such notice, but this description is being provided to all Celleration stockholders now so you can determine whether you wish to preserve your ability to demand appraisal rights in the future in response to such notice.

In order to preserve your right to receive notice and to demand appraisal rights, you must not deliver a written consent adopting the Merger Agreement, or deliver a signed written consent without indicating a decision on the Celleration Merger Agreement proposal. Consents that are executed and delivered without indicating a decision on the Celleration Merger Agreement proposal will be counted as approving the Celleration Merger Agreement proposal, which will also eliminate any appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

If you elect to demand appraisal of your shares of Celleration common stock, you must deliver to Celleration or the surviving corporation, as applicable, at the specific address which will be included in the notice of appraisal rights, a written demand for appraisal of your shares of Celleration common stock within 20 days after the date of the mailing of such notice. Do not submit a demand before the date of the notice of appraisal rights, because under Delaware case law, a demand that is made before the date of such notice may not be effective to perfect your appraisal rights.

A Celleration stockholder wishing to exercise appraisal rights must hold of record the shares of Celleration common stock on the date the written demand for appraisal is made and must continue to hold of record the shares of Celleration common stock through the effective time of the merger. Appraisal rights will be lost if your shares of Celleration common stock are transferred prior to the effective time of the merger. If you are not the stockholder of record, you will need to follow special procedures as discussed further below.

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If you and/or the record holder of your shares of Celleration common stock fail to comply with all of the conditions required by Section 262 of the DGCL to perfect your appraisal rights, and the merger is completed, you (assuming that you hold your shares through the effective time of the merger) will be entitled to receive payment for your shares of Celleration common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Celleration common stock.

In order to satisfy Section 262 of the DGCL, a demand for appraisal in respect of shares of Celleration common stock must reasonably inform Celleration or the surviving corporation, as applicable, of the identity of the Celleration stockholder of record and his, her or its intent to seek appraisal rights. The demand for appraisal should be executed by or on behalf of the holder of record of the shares of Celleration common stock, fully and correctly, as the stockholder’s name appears on the Celleration stock certificate(s), should specify the stockholder’s name and mailing address and the number of shares registered in the stockholder’s name, and must state that the person intends thereby to demand appraisal of the stockholder’s shares of Celleration common stock in connection with the merger. The demand cannot be made by the beneficial owner of shares of Celleration common stock if such beneficial owner does not also hold of record the shares of Celleration common stock. The beneficial owner of shares of Celleration common stock must, in such cases, have the holder of record of such shares of Celleration common stock submit the required demand in respect of such shares.

If shares of Celleration common stock are held of record by a person other than the beneficial owner, including a fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by such record holder. If the shares of Celleration common stock are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a Celleration stockholder; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record holder or holders. A record holder, who holds shares of Celleration common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Celleration common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Celleration common stock as to which appraisal is sought. Where no number of shares of Celleration common stock is expressly mentioned, the demand for appraisal will be presumed to cover all shares of Celleration common stock held in the name of the record holder.

At any time within 60 days after the effective time of the merger, any Celleration stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration for his, her or its shares of Celleration common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the effective time of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any Celleration stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration for his, her or its shares of Celleration common stock.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any Celleration stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Celleration common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a Celleration stockholder, service of a copy of such petition shall be made upon the surviving corporation. Alliqua has no present intent to cause Celleration to file such a petition and has no obligation to cause such a petition to be filed, and Celleration stockholders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a Celleration stockholder to file such a petition within the period specified could nullify his, her or its previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any Celleration stockholder who has properly filed a written demand for appraisal and who did not submit a written consent adopting the Merger Agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of Celleration common stock for which a written consent adopting the Merger Agreement was not submitted and with respect to which demands for appraisal have been received, and the aggregate number of holders of such shares. The statement must be mailed within ten days after such written request has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Celleration common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

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If a petition for appraisal is duly filed by a Celleration stockholder and a copy of the petition is served upon the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Celleration stockholders who have demanded an appraisal of their shares of Celleration common stock and with whom agreements as to the value of their shares of Celleration common stock have not been reached. After notice to Celleration stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require Celleration stockholders who have demanded payment for their shares of Celleration common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the Celleration stockholders entitled to appraisal of their shares of Celleration common stock, the Delaware Court of Chancery will appraise the shares of Celleration common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the Celleration stock certificates representing their shares of Celleration common stock. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

No representation is made as to the outcome of the appraisal of fair value as determined by the court and Celleration stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, neither Celleration nor Alliqua anticipates offering more than the merger consideration to any stockholder exercising appraisal rights and Celleration and Alliqua reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Celleration common stock is less than the per share merger consideration.

In determining “fair value,” the court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the Celleration stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each Celleration stockholder seeking appraisal is responsible for his, her or its attorneys’ and expert witness expenses, although, upon the application of a Celleration stockholder, the Delaware Court of Chancery could order all or a portion of the expenses incurred by any Celleration stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Celleration common stock entitled to appraisal. Any Celleration stockholder who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares of Celleration common stock subject to that demand for any purpose or to receive payments of dividends or any other distributions with respect to those shares of Celleration common stock, other than with respect to payments as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if a Celleration stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that Celleration stockholder to appraisal will cease and that Celleration stockholder will only be entitled to receive the merger consideration for his, her or its shares of Celleration common stock pursuant to the Merger Agreement.

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FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR APPRAISAL RIGHTS. In view of the complexity of Section 262 of the DGCL, Celleration stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Pursuant to the terms of the Merger Agreement, it is a condition to Alliqua and Merger Sub’s obligations to complete the merger that holders of no more than 7.5% of the outstanding shares of Celleration common stock and Series AA preferred stock immediately prior to the effective time of the merger, shall have exercised, or remain entitled to exercise, appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Celleration common stock and Series AA preferred stock.

Listing of Alliqua Common Stock

Alliqua common stock is currently listed on the NASDAQ Capital Market under the symbol “ALQA.” Pursuant to the Merger Agreement, Alliqua has agreed to obtain approval for listing on the NASDAQ Capital Market of the shares of Alliqua common stock to be issued to Celleration equity holders in the merger. In addition, under the Merger Agreement, each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the merger, of various conditions, including that Alliqua must have caused such shares of Alliqua common stock to be approved for listing on the NASDAQ Capital Market, subject only to official notice of issuance as of the closing of the merger.

Restrictions on Sales of Shares of Alliqua Common Stock Received in the Merger

The shares of Alliqua common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable, except for shares issued to any Celleration equity holder who may be deemed to be an “affiliate” of Alliqua for purposes of Rule 144 under the Securities Act of 1933, as amended. Persons who may be deemed to be affiliates of Alliqua include individuals or entities that control, are controlled by, or are under common control with, Alliqua and may include the executive officers, directors and significant stockholders of Alliqua.

In addition, simultaneously with the execution of the Merger Agreement, certain Celleration 5% stockholders, officers, and directors entered into voting agreements with Alliqua, pursuant to which such holders agreed not to, except in limited circumstances, sell or transfer, shares of Alliqua common stock received in the merger for a period of 180 days after the effective time of the merger. For further information on the terms of the voting agreements, see “Ancillary Agreements---Voting Agreements” beginning on page [    •    ] of this joint proxy and consent solicitation statement/prospectus.

Debt Financing

Alliqua expects to finance the upfront cash portion of the merger consideration and other expenses of the merger through a combination of cash resources, including available cash on Alliqua’s balance sheet and third-party debt financing consisting of a new senior, secured term loan facility in the aggregate amount of $15.5 million that Perceptive has committed to provide pursuant to the terms and conditions of the Commitment Letter, as amended, and the Credit Agreement, each of which is filed as an exhibit to the registration statement, of which this joint proxy and consent solicitation statement/prospectus forms a part.

On March 10, 2015, Alliqua and Perceptive amended the Commitment Letter to extend the expiration time of Perceptive’s commitments and agreements under the Commitment Letter to 5:00 p.m., New York time, on May 31, 2015, unless Alliqua extends the outside date of the Merger Agreement in accordance with its terms, in which case such expiration time would automatically extend with the extension of the outside date to July 31, 2015. Accordingly, Perceptive’s commitments and agreements with respect to the senior, secured term loan facility described in the Commitment Letter, as amended, will automatically terminate at the amended expiration time, after any applicable extension thereof, if the conditions precedent set forth in the Credit Agreement described below have not been satisfied.

In addition, on March 10, 2015, Alliqua, each of its subsidiaries and Perceptive agreed on the definitive form of Credit Agreement, which the parties have signed and agreed to hold in escrow pending release upon the satisfaction of certain conditions precedent to Perceptive’s obligation to fund the term loan set forth in the Credit Agreement prior to the amended expiration time. These conditions include, among other things:

•	the substantially concurrent consummation of the merger on the terms and conditions set forth in the Merger Agreement;
•	the receipt by Perceptive of a promissory note evidencing the full amount of the loan and related loan documentation evidencing the security interests granted therein, a five-year warrant to purchase 750,000 shares of Alliqua’s common stock, certain financial statements, documentation for the perfection of security interests, various closing certificates and opinions of counsel to Alliqua;
•	Alliqua’s payment of all fees due and payable to Perceptive under the Credit Agreement as of the closing date of the merger;
•	The truth and accuracy of Alliqua’s representations and warranties contained in the Credit Agreement;
•	The absence of events or circumstances that would reasonably be expected to have a material adverse effect on the results of operation, business or financial condition of Alliqua or Celleration, subject to certain exceptions; and
•	miscellaneous other closing conditions that are customary for credit facilities and transactions of this type.

The terms and conditions set forth in the Credit Agreement are expected to supersede and supplant the terms of the Debt Financing contemplated by the Commitment Letter. The Credit Agreement will provide for a senior secured term loan in a single borrowing to Alliqua on the closing date of the merger in the principal amount of approximately $15.5 million (or such lesser amount requested by Alliqua in writing at least three days prior to the closing date of the merger). Pursuant to the terms of the Credit Agreement, the proceeds of the term loan will be available on the closing date of the merger, subject to the prior or substantially concurrent satisfaction of those certain conditions precedent described above, including the contemporaneous completion of the merger, and, if drawn, may only be used by Alliqua to finance the upfront cash portion of the purchase price in the merger and certain related expenses associated with the consummation thereof.

The obligations of Alliqua under the Credit Agreement will be guaranteed by each of its subsidiaries and secured by a first priority lien on all of the existing and after acquired tangible and intangible assets of Alliqua and its subsidiaries.

The full unpaid principal amount of the term loan will mature on the fourth anniversary of the closing date of the merger. Prior to maturity, on the last business day of each calendar month following the second anniversary of such closing date, Alliqua will be required to make monthly principal payments of $225,000,with any remaining unpaid balance of the term loan being payable in cash on the maturity date.

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The Credit Agreement will require Alliqua to prepay the outstanding principal amount of the term loan with 100% of the net cash proceeds received from specified asset sales and incurrences of borrowed money indebtedness, subject to certain exceptions. Alliqua will also incur an incremental fee for any repayments or prepayments other than the required monthly principal payments made prior to the third anniversary of the closing date. Alliqua will also be required to pay an exit fee when the term loan is paid in full equal to the greater of 1% of the outstanding principal balance immediately prior to the final payment and $100,000.

The term loan under the Credit Agreement will bear interest at a rate per annum equal to the sum of (i) the greater of LIBOR and 1%, plus (ii) an applicable margin of 9.75%, which will be increased by 4% per annum upon the occurrence and continuance of any event of default thereunder.

The Credit Agreement contains customary affirmative and negative covenants and events of default for a secured financing arrangement, including limitations on additional indebtedness, liens, asset sales and acquisitions, among others. In addition to other customary events of default, any termination of that certain License, Marketing and Development Agreement, dated November 14, 2013, by and between Alliqua and Anthrogenesis Corporation d/b/a Celgene Cellular Therapeutics, as amended, will constitute an event of default under the Credit Agreement.

The obligation of Alliqua and Merger Sub to complete the merger is conditioned upon, among other things, the funding of the Debt Financing in accordance with the terms of the Commitment Letter, as amended and finalized in the Credit Agreement. The obligation of Perceptive to provide the Debt Financing on such terms is also subject to a number of conditions precedent described above. There is a risk that these conditions will not be satisfied and the Debt Financing may not be funded when required. As of the date of this joint proxy and consent solicitation statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described in this joint proxy and consent solicitation statement/prospectus is not available. As a result, failure to have the Debt Financing condition satisfied or waived by the outside date of the Merger Agreement could delay or prevent the closing of the merger and, in certain circumstances, could require Alliqua to pay Celleration a reverse termination fee of $3 million, less the amount of any bridge loan provided to Celleration (including any accrued and unpaid interest thereon).

For further information, see the sections titled “The Merger Agreement—Conditions to Completion of the Merger” and “Risk Factors” on pages [   •   ] and [   •   ], respectively, of this joint proxy and consent solicitation statement/prospectus.

Bridge Loan

Subject to the terms and conditions set forth in the Merger Agreement, in the event that Alliqua requires an extension of the outside date of the Merger Agreement beyond May 31, 2015 to the later date of July 31, 2015 due its inability to secure the Debt Financing described above or delays resulting from SEC comments to the registration statement, of which this joint proxy and consent solicitation statement/prospectus forms a part, Alliqua must provide Celleration with five business days’ prior written notice and a $1,000,000 bridge loan on or before May 15, 2015. The bridge loan would be payable upon and subject to the terms and conditions set forth in that certain promissory note in substantially the form agreed to by the parties and attached as an exhibit to the Merger Agreement. Under the terms of the note, interest would accrue at the rate of 6% per annum and the maturity date would be the earliest of October 31, 2015, the date that the Merger Agreement is terminated by Alliqua for a breach by Celleration and the date that an event of default has occurred and is continuing under the terms of the note.

The note contains an express set-off right in the event that a reverse termination fee is payable by Alliqua to Celleration pursuant to the terms of the Merger Agreement, which would allow Alliqua to pay the reverse termination fee net of the amounts due to Alliqua under the note and, consequently, cause the note to be satisfied in full and cancelled. The note also contains terms that require mandatory prepayments upon the occurrence of certain events any time after the termination or expiration of the Merger Agreement, including any additional indebtedness (other than certain permitted debt) incurred by Celleration, the issuance of any Celleration equity interests and any asset sale or settlement of any insurance claim or condemnation proceeding relating to any asset of Celleration. In addition, the note contains certain other covenants, restrictions and events of default that are customary for a note of this nature. For a more complete discussion of the parties’ termination rights and termination fees payable under the Merger Agreement, see the sections titled “The Merger Agreement — Termination of the Merger Agreement” beginning on page [   •   ] and “— Termination Fees” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

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THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached to this joint proxy and consent solicitation statement/prospectus as Annex A and is incorporated by reference into this joint proxy and consent solicitation statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the merger and the other transactions contemplated thereby.

The description of the Merger Agreement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to Alliqua, Celleration and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date and may be subject to contractual standards of materiality different from those generally applicable to stockholders.

Form, Effective Time and Closing of Merger

The Merger Agreement provides that, at the effective time of the merger, Celleration will merge with and into Merger Sub, a wholly-owned subsidiary of Alliqua. Upon completion of the merger, the separate corporate existence of Celleration will cease and Merger Sub will continue as the surviving corporation.

The closing of merger will occur no later than the second business day after the satisfaction or waiver of all of the conditions to completion of the merger (other than conditions to be satisfied on the closing date), which conditions are described below under “—Conditions to Completion of the Merger” beginning on page [   •   ], or on such other date as Alliqua and Celleration may mutually agree. At the closing, Alliqua, Celleration and Merger Sub will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective upon the filing of such certificate.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will continue to be directors and officers of the surviving corporation immediately following the merger. The certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time will also become the governing documents of the surviving corporation immediately following the merger until subsequently amended in accordance with their terms and applicable law, except that the name of the surviving corporation will be changed to “Celleration, Inc.”

Director Appointment to the Alliqua Board

Pursuant to the terms of the Merger Agreement, Alliqua has agreed to appoint Celleration’s president and chief executive officer, Mark Wagner, to the Alliqua board of directors as soon as practicable after the effective time. Subject to the closing of the merger, Alliqua expects to increase the number of directors on the Alliqua board of directors by one and, following the effective time of the merger, appoint Mark Wagner to fill the vacancy established by the newly created directorship, to serve until his successor has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Alliqua.

Effects of Merger

At the effective time of the merger, all shares of Celleration common stock owned by Alliqua, Merger Sub, Celleration or any of their subsidiaries or otherwise held in treasury of Celleration, will be cancelled and no payment will be made with respect to such shares.

All shares of Celleration common stock (excluding those certain shares owned by Alliqua, Merger Sub or Celleration (as treasury stock or otherwise) and any dissenting shares exercising appraisal rights under Section 262 of the DGCL) issued and outstanding immediately prior to the effective time will be cancelled and automatically converted into the right to receive a pro rata share of the merger consideration and the contingent consideration. In addition, all shares of Celleration Series AA preferred stock issued and outstanding immediately prior to the effective will be cancelled and automatically converted into the right to receive their respective per share liquidation preference, payable in equal amounts of cash and Alliqua Common Stock, plus a pro rata share of the merger consideration and the contingent consideration.

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Treatment of Celleration Stock Options and Warrants

At the effective time of the merger, each outstanding and unexercised Celleration stock option will be cancelled. Celleration has agreed to take any actions necessary to effect the foregoing cancellation and cause the Celleration, Inc. Amended and Restated 2002 Stock Option Plan to terminate at or prior to the effective time. Only certain holders of in-the-money options will be entitled to receive a pro rata share of the merger consideration and the contingent consideration, as determined by taking the product of (i) the number of shares underlying such in-the-money option and (ii) the excess of the closing per share merger consideration over the per share exercise price of such option.

Likewise, at the effective time, each agreement evidencing warrants to purchase shares of Celleration common stock that is outstanding and terminates in accordance with its terms upon closing will be cancelled, terminated and extinguished. Celleration and its designated stockholder representatives have agreed to use reasonable commercial efforts to effect the termination, cancellation and release of all outstanding and unexercised warrants prior to the effective time of the merger. In exchange for each cancelled Celleration warrant, holders will be entitled to receive a pro rata share of the merger consideration and the contingent consideration, as determined by taking the product of (i) the number of shares previously underlying such warrant and (ii) the excess of the closing per share merger consideration over the per share exercise price of such warrant. If the exercise price payable in respect of any warrant exceeds the per share merger consideration, no amount of merger consideration will be paid in exchange for its cancellation.

As soon as practicable, but no later than two business days, after the effective time, Celleration (or its designated stockholder representatives) will mail to each holder who has not exercised options or warrants prior to the closing an option and warrant termination agreement and release together with instructions for completing, executing and returning the agreement in exchange for the applicable portion of the merger consideration.

Merger Consideration

The merger consideration is generally payable in cash (without interest) and shares of Alliqua common stock and is in addition to the contingent consideration that may become payable upon the occurrence of certain events in the future in accordance with the terms and conditions of the Merger Agreement. Celleration equity holders will initially receive at closing, a pro rata amount of an aggregate purchase price of $30,415,000, payable in equal amounts of cash and shares of Alliqua common stock, as follows:

•	3,168,229 shares of Alliqua common stock, minus (i) 208,333 shares to be deposited with the designated escrow agent to hold in escrow in order to secure certain indemnification obligations of the Celleration equity holders and (ii) the number of shares necessary to pay the liquidation preference to the holders of Celleration Series AA preferred stock; and

•	$15,207,500, minus (i) the amount necessary to extinguish all outstanding indebtedness and unpaid transaction expenses of Celleration, (ii) the amount necessary to pay the liquidation preference to the holders of Celleration Series AA preferred stock, (iii) $100,000, or such greater amount as may be set forth in a notice sent by Celleration to Alliqua at least five days prior to the closing, to be used to pay certain expenses of Celleration’s stockholder representatives and (iv) $1,500,000 which will be deposited in escrow in order to secure certain post-closing adjustments to the purchase price and certain indemnification obligations of the Celleration equity holders.

The initial aggregate purchase price (and as a result, the aggregate merger consideration) reflects an amount equal to three and one-half times the actual revenue generated by Celleration for the 2014 fiscal year as reported in the Celleration audited financial statements for the year ended December 31, 2014 and is subject to certain customary working capital adjustments.

The aggregate merger consideration will be allocated among Celleration in accordance with their respective pro rata share. The precise amount of the merger consideration to be paid to the Celleration equity holders will not be known until shortly before the effective time of the merger and will vary, depending on the amount of the aggregate adjusted merger consideration and the number of shares of Celleration common stock and of Celleration Series AA preferred stock, Celleration in-the-money stock options and Celleration in-the-money warrants outstanding immediately prior to the effective time of the merger. In addition to the right of the holders of Celleration Series AA preferred stock to participate in the merger consideration, they will also receive $10,500,000 as a liquidation preference, payable in equal amounts of cash and shares of Alliqua common stock.

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Post-Closing Adjustment

Following the closing of the merger, Alliqua and Celleration stockholder representatives will determine any adjustment to the purchase price based on the variance of the final closing working capital calculation to the working capital amount estimated by Celleration five days prior to closing. If the final closing working capital amount, as calculated by Alliqua within 60 days of the closing of the merger, exceeds the estimated working capital amount by more than $100,000, Alliqua will pay the difference by depositing a cash amount with the exchange agent for distribution to Celleration equity holders. Conversely, if the estimated working capital amount exceeds the final closing working capital amount by more than $100,000, the exchange agent will release and disburse to Alliqua the adjustment amount from the cash amount held in escrow. No adjustment will be made for either party unless the variance to the estimated working capital calculation exceeds $100,000.

Contingent Consideration

Alliqua has agreed to pay contingent consideration to Celleration equity holders upon the occurrence of certain events in the future, on the terms and conditions set forth in the Merger Agreement. The contingent consideration includes the following:

•	subject to and contingent on the receipt of NICE Approval, 20% of the incremental net sales recognized from the acquired MIST products for the fiscal years ending December 31, 2016, 2017 and 2018 in excess of the net sales for the twelve calendar months immediately prior to receipt of the NICE Approval, payable in cash;

•	upon receipt of such NICE Approval, shares of Alliqua common stock with an aggregate value of $500,000 (the “MIST Shares”); and

•	three and one-half times the incremental revenue generated from the acquired Celleration products for each of the fiscal years ending December 31, 2015 and 2016 in excess of the respective revenue targets for each year, payable in equal amounts of cash and shares of Alliqua common stock (the “Earn-Out Shares”); the revenue target for the 2015 fiscal year shall be revenue set forth on Celleration’s audited financial statements for the fiscal year ended December 31, 2014; the revenue target with respect to the 2016 fiscal year shall be the greater of (i) the revenue target for the 2015 fiscal year and (ii) the revenue generated for the 2015 fiscal year.

The number of Alliqua shares that Celleration equity holders will be entitled to receive as the Earn-Out Shares and MIST Shares will be calculated by dividing the dollar amount of such payment by a forty-five trading day moving average of the VWAP of the Alliqua common stock on the NASDAQ Capital Market as of the applicable reference date. However, the maximum number of shares of Alliqua common stock to be paid as Earn-Out Shares and MIST Shares shall not exceed 9,500,000 aggregate shares; provided that (i) the aggregate cash consideration paid shall not exceed 60% of the total consideration paid to the Celleration equity holders in connection with the merger and (ii) Alliqua shall use commercially reasonable efforts to issue the Celleration equity holders more than 9,500,000 shares of Alliqua common stock in the event that the Celleration equity holders are entitled to additional contingent consideration in excess of the 60% cash threshold pursuant to the terms of the Merger Agreement. The contingent consideration payments are also subject to Alliqua’s right to setoff certain indemnification claims, as described below in “—Indemnification” on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

In addition, if a change of control occurs or Alliqua disposes of substantially all of the Celleration assets during the 2015 or 2016 fiscal year, Celleration equity holders will have the option of retaining their rights to the contingent consideration or receiving a one-time cash payment equal to $49,500,000 reduced by the amount of the purchase price and by the value of any contingent consideration payments paid prior to such event.

Indemnification Escrow Fund

At the closing of the merger, a portion of the aggregate purchase price consisting of $1,500,000 in cash and 208,333 shares of Alliqua common stock will be held back and deposited in escrow with the designated escrow agent in order to secure post-closing adjustments to the purchase price and certain indemnification obligations of the Celleration equity holders for up to eighteen months after the closing of the merger (the “Indemnification Escrow Fund”).

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Subject to the terms set forth in the Merger Agreement and that certain related escrow agreement to be entered into with the escrow agent prior to closing (the “Escrow Agreement”), twelve months after the closing date of the merger, the escrow agent will release and disburse to Celleration equity holders a pro rata amount of cash from the Indemnification Escrow Fund equal to $750,000 (or the remaining balance of cash available in the escrow account, if less than $750,000), reduced by the amount of any indemnification claims made by Alliqua for losses prior to such date.

Upon the termination of the Indemnification Escrow Fund eighteen months after the closing date pursuant to the terms of the Escrow Agreement, all remaining amounts (cash and shares of Alliqua common stock) in the Indemnification Escrow Fund not subject to any indemnification claims made by Alliqua will be released and paid to Celleration equity holders in accordance with their respective pro rata share. For more information, see the section below titled “—Indemnification” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Dissenting Shares

The Merger Agreement provides that a Celleration stockholder may exercise appraisal rights available under Section 262 of the DGCL, a copy of which is attached to this joint proxy and consent solicitation statement/prospectus as Annex D. The shares of Celleration common stock held by holders who have properly exercised appraisal rights will not be converted into the right to receive the merger consideration discussed above, but will instead be entitled to such rights as are granted by Section 262 of the DGCL. See the section titled “The Merger—Appraisal Rights” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Exchange Procedures

Prior to the effective time, Alliqua will appoint an exchange agent reasonably acceptable to Celleration to act as the exchange agent in the merger. As promptly as practicable, but no later than two business days, after the effective time of the merger, the exchange agent will mail to each former Celleration stockholder a letter of transmittal and instructions for use in effecting the surrender of Celleration stock certificates in exchange for the applicable portion of the merger consideration. Within two business days after receipt of a surrendered stock certificate, together with a letter of transmittal duly completed and validly executed in accordance with the instructions provided, the exchange agent will deliver to the holder a new certificate representing the whole number of shares of Alliqua common stock and cash amount that such holder is entitled to receive as part of the merger consideration in exchange for the surrendered certificate. Alliqua shall provide a letter of transmittal upon request prior to the effective time of the merger to any Celleration stockholder who is to receive in excess of $1 million in merger consideration. Any such Celleration stockholder who returns the letter of transmittal to the exchange agent prior to closing shall receive the merger consideration payable to such stockholder on the closing date. In addition, within two business after receipt of an option and warrant termination agreement duly completed and validly executed in accordance with its instructions, the exchange agent will deliver to the holder a certificate representing the whole number of shares of Alliqua common stock and cash amount that such holder is entitled to receive as part of the merger consideration in exchange for the cancelled in-the-money option or warrant, as applicable.

Celleration equity holders entitled to receive a portion of the merger consideration will also be entitled to receive their pro rata share of any amounts that may be payable in the future from the contingent consideration at the respective time and subject to the contingencies specified for each payment. For more information about the contingent consideration, see the section above titled “—Contingent Consideration” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Fractional Shares

Alliqua will not issue fractional shares of Alliqua common stock in the merger. As a result, Celleration equity holders will receive cash for any fractional share of Alliqua common stock that they would otherwise be entitled to receive in the merger. After the merger is completed, Celleration equity holders will have only the right to receive the merger consideration, any cash in lieu of such fractional shares of Alliqua common stock and any future contingent consideration that may be paid to such holders, or, in the case of Celleration stockholders that properly exercise and perfect appraisal rights, the right to receive the fair market value for such shares, and will no longer have any rights as Celleration stockholders, including voting or other rights.

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Adjustments

If a change in the outstanding shares of capital stock of Alliqua occurs prior to the effective time of the merger by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or any similar event, the merger consideration and any other amounts payable pursuant to the Merger Agreement will be appropriately adjusted to reflect such change.

Withholding Rights

Each of the exchange agent, Alliqua, Merger Sub and the surviving corporation will be entitled to deduct and withhold from, or cause the exchange agent to deduct and withhold from any of the merger consideration otherwise payable to any person pursuant to the Merger Agreement such amounts as it may be required to deduct and withhold with respect to payments under any provision of tax laws. All amounts so deducted or withheld and paid over to the applicable governmental authority will be treated for all purposes of the Merger Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

Lost Certificates

If a Celleration stock certificate has been lost, stolen or destroyed, the holder of such certificate must deliver an affidavit of that fact and agree to indemnify Alliqua and the exchange agent against any claim for the lost certificate prior to receiving any merger consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties made by Celleration to Alliqua and Merger Sub and by Alliqua and Merger Sub to Celleration. The representations and warranties described below and included in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, are solely for the benefit of Alliqua, Merger Sub and Celleration, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Alliqua and Celleration rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Alliqua, Merger Sub, Celleration or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Alliqua. The representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy and consent solicitation statement/prospectus and in the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See "Where You Can Find More Information."

Celleration made a number of representations and warranties to Alliqua and Merger Sub in the Merger Agreement, including representations and warranties relating to the following matters:

•	organization, corporate power, qualifications to do business and good standing in each applicable jurisdiction;

•	authorization and board approval to enter into and carry out its obligations under the Merger Agreement;

•	absence of certain breaches, violations or conflicts arising out of the execution or performance of the Merger Agreement or completion of the merger;

•	governmental approvals or consents required to complete the merger;

•	capitalization and capital structure;

•	absence of subsidiaries;

•	financial statements;

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•	absence of undisclosed liabilities;

•	absence of certain changes or events since December 31, 2014;

•	disclosure of certain material contracts and absence of breaches of such contracts;

•	title to assets and real property;

•	intellectual property rights and absence of third party claims;

•	customers and suppliers related matters;

•	insurance;

•	absence of litigation or outstanding governmental orders;

•	compliance with applicable laws, permits and governmental contracts;

•	environmental matters;

•	employee benefits and employment related matters;

•	absence of related party transactions;

•	disclosure regarding banks and power of attorney;

•	compliance with other regulatory matters;

•	product and service warranties related matters;

•	no brokers’ fees;

•	compliance with foreign corrupt practices, anti-bribery and other similar laws;

•	inapplicability of state takeover statutes to merger and the other transactions contemplated by the Merger Agreement; and

•	information supplied for inclusion in this joint proxy and consent solicitation statement/prospectus and the registration statement of which this document is a part.

Alliqua and Merger Sub made a number of representation and warranties to Celleration, including those related to the following matters:

•	organization, corporate power, qualifications to do business and good standing in each applicable jurisdiction;

•	authorization to enter into and carry out obligations under the Merger Agreement;

•	absence of certain breaches, violations or conflicts arising out of the execution or performance of the Merger Agreement or completion of the merger;

•	governmental approvals or consents required to complete the merger;

•	capitalization and capital structure;

•	no prior business operations conducted by Merger Sub;

•	brokers’ fees;

•	binding Commitment Letter for a $15.5 million Debt Financing and sufficient funds to consummate the transactions contemplated by the Merger Agreement;

•	SEC filings, financial statements and compliance with the Sarbanes-Oxley Act;

•	internal accounting controls and disclosure controls and procedures;

•	information supplied for inclusion in this joint proxy and consent solicitation statement/prospectus and registration statement of which this document is a part;

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•	opinion of financial advisor;

•	compliance with applicable laws, permits and governmental contracts;

•	pending or threatened legal proceedings;

•	absence of breaches, default or required consents for filed contracts; and

•	taxes and tax returns.

Certain representations and warranties in the Merger Agreement are qualified as to "materiality," “knowledge” or "material adverse effect." For purposes of the Merger Agreement, a "material adverse effect," when used in reference to Celleration, means any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise) or assets of Celleration or (ii) the ability of Celleration to consummate the transactions contemplated by the Merger Agreement on a timely basis. However, with respect to (i) in the foregoing sentence, no event, occurrence, fact, condition or change will be considered a “material adverse effect” to the extent that it arises out of or is attributable to:

•	general economic or political conditions;

•	conditions generally affecting the industries in which Celleration operates;

•	changes in financial or securities markets in general;

•	any outbreak, escalation or worsening of armed hostilities, terrorism or acts of war (whether or not declared);

•	changes in applicable laws or accounting rules, including GAAP;

•	any actions required or permitted by the Merger Agreement, except those certain sections related to obtaining governmental approvals and consents; or

•	the public announcement, pendency or completion of the transactions contemplated by the Merger Agreement.

Except that, with respect to the first four bullets above, such changes will be considered in determining whether a material adverse effect has occurred, or could reasonably occur, to the extent that it has a disproportionate effect on Celleration as compared to other companies operating in the same industries.

Covenants and Agreements

Conduct of Business Prior the Completion of the Merger

Celleration has agreed that, prior to the closing of the merger, it will conduct its business in the ordinary course consistent with past practice and maintain and preserve intact its current organization, business and franchises as well as the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Celleration. In addition, Celleration has agreed, until the closing date, it will, among other things:

•	preserve and maintain all permits;

•	pay debts, taxes and other obligations when due;

•	maintain properties and assets owned, operated or used by it in the same condition as they were on the date of the Merger Agreement, subject to reasonable wear and tear;

•	continue in full force and effect without modification of any insurance policies, except as otherwise required by law;

•	defend and protect its properties and assets from infringement or usurpation;

•	perform all obligations, in all material respects, under existing material contracts relating to or affecting its properties, assets or business;

•	maintain its books and records in accordance with past practice;

•	comply in all material respects with applicable laws;

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•	not form any subsidiaries; and

•	not take or permit any action that would cause or give rise to any of the adverse changes, events or conditions described in certain representations and warranties as being absent (referred to herein as the absent conditions).

With respect to the absent conditions described immediately above, Celleration has represented that, since December 31, 2014, other than in the ordinary course of business consistent with past practice, there has not been, with respect to Celleration, any:

•	event, occurrence or development that has had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Celleration;

•	amendment to Celleration’s charter documents;

•	split, combination or reclassification of any shares of its capital stock;

•	issuance, sale or other disposition of any of its capital stock (other than upon exercise of options outstanding as of the date of the Merger Agreement in accordance with their terms), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital;

•	declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

•	material change in any method of accounting or accounting practice of Celleration for tax or book purposes, except as required by GAAP or as disclosed in the notes to its financial statements;

•	material change in Celleration’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

•	entry into any contract that would constitute a material contract (as defined in the Merger Agreement);

•	incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and liabilities incurred in the ordinary course of business consistent with past practice;

•	transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

•	transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any intellectual property (“IP”) or IP agreements of Celleration;

•	material damage, destruction or loss (whether or not covered by insurance) to its property;

•	any capital investment in, or any loan to, any other person;

•	acceleration, termination, material modification to or cancellation of any material contract (including, but not limited to, any material contract) to which Celleration is a party or bound by;

•	any material capital expenditures in excess of $50,000 in the aggregate;

•	imposition of any material encumbrance upon any of Celleration’s properties, capital stock or assets, tangible or intangible;

•	(i) grant of any bonuses, other than as provided for in any written agreements, required by law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of Celleration; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required under the terms of the Merger Agreement;

•	hiring or promoting any person as or to (as the case may be) an officer without the express consent of Alliqua;

•	adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause, (ii) benefit plan or (iii) collective bargaining or other agreement with a union, in each case whether written or oral;

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•	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of Celleration’s stockholders or current or former directors, officers and employees;

•	entry into a new line of business or abandonment or discontinuance of existing lines of business;

•	make or agree to any material change in the commercial terms (i.e. pricing, rebates, payment terms, etc.) with any customer;

•	except for the merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

•	purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

•	acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

•	action by Celleration to make, change or rescind any tax election, amend any tax return or take any position on any tax return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability of Alliqua or the surviving corporation in respect of any post-closing tax period; or

•	any contract to do any of the foregoing, or any act or omission that would result in any of the foregoing.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that for a period of six years after the effective time of the merger, Alliqua and the surviving corporation will indemnify, defend and hold harmless all present and former directors and officers of Celleration against all losses, claims, damages, liabilities, judgments and fines arising out of acts or omissions occurring prior to the effective time of the merger, to the fullest extent permitted under applicable law. In addition, prior to the closing of the merger, Celleration must purchase a tail insurance policy for directors and officers with a claims period of at least six years from the effective time of the merger and with at least the same coverage, amount and favorable terms as its existing policies for claims arising out of events occurring prior to the effective time. The Merger Agreement provides that Celleration must fully pay for the tail insurance policy and that neither Alliqua nor the surviving corporation will be obligated to pay any premiums or other amounts in respect of such insurance.

Resignation of Celleration Directors and Officers

Prior to the effective time of the merger, Celleration must cause each of its officers and directors to deliver a letter effecting their resignation from their position as an officer and/or director immediately prior to the effective time.

Regulatory Matters and Notice of Certain Events

Each party has agreed to make all filings and submissions (including those under the HSR Act) required under law as promptly as possible. Celleration and Alliqua have also agreed to use commercially reasonable efforts to (i) obtain all consents, authorizations, orders and approvals from governmental authorities that are necessary for the performance of their respective obligations under the Merger Agreement and (ii) give all notices to and obtain all consents from certain identified third parties.

The parties have also agreed to furnish each other with information in connection with, and in advance of, any filing, submission or appearance made by or on behalf of either party to any governmental authority regarding to the transactions contemplated by the Merger Agreement. Furthermore, each party must provide notice to the other party for events or circumstances that could reasonably result in a material adverse effect and receipt of any notice from a third party for required consents or from any governmental authority in connection with the transactions contemplated by the Merger Agreement.

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Registration and Stockholder Approvals

Alliqua and Celleration have agreed to cause this joint proxy and consent solicitation statement/prospectus to be mailed to Alliqua stockholders and Celleration equity holders promptly after the registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus is a part, is declared effective, and to otherwise take all lawful action to solicit approval of their respective stockholders, either by written consent or by holding a special meeting of the stockholders.

Celleration has agreed to solicit, by written consent, the adoption and approval of the Merger Agreement by the affirmative vote of a majority of the issued and outstanding shares of Celleration common stock and Celleration Series AA preferred stock, voting together on an as converted basis, and a majority of the issued and outstanding shares of Celleration Series AA preferred stock, voting as a separate class. To the extent that any Celleration stockholder has not consented to or voted for the adoption of the Merger Agreement, Celleration must prepare and mail an appraisal notice in accordance with Section 262 of the DGCL.

Similarly, Alliqua has agreed to solicit, by holding a special meeting of the Alliqua stockholders, approval of the share issuances pursuant to the Merger Agreement by the affirmative vote required under applicable NASDAQ rules. Alliqua also agreed to submit to NASDAQ a listing application covering the shares of Alliqua common stock to be issued in the merger and to use its commercially reasonable efforts to have the shares approved for listing on the NASDAQ Capital Market.

Assistance with Financing

Celleration has agreed to use its reasonable best efforts to assist Alliqua in obtaining the necessary Debt Financing to consummate the merger by furnishing, upon the reasonable request of Alliqua, the information requested by lenders or other related parties in connection with the Debt Financing, including without limitation, all historical financial and other pertinent historical information and all financial statements expressly required by the Commitment Letter. For more information on the terms of the Debt Financing, see the section titled “The Merger—Debt Financing” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Celleration will also use reasonable best efforts, at Alliqua’s sole expense, to provide information that Alliqua may reasonably request in connection with the completion of any private offering memorandums or other disclosure documents and the preparation of pro forma and other financial information that comply with Regulation S-X for purposes of any reports or other filings (including this joint proxy and consent solicitation statement/prospectus and the registration statement of which this document is a part) made pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

Agreement Not to Solicit Other Offers (“No Shop”)

The Merger Agreement generally restricts Celleration’s ability to solicit alternative acquisition proposals from third parties. However, Celleration may, on the terms and subject to the conditions of the Merger Agreement, respond to an unsolicited written acquisition proposal that constitutes, or that the Celleration board of directors determines would reasonably be expected to lead to, a “superior proposal,” and if the Celleration board of directors determines in good faith that the failure to take such action could reasonably likely result in a breach of its fiduciary duties; provided that Celleration has notified Alliqua within 48 hours of the receipt of such acquisition proposal.

Furthermore, at any time prior to obtaining Celleration’s required stockholder approval, the Celleration board of directors may (after determining in good faith that there is a superior proposal and a fiduciary duty to act in accordance with the terms of the Merger Agreement) withdraw or change its recommendation in favor of the current Merger Agreement and merger in response to the superior proposal and/or terminate the Merger Agreement in order to enter into a definitive agreement with respect to the superior proposal, but only if (i) it has given Alliqua at least five business days’ prior written notice of its intention to take such action, (ii) during the five-day notice period, it negotiates in good faith with Alliqua to match the other offer so that it is no longer considered a superior proposal and (iii) at the end of the five-day period, Celleration’s board of directors maintains its determination that the other offer is still a superior proposal. If Celleration terminates the Merger Agreement to accept a superior proposal, it must pay Alliqua a termination fee of $4 million.

The Merger Agreement defines an “acquisition proposal” as any inquiry, contract, proposal or offer, whether or not in writing, from any person (other than Alliqua or its subsidiaries) relating to any of the following alternative transactions:

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•	merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination transaction directly or indirectly involving Celleration;

•	direct or indirect acquisition of any business segment of Celleration;

•	proposal for the issuance or sale by Celleration of 15% or more of its voting stock; or

•	direct or indirect acquisition of beneficial ownership of 15% or more of voting stock.

The Merger Agreement defines “superior proposal” as a bona fide written “acquisition proposal” (with 15% as used in that definition increased to 50%) that Celleration’s board of directors determines in good faith (after consultation with its legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (i) is more favorable from a financial point of view to Celleration stockholders than the current transaction contemplated by the Merger Agreement (taking into account any adjustment to the terms and conditions proposed in writing by Alliqua in response to such proposal), (ii) contains conditions reasonably capable of timely satisfaction, (iii) is not subject to any financing contingency or financing is already then committed and (iv) will result in total consideration of $45,000,000 or more paid at the initial closing, excluding any post-closing or future payments (with any portion payable in equity being subject to independent third party valuation).

Indemnification

The Merger Agreement provides that the representations and warranties contained therein (other than certain representations and warranties that survive indefinitely or for the applicable statute of limitations) will survive for a period of 18 months after the closing of the merger, during which the parties may seek indemnification for any breaches thereof; provided, however, that no party may seek recovery of any indemnification claim until the aggregate amount of all losses incurred as a result of the other party’s breach exceeds $250,000, and an indemnifying party will only be liable to pay for losses in excess of that amount.

Any indemnification claims for losses payable to Alliqua will be satisfied as follows: (i) first, from the cash in the Indemnification Escrow Fund, (ii) then from the shares of Alliqua common stock held in the Indemnification Escrow Fund and (iii) to the extent the losses recoverable by Alliqua exceed the amounts available in the Indemnification Escrow Fund, by offset against any payments of contingent consideration. Alliqua’s right to setoff certain indemnification claims against the contingent consideration will be applied, first, up to an aggregate cash amount of $1,500,000, then up to an aggregate number of shares of Alliqua common stock with a fair market value of $1,000,000.

The Indemnification Escrow Fund will terminate 18 months after the closing date of the merger pursuant to the terms of the Escrow Agreement. Upon termination, all remaining amounts (including cash and shares of Alliqua common stock) in the Indemnification Escrow Fund not subject to any indemnification claims made by Alliqua will be released and disbursed to Celleration equity holders in accordance with their pro rata share. For more information on payments disbursed from the Indemnification Escrow Fund, see the section titled “The Merger Agreement—Post-Closing and Contingent Payments” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

Conditions to Completion of the Merger

Each party’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the Merger Agreement by Celleration stockholders and the approval of the issuance of Alliqua common stock in the merger by Alliqua stockholders;

•	the submission of all filings pursuant to the HSR Act (if any) and the expiration or termination of the related statutory waiting period;

•	the absence of any legal restraint or governmental order that would prevent or prohibit the completion of the merger and the other transactions contemplated by the Merger Agreement;

•	the receipt of all required consents, authorizations, orders and approvals from government authorities;

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•	the effectiveness of the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part with respect to the Alliqua common stock to be issued in the merger, which shall not be the subject of any stop order; and

•	the authorization for listing the shares of Alliqua common stock to be issued as part of the merger consideration on the NASDAQ Capital Market, subject to official notice of issuance.

The obligation of Alliqua and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of Celleration’s representations and warranties will be true in all respects, to the extent qualified by materiality or material adverse effect, and others will be true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;

•	the performance, in all material respects, by Celleration of its covenants and agreements required to be performed or complied with prior to or on the closing date of the merger;

•	no action commenced against any party, injunction or restraining order issued by a governmental authority, in effect, that would prevent or prohibit the closing of the merger or transaction contemplated by the Merger Agreement;

•	receipt by, and delivery to, Alliqua at or prior to closing of all required approvals, consents and waivers from Celleration and all closing deliverables from Celleration;

•	the Debt Financing shall have been funded in accordance with the terms of Alliqua’s Commitment Letter;

•	no more than 7.5% of the total outstanding shares of Celleration common stock and Series AA preferred stock as of immediately prior to the effective time have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL; and

•	since December 31, 2013, the absence of any material adverse effect on Celleration or any event, state of facts or circumstances that individually or in the aggregate, with or without the lapse of time, would likely result in a material adverse effect on Celleration. For a more complete discussion on what constitutes a material adverse effect on Celleration, see the section titled “The Merger Agreement—Representations and Warranties” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

The obligation of Celleration to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	certain of the representations and warranties of Alliqua and Merger Sub will be true in all respects, to the extent qualified by materiality or material adverse effect, and others will be true in all material respects as of the date of the Merger Agreement and closing, except for those otherwise qualified as to a specified date;

•	the performance, in all material respects, by Alliqua and Celleration of their covenants and agreements required to be performed or complied with prior to or on the closing date of the merger;

•	no injunction or restraining order issued by a governmental authority, in effect, that would prevent or prohibit the closing of the merger or transaction contemplated by the Merger Agreement; and

•	receipt by, and delivery to, Celleration at or prior to closing of all required approvals, consents and waivers from Alliqua and all closing deliverables from Alliqua.

Termination of the Merger Agreement

The Merger Agreement can be terminated at any time prior to the closing of the merger by mutual written consent, or by either party in the following circumstances:

•	if any law or other final and non-appealable governmental order makes the consummation of the merger illegal or otherwise prohibits, restrains or enjoins the transactions contemplated by the Merger Agreement;

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•	if either party fails to obtain the requisite approval of its respective stockholders at the special meeting or by written consent, as applicable; provided, that if such termination by Alliqua is a result of Alliqua failing to obtain the requisite vote of its stockholders, Alliqua must pay the required reverse termination fee to Celleration prior to or concurrent with termination, as described below under “—Termination Fees”;

•	if the other party has breached or is in breach of any representation, warranty, covenant or agreement, which would prevent any closing condition from being satisfied and such breach is not cured within ten days after written notice of such breach;

•	if it becomes apparent that any of the closing conditions have not been or will not be fulfilled by the Outside Date (as defined below), absent any failure to perform by the terminating party; or

•	if the merger is not completed by May 31, 2015; provided, that Alliqua may extend that date to July 31, 2015 (the later of such dates, the “Outside Date’) with five business days’ prior written notice to Celleration.

With respect to the extension of the Outside Date, Alliqua may only extend (i) for delays related to the financing contingency or SEC comments to the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part and (ii) if Alliqua has provided Celleration with a $1,000,000 bridge loan on or before May 15, 2015. For more information on the terms of the bridge loan, see the section titled “The Merger—Bridge Loan” beginning on page [   •   ].

In addition, Celleration may terminate the Merger Agreement in the following circumstances:

•	if it has received a superior proposal and complied with its obligations pursuant to the no-shop covenant and its board of directors has approved the termination of the Merger Agreement and promptly enters into a definitive agreement to implement the superior proposal; provided, that Celleration must pay the required termination fee to Alliqua prior to or concurrent with termination, as described below under “—Termination Fees”; or

•	if Alliqua fails to fulfill the Debt Financing condition by the Outside Date (including any extension), provided that all other mutual closing conditions have been fulfilled and Celleration is not otherwise in breach.

Effect of Termination

If the Merger Agreement is terminated, it will become void, except that (i) each party will remain liable for any fraud or material breach occurring prior to such termination and (ii) certain designated provisions of the Merger Agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Termination Fees

Celleration is required to pay a termination fee of $4 million if Celleration terminates the Merger Agreement in order to accept a superior proposal.

Alliqua is also required to pay a reverse termination fee of $3 million, less any amounts for the bridge loan to Celleration (including any accrued and unpaid interest thereon), if the Merger Agreement is terminated by (i) Alliqua or Celleration for Alliqua’s failure to obtain the required approval of Alliqua stockholders at the special meeting or (ii) Celleration for Alliqua’s failure to fulfill the Debt Financing condition to secure funding in accordance the terms of the Commitment Letter.

Miscellaneous Provisions

Expenses

Except as otherwise described in this joint proxy and consent solicitation statement/prospectus, each party will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement; provided, however, that Alliqua and Celleration have agreed to be equally responsible for all fees, costs and expenses in connection with any filings required pursuant to the HSR Act and the filing, printing and mailing of the registration statement of which this joint proxy and consent solicitation statement/prospectus is a part.

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Amendment, Modification or Waiver

Subject to applicable law, the parties may amend the Merger Agreement by written agreement at any time prior to the effective time of the merger. However, after the required approval of the merger by the stockholders of Celleration is obtained, there may not be, without further approval of Celleration stockholders, any amendment to the Merger Agreement that requires further approval of the stockholders under applicable law.

At any time prior to the effective time of the merger, each party, to the extent legally allowed, may extend the time for the performance of any of the obligations or other acts of the other party; waive any inaccuracies in the representations and warranties of the other party; and waive compliance by the other party with any of the agreements and conditions contained in the Merger Agreement.

ANCILLARY AGREEMENTS

Voting Agreement

The following summary describes the material provisions of the voting agreements entered into by Alliqua and certain beneficial owners of Celleration common stock and Series AA preferred stock. This summary does not purport to be complete and is qualified in its entirety by reference to the form of voting agreement attached to this joint proxy and consent solicitation statement/prospectus as Annex B. We urge you to read carefully the entire form of voting agreement.

Simultaneously with the execution of the Merger Agreement, certain 5% stockholders, directors and executive officers of Celleration, collectively representing approximately 83% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and 81% of the outstanding shares of Celleration Series AA preferred stock as of February 2, 2015, entered into voting agreements with Alliqua. Pursuant to the terms and conditions of the voting agreements, each holder agreed to execute and deliver a written consent with respect to all shares of Celleration common stock and Celleration Series AA preferred stock owned by them as of the applicable record date, if requested by Celleration, in favor of the adoption and approval of the Merger Agreement and the merger or, if applicable, to vote such shares in favor of the same proposal at a meeting of Celleration stockholders called for such purpose, each granting a proxy and power of attorney that will be coupled with an interest and will be irrevocable prior to the termination of the voting agreements in accordance with their terms. The holders also agreed to vote against or, in the case of a written consent, to withhold their consent from any competing action, proposal, transaction or agreement that (i) would result in a breach of any obligation of Celleration under the Merger Agreement or the holder under the voting agreement and (ii) would impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of any party’s conditions under the Merger Agreement or otherwise change the voting rights of any class of shares of Celleration.

The voting agreements contain certain other covenants, including, among other things, the waiver of appraisal or dissenters’ rights with respect to the merger and a general prohibition on the transfer, sale, offer, exchange, pledge or other disposition or encumbrance of any shares of Celleration common stock or Celleration Series AA preferred stock owned or subsequently acquired by them during the term of the voting agreements. The voting agreements also contain a lock-up provision, pursuant to which the holders have agreed not to sell shares of Alliqua common stock received in merger for a period of 180 days after the effective time of the merger.

The voting agreements (other than certain provisions such as the lock-up agreement which will survive for 180 days after the effective time of the merger) will terminate on the earlier to occur of the effective time of the merger and the termination of the Merger Agreement in accordance with its terms.

As of the close of business on the Celleration record date, approximately [ • ]% of the outstanding shares of Celleration common stock and Celleration Series AA preferred stock, on an as converted basis, and [ • ]% of the outstanding shares of Celleration Series AA preferred stock are subject to the voting agreements.

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COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Alliqua’s common stock has been listed on the NASDAQ Capital Market under the symbol “ALQA” since January 28, 2014. Prior to that date, it was quoted on the OTCQB over-the-counter marketplace.

The following table sets forth, for the period of 2014 commencing January 28, 2014, the high and low closing prices per share of Alliqua common stock, as reported on the NASDAQ Capital Market and for 2013 and the period of 2014 ending on January 27, 2014, the high and low bid prices of Alliqua common stock as reported on the OTCQB. The quotations reflect inter-dealer prices, without retail markup, markdown, or commissions, and may not represent actual transactions. All 2013 quotations are adjusted for the 1-for-43.75 reverse stock split of Alliqua common stock that occurred on November 18, 2013. Alliqua has never paid cash dividends on its common stock and has no intention to do so in the foreseeable future.

There is no established public trading market for Celleration common stock, and Celleration has not declared any dividends during the periods set forth in the table below.

	Alliqua Common Stock		Celleration Common Stock
	High	Low	High	Low
NASDAQ Capital Market
2014
Fourth Quarter	$5.30	$3.89	N/A	N/A
Third Quarter	$6.07	$4.62	N/A	N/A
Second Quarter	$8.49	$5.50	N/A	N/A
January 28, 2014 to March 31, 2014	$9.16	$7.86	N/A	N/A

OTCQB
2014
January 1, 2014 to January 27, 2014	$10.02	$6.99	N/A	N/A
2013
Fourth Quarter	$8.44	$2.63	N/A	N/A
Third Quarter	$3.94	$3.06	N/A	N/A
Second Quarter	$3.94	$2.63	N/A	N/A
First Quarter	$4.38	$1.75	N/A	N/A

Celleration stockholders are urged to obtain current market quotations for Alliqua common stock and to review carefully the other information contained in this joint proxy and consent solicitation statement/prospectus or incorporated by reference into this joint proxy and consent solicitation statement/prospectus. See “Where you Can Find More Information” beginning on page [ • ] of this joint proxy and consent solicitation statement/prospectus.

The following table sets forth the closing sale prices per share of Alliqua common stock on February 2, 2015, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on [ • ], 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus.

	Alliqua Common Stock	Celleration Common Stock
February 2, 2014	$5.01	N/A
[ • ], 2015	$ [ • ]	N/A

As of [ • ], 2015, the latest practicable date prior to the date of this joint proxy and consent solicitation statement/prospectus, there were approximately [ • ] holders of record of Alliqua common stock and [ • ] holders of record of Celleration common stock.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 2, 2014, Alliqua entered into the Merger Agreement with Celleration, Merger Sub and certain representatives of Celleration stockholders, pursuant to which Celleration will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation and an indirect wholly owned subsidiary of Alliqua, on the terms and conditions set forth in the Merger Agreement. The transactions contemplated by the Merger Agreement have not yet been consummated.

The following unaudited pro forma condensed combined financial statements are derived from the separate historical financial statements of Alliqua and Celleration after giving effect to the proposed merger, and are based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 is presented as if the merger had been completed on December 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is presented as if the merger had been completed on January 1, 2014.

Alliqua has not performed a complete and thorough valuation analysis necessary to determine the fair market values of all of the Celleration assets to be acquired and liabilities to be assumed, and accordingly, as described in Note 2(b) of the accompanying notes, the unaudited pro forma condensed combined financial information includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. A final determination of fair values of Celleration’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net assets of Celleration that exist as of the date of completion of the merger. Consequently, amounts preliminarily assumed for acquisition consideration and allocated to acquired assets and assumed liabilities could change significantly from those amounts used in the unaudited pro forma condensed combined financial statements presented below.

The unaudited pro forma condensed combined financial information does not purport to represent what the consolidated results of operations actually would have been if the merger had occurred on January 1, 2014 or what those results will be for any future periods or what the consolidated balance sheet would have been if the merger had occurred on December 31, 2014 or what the consolidated balance sheet will be on any future date. The pro forma adjustments are based on information current as of the time of this filing or as otherwise indicated; and has not been adjusted to reflect any matters not directly attributable to implementing the merger. No adjustment, therefore, has been made for actions which may be taken once the merger is complete, such as any of Alliqua’s integration plans related to Celleration. In connection with the plan to integrate the operations of Alliqua and Celleration following the completion of the merger, Alliqua anticipates that nonrecurring charges, such as costs associated with systems implementation, severance and other costs related to exit or disposal activities, could be incurred. Alliqua is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy and consent solicitation statement/prospectus. However, these charges could affect the results of operations of Alliqua and Celleration, as well as those of the combined company following the completion of the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the merger, as they are nonrecurring in nature and were not factually supportable at the time that the unaudited pro forma combined condensed consolidated financial statements were prepared. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration. As a result, the actual amounts recorded in the future consolidated financial statements of Alliqua will differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•	Financial information of Alliqua, as prepared in accordance with GAAP, has been extracted without adjustment from Alliqua’s audited consolidated statement of operations and balance sheet for the year ended December 31, 2014 contained in Alliqua’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2015, which is incorporated by reference into this joint proxy and consent solicitation statement/prospectus; and

•	Financial information of Celleration, as prepared in accordance with GAAP, has been extracted from Celleration’s audited statement of operations and balance sheet for the year ended December 31, 2014, which is included in this joint proxy and consent solicitation statement/prospectus.

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The unaudited pro forma combined condensed consolidated financial statements are provided for informational purposes only. The unaudited pro forma combined condensed consolidated financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed consolidated financial statements and related adjustments required management to make certain assumptions and estimates.

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UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2014

			Transaction		Pro Forma
	Alliqua (1)	Celleration (1)	Adjustments	Footnote Reference	Consolidation Alliqua

ASSETS:
Current Assets:
Cash and cash equivalents	$16,770,879	$2,311,594	$(17,500)	2(a)i, 3(a) , 3( c)	$19,064,973
Accounts receivable	968,616	838,953	-		1,807,569
Inventory, net	1,411,748	261,135	-		1,672,883
Prepaid expenses and other current assets	477,824	159,260	310,000	3(c)	947,084
Total current assets	19,629,067	3,570,942	292,500		23,492,509
Improvements and equipment, net	1,434,027	391,416	-		1,825,443
Intangible assets, net	4,387,293	-	21,373,000	2(b)ii	25,760,293
Goodwill	4,100,295	-	22,957,666	2(b)iii	27,057,961
Other assets	173,042	20,640	-		193,682
Total assets	$29,723,724	$3,982,998	$44,623,166		$78,329,888

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,757,742	$161,017	$-		$1,918,759
Accrued expenses and other current liabilities	2,067,859	1,122,672	-		3,190,531
Warrant liability	304,223	-	-		304,223
Total current liabilities	4,129,824	1,283,689	-		5,413,513
Long-term debt			15,500,000	3(a)	15,500,000
Contingent consideration	2,931,598	-	16,608,000	2(a)iii	19,539,598
Deferred tax obligation	67,000	-	-		67,000
Other long-term liabilities	84,071	6,975	-		91,046
Total liabilities	7,212,493	1,290,664	32,108,000		40,611,157

Commitments and Contingencies

Stockholders' Equity
Preferred Stock	-	6,922,842	(6,922,842)	3(d)	-
Common Stock	16,203	505,529	(502,361)	2(a)ii, 3(d)	19,371
Additional paid-in capital	92,537,742	80,325,938	(65,121,606)	2(a)ii, 3(d)	107,742,074
Accumulated deficit	(70,042,714)	(85,061,975)	85,061,975	3(d)	(70,042,714)
Total stockholders' equity	22,511,231	2,692,334	12,515,166		37,718,731
Total liabilities and stockholders' equity	$29,723,724	$3,982,998	$44,623,166		$78,329,888

See Notes to Unaudited Pro Forma Consolidated Financial Information.

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UNUAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended December 31, 2014

			Transaction		Pro Forma
	Alliqua (1)	Celleration (1)	Adjustments	Footnote Reference	Consolidated Alliqua

Revenue, net of returns, allowances and discounts	$4,786,131	$8,689,641	$-		$13,475,772

Cost of revenues	3,270,955	1,398,380	-		4,669,335

Gross profit	1,515,176	7,291,261	-		8,806,437

Operating expenses
Selling, general and administrative	26,155,008	7,559,652	2,729,933	3(e)	36,444,593
Research and product development	-	2,505,098	-		2,505,098
Acquisition-related expenses	546,970	-	-		546,970
Change in fair value of contingent consideration liability	231,598	-	-		231,598
Total operating expenses	26,933,576	10,064,750	2,729,933		39,728,259

Loss from operations	(25,418,400)	(2,773,489)	(2,729,933)		(30,921,822)

Other income (expense)
Interest expense	(384)	(4,884)	(1,743,750)	3(b), 3(c )	(1,749,018)
Interest income	30,739	342	-		31,081
Change in value of warrant liability	(43,390)	-	-		(43,390)
Total other expense	(13,035)	(4,542)	(1,743,750)		(1,761,327)

Loss before income tax provision	(25,431,435)	(2,778,031)	(4,473,683)		(32,683,149)

Income tax provision	14,000	-	-		14,000

Net loss	$(25,445,435)	$(2,778,031)	$(4,473,683)		$(32,697,149)

Basic and diluted net loss per common share	$(1.74)	$(0.06)		3(f)	$(1.84)

Weighted average shares used in computing basic and diluted net loss per common share	14,628,981	50,459,003		3(f)	17,797,210

See Notes to Unaudited Pro Forma Consolidated Financial Information.

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Notes to Unaudited Pro Forma Consolidated Financial Information

1.     BASIS OF PRESENTATION

The unaudited pro forma consolidated financial information has been derived from financial statements prepared in accordance with GAAP and reflects the proposed acquisition of Celleration by Alliqua.

The underlying financial information of Alliqua has been derived from the audited consolidated financial statements of Alliqua contained in Alliqua’s Annual Report on Form 10-K for the year ended December 31, 2014. The underlying financial information of Celleration has been derived from the audited financial statements of Celleration for the year ended December 31, 2014, which are included in this joint proxy and consent solicitation statement/prospectus.

The merger has been treated as an acquisition of a business, with Alliqua as the acquirer and Celleration as the acquiree, assuming that the merger had been completed on January 1, 2014, for the unaudited pro forma consolidated statement of operations and on December 31, 2014, for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma consolidated financial information is not intended to reflect the financial position and results of operations which would have actually resulted had the merger been effected on the dates indicated. Further, the unaudited pro forma results of operations and balance sheet are not necessarily indicative of the results of operations that may be achieved in the future or what may be reflected in any future balance sheet. No account has been taken of the impact of transactions that have occurred or might occur subsequent to the dates referred to above. No adjustment, therefore, has been made for actions which may be taken once the merger is complete, such as any integration plans related to Celleration.

The unaudited pro forma financial information reflects the preliminary assessment of fair values and lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between Alliqua and Celleration management, and due diligence efforts. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the Celleration assets acquired and liabilities assumed have not commenced. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include identifiable intangible assets.

2. PURCHASE CONSIDERATION AND ALLOCATION

a) Estimated Purchase Consideration

Under the terms of the merger, Celleration will be acquired by Alliqua, for estimated upfront total cash and stock consideration of $30,415,000 and contingent cash and stock consideration of $16,608,000. The estimated merger consideration was calculated as follows:

Total cash portion of the merger consideration	$15,207,500	i.
Total value of stock portion of the merger consideration	$15,207,500	ii.
Alliqua share price	$4.80	ii.
Total shares of Alliqua common stock to be issued	3,168,229	ii.
Fair value of contingent consideration	$16,608,000	iii.

Aggregate merger consideration	$47,023,000	iv.

i.	For purposes of preparing this unaudited pro forma consolidated financial information, Alliqua has assumed the cash portion of the merger consideration will come from the net proceeds from Alliqua’s issuance of debt. The value of the cash portion of the merger consideration is $15,207,500.

ii.	The value of the stock portion of the merger consideration is $15,207,500, which is reflected in the pro forma financial statements as an increase of $3,168 to common stock and an increase of $15,204,332 to additional paid in capital. For purposes of preparing this unaudited pro forma consolidated financial information, Alliqua utilized a per share price equal to $4.80, based on the trailing forty-five trading day volume weighted average price of the common stock as of the second trading day immediately prior to the date of the merger agreement.

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iii.	For purposes of preparing this unaudited pro forma consolidated financial information, the preliminary assessment of contingent consideration was determined based on preliminary discussions between Alliqua and Celleration management, and due diligence efforts. The detailed valuation studies necessary to arrive at the required estimate of the fair values of contingent consideration has not commenced.

iv.	The merger consideration expected to be issued upon the closing of the merger reflected in this unaudited pro forma consolidated financial information does not purport to represent the merger consideration that will actually be issued upon the closing of the merger. For example, as discussed above, the estimated fair value of contingent consideration is subject to change as the detailed valuation studies necessary to arrive at the required estimate of fair values have not commenced.

(b) Preliminary Allocation of Merger Consideration to Assets Acquired

Cash and cash equivalents	$2,311,594	i.
Receivables and other current assets	998,213	i.
Property and equipment	391,416	i.
Inventory	261,135	i.
Intangible assets	21,373,000	ii.
Goodwill	22,957,666	iii.
Other noncurrent assets	20,640	i.
Other liabilities assumed	(1,290,664)	i.
	$47,023,000

i.	The unaudited pro forma consolidated financial information has been prepared using Celleration’s available financial statements and disclosures. Therefore, except as noted below, the carrying value of assets and liabilities in Celleration’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and potential adjustments for consistency of accounting policy, except for the adjustments specifically described below, are not reflected in this unaudited pro forma consolidated financial information.

ii.	The unaudited pro forma consolidated financial information has been prepared using Alliqua’s preliminary estimate of the total fair value of intangible assets of $21,373,000. The preliminary assessment was determined based on preliminary discussions between Alliqua and Celleration management, and due diligence efforts. The detailed valuation studies necessary to arrive at the required estimate of the fair values of intangibles has not commenced.

iii.	For purposes of the pro forma analysis, goodwill of $22,957,666 was included to reflect the total excess of the purchase consideration over the fair value of the assets acquired.

3. PRO FORMA TRANSACTION ADJUSTMENTS

The unaudited pro forma financial information reflects the following adjustments:

(a) Debt

Alliqua intends to finance the merger, in part, with the issuance of long-term debt. For purposes of preparing this unaudited pro forma consolidated financial information, Alliqua has assumed borrowings of approximately $15,500,000 in aggregate principal amount under a new senior secured term loan facility, which represents the amount for which Alliqua has received a commitment from a lender. The debt structure and interest rates used for purposes of preparing the unaudited pro forma consolidated financial information may be considerably different than the actual amounts incurred by Alliqua based on market conditions at the time of the debt financing and other factors.

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(b) Interest Expense

As discussed in Note 3(a) above, Alliqua currently estimates that it will borrow approximately $15,500,000. Interest will accrue at an annual rate equal to (a) the greater of one-month LIBOR or 1% plus (b) 9.75%. For purposes of this unaudited pro forma consolidated financial information, interest calculations were performed assuming an interest rate of 10.75%. Pro forma adjustments have been made to reflect: (i) the addition in interest expense related to the new debt issued based on the assumptions described above and (ii) amortization of debt issuance costs described below in Note 3(c).

(c) Debt Issuance Costs

$310,000 has been allocated to debt issuance. This amount includes upfront and arranger fees which are based on a percentage of debt issued, subject to certain other terms, which may ultimately be different than the amount assumed for purposes of this unaudited pro forma consolidated financial information due to differences in the amount of the debt ultimately issued and certain other factors. These differences could be material. The costs allocated to debt issuance have been capitalized and reflected in the unaudited pro forma consolidated balance sheet as an increase in prepaid expenses of $310,000. In the unaudited pro forma consolidated income statements, these costs are amortized to expense over the life of the debt instruments under the effective interest method.

(d) Elimination of Celleration’s Stockholders’ Equity

An adjustment to eliminate Celleration’s series AA redeemable convertible preferred stock of $6,922,842, common stock of $505,529, additional paid-in capital of $80,325,938, and retained earnings of $85,061,975 was reflected in the unaudited pro forma consolidated balance sheet as of December 31, 2014.

(e) Amortization Expense

Adjustments were made to increase selling, general and administrative expenses to reflect estimated amortization of $2,729,933 for the year ended December 31, 2014. These adjustments were based on the assumption that $21,373,000 of the recorded intangible assets related to Celleration would be definite lived, consisting of $2,617,000 related to tradenames, $1,080,000 related to customer relationships, and $17,676,000 related to technology. The estimated useful life of these intangible assets is approximately 3 years for tradenames, 12 years for customer relationships, and 10 years for technology.

(f) Net Income per Common Share

Alliqua’s calculations of pro forma net income per share of Alliqua common stock for the year ended December 31, 2014 include the impact of items discussed in this Note 3, including the estimated weighted average number of shares of Alliqua common stock outstanding on a pro forma basis. The pro forma weighted average number of shares of Alliqua common stock outstanding for the year ended December 31, 2014 have been calculated as if the shares issued in connection with the merger had been issued and outstanding as of the beginning of the period.

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DESCRIPTION OF ALLIQUA CAPITAL STOCK

As a result of the completion of the merger, Celleration equity holders who receive shares of Alliqua common stock in the merger will become stockholders of Alliqua. Rights of holders of Alliqua common stock will be governed by the DGCL and the certificate of incorporation, as amended, and bylaws of Alliqua. The following description briefly summarizes the material terms of Alliqua common stock. For more complete terms, please refer to the applicable provisions of the DGCL and the full text of Alliqua’s certificate of incorporation, as amended, and bylaws. See the sections titled “Comparison of Rights of Alliqua Stockholders and Celleration Stockholders” and “Where You Can Find More Information” beginning on pages [   •   ] and [   •   ], respectively, of this joint proxy and consent solicitation statement/prospectus.

Authorized Capital Stock

Alliqua has authorized 46,714,286 shares of capital stock, par value $0.001 per share, of which 45,714,286 are shares of common stock and 1,000,000 are shares of “blank check” preferred stock. As of the record date for the Alliqua special meeting, there were [   •   ] shares of Alliqua common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

The holders of Alliqua common stock are entitled to one vote per share. Alliqua’s certificate of incorporation does not provide for cumulative voting. The holders of Alliqua common stock are entitled to receive ratably such dividends, if any, as may be declared by Alliqua’s board of directors out of legally available funds; however, the current policy of Alliqua’s board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Alliqua common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of Alliqua common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Alliqua common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of Alliqua’s board of directors and issued in the future.

Alliqua common stock is listed on the NASDAQ Capital Market under the symbol “ALQA.”

Preferred Stock

The Alliqua board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the Alliqua stockholders, to issue from time to time shares of preferred stock in one or more series and, as to each series, to establish the number of shares to be included in each such series, and to fix the designations, preferences, voting powers, qualifications, and special or relative rights or privileges of the shares in each such series, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by the Alliqua board of directors could result in such shares having dividend or liquidation preferences senior to the rights of the holders of Alliqua common stock and could dilute the voting rights of the holders of Alliqua common stock.

Prior to the issuance of shares of each series of preferred stock, the Alliqua board of directors is required by the DGCL and the Alliqua certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

•	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;

•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

•	the terms and conditions of any conversion privilege of the series, including provision for adjustment of the conversion rate in such events as the board of directors may determine;

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•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

•	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

•	any other relative rights, preferences and limitations of that series.

Although the Alliqua board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

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COMPARISON OF RIGHTS OF

ALLIQUA STOCKHOLDERS AND CELLERATION STOCKHOLDERS

General

Alliqua and Celleration are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. Before the completion of the merger, the rights of Celleration stockholders are also governed by the Celleration certificate of incorporation, the Celleration by-laws and certain Celleration voting agreements and investor rights agreements in effect immediately prior to the effective time of the merger. Upon completion of the merger, shares of Celleration common stock and Series AA preferred stock issued and outstanding immediately prior to the effective time of the merger (other than any dissenting shares and any shares of Celleration common stock owned by Alliqua, Merger Sub or any subsidiary of Alliqua or Merger Sub, or held in treasury of Celleration or owned by Celleration or any of its subsidiaries) and certain in-the-money options and in-the-money warrants that are outstanding and unexercised immediately prior to the effective of the merger will be converted into the right to receive a pro rata share of the merger consideration, which will include shares of Alliqua common stock and cash. As a result, upon completion of the merger, the rights of Celleration equity holders who become Alliqua stockholders in the merger will be governed by the DGCL, the Alliqua certificate of incorporation, as amended, and the Alliqua by-laws. In addition, those certain stockholders of Celleration who executed a voting agreement simultaneously with the execution of the Merger Agreement, will also be governed by the terms and conditions of the voting agreement, which prohibits such holders from selling shares of Alliqua common stock for a period of 180 days after the effective time of the merger.

Certain Differences Between the Rights of Stockholders of Alliqua and Stockholders of Celleration

The following is a summary of material differences between the rights of Alliqua stockholders and the rights of Celleration stockholders. While Alliqua and Celleration believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Alliqua stockholders and Celleration stockholders, and it is qualified in its entirety by reference to the DGCL and the various documents of Alliqua and Celleration to which Alliqua and Celleration refer in this summary. In particular, this summary does not give effect to the Fourth Amended and Restated Voting Agreement or the Fourth Amended and Restated Investor Rights Agreement, each dated January 4, 2013 and among Celleration and certain holders of Celleration common shares and Series AA preferred stock. Alliqua and Celleration urge you to carefully read this entire joint proxy and consent solicitation statement/prospectus, the relevant provisions of the DGCL and the other documents to which Alliqua and Celleration refer to in this joint proxy and consent solicitation statement/prospectus for a more complete understanding of the differences between the rights of an Alliqua stockholder and the rights of a Celleration stockholder. Alliqua has filed with the SEC its respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See the section titled “Where You Can Find More Information” beginning on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

	Alliqua	Celleration
Authorized Capital Stock	The authorized capital stock of Alliqua consists of (i) 45,714,286 shares of common stock, par value $0.001 per share, and (ii) 1,000,000 shares of “blank check” preferred stock, par value $0.001 per share.	The aggregate number of shares of stock which Celleration is allowed to issue is 220,000,000 shares, par value $0.01 per share, of which 111,516,877 are designated as common stock and 108,483,123 are designated as preferred stock. The preferred stock is further divided into separate classes consisting of (i) 38,043,479 shares of Series AA convertible preferred stock; (ii) 133,333 shares of Series A convertible preferred stock; (iii) 10,627,643 shares of Series B convertible preferred stock; (iv) 23,435,154 shares of series of Series C convertible preferred stock; (v) 26,102,264 shares of Series D convertible preferred stock; and (vi) 10,141,250 shares of Series E convertible preferred stock.

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Number of Directors

The Alliqua certificate of incorporation provides that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which Alliqua would have if there were no vacancies or unfilled newly-created directorships. The Alliqua board of directors currently consists of seven directors.

The Merger Agreement provides that as soon as practicable after the effective time of the merger, Mark Wagner, Celleration’s president and chief and executive officer, will be appointed to the Alliqua board of directors. See the section titled “The Merger Agreement—Director Appointment to the Alliqua Board” beginning on page [   •   ].

The Celleration certificate of incorporation provides that the board of directors consists of not more than seven members. The Celleration board of directors currently consists of seven directors.

The Celleration certificate of incorporation provides that Celleration may not change the number of authorized directors without the written consent of the holders of a majority of the outstanding shares of the Series AA preferred stock.

Classification of Board of Directors	Alliqua has one class of directors and the Alliqua certificate of incorporation, as amended, does not provide for a classified board of directors. Alliqua’s directors are elected for a term of one year until the next annual meeting of Alliqua stockholders. A director appointed to fill a vacancy or newly created directorship serves a term expiring at the next annual meeting of Alliqua stockholders.	Celleration has one class of directors and the Celleration certificate of incorporation does not provide for a classified board of directors. Celleration’s directors are elected for an unspecified term. A director appointed to fill a vacancy or newly created directorship serves until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.

Election of Directors	The Alliqua by-laws provide that directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a stockholder meeting at which a quorum is present.

The Celleration certificate of incorporation provides that:

•     The holders of shares of the Series AA preferred stock, exclusively and voting as a single class, are entitled, by a vote of a majority of the outstanding shares of the Series AA preferred stock held by such holders, to elect three of the directors of Celleration and to exercise any right of removal or replacement of such director.

•     The holders of the common stock, exclusively and voting as a single class, are entitled, by a vote of a majority of the outstanding shares of common stock held by such holders, to elect three of the directors of Celleration and to exercise any right of removal or replacement of such director.

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• The holders of all issued and outstanding shares of capital stock, voting together as a single class, on an as if converted basis, are entitled, by a vote of a majority of the outstanding shares of capital stock, on an as if converted basis, held by such holders, to elect one director of Celleration, and to exercise any right of removal or replacement of such director.

Cumulative Voting	The Alliqua certificate of incorporation does not provide for cumulative voting and, accordingly, Alliqua stockholders do not have cumulative voting rights in connection with the election of directors.	The Celleration certificate of incorporation does not provide for cumulative voting and, accordingly, Celleration stockholders do not have cumulative voting rights in connection with the election of directors.

Removal of Directors	Section 141(k) of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, subject to certain exceptions for corporations having cumulative voting or whose board is classified.

Section 141(k) of the DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors, subject to certain exceptions for corporations having cumulative voting or whose board is classified.

Only the holders of Series AA preferred stock are entitled to vote to remove the three directors elected by the Series AA holders. Only the common stock holders are entitled to vote to remove the three directors elected by the common stock holders.

Vacancies on the Board of Directors	The Alliqua certificate of incorporation provides that newly created directorships resulting from any increase in the number of directors and any vacancies resulting from death, resignation, disqualification, removal or other cause will be filled by a majority of the remaining directors then in office, even if less than a quorum, and not by the stockholders.	The Celleration by-laws provide that any newly created directorship or any vacancy occurring in the board of directors for any cause may be filled by a majority of the remaining members of the board of directors, although such majority is less than a quorum, or by a plurality of the votes cast at a meeting of stockholders, and each director so elected holds office until the expiration of the term of office of the director whom he has replaced or until his successor is elected and qualified.

Stockholder Action by Written Consent	The Alliqua certificate of incorporation provides that any action required or permitted to be taken by Alliqua stockholders may be effected by written consent in lieu of a meeting pursuant to the provisions of Section 228 of the DGCL.	The Celleration by-laws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and will be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of minutes of stockholders are recorded.

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Amendments to Certificate of Incorporation	The Alliqua certificate of incorporation provides that Alliqua reserves the right to amend, alter, change or repeal any provision contained in the Alliqua certificate of incorporation in the manner prescribed by the laws of the State of Delaware. Under Section 242 of the DGCL, an amendment to the Alliqua certificate of incorporation generally requires approval of the majority of the Alliqua board of directors and the holders of a majority of the outstanding shares of Alliqua common stock entitled to vote.

The Celleration certificate of incorporation provides that Celleration reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation in the manner prescribed by statute, and that all rights conferred upon stockholders by the certificate of incorporation are granted subject to this reservation.

Under Section 242 of the DGCL, an amendment to the Celleration certificate of incorporation generally requires approval of the majority of the Celleration board of directors and the holders of a majority of the outstanding shares of Celleration common stock entitled to vote. The Celleration certificate of incorporation, however, provides that Celleration may not amend, alter or repeal any provisions of the certificate of incorporation without the written consent of the holders of a majority of the outstanding shares of the Series AA preferred stock.

Amendment of By-Laws

Section 109 of the DGCL provides that a corporation, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors (but may not divest the stockholders of that power).

The Alliqua certificate of incorporation and the Alliqua bylaws provide that any adoption, amendment or repeal of the Alliqua bylaws require the approval of a majority of the total number of directors which Alliqua would have if there were no vacancies or unfilled newly-created directorships. Stockholders may also adopt, amend or repeal any provision of the Alliqua bylaws by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote.

Section 109 of the DGCL provides that after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal by-laws is in the stockholders entitled to vote, provided, however, that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal by-laws upon the directors (but may not divest the stockholders of that power).

The Celleration certificate of incorporation does not confer the power to adopt, amend or repeal by-laws upon the directors. Stockholders may adopt, amend or repeal any provision of the Celleration by-laws by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote; provided, however, that the Celleration certificate of incorporation provides that Celleration may not amend, alter or repeal any provisions of the by-laws without the written consent of the holders of a majority of the outstanding shares of the Series AA preferred stock.

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Quorum for Stockholder Meetings	The Alliqua by-laws provide that, except as otherwise required by law, the holders of a majority of the voting power of all outstanding shares of Alliqua stock entitled to vote at the meeting, represented in person or by proxy, will constitute a quorum at a meeting of Alliqua stockholders, except that when specified business is to be voted on separately by a class or series of stock of Alliqua, the holders of a majority of the voting power of the outstanding shares of such class or series, represented in person or by proxy, will constitute a quorum of such class or series for the transaction of such business.	The Celleration by-laws provide that at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting is necessary and sufficient to constitute a quorum.

Voting Rights	The Alliqua certificate of incorporation provides that each outstanding share of Alliqua common stock entitles the holder thereof to one vote on each matter properly submitted to the stockholders of Alliqua for their vote.

The Celleration certificate of incorporation provides that each holder of shares of Series AA preferred stock have that number of votes on all matters submitted to the stockholders equal to the number of shares of common stock into which such holder’s shares of Series AA preferred stock are then convertible. Fractional votes by the holders of Series AA preferred stock is not permitted, and any fractional voting rights resulting from application of the conversion provisions set forth in the certificate of incorporation is rounded to the nearest whole number.

Each holder of common stock has one vote on all matters submitted to the stockholders for each share of common stock standing in the name of such holder on the books of Celleration.

The shares of capital stock of Celleration vote as a single class on all matters submitted to the stockholders, except as otherwise required by agreement or the DGCL.

Conversion Rights	The holders of Alliqua common stock do not have conversion rights. The rights, preferences and privileges of the holders of Alliqua common stock are subject to the rights of holders of any series of preferred stock, which may be designated solely by action of the Alliqua board of directors and issued in the future.	The Celleration certificate of incorporation provides that, subject to certain limitations, each holder of Series AA preferred stock has the option, at any time, to convert any shares of Series AA preferred stock into shares of Celleration common stock at by dividing $0.184 by the conversion price, subject to adjustments as provided in the certificate of incorporation.

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The Alliqua certificate of incorporation authorizes the board of directors, subject to any limitations prescribed by law, without further vote or action by Alliqua stockholders, to establish from time to time shares of preferred stock in one or more series, and to fix the designation, powers, preferences, and rights of the shares of each such series, which may include, among others, conversion rights. Preferred stock may be convertible into shares of Alliqua common stock or other series of preferred stock, as shall be determined by the Alliqua board of directors.

The Celleration certificate of incorporation additionally provides that a mandatory conversion of the Series AA preferred stock will occur upon either:

•     the closing of the sale of shares of common stock to the public at a price of at least $0.552 (adjusted), in a firm-commitment underwritten public offering, resulting in at least $30,000,000 of proceeds; or

•     the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Series AA preferred stock upon which (i) all outstanding shares of Series AA will automatically be converted into shares of common stock, at the then effective conversion rate and (ii) such shares may not be reissued by the corporation.

Special Meeting of Stockholders	The Alliqua certificate of incorporation and by-laws provide that special meetings of the Alliqua stockholders may be called only by the Alliqua board of directors acting pursuant to a resolution adopted by a majority of the total number of authorized directors which Alliqua would have if there were no vacancies or unfilled newly created directorships.

The Celleration certificate of incorporation provides that without the prior written consent of the holders of a majority of the then outstanding shares of Series AA preferred stock, Celleration will not take or permit any action which:

•     alters, changes or amends the rights, preferences or privileges of the Series AA preferred stock;

•     increases or decreases the authorized number of any class or series of shares of capital stock of Celleration;

•     authorizes, issues or creates any new class or series of equity or equity-like securities having rights, preferences or privileges senior to or on parity with the Series AA preferred stock;

•     results in the redemption of any shares of common stock or the Series AA preferred stock of any such person, except (i) as otherwise approved by the Board (including two of the Series AA directors), (ii) pursuant to the Investor Rights Agreement, or (iii) pursuant to the redemption rights as set forth in the Celleration certificate of incorporation;

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•     amends, alters or appeals any provision of the certificate of incorporation or the by-laws of Celleration;

•     authorizes a merger, acquisition or sale of substantially all of the assets of Celleration or any of its subsidiaries;

•     results in the liquidation or dissolution of Celleration;

•     constitutes the declaration, setting aside or payment of any dividends, funds or distributions on the capital stock of Celleration;

•     results in any material change in the business in which Celleration is engaged;

•     changes the number of authorized directors;

•     would result in the taxation of Series AA under section 305 of the Code; or

•     creates, or authorizes the creation of, or issues, or authorizes the issuance of any debt security, or would permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of Celleration and its subsidiaries for borrowed money following such action would exceed $500,000 unless such debt security has received the prior approval of the Board.

Notice of Stockholder Meetings	The Alliqua by-laws require that written notice of each annual meeting or special meeting of Alliqua stockholders, stating the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, be given to each Alliqua stockholder of record entitled to vote at such meeting. Notice must be delivered not less than 10 nor more than 60 days before the date of the meeting. Notice of any special meeting must also include the purpose for which the meeting was called. Only the business stated in such notice may be acted upon at the special meeting.	The Celleration by-laws provide that whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting will be given that states the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting will be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such. If mailed, such notice will be deemed to be given when deposited in U.S. mail, postage prepaid, directed to the stockholder at his address as it appears on records of Celleration.

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Delivery of Notice Requirements of Stockholder Nominations and Proposals

The Alliqua by-laws provide that for nominations or business to be properly brought before an annual meeting by a stockholder of record:

•     the stockholder of record must have given timely written notice thereof to the Secretary of Alliqua, including any updates or supplements to such notice that comply with the notice procedures and informational requirements set forth in the Alliqua by-laws;

•     must be a proper matter of business for stockholder action under Delaware law; and

•     the stockholder of record and beneficial owner, if any, on whose behalf any proposal or nomination is made, must have acted in accordance with the representations set forth in the solicitation statement required in the Alliqua by-laws.

Compliance with the requirements set forth in the Alliqua by-laws are the exclusive means for a stockholder of record to make nominations or submit other business (other than matters properly brought under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and included in Alliqua’s notice of the meeting) before an annual meeting of stockholders.

To be timely, an Alliqua stockholder’s notice of business to be conducted at an annual meeting must be delivered to the Secretary of Alliqua at the principal executive offices of Alliqua:

•     not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting; or

The Celleration by-laws provide that for business to be properly brought before an annual meeting by a stockholder entitled to vote at the meeting:

•     the stockholder must have given timely notice thereof in writing to the secretary of Celleration;

•     the stockholder’s notice to the corporation will set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business; (iii) the class or series (if any) and number of shares of the corporation that are beneficially owned by the stockholder; (iv) any material interest of the stockholder in such business; and (v) a representation that the stockholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to make the proposal.

The Celleration by-laws further provide that for nominations by stockholders to be properly brought before an annual meeting by a stockholder entitled to vote at the meeting:

•     the stockholder must have given timely notice thereof in writing to the secretary of Celleration; and

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•     if the date of the annual meeting is more than 60 days before or 30 days after such anniversary date (or if no meeting was held the previous year), not earlier than 120 days and not later than 90 days before the annual meeting or 10 days after the first public announcement of the date of meeting.

Notwithstanding the above, in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by Alliqua naming all of the director nominees or specifying the size of the increased Alliqua board of directors at least 10 days before the last day, a stockholder’s notice with respect to nominees for the additional directorships will be considered timely if delivered to the Secretary of Alliqua at the principal executive offices of Alliqua no later than 10 days after Alliqua first makes such public announcement.

An Alliqua stockholder’s notice must contain certain information specified in the Alliqua bylaws, including information about the Alliqua stockholder of record, any director nominee and/or the proposed business, including any material interest of the Alliqua stockholder in such proposed business.

The Alliqua by-laws further provide that nominations of persons for election to the Alliqua board of directors may be made at a special meeting of stockholders at which directors are to be elected by an Alliqua stockholder who is a stockholder of record at the time notice of the nomination is given, who is entitled to vote at the special meeting and who complies with the notice procedures set forth in the Alliqua by-laws.

The chairman of the meeting has the power and duty to determine and declare whether a nomination or any proposed business was properly made in accordance with the procedures summarized above and, if not, to declare that such nomination or proposed business will not be presented for stockholder action at the meeting and will be disregarded.

•     a stockholder’s notice to the corporation of nominations for a regular or special meeting of stockholders will set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) such person’s name, age, business address and residence address and principal occupation or employment; (ii) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or that is otherwise required, pursuant to Regulation 14A under the Exchange Act; and (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (B) as to the stockholder giving the notice: (i) the name and address, as they appear on Celleration’s books, of such stockholder; (ii) the class or series (if any) and number of shares of Celleration that are beneficially owned by such stockholder; and (ii) a representation that the stockholder is a holder of record of shares of Celleration entitled to vote for the election of directors and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

Compliance with the requirements set forth in the Celleration by-laws are the exclusive means for a stockholder of record to make nominations or submit other business before an annual meeting of stockholders.

To be timely, a Celleration stockholder’s notice must be delivered to the Secretary, or mailed and received at the principal executive office of Celleration:

•     not less than 90 days before the first anniversary of the date of the preceding year’s annual meeting of stockholders; or

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•     if, however, the date of the annual meeting of stockholders is more than thirty days before or after such anniversary date, notice by a stockholder will be timely only if so delivered or so mailed and received not less than ninety days before such annual meeting or, if later, within ten days after the first public announcement of the date of such annual meeting;

•     if a special meeting of stockholders of the corporation is for the purpose of electing one or more directors to the Board of Directors; not less than ninety days before such special meeting or, if later, within ten days after the first public announcement of the date of such special meeting.

The chairman of the meeting has the power to, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in the by-laws, and, if the chairman should so determine, the chairman may so declare to the meeting, and the defective nomination is disregarded.

Proxy	The Alliqua by-laws provide that any Alliqua stockholder may vote by proxy in accordance with the DGCL or by such person’s duly authorized attorney in fact.	The Celleration by-laws provide that each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy in any manner, including without limitation via telephone, internet or such other manner as permitted by Section 212 of the DGCL, as amended from time to time; provided that such authorization sets forth or contains information from which Celleration can determine that the authorization was granted by the stockholder. If the authorization is granted in a manner other than in a written form, the proxy holder is required to provide such reasonable verification as required by the Corporation. A proxy is irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the corporation.

Preemptive Rights	The Alliqua certificate of incorporation and the Alliqua by-laws are silent on preemptive rights and, accordingly, Alliqua stockholders generally do not have preemptive rights.	The Celleration certificate of incorporation and the Celleration by-laws are silent on preemptive rights and, accordingly, Celleration stockholders generally do not have preemptive rights, except as provided by agreement.

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Redemption

The holders of Alliqua common stock do not have redemption rights. The rights, preferences and privileges of the holders of Alliqua common stock are subject to the rights of holders of any series of preferred stock, which may be designated solely by action of the Alliqua board of directors and issued in the future.

The Alliqua certificate of incorporation authorizes the board of directors, subject to any limitations prescribed by law, without further vote or action by Alliqua stockholders, to establish from time to time shares of preferred stock in one or more series, and to fix the designation, powers, preferences, and rights of the shares of each such series, which may include, among others, rights for the redemption of shares of such series, as shall be determined by the Alliqua board of directors.

The Celleration certificate of incorporation provides that, subject to certain limitations, Celleration will redeem shares of Series AA preferred stock, as a whole, at a price equal to the greater of (i) $0.184 per share, plus all declared but unpaid dividends; or (ii) the fair market value of all the Series AA preferred stock as determined according to the formula set forth in the Celleration certificate of incorporation, in three annual installments commencing not more than 60 days after receipt by Celleration of a written notice from the holders of a majority of the then outstanding shares of Series AA preferred stock requesting redemption of all shares at any time on or after January 4, 2018. The Celleration certificate of incorporation additionally provides requirements for notice, and surrender, rights subsequent to surrender.

Dividends	Under Section 170 of the DGCL, the Alliqua board of directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either: (i) out of Alliqua’s surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL; or (ii) in case there is no such surplus, out of Alliqua’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. But such dividends cannot be declared out of net profits if Alliqua’s capital has diminished by depreciation in the value of its property or by losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.	The Celleration certificate of incorporation provides that Celleration pay preferential dividends in cash to the holders of the Series AA preferred stock. Each share of Series AA preferred stock is entitled to dividends at a rate of $0.01472 per share of the Series AA preferred stock per annum when and if declared by the board. Dividends are payable on the Series AA preferred stock out of funds legally available for the declaration of dividends, only if and when declared by the board of directors. In no event mayany distribution be made, on the common stock unless holders of Series AA preferred stock participate in such dividend on a pro rata basis with the holders of common stock, counting shares of Series AA preferred stock on an as-if-converted basis.

Liquidation Preference

Upon any liquidation, dissolution or winding-up of Alliqua, the holders of Alliqua common stock are entitled to share ratably in all assets that are legally available for distribution. The rights, preferences and privileges of the holders of Alliqua common stock are subject to the rights of holders of any series of preferred stock, which may be designated solely by action of the Alliqua board of directors and issued in the future.

The Alliqua certificate of incorporation authorizes the board of directors, subject to any limitations prescribed by law, without further vote or action by Alliqua stockholders, to establish from time to time shares of preferred stock in one or more series, and to fix the designation, powers, preferences, and rights of the shares of each such series, which may include, among others, liquidation preferences senior to the rights of the holders of Alliqua common stock, as shall be determined by the Alliqua board of directors.

The Celleration certificate of incorporation provides that in the event of any liquidation, dissolution or winding up of Celleration, either voluntary or involuntary, the holders of the Series AA preferred stock will receive, out of the assets of Celleration available for distribution to its shareholders, before any distribution is made to the holders of shares of common stock, an amount equal to $0.276 per share. The merger or consolidation of Celleration into or with another corporation in which the stockholders of Celleration will own less than 50% of the voting securities of the surviving corporation, the sale of voting control or the sale, transfer, or lease of all or substantially all of the assets of Celleration will be deemed to be a liquidation, dissolution or winding up of Celleration unless the holders of a majority of the outstanding shares of Series AA preferred stock, voting separately as a class elect otherwise by giving written notice thereof.

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Limitation on Personal Liability of Directors	The Alliqua certificate of incorporation eliminates, to the fullest extent permitted by applicable law, a director’s personal liability to Alliqua or Alliqua stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, for liabilities (i) for any breach of the director’s duty of loyalty to Alliqua or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.	The Celleration certificate of incorporation provides that a director of Celleration is not personally liable to Celleration or to its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, the Celleration certificate of incorporation does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the duty of loyalty of the director to Celleration or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful action under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors/ Insurance; Advancement of Expenses

The Alliqua certificate of incorporation authorizes, to the fullest extent permitted by the DGCL, Alliqua to provide indemnification of (and advancement of expenses to) directors, officers, agents of the corporation and any other party permitted by applicable law.

The Alliqua by-laws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Alliqua or is or was serving at the request of Alliqua in any position or capacity for any other corporation or of a partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, whether the basis of the proceeding is alleged action in an official capacity or in any other capacity, shall be indemnified and held harmless by Alliqua to the fullest extent which it is empowered to do so unless prohibited from doing so by the DGCL, as the same exists or may hereafter be amended. Persons who are not covered by the foregoing provisions and who are or were employees or agents of Alliqua may be granted rights to indemnification and to the advancement of expenses to the extent authorized from time to time by the Alliqua board of directors or a duly authorize committee thereof.

The Celleration certificate of incorporation provides that directors, officers, employees and agents of Celleration be indemnified and expenses of litigation be advanced to them, to the maximum extent permitted by Section 145 of the DGCL, for expenses and liabilities arising by reason of their position with, or by acts in such capacities on behalf of, Celleration or another corporation which may serve at the request of Celleration.

The Celleration by-laws provide that Celleration will pay the expenses of a director or officer, including attorneys’ fees, incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

The Celleration by-laws also provide that indemnitees may bring suit against Celleration to recover any unpaid amounts of claims for indemnification and will be entitled to be paid the expense of prosecuting such claim.

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The Alliqua by-laws also provide that indemnitees may bring suit against Alliqua to recover any unpaid amounts of claims for indemnification.

Exclusive Forum

The Alliqua by-laws provide that the Court of Chancery of the State of Delaware will have exclusive jurisdiction to determine the following:

•     any derivative action or proceeding brought on behalf of Alliqua;

•     any action asserting a claim of breach of fiduciary duty owed by any current or former director or officer of Alliqua to Alliqua or its stockholders;

•     any action asserting a claim arising out of or in connection with any provision of DGCL, the Alliqua certificate of incorporation or the Alliqua by-laws;

•     any claim governed by the internal affairs doctrine of the State of Delaware; or

•     any action brought against Alliqua by a director, officer or other person claiming indemnification from Alliqua.

The Celleration certificate of incorporation and by-laws do not provide for an exclusive forum.

Appraisal Rights	Under Section 262 of the DGCL, dissenters’ appraisal rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. However, stockholders will not receive such rights if the corporation is the surviving corporation and no stockholder vote is required for the merger. Also, no such rights are available if the corporation’s stock is either (i) listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders.	Under Section 262 of the DGCL, dissenters’ appraisal rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. However, stockholders will not receive such rights if the corporation is the surviving corporation and no stockholder vote is required for the merger. Also, no such rights are available if the corporation’s stock is either (i) listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders.

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	Alliqua stockholders do not have any appraisal or dissenters’ rights in connection with the current merger contemplated by the Merger Agreement. In addition, since Alliqua common stock is listed on the NASDAQ Capital Market, holders of Alliqua common stock generally will not have appraisal or dissenters’ rights under Section 262 of the DGCL.	Celleration stockholders of shares of Celleration stock that are outstanding immediately prior to the Effective Time of the merger who have not voted in favor of adoption of the Merger Agreement may exercise appraisal rights of such shares in accordance with Section 262 of the DGCL, except as provided by agreement.

Certain Business Combination Restrictions

Section 203 of the DGCL protects publicly traded Delaware corporations, such as Alliqua, from hostile takeovers and from actions following the takeover, by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

A corporation may elect not to be governed by Section 203 of the DGCL. Neither the Alliqua certificate of incorporation nor the Alliqua by-laws contains the election not to be governed by Section 203 of the DGCL. Therefore, Alliqua is governed by Section 203 of the DGCL.

Section 203 of the DGCL does not apply to the transactions contemplated by the Merger Agreement.

The restrictions of Section 203 of the DGCL do not apply to Celleration as it does not have a class of voting stock listed on a national securities exchange and does not have a class of voting stock that is held of record by more than 2,000 shareholders.

Transactions with Related Parties	Section 144 of the DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders.

Section 144 of the DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if: (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the stockholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the stockholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee or the stockholders.

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CELLERATION’S BUSINESS

Overview

Celleration focuses on developing and commercializing therapeutic ultrasound healing technologies. Celleration received 510(k) clearance from the FDA to market and sell its core product offering, the MIST Therapy System, in the United States for cleansing and maintenance debridement of wounds in June 2004. In May 2005, the Company received 510(k) clearance from the FDA to market and sell the MIST Therapy System to promote healing. In August 2014, the Company’s next generation system, UltraMIST, received 510(k) clearance from the FDA.

The MIST Therapy System and UltraMIST deliver MIST Therapy, which is a noncontact low-frequency, low-intensity ultrasound to the wound bed through a saline mist. Unlike conventional wound treatments that are limited to treating the surface, MIST Therapy's ultrasound energy is transmitted into the tissue and below. The mechanical stimulation provided by the ultrasound waves has a wide range of effects that have been shown in clinical studies to consistently result in accelerated healing. Clinical evidence has been accumulated which demonstrates MIST Therapy's ability to provide shorter healing times even with difficult chronic wounds in patients with co-occurring chronic diseases or disorders, or “comorbidities.” Accelerated healing times may result in the prevention of serious interventions like amputation and other costly surgical procedures.

MIST Therapy is used in wound management protocols across a number of different care settings depending upon the needs of the individual patient and the clinical setting. Treatments are commonly administered by trained healthcare professionals who are certified on the MIST Therapy equipment and proper treatment techniques. MIST Therapy, together with standard of care treatment, has demonstrated healing in nearly half the time as treatment by the standard of care alone. In many cases, MIST Therapy has been shown to decrease the need for additional therapies, as well as the number of treatment days. MIST Therapy compliments other wound therapies by enhancing healing rates and reducing the time to heal.

The accelerated healing provided by MIST Therapy not only provides better clinical outcomes but better economic outcomes. In a recent economic analysis, treatment cost data for diabetic foot ulcer patients was calculated by reviewing healing rates of standard of care treatments versus standard of care treatment in combination with MIST Therapy for a 12-week period of time. The result was a $1,955 savings per patient when MIST Therapy was added to the treatment protocol (standard of care cost of $14,831 per patient versus MIST Therapy cost of $12,858 per patient). We believe that this saving is tied to the accelerated healing provided by MIST Therapy during the 12-week period.

In March 2013, the American Medical Association (“AMA”) approved a Category I CPT code for MIST Therapy that became effective January 1, 2014. The clinical and economic benefits of MIST Therapy have led a number of Medicare Administrator Contractors (“MACS”) to write favorable coverage policies for MIST Therapy’s code. MIST Therapy’s code has received support from multiple societies including the American Society of General Surgery, American Podiatric Medical Association and the American Physical Therapy Association. In addition, healthcare facilities across the country have adopted MIST Therapy as part of their comprehensive wound-care protocols.

MIST Therapy is an innovative technology that we believe provides both clinical and economic benefits through its use in treating wounded patients.

Celleration has a sales organization, consisting primarily of 15 sales representatives, two field-based clinical support specialists and two area sales directors, a marketing organization to market its products and a reimbursement department to support its sales efforts.

Celleration was incorporated in Minnesota in April 2000 and reincorporated in Delaware in May 2003.

Wound Healing Process

The skin provides a protective barrier to our bodies. Once injury occurs, either intentionally or unintentionally, the wound healing process is immediately set into motion. This process includes a complex series of overlapping events that must occur for the wound to progress through the phases of healing. There are a number of different wound types based on the underlying etiology or causative factors, but all wounds follow the same healing process from inflammation to proliferation to remodeling.

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	INFLAMMATION→	PROLIFERATION→	REMODELING
Goals	• Restore cellular balance • Prevent Infection	• Fill and close wound	• Mature Scar
Wound Characteristics	• Inflamed tissue • Drainage • Redness • Pain	• Granulation tissue reduction in wound area and volume	• Scar formation • Re-pigmentation
Cellular Actions	Blood flow increases Modulation of growth factors and proteases
	• Inflammatory mediators released • Blood vessels dilate • Neutrophils and macrophages engulf bacteria	• Fibroblasts stimulate collagen production • Formation of extracellular matrix • Angiogenesis	• Collagen fibers reorganize • Tensile strength is regained
Result of Cellular Actions	• Removal of bacteria and debris • Modulation of inflammation	• New blood vessel formation • Scaffold is provided for cell rebuilding • Re-epithelization	• Wound strengthened by collagen cross-linking

Wounds that fail to progress through the wound healing process as expected are considered non-healing or chronic.

In nonhealing wounds, progression has stalled for a variety of reasons including high levels of bacteria, sustained inflammation, impaired blood flow, multiple co-morbidities and poor patient compliance. Elevated levels of bacteria and biofilm are considered to be common barriers to healing. While all wounds have some level of bacteria, excessive levels contribute to chronic wounds by creating a barrier to normal defenses and therapeutic agents, such as antibiotics. Small amounts of bacteria in an immune-competent host may have no impact on healing while larger amounts or an inadequate immune response can lead to a nonhealing wound or even infection. In addition, excessive bacteria have been linked to a sustained inflammatory state. Chronic inflammation is associated with an increased oxidative stress that causes the normal healing process to stall. This can be identified by persistent elevations in pro-inflammatory cytokines and uncontrolled proteolytic activity (particularly matrix metalloproteinases). Other factors that delay healing include impaired local vascularization and tissue perfusion and a deficiency in growth factors. All these barriers can cause an imbalance in the wound resulting in failure to heal.

MIST Therapy

The MIST Therapy System

The MIST Therapy System and UltraMIST consist of a small countertop generator and handheld transducer. Attached to the transducer is a single-use disposable applicator, which includes an inlet for sterile saline. As the device is activated, the saline is introduced to the head of the transducer where it is atomized. This saline mist is the medium through which the ultrasonic energy is transmitted to the wound site inducing a non-painful, cool sensation to the patient. The disposable applicator is designed for a single use only in order to avoid infection from patient to patient.

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The Treatment

A typical MIST Therapy treatment, including set-up, treatment and breakdown, lasts approximately 30 minutes. The frequency of MIST Therapy treatments is subject to clinical decision but is most often provided three times per week in the outpatient setting for an average of 5-6 weeks, or 15-18 treatments in total. The total number of treatments varies based on the wound needs. In the inpatient setting, daily treatments are provided until a patient is healed or discharged.

Unlike conventional wound treatments that are limited to treating the surface, MIST Therapy's ultrasound energy is transmitted into the tissue and below. The mechanical stimulation provided by MIST Therapy has a wide range of effects that consistently result in accelerated healing. Clinical evidence has demonstrated MIST Therapy’s ability to provide shorter healing times even with difficult chronic wounds in patients with multiple co-morbidities. MIST Therapy penetrates into and below the wound bed to accelerate healing via the following mechanisms.

•	Reducing Bacteria and Biofilm. High levels of bacteria and biofilm cause an imbalance in the wound, resulting in failure to heal. The standard course of treatment is antibiotics to reduce the bioburden; however, the list of drug-resistant bacteria is continually growing. Over 70% of bacteria causing hospital-acquired infections are resistant to as least one of the drugs most commonly used to treat them. Another threat is the development of biofilm that is present in 60% of chronic wounds. Biofilm is metabolically inactive which makes it extremely hard to disrupt with topical/systemic antibiotics, antimicrobials and antiseptics. The mechanical stress caused by MIST Therapy sound waves alters the rigid bacteria cell walls resulting in cell death, reduction of bacterial count and disruption of biofilm. MIST Therapy reduces a wide range of bacteria, including vancomycin-resistant enterococci, methicillin-resistant staphylococcus aureus, acinetobacter and E. coli, which are among the most difficult to treat.

•	Reducing Inflammation and MMP-9. Initial injury triggers an inflammatory response within the wound. Controlled inflammation is beneficial, but sustained inflammation can stall healing. In addition, excessive matrix metalloproteinases, a family of proteins involved in the wound bed "clean up" process by breaking down devitalized tissue, can stall healing by destroying new granulation tissue. With MIST Therapy, cellular balance is restored by reducing high levels of pro-inflammatory cytokines and MMP-9 allowing wound healing to progress.

•	Improving Perfusion through Vasodilation. Along with removing healing barriers, MIST Therapy stimulates cells to accelerate the wound healing process. The mechanical stimulation via the ultrasound increases the body’s delivery of blood to the wound by widening the blood vessels, or vasodilation.

•	Triggering Early Release of Growth Factors and Increasing Angiogenesis. Growth factors are essential for regulating cellular events involved in wound healing. MIST Therapy promotes earlier release of multiple growth factors including vascular endothelial growth factor (VEGF), transforming growth factor (TGF-b1), keratinocyte growth factor (KGF) and stromal cell-derived factor (SDF-I) as examples. Another important component of wound healing is angiogenesis (formation of new blood vessels) that provides nutrients to support active cells, development of granulation tissue and repair of damaged tissue. MIST Therapy accelerates new blood vessel formation to accelerate healing.

Clinical Evidence

Many of the wound care products available today have limited clinical evidence to support their use. Celleration has invested in high-quality clinical evidence that supports the appropriate use of MIST Therapy to assist medical professionals in their wound care treatment decisions.

MIST Therapy was introduced into the market in late 2004 and has been investigated in a variety of Level I-III Clinical Studies including one meta-analysis, four randomized controlled trials, two prospective, six retrospective and two observational studies.

In the meta-analysis using only MIST Therapy ultrasound clinical data, eight peer-reviewed studies with consistent designs for treatment and control wound groups were pooled to review the effects of MIST Therapy on healing time, wound size, volume and pain. The authors concluded “MIST Therapy demonstrates remarkable consistency of reduction in wound area, volume, pain and healing times across a wide range of wounds.”

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As documented in a published meta-analysis, MIST Therapy, together with standard of care treatment, has demonstrated healing in nearly half the time of treatment by the standard of care alone. In many cases, MIST Therapy has been shown to decrease the need for additional therapies, as well as the number of treatment days. MIST Therapy compliments other wound therapies by enhancing healing rates and reducing the time to heal.

Acute and Chronic Wound Market

An estimated 6.5 million patients have chronic wounds, which are defined as wounds that are delayed in closing compared to healing in an otherwise healthy individual. Some of the most common types of chronic wounds are diabetic foot ulcers, venous leg ulcers, pressure ulcers, arterial ulcers and surgical wounds that become infected. Acute wounds can be caused by surgical intervention, trauma or burns with an annual incidence of approximately 800,000.

In both acute and chronic wounds, the clinician’s goal during treatment is to heal the wound while allowing the patient to retain natural function in the area of the wound with minimal scarring and infection. If a wound becomes infected, it can lead to a loss of limb or life and clinicians want to close the wound as quickly as possible to minimize this risk. Patients with chronic wounds likely have co-morbidities, such as diabetes or poor circulation that complicate or delay the normal wound healing process.

Marketing and Sales

Celleration focuses its sales and marketing efforts primarily on hospitals, physicians, clinics, wound care centers and government health care facilities that treat a significant volume of acute or chronic wounds.

To support its business in the United States, Celleration has a sales organization, consisting primarily of 15 sales representatives, two field-based clinical support specialists and two area sales directors, a marketing organization to market its products and a reimbursement department to support its sales efforts.

Outside the United States, Celleration sells its products through distributors. Each of Celleration’s distributors has a territory-specific distribution agreement. International sales accounted less than 1% of net sales for each of the years ended December 31, 2014 and 2013. Celleration has applied for reimbursement approval for Celleration’s products from NICE in the United Kingdom. Celleration’s ability to market its products in the United Kingdom is dependent on NICE publishing a technology appraisal guidance that supports the case for utilizing MIST Therapy in the treatment of wounds. If favorable technology appraisal guidance is published by NICE, Celleration intends to expand its business into the United Kingdom.

Celleration uses clinical studies and worldwide scientific community awareness programs to demonstrate the safety and efficacy of its products. The data generated by clinical studies is important to obtain regulatory approval and to support Celleration’s sales staff in securing product reimbursement in their territories. Publications of clinical data in peer-reviewed journals and presentations at professional society meetings by clinical researchers add to the scientific community awareness of Celleration’s products, including patient indications, treatment technique and expected outcomes.

Dependence on Major Customers

During the years ended December 31, 2014 and 2013, none of Celleration’s customers individually accounted for 10% or more of Celleration’s net sales.

Backlog

Celleration did not have a significant backlog as at the years ended December 31, 2014 and 2013. Celleration typically processes customer orders within one day of receipt of the order.

Third-Party Reimbursement

In the United States as well as in foreign countries, sales of Celleration’s products depend in significant part on the availability of reimbursement from third-party payers. In the United States, third-party payers consist of government programs such as Medicare, private health insurance plans, managed care organizations and other similar programs. For any product, three factors are critical to reimbursement:

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•	coding, which ensures uniform descriptions of procedures, diagnoses and medical products;

•	coverage, which is the payer’s policy describing the clinical circumstances under which it will pay for a given treatment; and

•	payment processes and amounts.

Celleration believes the availability, as of January 2014, of a Category I CPT code for MIST Therapy has encouraged and will continue to encourage, broader coverage and subsequent use of its MIST Therapy System in the United States. Previously, MIST Therapy was billed under a temporary Category III CPT code, which some payers generally refuse to cover. Each governmental and private payer, however, makes its own coverage decision.

Celleration has focused its efforts on expanding reimbursement coverage with Medicare carriers and private payers by instituting a comprehensive program to educate their medical directors regarding the clinical effectiveness, cost effectiveness and patient benefits of MIST Therapy. Access to MIST Therapy is available to Medicare beneficiaries in 44 states. Although private payers will often pay for MIST Therapy when medically necessary and pre-approved, Celleration has focused on securing private payer coverage decision for MIST Therapy.

For Medicare-covered patients who are commonly treated in a hospital outpatient department, the payment system used is called the Outpatient Prospective Payment System. The facility payment for MIST Therapy is billed under the CPT code and then categorized for payment under a single Ambulatory Payment Classification (“APC”). For calendar year 2015, MIST Therapy is categorized under an APC with a national payment rate of approximately $146. Each hospital has a specific APC payment amount based on the hospital’s wage index for their geographic location.

If MIST Therapy is delivered by a physician, non-physician practitioner, or physical therapist, a professional payment may be paid based on the Medicare Physician Fee Schedule (“MPFS”). The MPFS includes both a facility and, for treatment delivered in a physician’s office, a non-facility rate. Beginning January 1, 2015, MIST Therapy’s Category I CPT code has a national non-facility rate of approximately $122 and facility rate of approximately $118. The actual amount will vary by location per the geographic practice cost index adjustment to the national rate. Therapy services are typically paid under the non-facility MPFS payment rate pursuant to Medicare guidelines.

Competition

Based upon Celleration’s target markets and approved indications, Celleration believes that MIST Therapy has no direct competition in the advanced wound care market. Hundreds of other companies, however, do compete in the broader wound care market.

Celleration believes that, unlike MIST Therapy, the vast majority of products in the wound care market are not designed effectively to address all critical aspects of the healing cascade. As a result, Celleration maintains that MIST Therapy will compete favorably on the basis of broad application. Notwithstanding this, Celleration expects many physicians and allied professionals to continue to employ other treatment approaches and technologies separately and in combination in an attempt to treat chronic and hard-to-heal wounds. Although Celleration faces competition from other approaches and technologies, Celleration believes it is favorably positioned because of the MIST Therapy System’s ability to be used on a stand-alone basis or in combination with these treatment approaches.

Government Regulation

Celleration’s products are subject to regulation by numerous government agencies, including the FDA and similar agencies outside the U.S. To varying degrees, each of these agencies requires Celleration to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing, and distribution of our medical devices. Celleration’s business is also affected by cost containment initiatives and environmental health and safety laws and regulations. The primary laws and regulations that affect Celleration’s business are described below.

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Product Approval Processes and Ongoing Regulation

The testing, manufacturing, promotion, marketing and distribution of Celleration’s products in the United States and other parts of the world are subject to regulation by numerous governmental authorities, including the FDA and analogous agencies abroad.

United States

Celleration’s products are regulated in the United States as medical devices by the FDA under the Food, Drug and Cosmetic Act (“FDC Act”). Noncompliance with applicable requirements under the FDC Act may result in, among other things:

•	fines, injunctions and civil penalties;

•	recall or seizure of products;

•	operating restrictions or total or partial suspension of production;

•	denial of requests for 510(k) clearance or pre-market approval of new products;

•	withdrawal of existing approvals; and

•	criminal prosecution.

Depending on the degree of risk posed by the medical device and the extent of controls needed to ensure safety and effectiveness, there are two pathways for FDA marketing clearance of medical devices. For devices deemed by FDA to pose relatively less risk (Class I or Class II devices), manufacturers, in most instances, must submit a pre-market notification requesting permission for commercial distribution, known as 510(k) clearance. Devices deemed by FDA to pose the greatest risk (Class III devices), such as life-sustaining, life-supporting or implantable devices, or a device deemed not to be substantially equivalent to a previously cleared 510(k) device, require the submission of a pre-market approval application. The FDA can also impose restrictions on the sale, distribution or use of devices at the time of their clearance or approval, or subsequent to marketing.

In June 2004, Celleration received 510(k) clearance from the FDA to market and sell the MIST Therapy System in the United States for cleansing and maintenance debridement of wounds. In May 2005, the Company received 510(k) clearance from the FDA to market and sell the MIST Therapy System to promote healing. In 2012, Celleration began designing the next-generation UltraMIST System. In August 2014, the FDA granted 510(k) approval to the UltraMIST System. Celleration anticipates that it will commercially introduce the UltraMIST System in the first half of 2015.

After a device is placed on the market, numerous regulatory requirements apply. These include:

•	quality system regulations, which require manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

•	labeling regulations, which govern product labels and labeling, prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling and promotional activities;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

•	notices of correction or removal and recall regulations.

The FDC Act requires that medical devices be manufactured in accordance with FDA’s current quality system regulations, which require, among other things, that Celleration:

•	regulate its design and manufacturing processes and control them by the use of written procedures;

•	investigate any deficiencies in Celleration’s manufacturing process or in the products Celleration produces;

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•	keep detailed records and maintain a corrective and preventative action plan; and

•	allow the FDA to inspect Celleration’s facilities on a periodic basis to monitor Celleration’s compliance with quality system regulations.

Celleration’s facility and processes have been inspected and certified in compliance with ISO 13485.

European Union

The European Union has adopted rules that require that medical products receive the right to affix the CE mark, which stands for Conformité Européenne. Celleration’s MIST Therapy System received CE mark approval in April 2007 and UltraMIST received CE mark approval in September 2014. Products that bear the CE mark can be imported to, sold or distributed within the European Union. To obtain a CE Mark, defined products must meet minimum standards of performance, safety, and quality (i.e., the essential requirements), and then, according to their classification, comply with one or more of a selection of conformity assessment routes. A notified body assesses the quality management systems of the manufacturer and the product conformity to the essential and other requirements within the medical device directive. Celleration is subject to inspection by notified bodies for compliance. The competent authorities of the European Union countries, generally in the form of their ministries or departments of health, oversee the clinical research for medical devices and are responsible for market surveillance of products once they are placed on the market. Celleration is required to report device failures and injuries potentially related to product use to these authorities in a timely manner. Various penalties exist for non-compliance with the laws transcribing the medical device directives.

Celleration’s facility and processes have been inspected and certified in compliance with applicable European Union medical device directives.

Cost Containment Initiatives

Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, bidding and tender mechanics, coverage and payment policies, comparative effectiveness of therapies, technology assessments, and managed-care arrangements, are continuing in the U.S. and abroad. These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical devices and therapies. Government programs, including Medicare and Medicaid, private health care insurance, and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments, tying reimbursement to outcomes, shifting to population health management, and other mechanisms designed to constrain utilization and contain costs. Hospitals are also aligning interests with physicians through employment and other arrangements, such as gainsharing, where a hospital agrees with physicians to share any realized cost savings resulting from the physicians’ collective change in practice patterns such as standardization of devices where medically appropriate. This has created an increasing level of price sensitivity among customers for Celleration’s products. Some third-party payers must also approve coverage and set reimbursement levels for new or innovative devices or therapies before they will reimburse health care providers who use the medical devices or therapies. Even though a new medical device may have been cleared for commercial distribution, Celleration may find limited demand for the device until coverage and sufficient reimbursement levels have been obtained from governmental and private third-party payers. In addition, some private third-party payers require that certain procedures or that the use of certain products be authorized in advance as a condition of reimbursement. As a result of Celleration’s manufacturing efficiencies, cost controls and other cost-savings initiatives, Celleration believes it is well-positioned to respond to changes resulting from the trend toward cost-containment; however, uncertainty remains as to the nature of any future legislation or other reforms, making it difficult for Celleration to predict the potential impact of cost-containment trends on future operating results.

Excise tax and cost controls under the PPACA

The PPACA was enacted into law in March 2010. Commencing January 1, 2013, the PPACA imposed an excise tax on manufacturers or producers making sales of medical devices in the U.S., other than sales at retail for individual use. Although several bills have been proposed in U.S. Congress to eliminate the tax, including bills passed in the U.S. House of Representatives, most of these bills are tied to corresponding increases in taxes from other sources, and therefore face substantial opposition.

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The PPACA also contains provisions aimed at improving the quality and decreasing the costs of healthcare. The Medicare provisions include value-based payment programs, increased funding for comparative effectiveness research, reduced hospital payments for avoidable readmissions and hospital-acquired conditions, and pilot programs to evaluate alternative payment methodologies that promote care coordination (such as bundled physician and hospital payments). Additionally, the PPACA includes a reduction in the annual rate of reimbursement growth for hospitals that began in 2011 and provides for the establishment of an independent payment advisory board to recommend ways of reducing the rate of growth in Medicare spending beginning in 2014. Many of these provisions will not be effective for a number of years, and there are many programs and requirements for which the details have not yet been fully established.

Regulations Governing Reimbursement

The delivery of Celleration’s products is subject to regulation by the U.S. Department of Health and Human Services and comparable state and non-U.S. agencies responsible for reimbursement and regulation of health care items and services. U.S. laws and regulations are imposed primarily in connection with the Medicare and Medicaid programs, as well as the government’s interest in regulating the quality and cost of health care. Foreign governments also impose regulations in connection with their health care reimbursement programs and the delivery of health care items and services.

U.S. federal health care laws apply when Celleration or its customers submit claims for items or services that are reimbursed under Medicare, Medicaid, or other federally-funded health care programs. The principal U.S. federal laws include the Anti-kickback Statute which prohibits offers to pay or receive remuneration of any kind for the purpose of including or rewarding referrals of items or services reimbursable by a federal health care program; the False Claims Act which prohibits the submission of false or otherwise improper claims for payment to a federally-funded health care program, including claims resulting from a violation of the Anti-kickback Statute; the Stark law which prohibits physicians from referring Medicare or Medicaid patients to a provider that bills these programs for the provision of certain designated health services if the physician (or a member of the physician’s immediate family) has a financial relationship with that provider; and health care fraud statutes that prohibit false statements and improper claims to any third-party payer. There are often similar state false claims, anti-kickback, and anti-self-referral and insurance laws that apply to state-funded Medicaid and other health care programs and private third-party payers. In addition, the U.S. Foreign Corrupt Practices Act can be used to prosecute companies in the U.S. for arrangements with physicians, or other parties outside the U.S. if the physician or party is a government official of another country and the arrangement violates the law of that country.

Environmental Health and Safety Laws

Celleration is also subject to various environmental health and safety laws and regulations within the U.S. Like other medical device companies, Celleration’s manufacturing and other operations involve the use and transportation of substances regulated under environmental health and safety laws including those related to the transportation of hazardous materials. To the best of Celleration’s knowledge at this time, Celleration does not expect that compliance with environmental protection laws will have a material impact on its results of operations, financial condition or cash flows.

Manufacturing

Celleration purchases MIST Therapy applicators and the saline bottles included with each applicator from single sources. Celleration also purchases the UltraMIST System from a single source under a long-term contract. The MIST Therapy System is no longer in production. Celleration requires that all suppliers conform to the standards set forth in the good manufacturing practice regulations promulgated by the FDA and local health agencies. Celleration owns all design drawings, work instructions and tooling dies for the generators and applicators for the MIST Therapy System and UltraMIST System.

Supply of Raw Materials

Celleration and Celleration’s suppliers purchase many of the components and raw materials used in manufacturing Celleration’s products from numerous suppliers in various countries. Celleration and Celleration’s suppliers have been able to obtain adequate supplies of such raw materials and components and work closely with suppliers to try to ensure continuity of supply while maintaining high quality and reliability.

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Research and Development

Celleration has research and development projects and activities to develop, enhance and evaluate potential new products for which Celleration incurs costs for regulatory submissions, regulatory compliance and clinical research. Celleration’s expenditures for clinical research include studies for new applications or indications for existing products, post-approval regulatory compliance and marketing and reimbursement approval by third-party payers. Celleration’s expenditures for research and development totaled approximately $2.5 million and $4.1 million for the years ended December 31, 2014 and 2013, respectively. See “Celleration’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [   •   ] for information regarding expenditures for research and development.

Intellectual Property

Patents

Celleration’s intellectual property portfolio includes 15 U.S. patents and 17 foreign patents and Celleration has four pending patent applications in the U.S. and four internationally. Celleration’s issued patents cover both method and device aspects of wound care using non-contact ultrasound, as well as other clinical applications of non-contact ultrasound.

Trademarks

Celleration has 10 registered trademarks in the U.S. and five registered trademarks internationally.

Litigation Risks

Celleration operates in an industry characterized by extensive patent litigation. Patent litigation can result in significant damage awards and injunctions that could prevent the manufacture and sale of affected products or result in significant royalty payments in order to continue selling the products. Celleration also operates in an industry susceptible to significant product liability claims. These claims may be brought by individuals seeking relief on their own behalf or purporting to represent a class. Celleration currently carries $5 million of worldwide product liability insurance. For additional information on these litigation risks, see “Risks Related to Celleration” on page [   •   ] of this joint proxy and consent solicitation statement/prospectus.

Compliance with Environmental Laws

Compliance by Celleration with applicable environmental requirements during the years ended December 31, 2014 and 2013 and subsequently has not had a material effect upon its capital expenditures, earnings or competitive position.

Employees

As of April 1, 2015, Celleration had 41 full-time employees and one part-time employee. No employee was subject to a collective bargaining agreement. Celleration believes it maintains good relations with its employees.

Legal Proceedings

Celleration is not involved in any and to its knowledge is not aware of any threatened, material litigation.

Properties

Celleration has a lease, expiring during the second quarter of 2016, on 10,460 sq. ft. of space in Eden Prairie, Minnesota. Celleration intends to continue its operations in this facility and expects to renew the lease when appropriate.

Celleration’s facility is registered with the FDA as a medical device manufacturing facility and, therefore, is subject to FDA quality system regulations regarding manufacturing, testing, quality control and documentation procedures. In addition, the facility is registered as meeting the requirements of ISO 13485: 2003.

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Market for Celleration’s Common Equity and Related Stockholder Matters

Market for Common Stock

Celleration is a privately-owned company with no established public trading market for its common stock.

Holders

As of April 1, 2015, there were 91 holders of Celleration common stock.

Dividends

Celleration has never paid cash dividends on its common stock and does not anticipate paying any cash dividends on its common stock in the foreseeable future.

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CELLERATION Management’s Discussion and Analysis

of Financial Condition and Results of Operations

You should read this discussion of Celebration’s financial condition and results of operations in conjunction with the sections entitled “Selected Historical Financial Information of Celleration” and “Risks Related to Celleration” in this joint proxy and consent solicitation statement/ prospectus and Celleration’s audited financial statements for the years ended December 31, 2014 and 2013 and related notes included elsewhere in this joint proxy and consent solicitation statement/prospectus. The financial information presented for the years ended December 31, 2014 and 2013 is based on the Celleration’s audited financial statements and related notes for the years then ended. This discussion and analysis contains certain statements that are not strictly historical and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks, uncertainties and assumptions. Celleration’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors.

Overview

Celleration focuses on developing and commercializing therapeutic ultrasound healing technologies. Celleration received 510(k) clearance from the FDA to market and sell its core product offering, the MIST Therapy System, in the United States for cleansing and maintenance debridement of wounds in June 2004. In May 2005, the Company received 510(k) clearance from the FDA to market and sell the MIST Therapy System to promote healing. In August 2014, the Company’s next generation system, UltraMIST, received 510(k) clearance from the FDA.

The MIST Therapy System and UltraMIST deliver noncontact low-frequency, low-intensity ultrasound to the wound bed through a saline mist, or MIST Therapy. Unlike conventional wound treatments that are limited to treating the surface, MIST Therapy's ultrasound energy is transmitted into the tissue and below. The mechanical stimulation provided by the ultrasound waves has a wide range of effects that have been shown in clinical studies to consistently result in accelerated healing. The MIST Therapy system and applicators are sold primarily to facilities and other providers who seek reimbursement from CMS and/or private third-party payers for the health care services and products they provide to patient. The availability of reimbursement affects which products customers purchase and the prices they are willing to pay.

Beginning in 2008, MIST Therapy was assigned a temporary Category III CPT code by the AMA. Sales of MIST Therapy began to grow in fiscal 2008 following the assignment of a Category III CPT code and the issuance of several favorable coverage decisions by Medicare payers. Between 2008 and 2012, Celleration filed two applications with the AMA to convert the temporary Category III CPT code to a permanent Category I CPT code that were unsuccessful. Following the second unsuccessful CPT I application in 2012, Celleration responded by sponsoring several clinical studies and focusing on obtaining critical support and sponsorship from AMA specialty societies. To fund these clinical studies, Celleration reduced headcount and expenses in sales, marketing and administration. With a reduced sales and marketing team, sales declined from 2012 through 2014.

With new data published in U.S. peer-review journals and broad support from multiple societies including the American Society of General Surgery, American Podiatric Medical Association and the American Physical Therapy Association, the AMA approved a CPT I code for MIST Therapy effective January 1, 2014. Celleration has focused its efforts on expanding reimbursement coverage with Medicare carriers and private payers by instituting a comprehensive program to educate their medical directors regarding the clinical effectiveness, cost effectiveness and patient benefits of MIST Therapy. Access to MIST Therapy is available to Medicare beneficiaries in 44 states. Although private payers will often pay for MIST Therapy when medically necessary and pre-approved, Celleration focused on securing private payer coverage decision for MIST Therapy.

Celleration focuses its sales and marketing efforts primarily on hospitals, physicians, clinics, wound care centers and government health care facilities that treat a significant volume of acute or chronic wounds. Celleration uses clinical studies and worldwide scientific community awareness programs to demonstrate the safety and efficacy of its products. Publications of clinical data in peer-reviewed journals and presentations at professional society meetings by clinical researchers add to the scientific community awareness of Celleration’s products, including patient indications, treatment technique and expected outcomes. Celleration has a sales organization, consisting primarily of 15 sales representatives, two field-based clinical support specialists, two area sales directors, a marketing organization and a reimbursement department.

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Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis of its financial condition and results of operations is based on the Celleration financial statements, which Celleration has prepared in accordance with existing U.S. generally accepted accounting principles, or GAAP. The preparation of these financial statements requires Celleration to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue and expenses during the reporting periods. Celleration evaluates its estimates and judgments on an ongoing basis. Celleration bases its estimates on historical experience and on various other factors that Celleration believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Celleration’s actual results may differ from these estimates under different assumptions or conditions.

Celleration believes that of its significant accounting policies, the following can be characterized as “critical accounting policies” and are particularly important to the portrayal of our results of operations and financial position. These critical policies may require the application of a higher level of judgment by Celleration, and as a result are subject to an inherent degree of uncertainty.

Revenue Recognition

Revenue is recognized when evidence of an arrangement exists, delivery to the customer has occurred, the selling price is fixed and collection is reasonably assured.

Celleration recognizes revenue from the sale of MIST Therapy Systems upon delivery to the customer. In addition to the sale of MIST Therapy Systems, Celleration places systems with customers under a variety of rental programs. Celleration retains title to the MIST Therapy Systems placed with customers under these rental programs and recognizes rental revenue monthly over the term of the rental agreement.

Revenue on the sale of MIST Therapy applicators is recognized when the customer takes title to the product which generally occurs upon shipment. In a limited number of transactions based on specific customer agreements, title passes when the product is received by the customer.

Celleration records a provision for estimated sales returns and warranty on product sales in the same period as the related revenue is recorded. Amounts billed to customers for the shipping and handling of the product is recorded in revenue in the accompanying statements of operations. Shipping and handling costs incurred by Celleration for the delivery of goods to customers are included in cost of goods sold in the accompanying statements of operations.

Celleration’s accounting policy is to present sales taxes collected from customers and remitted to government authorities on a net basis.

Allowance for Doubtful Accounts

Customer credit terms are agreed to prior to shipment with the standard being net 30 days. Celleration maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is an estimate and is regularly evaluated by Celleration for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Celleration writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Product Liability

Celleration is exposed to product liability claims that are inherent in the testing, production, marketing, and sale of medical devices. Celleration has experienced no product liability claims. Management believes any claims are adequately covered by Celleration’s product liability insurance and would not have a material effect on Celleration’s financial position or results of operations.

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Share-Based Compensation

Celleration accounts for share-based compensation costs under ASC 718, “Compensation – Stock Compensation.” ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Celleration recognizes the compensation cost relating to share-based payment transactions, including grants of employee stock options, in Celleration’s financial statements. Celleration measures that cost based on the fair value of the equity or liability instruments issued.

Going Concern

Celleration’s future existence remains uncertain, and the report of its independent auditors on its financial statements for the years ended December 31, 2014 and 2013 includes an explanatory paragraph relating to Celleration’s ability to continue as a going concern. As of December 31, 2014, Celleration had an accumulated deficit of approximately $85.1 million, primarily because of costs relating to the development, regulatory approvals, clinical studies and commercialization of its MIST Therapy and UltraMIST Systems. Celleration expects its operating expenses relating to sales and marketing activities and product development will continue during the foreseeable future. To achieve profitability, Celleration must generate substantially more revenue than it has in prior years. Celleration’s ability to achieve significant revenue growth will depend, in large part, on its ability to achieve widespread market acceptance and third-party reimbursement for MIST Therapy and successfully expand its business in the U.S.

Results of Operations

The following discussion summarizes the key factors Celleration’s management team believes necessary for an understanding of Celleration’s financial statements.

Comparison of the Years Ended December 31, 2014 and 2013

Net Sales. During 2014, Celleration’s net sales of $8,690,000 represented a $777,000 or 8% decrease, over net sales of $9,467,000 for 2013. The decline in sales was due to the loss of Medicare coverage in certain states that occurred when Celleration received a permanent CPT I for MIST Therapy on January 1, 2014. When the CPT I code was issued, many of the Medicare carriers who had issued positive coverage decisions for MIST Therapy under the CPT III code did not automatically transfer coverage of MIST Therapy to the new CPT I code. This caused many patients to temporarily lose coverage for MIST Therapy and as a result sales decreased. Celleration has focused its efforts on reestablishing and expanding reimbursement coverage with Medicare carriers and private payers by instituting a comprehensive program to educate their medical directors regarding the clinical effectiveness, cost effectiveness and patient benefits of MIST Therapy. As of December 31, 2014, MIST Therapy is available to Medicare beneficiaries in 44 states.

Gross Margin. Celleration’s gross margin was $7,291,000, or 84% of net sales, for 2014, and $8,006,000, or 85% of net sales, for 2013. A steady product mix and stable cost of products sold provided for consistent gross margin as a percent of sales. The decrease in gross margin as a percent of net sales is due to a slight increase in the cost of disposable applicators as the total volume of applicators purchased from our supplier declined.

General and Administrative (“G&A”) Expenses. Celleration’s G&A expenses of $1,958,000 during 2014, decreased $425,000 from $2,383,000 during 2013. The Company had an Executive Retention Program (the “Retention Program”) that provided a capped incentive with defined payment tiers to participants based on a percentage of transaction proceeds in the event of a change in control. The Retention Program was canceled in connection with the Series AA preferred stock financing in January 2013. Former participants in the Retention Program received common stock options granted at an exercise price equal to the fair market value of the common stock on the grant date, and had a vesting period ranging from immediate to 24 months depending on tenure of grant recipient. Two senior executives received grants that were immediately vested and expensed in G&A in 2013. As expected, G&A expense in 2014 decreased due to $330,000 lower share-based compensation expense. In addition, compensation expense decreased $81,000 in 2014 with the elimination of a position and lower annual bonus payments based on 2014 performance.

Research and Development (“R&D”) Expenses. Celleration’s R&D expenses of $2,505,000 during 2014, decreased $1,601,000 from $4,106,000 during 2013. The decrease is attributed primarily to a $1,165,000 decrease in human clinical study and clinical personnel costs and a reduction of $435,000 in expenses as development of UltraMIST, the next generation MIST Therapy system, was successfully concluded resulting in 510(k) clearance from the FDA to market and sell UltraMIST in August 2014.

Sales and Marketing (“S&M”) Expenses. Celleration’s S&M expenses of $5,601,000 during 2014, increased $134,000 from $5,467,000, during 2013. The increase is attributed primarily to a $252,000 increase in sales and reimbursement personnel cost with the addition of one reimbursement and one sales team member in 2014, offset by a reduction in recruiting fees of $50,000 and share-based compensation of $73,000.

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Other Income (Expense): Other income (expense) includes interest income, interest expense, foreign currency exchange and other non-operating costs when incurred. Net other expense was $4,542 for 2014 compared to net other income of $2,725 in 2013.

Comparison of Years Ended December 31, 2013 and December 31, 2012

Net Sales. For 2013, Celleration’s net sales of $9,467,000 represented a $684,000, or 7%, decrease, over net sales of $10,150,000 for 2012. In the second half of 2012, Celleration reduced sales headcount by seven positions, marketing by one position and began an effort to reduce expenses in S&M and G&A to fund the clinical trials necessary to secure a permanent CPT I code and to fund the development of Celleration’s next generation product, UltraMIST. The decrease in the sales force and refocused investment from sales and marketing to clinical studies and development resulted in a decrease in net sales.

Gross Margin. Celleration’s gross margin was $8,006,000, or 85% of net sales for 2013, and $8,534,000, or 84% of net sales for 2012. The decrease in gross margin as a percent of net sales is due to a slight increase in the cost of disposable applicators as the total volume of applicators purchased from our supplier declined.

General and Administrative Expenses. Celleration’s G&A expenses of $2,383,000 for 2013, increased $187,000 from $2,196,000 for 2012. The Retention Program that provided a capped incentive with defined payment tiers to participants based on a percentage of transaction proceeds in the event of a change in control. The Retention Program was canceled in connection with the Series AA preferred stock financing in January 2013. Former participants in the Retention Program received common stock options granted at an exercise price equal to the fair market value of the common stock on the grant date, and had a vesting period ranging from immediate to 24 months depending on tenure of grant recipient. Two senior executives received grants that were immediately vested and expensed in G&A in 2013. As expected, G&A expense increased in 2013 due to $276,000 increase in share-based compensation expense. In addition, the Company incurred $156,000 of expense related to the excise tax on manufacturers or producers making sales of medical devices in the U.S. under the PPACA, which began in 2013. These increases in expenses were offset by reductions in wages of $102,000, a decrease of $83,000 due to cost containment efforts and a premium refund of $60,000 related to Celleration’s corporate insurance policy.

Research and Development Expenses. Celleration’s R&D expenses of $4,106,000 for 2013 decreased $501,000 from $4,607,000 for 2012. The decrease is attributed primarily to a $631,000 decrease in human clinical study and clinical personnel costs offset by an increase of $127,000 in expenses related to the development of UltraMIST.

Sales and Marketing Expenses. Celleration’s S&M expenses of $5,467,000 during 2013, decreased $1,716,000, from $7,183,000, during 2012. The decrease is attributed primarily to a $1,536,000 decrease in sales and marketing personnel cost with the elimination of seven sales positions and one marketing position, a reduction of $126,000 in marketing programs and savings of $134,000 related to travel expenses.

Other Income (Expense): Other income (expense) includes interest income, preferred stock warrant gains based on changes in fair market value, interest expense, foreign currency exchange and other non-operating costs when incurred. Net other income was $2,725 and $35,447 for 2013 and 2012, respectively. The decrease in other income in 2013 compared to 2012, relates to the elimination of preferred stock warrants as a result of the Series AA preferred stock financing completed in January 2013 and lower interest income in 2013.

Liquidity and Capital Resources

Cash Flows

As of December 31, 2014, Celleration’s cash and cash equivalents totaled $2,312,000, and it had working capital of approximately $2,287,000.

For 2014, Celleration used $2,807,000 of cash in operating activities, compared to $2,610,000 of cash used during 2013. Celleration used this cash primarily to fund its operating loss, net of non-cash charges for depreciation and share-based compensation, of $199,000 during 2014, and $698,000 during 2013.

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For the year ended December 31, 2014, Celleration used $176,000 to purchase equipment, software, and leasehold improvements compared with approximately $217,000 for 2013. The decrease in equipment purchases were driven by the acquisition of manufacturing tooling for UltraMIST in 2013 compared to a lower volume of similar purchases in 2014.

For the year ended December 31, 2014, Celleration generated proceeds from financing activities of $6,249 compared with approximately $6,973,000 for 2013. In January 2013, the Company sold 38,043,479 shares of Series AA redeemable, convertible preferred stock for total net proceeds of $6,900,000.

Cash used in operating activities was $2,610,000 in 2013 and $5,268,000 in 2012. Celleration used this cash primarily to fund its operating loss, net of non-cash charges for depreciation and share-based compensation, of $698,000 and $281,000 in the respective years. Celleration has continued to generate an operating loss because of continued investments in the development, regulatory approvals, clinical studies and commercialization of its MIST Therapy System.

In 2013, Celleration used $217,000 to purchase equipment, software, and leasehold improvements compared with approximately $58,000 in 2012. The increase in 2013 compared to 2012 is related to the acquisition of manufacturing fixtures to be used in the production of UltraMIST.

Sources of Liquidity

From inception to December 31, 2014, Celleration has incurred an accumulated deficit of $85.1 million, primarily as a result of expenses incurred through a combination of research and development activities and commercialization expenses related to its MIST Therapy and UltraMIST System. Celleration has financed its operations since inception primarily through the private sale of preferred stock. Celleration’s total cash and cash equivalents balance as of December 31, 2014 was $2,312,000.

Celleration believes that its existing resources will be sufficient to fund its operations through the planned merger with Alliqua which is anticipated to close in the second quarter of 2015. In the event the planned merger with Alliqua does not occur, Celleration will need to raise additional financing immediately to support its operations and planned growth activities in the future. Celleration’s liquidity and capital requirements will depend on numerous factors, including:

•	the revenues generated by the sale of product;
•	the timing and cost required to expand its sales, marketing and distribution capabilities;
•	the cost and effectiveness of its marketing and sales efforts;
•	the effect of competing technologies;
•	market, reimbursement and regulatory developments;
•	the cost of research and development programs; and
•	the cost involved in protecting its proprietary rights.

Any equity financing will dilute the equity interests of shareholders in Celleration, and any debt financing could impose significant financial and operational restrictions on Celleration. Celleration cannot assure you that it will obtain additional financing on acceptable terms, or at all.

Contractual Obligations

The following table summarizes Celleration’s significant contractual commitments as of December 31, 2014 and the effects such commitments are expected to have on its liquidity and cash flows in future periods.

Contractual Obligation		Less than 1	1-3	3-5	More Than
	Total	Year	Years	Years	5 Years
Office lease commitments	$172,140	$137,276	$34,864	$-	$-
Capital lease obligations	111,703	36,311	75,392	-	-
Total contractual obligations	$283,842	$173,587	$110,256	$-	$-

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Off-Balance Sheet Arrangements

As of December 31, 2014, Celleration had no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Celleration’s cash and cash equivalents as of December 31, 2013 and 2014 consisted primarily of cash and money market accounts. Celleration’s primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of United States interest rates. Because of the short-term nature of the instruments in Celleration’s portfolio, however, a sudden change in market interest rates would not be expected to have a material impact on the fair market value of its investment portfolios. Accordingly, Celleration would not expect its operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on its investment portfolio.

Celleration is subject to exposures resulting from foreign currency exchange fluctuations in the normal course of business because of the global nature of its operations. The direct financial impact of foreign currency exchange includes the impact of currency fluctuations on the transfer of goods between Celleration’s operations in the United States and abroad and transaction gains and losses. A stronger dollar generally has a negative impact on results from operations outside the United States, while a weaker dollar generally has a positive effect because Celleration’s products are currently manufactured in or sourced from the United States. Because international sales accounted for less than 1% of Celleration’s total sales in 2014 and 2013, foreign currency exchange fluctuations have not had a material effect on Celleraiton’s results of operations in either year.

Inflation generally affects Celleration by increasing its cost of labor. Celleration does not believe that inflation has had a material effect on its results of operations in 2014 and 2013.

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information about the celleration director

Pursuant to the terms of the Merger Agreement, Mark Wagner, currently a director and the president and chief executive officer of Celleration, will be appointed to the board of directors of Alliqua upon the effective time of the merger.

Mr. Wagner, age 58, has served as a director and as the president and chief executive officer of Celleration since June 2009. Prior to joining Celleration, he cofounded Orasi Medical Inc., a privately held medical device and technology company, and served as a member of its board of directors from 2007 through 2012. Mr. Wagner has also served as chief executive officer at several emerging companies in the medical device and healthcare industry, including ProVation Medical, Inc., a health information technology company, Survivalink Corporation, a medical device manufacturer, and Altiva Corporation, a spinal implant device company. Earlier in his career, Mr. Wagner held executive and management level positions at Nellcor Puritan Bennett and numerous other positions during his 15 year tenure with GE Healthcare. Mr. Wagner holds a B.S. in Business Administration from the University of Southern California. Mr. Wagner has decades of leadership experience in the medical device field and healthcare industry, as well as his traditional corporate background with emerging growth companies, which will make him a valuable resource on the Alliqua board of directors.

Family Relationships

There are no family relationships between Mr. Wagner and any of the directors or executive officers of Celleration and Alliqua.

Summary Compensation Table

The following table summarizes information regarding Mr. Wagner’s compensation paid during the years ended December 31, 2013 and 2014.

	Summary Compensation Table
	Year	Salary	Bonus	Stock Awards	Option Awards(1)	All Other Compensation	Total
Mark Wagner	2014	$311,506	$116,700	-	-	-	$428,206
	2013	$303,900	$156,509	-	$252,960	-	$645,381

(1)	The amounts reported represent the aggregate grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation — Stock Compensation, with the exception that the amount shown assumes no forfeitures.

Narrative to Summary Compensation Table

This section discusses the material components of the executive compensation program for Mr. Wagner, who serves as president and chief executive officer of Celleration and as a director. Mr. Wagner is employed as the president and chief executive officer of Celleration pursuant to an employment agreement, as amended on November 10, 2014. The employment agreement establishes a base salary, bonus opportunity and right to receive certain broad-based employee benefits for Mr. Wagner.

The responsibility for establishing, administering and interpreting Celleration’s policies governing the compensation and benefits of Mr. Wagner and Celleration’s other executive officers lies with the compensation committee of Celleration’s board of directors. Historically, the primary components of the Celleration compensation program have been base salary, an annual incentive bonus plan and stock option awards. The goal of Celleration’s executive compensation program is to attract, motivate and retain individuals with the skills and qualities necessary to support and develop Celleration’s business within the framework of Celleration’s size and available resources.

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Salary

Mr. Wagner receives a base salary to compensate him for services rendered to Celleration as president and chief executive officer. The base salary payable to Mr. Wagner is intended to provide a fixed component of compensation reflecting his skill set, experience, role and responsibilities. Mr. Wagner’s base salary was increased in the years ended December 31, 2013 and 2014 as follows:

	2013 Salary Increase	2014 Salary Increase
Mark Wagner	$7,606	$7,788

Bonus

Mr. Wagner received cash bonuses in the years ended December 31, 2013 and 2014 of $156,000 and $116,700, respectively, each based on a formula establishing specified target objectives.

Equity Compensation

Mr. Wagner holds options exercisable for Celleration common stock. Specifically, in the year ended December 31, 2013, Mr. Wagner was granted options to purchase 6,324,000 shares of Celleration common stock. The options were vested in full and were exercisable as of the date of grant. The options will be exercisable for up to 90 days following termination of service, unless such termination is due to death or disability, in which case the option will be exercisable for 12 months following termination, or unless termination is for cause, in which case the option will terminate immediately.

Other Elements of Compensation

Retirement Plans

Celleration maintains a 401(k) retirement savings plan for which Mr. Wagner is eligible to participate on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Celleration believes that providing a vehicle for tax-deferred retirement savings though Celleration’s 401(k) plan adds to the overall desirability of Celleration’s executive compensation package.

Employee Benefits and Perquisites

Mr. Wagner is eligible to participate in Celleration’s health and welfare plans, including:

•	medical, dental and vision benefits;

•	medical and dependent care flexible spending accounts;

•	short-term and long-term disability insurance; and

•	life insurance.

Celleration believes the health and welfare plans and perquisites described above are necessary and appropriate to provide a competitive compensation package to Mr. Wagner.

No Tax Gross-Ups

Celleration does not make gross-up payments to cover Mr. Wagner’s personal income taxes that may pertain to any of the compensation or perquisites paid or provided by Celleration.

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Payments Upon Involuntary Termination

If Celleration terminates Mr. Wagner’s employment without cause or Mr. Wagner terminates his employment for good reason, Mr. Wagner is entitled under his employment agreement to receive an amount equal to 12 months of his base salary, paid in equal installments over 12 months, and will be permitted to continue to participate in Celleration’s medical and dental benefit plans for a period of 12 months following the date of termination, at Celleration’s expense.

Under Mr. Wagner’s employment agreement, cause is defined to include:

•	an act of dishonesty undertaken by Mr. Wagner and intended to result in personal gain or enrichment of Mr. Wagner or others at the material expense of Celleration;

•	unlawful conduct or gross misconduct that is willful and deliberate on Mr. Wagner's part and that, in either event, is materially injurious to Celleration;

•	the conviction of Mr. Wagner of a felony;

•	failure of Mr. Wagner to perform Mr. Wagner's material duties and responsibilities hereunder or to satisfy Mr. Wagner's material obligations as an officer or employee of Celleration, if such failure continues for or is not cured to the reasonable satisfaction of Celleration within ten days following written notice thereof by Celleration to Mr. Wagner specifying the failure and noting that continuation or repetition thereof may be grounds for termination hereunder; or

•	breach by Mr. Wagner of any material terms and conditions of this Agreement or the Confidentiality Agreement, if such breach continues for or is not cured to the reasonable satisfaction of Celleration within ten days following written notice thereof by Celleration to Mr. Wagner specifying the breach and noting that continuation or repetition thereof may be grounds for termination hereunder.

Pursuant to Mr. Wagner’s option agreement with Celleration, options that Mr. Wagner holds are exercisable for 90 days after his termination without cause.

The benefits to which Mr. Wagner is entitled upon a termination without cause are set forth in the table below.

	Involuntary Termination Without Cause
	Cash(1)	Perquisites/ Benefits(2)	Total
Mark Wagner	$311,500	$16,262	$327,762

(1)	This amount reflects Mr. Wagner’s base salary for a period of 12 months following the date of termination.

(2)	This amount reflects the aggregate value of Mr. Wagner’s continued participation in Celleration’s medical and dental benefit plans for a period of 12 months following the date of termination, to be paid for at Celleration’s expense.

Payments Upon Change of Control

For information regarding payments to Mr. Wagner upon a change of control of Celleration, see the section “The Merger - Interests of Celleration’s Directors and Executive Officers in the Merger - Golden Parachute Compensation” on page [    •    ] of this joint proxy and consent solicitation statement/prospectus.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding equity awards that have been previously awarded to Mr. Wagner, and which remained outstanding as of December 31, 2014. Mr. Wagner held no unexercisable options as of that date.

	Option Awards
	Number of Common Shares Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date
Mark Wagner	6,324,000	$0.05	February 20, 2023

Transactions with Celleration Prior to the Merger

Other than compensation arrangements, Celleration has not entered into any transactions since January 1, 2012 in which Mr. Wagner, or any member of his immediate family, was or is contemplated to be a party in which the amounts involved exceed or will exceed $120,000.

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Principal Stockholders of Celleration

The following table sets forth, as of April 1, 2015, certain information with respect to the beneficial ownership of Celleration common stock by (i) each stockholder known by Celleration to be the beneficial owner of more than 5% of Celleration’s common stock; (ii) each director of Celleration; (iii) the executive officers of Celleration; and (iv) all current directors and executive officers of Celleration as a group.

The number of shares of common stock beneficially owned, total shares of common stock beneficially owned and the percentage of common stock beneficially owned below assumes, in each case, the conversion of all 38,043,379 shares of Celleration Series AA preferred stock outstanding as of April 1, 2015 into 38,043,379 shares of Celleration common stock and 50,627,456 shares of Celleration common stock outstanding as April 1, 2015, with each share of common stock entitled to one vote.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of Celleration common stock that may be acquired by an individual or group within 60 days of April 1, 2015, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The address of the directors and executive officers listed below is c/o Celleration, Inc., 6321 Bury Drive, Suite 15, Eden Prairie, MN 55346.

5% Stockholders	Number of Shares of Series AA Preferred Stock Beneficially Owned	Number of Shares of Common Stock Beneficially Owned	Options and Warrants for Common Stock	Approximate Percent of Common Stock Owned	Approximate Percent of Series AA Preferred Stock Owned
Entities affiliated with Affinity Capital(1)	3,077,083	9,167,104	774	13.81%	8.09%
Entities affiliated with Venture Investors (2)	4,223,461	7,821,627	419	13.58%	11.10%
Sightline Healthcare Opportunity Fund, LLC(3)	3,440,636	6,374,348	618	11.07%	9.04%
Entities affiliated with New Science Ventures(4)	2,731,224	5,067,036	508	8.80%	7.18%
Triathlon Medical Ventures, L.P.(5)	2,584,462	4,794,850	594	8.32%	6.79%
TVP Partners, L.P.(6)	6,385,983	-	-	7.20%	16.79%
John E. Rogers and Lois A. Rogers(7)	3,052,413	2,954,027	212	6.77%	8.02%
Russell S. King(8)	2,848,929	2,577,911	55	6.12%	7.49%
Heron Capital Venture Fund I, L.P.(9)	1,851,092	2,622,858	-	5.05%	4.87%
William Cadogan trusts(10)	2,173,913	-	-	2.45%	5.71%

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Directors and Executive Officers	Number of Shares of Series AA Preferred Stock Beneficially Owned	Number of Shares of Common Stock Beneficially Owned	Options and Warrants for Common Stock	Approximate Percent of Common Stock Owned	Approximate Percent of Series AA Preferred Stock Owned
Edson Spencer, Jr.(1)(11)	3,620,561	9,617,156	774	14.93%	9.52%
George Arida(2)	4,223,461	7,821,627	419	13.58%	11.10%
Joe Biller(3)	3,440,636	6,374,348	618	11.07%	9.04%
Thomas Lavin(4)	2,731,224	5,067,036	508	8.80%	7.18%
Mark T. Wagner	645,381	1,054,148	6,324,000	8.45%	1.70%
Christopher R. Geyen	54,348	84,156	2,409,000	2.80%	*
Pamela Unger	-	-	1,257,000	1.40%	-
Douglas Duchon	-	-	1,252,000	1.39%	-
Diane Sahr	-	-	1,252,000	1.39%	-
Mark Rogozinski	-	-	1,152,000	1.28%	-
Sven Wehrwein	-	-	400,000	*	-
Bruce Elegant	-	-	331,200	*	-
All directors and executive officers as a group (12 persons)	14,715,611	30,018,471	14,379,519	57.36%	38.68%

*	Less than 1%.

(1)	Consists of (i) 3,456,406 shares of Celleration common stock, 774 warrants for Celleration common stock exercisable within 60 days of April 1, 2015 and 543,479 shares of Celleration Series AA preferred stock held by Affinity Ventures III, L.P.; (ii) 1,864,975 shares of Celleration common stock and 676,745 shares of Celleration Series AA preferred stock held by Affinity Ventures IV, L.P.; and (iii) 3,845,723 shares of Celleration common stock and 1,856,859 shares of Celleration Series AA preferred stock held by Affinity Ventures V, L.P. The general partners of Affinity Ventures III, L.P., Affinity Ventures IV, L.P. and Affinity Ventures V, L.P. are Affinity Capital Advisors III, LLC, Affinity Capital Advisors IV, LLC and Affinity Capital Advisors V, LLC, respectively. Edson Spencer, Jr., a director of Celleration, and B. Kristine Johnson are the managing members for each of the foregoing general partners and may therefore be deemed to share voting and investment power over the securities of Celleration held by the limited partnerships. Mr. Spencer and Ms. Johnson disclaim beneficial ownership of such securities, except to the extent of their pecuniary interests. The address of the foregoing entities is 901 Marquette Avenue, Suite 2820, Minneapolis, MN 55402.

(2)	Consists of (i) 2,129,595 shares of Celleration common stock, 419 warrants for Celleration common stock exercisable within 60 days of April 1, 2015 and 1,153,005 shares of Celleration Series AA preferred stock held by Venture Investors Early Stage Fund III Limited Partnership and (ii) 5,692,032 shares of Celleration common stock and 3,070,456 shares of Celleration Series AA preferred stock held by Venture Investors Early Stage Fund IV Limited Partnership. The general partner of Venture Investors Early Stage Fund III Limited Partnership is Venture Investors LLC. The general partner of Venture Investors Early Stage Fund IV Limited Partnership is VIESF IV GP LLC and the fund manager of VIESF IV GP LLC is Venture Investors LLC. George Arida, a director of Celleration, is one of seven managing directors of the Venture Investors LLC. Each managing director may be deemed to share voting and investment power over the securities of Celleration held by the limited partnerships. Each of the seven disclaims beneficial ownership of such securities, except to the extent of their pecuniary interests. The address of the foregoing entities is 505 South Rosa Road, Suite 201, Madison, WI 53719.

(3)	SightLine Opportunity Management, LLC is the managing member of SightLine Healthcare Opportunity Fund, LLC. Joe Biller, a director of Celleration, is a member of SightLine Opportunity Management, LLC. Each member may be deemed to have shared voting and investment power over the securities of Celleration held by SightLine Healthcare Opportunity Fund, LLC. Each member disclaims beneficial ownership of such securities, except to the extent of their pecuniary interests. The address of the foregoing entities is 8500 Normandale Lake Boulevard, Suite 1070, Bloomington, MN 55437.

(4)	Consists of (i) 148,023 shares of Celleration common stock and 97 warrants for Celleration common stock exercisable within 60 days of April 1, 2015 held by New Science Ventures Fund I – Crozet, L.P.; (ii) 89,863 shares of Celleration common stock and 59 warrants for Celleration common stock exercisable within 60 days of April 1, 2015 held by New Science Ventures Fund I – Euro, L.P.; (iii) 343,748 shares of Celleration Series AA preferred stock held by New Science Ventures Fund I – Madison, L.P.; (iv) 380,664 shares of Celleration common stock and 250 warrants for Celleration common stock exercisable within 60 days of April 1, 2015 held by New Science Ventures Fund I L.P.; (v) 2,344,856 shares of Celleration common stock and 1,246,171 shares of Celleration Series AA preferred stock held by NSV Master Limited Partnership II, LP; and (vi) 2,103,630 shares of Celleration common stock, 102 warrants for Celleration common stock exercisable within 60 days of April 1, 2015 and 1,141,305 shares of Celleration Series AA preferred stock held by NSV Partners Institutional, L.P. NSV Partners, LLC is the general partner of the limited partnerships. Somu Subramaniam and Thomas Lavin, a director of Celleration, are the managing members of NSV Partners, LLC, and each may be deemed to have shared voting and investment power over the securities of Celleration held by the limited partnerships. Each individual disclaims beneficial ownership over such securities, except to the extent of his pecuniary interest. The address of the foregoing entities is 610 Fifth Avenue, Suite 305, New York, NY 10020.

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(5)	The general partner of Triathlon Medical Ventures, L.P. is Triathlon Medical Ventures LLC. Dennis Costello, John Rice, Suzette Dutch and Carrie Bates are the partners of Triathlon Medical Ventures LLC and each partner may be deemed to have shared voting and investment power over the securities of Celleration held by Triathlon Medical Ventures, L.P. Each of the four partners disclaims beneficial ownership of such securities, except to the extent of their pecuniary interests. The address of the foregoing entities is 300 E Business Way, Suite 200, Cincinnati, OH 45249.

(6)	Technology Venture Partners, LLC is the general partner of TVP Partners L.P. Bryson D. Hollimon is the managing member of Technology Venture Partners, LLC and may be deemed to have voting and investment power over such securities. The address of the foregoing entities is 8500 Normandale Lake Boulevard Suite 2170, Bloomington, MN 55437.

(7)	The address of John E. Rogers and Lois A. Rogers is 6214 N. 40th Street, Suite 234, Phoenix, AZ 85018.

(8)	The address of Russell S. King is c/o King Capital Corporation, 3001 Broadway Street NE, Suite 665, Minneapolis, Minnesota 55413.

(9)	Heron Capital, LLC is the general partner of Heron Capital Venture Fund I, L.P. Greg Maurer and Kevin Etzkorn are the managing members of Heron Capital, LLC and may be deemed to have shared voting and investment power over the securities of Celleration held by Heron Capital Venture Fund I, L.P. Mr. Maurer and Mr. Etzkorn disclaim beneficial ownership of such securities, except to the extent of their pecuniary interest. The address of the foregoing entities is 11550 North Meridian Street, Suite 115, Carmel, IN 46032.

(10)	Consists of (i) 1,086,957 shares of Celleration Series AA preferred stock held by the William J. Cadogan GRAT No. 1 of 2013 and (ii) 1,086,956 shares of Celleration Series AA preferred stock held by the William J. Cadogan Revocable Trust of 2005. The address of the trusts is 81 Seagate Dr., Naples, FL 34103. William Cadogan is the trustee of the trusts and exercises voting and investment power over the securities of Celleration held by the trusts.

(11)	Includes (i) 225,026 shares of Celleration common stock and 271,739 shares of Celleration Series AA preferred stock held by the Edson W. Spencer, Jr. Revocable Trust and (ii) 225,026 shares of Celleration common stock and 271,739 shares of Celleration Series AA preferred stock held by the Valerie C. Spencer #3 Trust.

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LEGAL MATTERS

The validity of the Alliqua common stock to be issued in connection with the merger will be passed upon by Haynes and Boone, LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Alliqua by Haynes and Boone, LLP and for Celleration by Dorsey & Whitney LLP,

EXPERTS

The consolidated financial statements of Alliqua and its subsidiaries as of December 31, 2014 and 2013 and for the years then ended incorporated into this joint proxy and consent solicitation statement/prospectus by reference to Alliqua’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 24, 2015, have been audited by Marcum LLP, an independent registered public accounting firm, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Celleration as of and for the years ended December 31, 2014 and 2013 included in this joint proxy and consent solicitation statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Alliqua is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information filed by Alliqua at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, Alliqua files reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Alliqua’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

Alliqua also makes available free of charge on or through its website at www.alliqua.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after Alliqua electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Alliqua are inactive textual references and except as specifically incorporated by reference into this joint proxy and consent solicitation statement/prospectus, information on those websites is not part of this joint proxy and consent solicitation statement/prospectus.

Alliqua has filed with the SEC a registration statement on Form S-4, of which this joint proxy and consent solicitation statement/prospectus is a part, under the Securities Act of 1933, as amended, to register the shares of Alliqua common stock to be issued to Celleration equity holders in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Alliqua and Alliqua common stock. This joint proxy and consent solicitation statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

The SEC allows Alliqua to “incorporate by reference” information into this joint proxy and consent solicitation statement/prospectus. This means that Alliqua can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy and consent solicitation statement/prospectus, and later information that Alliqua files with the SEC will automatically update and supersede the information included in this joint proxy and consent solicitation statement/prospectus. This document incorporates by reference the documents that are listed below that Alliqua has previously filed with the SEC, except to the extent that any information contained in such filings is deemed "furnished" in connection with SEC rules.

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•	Alliqua’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 24, 2015;

•	Alliqua’s Current Report on Form 8-K, filed with the SEC on March 16, 2015;

•	Alliqua’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2015;

•	the description of Alliqua common stock contained in the Definitive Information Statement on Schedule 14C filed with the SEC on May 17, 2010, and any amendment or report filed for the purpose of updating such description; and

•	the description of Alliqua’s common stock contained in Form 8-A filed with SEC on January 27, 2014, and any amendment or report filed for the purpose of updating such description.

In addition, Alliqua incorporates by reference any documents that it may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy and consent solicitation statement/prospectus and prior to the date of the Alliqua special meeting (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K). Any statement contained in this joint proxy and consent solicitation statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this joint proxy and consent solicitation statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy and consent solicitation statement/prospectus.

Alliqua has supplied all the information contained in or incorporated by reference into this joint proxy and consent solicitation statement/prospectus relating to Alliqua, and Celleration has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Celleration.

You can obtain any of the documents incorporated by reference into this joint proxy and consent solicitation statement/prospectus from Alliqua or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Alliqua without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit into this joint proxy and consent solicitation statement/prospectus. You may request a copy of such documents by contacting:

Alliqua BioMedical, Inc.

2150 Cabot Boulevard West

Langhorne, Pennsylvania 19047,

Attention: Brian Posner, Chief Financial Officer

Telephone: (215) 702-8550

To obtain timely delivery, you must make a written or oral request for a copy of such information no later than five business days before the date of your respective special meeting or deadline for submitting written consent. This means that Alliqua stockholders requesting documents must do so by [ • ], 2015, in order to receive them before the Alliqua special meeting and Celleration stockholders requesting documents must do so by [ • ], 2015, in order to receive them before the deadline for submitting written consents. You will not be charged for any of these documents that you request. If you request any incorporated documents from Alliqua, Alliqua will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this joint proxy and consent solicitation statement/prospectus. Neither Alliqua nor Celleration has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this joint proxy and consent solicitation statement/prospectus is correct as of its date. It may not continue to be correct after this date. Alliqua has supplied all of the information about Alliqua and its subsidiaries contained in this joint proxy and consent solicitation statement/prospectus and Celleration has supplied all of the information contained in this joint proxy and consent solicitation statement/prospectus about Celleration. Each of Alliqua and Celleration is relying on the correctness of the information supplied by the other.

This joint proxy and consent solicitation statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy and consent solicitation statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

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CELLERATION INC.

F-1

Report of Independent Certified Public Accountants

Audit Committee of the Board of Directors
Celleration, Inc.

We have audited the accompanying financial statements of Celleration, Inc. (a Delaware corporation), which comprise the balance sheet as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Celleration, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter regarding going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company incurred a net loss of $2,778,031 during the year ended December 31, 2014 and has an accumulated deficit of $85,061,975 as of that date. These conditions, along with other matters as set forth in Note C, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note C. The financial statements do not include any adjustment that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 16, 2015

F-2

Celleration, Inc.

BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,311,594	$5,288,261
Accounts receivable, net of allowance for doubtful accounts of $46,000 and $33,000 respectively at December 31, 2014 and 2013	838,953	931,540
Inventories	261,135	211,556
Prepaid expenses and other current assets	159,260	187,673

Total current assets	3,570,942	6,619,030

Equipment, software and leasehold improvements	3,181,571	3,172,838
Less accumulated depreciation and amortization	(2,790,155)	(2,850,619)

Net equipment, software and leasehold improvements	391,416	322,219

Deposits	20,640	20,640

	$3,982,998	$6,961,889
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other accrued expenses	$294,995	$452,421
Accrued compensation	988,694	1,116,339

Total current liabilities	1,283,689	1,568,760

Other long-term liabilities	6,975	21,191

Total liabilities	1,290,664	1,589,951

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Series A-E redeemable convertible preferred stock, $0.01 par value; no issued and outstanding shares in 2014 or 2013; authorized 70,439,644 shares.	-	-
Series AA redeemable convertible preferred stock, $0.01 par value; authorized 38,043,479 shares; issued and outstanding 38,043,479 in 2014 and 2013 ($10,500,000 liquidation preference)	6,922,842	6,897,720
Common stock, $0.01 par value; authorized 111,516,887 at December 31, 2014 and 2013; issued and outstanding 50,552,956 and 50,429,022 at December 31, 2014 and 2013, respectively	505,529	504,290
Additional paid-in capital	80,325,938	80,253,872
Accumulated deficit	(85,061,975)	(82,283,944)
Total stockholders’ equity	2,692,334	5,371,938

Total liabilities and stockholders’ equity	$3,982,998	$6,961,889

The accompanying notes are an integral part of these financial statements.

F-3

Celleration, Inc.

STATEMENTS OF OPERATIONS

Years ended December 31, 2014 and 2013

	2014	2013

Revenue	$8,689,641	$9,467,443
Cost of goods sold	1,398,380	1,461,069

Gross margin	7,291,261	8,006,374

Operating expenses
Sales and marketing	5,601,169	5,466,572
General and administrative	1,958,483	2,383,213
Research and development	2,505,098	4,105,687
Total operating expenses	10,064,750	11,955,472

Operating loss	(2,773,489)	(3,949,098)

Interest income	342	2,733
Interest expense	(4,884)	(8)

NET LOSS	$(2,778,031)	$(3,946,373)

The accompanying notes are an integral part of these financial statements.

F-4

Celleration, Inc.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years ended December 31, 2014 and 2013

	Series A-E redeemable		Series AA redeemable
	convertible preferred stock		convertible preferred stock		Common stock
							Additional
	Number		Number		Number		paid-in	Accumulated
	of shares	Amount	of shares	Amount	of shares	Amount	capital	deficit	Total

Balance at December 31, 2012	62,884,172	$75,271,697	-	$-	19,051	$38,103	$4,873,466	$(78,337,571)	$1,845,695

Conversion of Preferred Stock to Common in connection with Series AA financing (Note G)	(62,884,172)	(75,271,697)	-	-	50,397,425	466,062	74,805,635	-	-
Issuance of Series AA Preferred Stock, net of offering costs	-	-	38,043,479	6,872,873	-	-	-	-	6,872,873
Accretion of Preferred Stock to redemption value	-	-	-	24,847	-	-	(24,847)	-	-
Exercise of stock options	-	-	-	-	69,250	692	2,770	-	3,462
Stock-based compensation					-	-	596,287	-	596,287
Common Shares Repurchased (Note H)	-	-	-	-	(56,704)	(567)	561	-	(6)
Net loss	-	-	-	-	-	-	-	(3,946,373)	(3,946,373)

Balance at December 31, 2013	-	-	38,043,479	6,897,720	50,429,022	504,290	80,253,872	(82,283,944)	5,371,938

Accretion of preferred stock to redemption value	-	-	-	25,122	-	-	(25,122)	-	-
Exercise of stock options	-	-	-	-	125,000	1,250	5,000	-	6,250
Stock-based compensation					-	-	92,178	-	92,178
Common Shares Repurchased (Note H)	-	-	-	-	(1,066)	(11)	10	-	(1)
Net loss	-	-	-	-	-	-	-	(2,778,031)	(2,778,031)

Balance at December 31, 2014 (unaudited)	-	$-	38,043,479	$6,922,842	50,552,956	$505,529	$80,325,938	$(85,061,975)	$2,692,334

The accompanying notes are an integral part of these financial statements.

F-5

Celleration, Inc.

STATEMENTS OF CASH FLOWS

Years ended December 31, 2014 and 2013

	2014	2013
Cash flows from operating activities:
Net loss	$(2,778,031)	$(3,946,373)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	106,371	102,056
Bad debt expense	15,681	31,590
Stock-based compensation expense	92,178	596,287
Loss on disposal of equipment	576	4,714
Changes in operating assets and liabilities:
Accounts receivable	76,906	90,114
Inventories	(49,579)	46,975
Prepaid expenses and other current assets	28,413	204,454
Accounts payable and other accrued expenses	(157,427)	(292,496)
Accrued compensation	(127,644)	564,152
Other long-term liabilities	(14,216)	(11,504)

Net cash used in operating activities	(2,806,772)	(2,610,031)

Cash flows from investing activities:
Purchases of equipment, software and leasehold improvements	(176,144)	(217,170)

Net cash used in investing activities	(176,144)	(217,170)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net of offering costs	-	6,872,873
Proceeds from the exercise of stock options	6,250	3,462
Repurchases of Preferred and Common stock	(1)	(6)
Deferred financing costs, Series AA	-	96,966

Net cash provided by financing activities	6,249	6,973,295

Increase (decrease) in cash and cash equivalents	(2,976,667)	4,146,094

Cash and cash equivalents at beginning of year	5,288,261	1,142,167

Cash and cash equivalents at end of year	$2,311,594	$5,288,261

Supplemental schedule of cash flow information:
Cash paid during year for interest expense	$4,884	$-

Supplemental disclosures of noncash financing activities:
Accretion of preferred stock to redemption value	$25,122	$24,847

The accompanying notes are an integral part of these financial statements.

F-6

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS

December 31, 2014 and 2013

NOTE A –	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Celleration, Inc. (the Company) was incorporated in Minnesota in April 2000 and reincorporated in Delaware in May 2003. The Company focuses on developing and commercializing therapeutic ultrasound healing technologies. The Company received 510(k) clearance from the FDA to market and sell its core product offering, the MIST Therapy System, in the United States for cleansing and maintenance debridement of wounds in June 2004. In May 2005, the Company received 510(k) clearance from the FDA to market and sell the MIST Therapy System to promote healing. In August 2014, the Company’s next-generation system, UltraMIST, received 510(k) clearance from the FDA. The Company markets and sells its products domestically through a direct sales force and into the United Kingdom through a distributor.

Reverse Stock Split

The effects of a 1-for-200 reverse common stock split completed in January 2013 (Note G) have been reflected retrospectivelyy in the accompanying financial statements and notes thereto for all periods prescribed.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. The Company’s cash equivalents are primarily invested in U.S. Treasury Bill money market funds. The Company has not experienced any losses in such funds, which typically have balances in excess of federally insured limits. As of December 31, 2014 and 2013, cash and cash equivalents include $50,000 of restricted cash pledged as collateral in connection with a performance bond purchased by the Company.

Inventories

The Company states its inventories, consisting primarily of finished goods, at the lower of cost or market, using the first-in, first-out method. Market is determined as the lower of replacement cost or net realizable value. Inventory write-downs may be established when conditions indicate that the selling price could be lower than the cost due to physical deterioration, usage, obsolescence, reductions in estimated future demand and reductions in selling prices.

F-7

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE A –	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Equipment, Software and Leasehold Improvements

Equipment, software and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over a 3 to 5 year estimated useful life. Leasehold improvements are amortized over the shorter of the lease term or the useful life of the improvements. Expenditures for repairs and maintenance are charged to expense as incurred.

Revenue Recognition

Revenue is recognized when evidence of an arrangement exists, delivery to the customer has occurred, the selling price is fixed and collection is reasonably assured.

The Company recognizes revenue from the sale of MIST Therapy Systems upon delivery to the customer. In addition to the sale of MIST Therapy Systems, the Company places systems with customers under a variety of rental programs. The Company retains title to the MIST Therapy Systems placed with customers under these rental programs and recognizes rental revenue monthly over the term of the rental agreement.

Revenue from the sale of MIST Therapy applicators is recognized when the customer takes title to the product that generally occurs upon shipment. In a limited number of transactions based on specific customer agreements, title passes when the product is received by the customer.

The Company records a provision for estimated sales returns and warranty on product sales in the same period as the related revenue is recorded. Amounts billed to customers for the shipping and handling of product is recorded in revenue in the accompanying statements of operations. Shipping and handling costs incurred by the Company for the delivery of goods to customers are included in the cost of goods sold in the accompanying statements of operations.

The Company’s accounting policy is to present sales taxes collected from customers and remitted to government authorities on a net basis.

Allowance for Doubtful Accounts

Customer credit terms are agreed to prior to shipment with the standard being net 30 days. The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. This allowance is an estimate and is regularly evaluated by the Company for adequacy by taking into consideration factors such as past experience, credit quality of the customer base, age of the receivable balances, both individually and in the aggregate, and current economic conditions that may affect a customer’s ability to pay. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

F-8

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE A –	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Major Suppliers

Celleration purchases MIST Therapy applicators, the saline bottles included with each applicator and the UltraMIST system from single sources. The MIST Therapy System is no longer in production. If the supply of a single-sourced product were to be delayed or curtailed, the Company’s ability to ship products in desired quantities and in a timely manner could be adversely affected, negatively impacting the Company’s financial performance.

Warranty Costs

The Company provides its customers with a repair warranty for purchased MIST Therapy Systems for one year and sells extended warranties for periods beyond one year. The Company has based its warranty provision on an analysis of historical warranty claims and sales volumes considering the potential for future claims. Actual results could differ from those estimates. The warranty reserve was $7,000 as of December 31, 2014 and 2013.

Product Liability

The Company is exposed to product liability claims that are inherent in the testing, production, marketing, and sale of medical devices. As of December 31, 2014, the Company has experienced no product liability claims. Management believes any claims are adequately covered by the Company’s product liability insurance and would not have a material effect on the Company’s financial position or results of operations.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the sum of the undiscounted cash flows expected to be generated by the use and eventual disposition of the asset. If such assets are considered to be not recoverable, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairments recognized during the years ended December 31, 2014 and 2013.

Deferred Financing Costs

Financing costs relate to issuance costs associated with the Series AA preferred stock. These costs were netted against the proceeds received from the sale of Series AA preferred stock in January 2013.

F-9

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE A –	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – Continued

Research and Development Costs

Expenditures for research and product development costs are expensed as incurred. Research and development costs were $2,505,098 and $4,105,687 in 2014 and 2013, respectively.

Advertising Costs

The Company records advertising costs as incurred in sales and marketing expense. Advertising costs for 2014 and 2013 were $256,139 and $267,917, respectively.

Stock-Based Compensation

The Company recognizes stock-based compensation that requires the use of the fair-value based method to determine compensation for all arrangements under which employees and others receive shares of stock or equity instruments (options and warrants). All awards are amortized on a straight-line basis over their vesting terms. The Company recorded $92,178 and $596,287 of stock-based compensation expense in 2014 and 2013, respectively. Stock-based compensation expense is included in research and development, general and administrative, and sales and marketing expenses. See Note I for additional stock-based compensation information.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred income tax assets is recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

F-10

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE B – NEW ACCOUNTING PRONOUNCEMENTS

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers”. The new standard provides a five-step model to be applied to all revenue contracts with customers as well as requires additional financial statement disclosures that will enable users to understand the nature, amount, timing and uncertainty of revenue and cash flows relating to customer contracts. Companies have an option to use either a retrospective approach or cumulative effect adjustment approach to implement the standard. There is no option for early adoption. For private entities, this ASU is effective in 2018. The Company is currently evaluating the impact of the new guidance on its financial statements.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements—Going Concern,” which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date on which the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. This ASU applies to all entities and is effective for annual periods ending after December 15, 2016 and interim periods thereafter, with early adoption permitted. The Company is currently evaluating the impact of the new guidance on its financial statements.

NOTE C – LIQUIDITY

The financial statements were prepared on a going concern basis. The going concern basis assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. During the years ended December 31, 2014 and 2013, the Company incurred net losses of $2,778,031 and $3,946,373 and has an accumulated deficit of $85,061,975 at December 31, 2014. Additionally, the Company’s operating activities have generated negative cash flows of $2,806,772 and $2,610,031 for the years ended December 31, 2014 and 2013. These results are primarily due to expenses incurred through a combination of research and development activities and commercialization expenses related to its MIST Therapy and UltraMIST Systems. The Company has financed its operations through the sale of product and the private sale of preferred stock.

Recoverability of the recorded asset amounts shown in the accompanying balance sheet are dependent upon cash flows from operations of the Company and access to additional financing when necessary. The Company believes that its existing resources will be sufficient to fund its operations through the planned merger with Alliqua in the second quarter of 2015 (Note M). In the event the planned merger with Alliqua does not occur, the Company will need to raise additional financing to support its operations and planned growth activities in the future.

Any equity financing will dilute the equity interests of shareholders in the Company, and any debt financing could impose significant financial and operational restrictions on the Company. These uncertainties cast significant doubt upon the company’s ability to continue as a going concern in the event the merger with Alliqua is not consummated.

F-11

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE D – OPERATING LEASES

The Company has a non-cancelable operating lease for its office space that expires on April 30, 2016 and operating leases for office equipment that expire in 2018. These leases do not contain renewal or purchase options. In the event the Company merges with or is acquired by an unrelated third-party, the Company has the right to terminate its lease for office space upon notice and payment of a fee equal to the sum of all unamortized transaction costs incurred by the landlord with respect to the office lease and three months of rent. During the years ended December 31, 2014 and 2013, rent expense was $134,978 and $126,092, respectively.

The following is a schedule of total future minimum lease payments as of December 31, 2014:

2015	$173,587
2016	69,321
2017	28,895
2018	12,040

$283,843

NOTE E – INCOME TAXES

The income tax provision consisted of the following for the year ended December 31, 2014 and 2013:

	2014	2013
Expected federal income tax at statutory rate	$(944,530)	$(1,341,767)
State income taxes, net of federal tax effect	(234,568)	(375,389)
Valuation allowance	1,100,050	1,629,670
Tax credits	(11,398)	(70,085)
Stock option expense	28,894	188,831
Other	61,552	(31,260)
Income tax expense (benefit)	$-	$-

F-12

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE E – INCOME TAXES – Continued

Deferred tax assets and liabilities as of December 31, 2014 and 2013 consist of the following:

	2014	2013
Deferred tax assets and liabilities:
Net operating loss carryforward	$28,191,887	$27,111,508
Tax credit carryforwards	754,625	752,040
Other	451,228	434,142
Valuation allowance	(29,397,740)	(28,297,690)

Net deferred tax assets	$-	$-

The federal and state valuation allowance for deferred tax assets as of December 31, 2014 was $29.4 million. The net change in the valuation allowance for the year ended December 31, 2014 was an increase of approximately $1.1 million. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to the uncertainty of realizing the deferred tax asset, management has recorded a valuation allowance against the entire deferred tax asset.

The Company has a federal net operating loss carryforward at December 31, 2014 of approximately $68.9 million that is available to reduce income taxes payable in future years. If not used, these carryforwards begin to expire in 2021. In addition, the Company has a federal tax credit carryforward of approximately $503,000. If not used, this carryforward will begin to expire in 2022. At December 2014, the Company also has state net operating loss carryforwards of approximately $56.6 million which begin to expire in 2015, and state tax credit carryforwards of approximately $252,000 that begin to expire in 2016.

The net operating losses and tax credits of the Company are potentially subject to annual limitations under Internal Revenue Code Section 382 as a result of significant changes in ownership. Subsequent equity changes could further limit the utilization of the net operating losses and credits.

The Company recognizes a reserve for uncertain tax positions taken or expected to be taken on a tax return at the largest amount that is more likely-than-not to be sustained upon audit by the relevant taxing authority. The Company recognizes interest and penalties related to uncertain tax provisions as part of interest expense and operating expenses, respectively. The Company currently has no reserve for unrecognized tax benefits, and accordingly, there is no interest or penalties recorded on the balance sheet for such reserves.

F-13

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE F – COMMON STOCK

The holders of the Company’s common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. In the event of the Company’s liquidation or dissolution, holders of the Company’s common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of the Company’s common stock have no dividend, preemptive, subscription, redemption, or conversion rights.

NOTE G – REDEEMABLE CONVERTIBLE PREFERRED STOCK

In January 2013, the Company sold 38,043,479 shares of Series AA redeemable, convertible preferred stock (“Series AA”) for total net proceeds of approximately $6.9 million. As a condition of the Series AA financing, the outstanding Series A preferred, Series B preferred, Series C preferred, Series D preferred and Series E preferred were converted into common stock at the following conversion ratios:

Series A Preferred:	10.17089545-to-1
Series B Preferred:	1-to-1
Series C Preferred:	1-to-1
Series D Preferred:	100-to-1
Series E Preferred:	750-to-1

Immediately following the Series AA financing, the Company also completed a 1-for-200 reverse stock split of the common stock in order to bring the total number of outstanding shares down to a manageable level.

Preferred stock consisted of the following as of January 1, 2013 and immediately prior to the conversion of preferred stock to common stock on January 4, 2013:

Amount
Series A, $0.01 par value: 133,333 shares authorized and 133,333 shares issued and outstanding ($1,999,995 liquidation preference)	$2,122,278
Series B, $0.01 par value: 10,627,643 shares authorized and 8,872,767 shares issued and outstanding ($8,074,218 liquidation preference)	16,992,294
Series C, $0.01 par value: 23,435,154 shares authorized and 18,369,166 shares issued and outstanding ($19,067,194 liquidation preference)	18,768,145
Series D, $0.01 par value: 26,102,264 shares authorized and 25,508,900 shares issued and outstanding ($30,013,772 liquidation preference)	29,456,571
Series E, $0.01 par value: 10,141,250 shares authorized and 10,000,006 shares issued and outstanding ($24,000,014 liquidation preference)	7,932,409
Total redeemable convertible preferred stock	$75,271,697

F-14

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE G – REDEEMABLE CONVERTIBLE PREFERRED STOCK – Continued

As a result of the conversion, existing holders of Series A through E preferred shares hold shares of common stock and no longer have preferential liquidation, dividend, and redemption or voting rights with respect to such shares.

Liquidation Preferences

In the event of any liquidation, dissolution or winding-up of the Company, after payment of debts and obligations, the assets shall be paid as follows: the Series AA stockholders are entitled to a liquidation preference of $0.28 per share plus any declared but unpaid dividends. After that, the Series AA stockholders shall participate with the common stock in the remaining proceeds on an as-converted basis.

Dividends

The holders of the Series AA shall be entitled to receive noncumulative dividends in preference to any dividend on the common stock at the rate of 8% of the original purchase price per annum, when, as and if declared by the Board of Directors. The holders of Series AA also shall be entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis.

Redemption Rights

After January 25, 2018, the Series AA shares are redeemable in three equal annual installments commencing 60 days after the receipt of written notice requesting redemption from the holders of at least a majority of the then outstanding Series AA shares. The Series AA redemption value will be the greater of the original issue price of $0.18 per share plus all declared but unpaid dividends or the fair market value.

Conversion Rights

The Series AA initially converts 1:1 to common stock at any time at the option of the holder, subject to adjustments for stock dividends, splits, combinations and similar events. In the event that the Company issues additional securities at a purchase price less than the then current Series AA conversion price, such Series AA conversion price shall be subject to a full ratchet anti-dilution adjustment, subject to customary carve-outs.

Each share of Series AA will automatically be converted into common stock at the then applicable conversion price in the event of the closing of a firm commitment underwritten public offering with a price of three (3) times the original purchase price (subject to adjustments for stock dividends, splits, combinations and similar events) resulting in net proceeds to the Company of not less than $30,000,000.

F-15

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE G – REDEEMABLE CONVERTIBLE PREFERRED STOCK – Continued

Investor Rights

The Company granted registration rights to the holders of its Series AA pursuant to the terms of the Fourth Amended and Restated Investors’ Rights Agreement dated January 25, 2013 (the “Investors’ Rights Agreement”). The registration rights described in the Investors’ Rights Agreement are subject to customary restrictions such as minimums, blackout periods, and if a registration is underwritten, any limitations on the total offering amount. The Investors’ Rights Agreement also contains customary indemnification and contribution provisions.

NOTE H – REPURCHASE OF COMMON AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company repurchased a total of 1,066 shares of common stock at the request of a shareholder for an aggregate price of $1.00 in 2014. In 2013, the Company repurchased a total of 56,704 shares of common stock at the request of several shareholders for an aggregate price of $6.00. The Company agreed to repurchase common shares to assist shareholders with various tax planning and reporting matters. Upon the repurchase, the Company canceled the shares.

NOTE I – COMMON STOCK OPTIONS

The Company has adopted the Amended and Restated 2002 Stock Option Plan (the “Plan”) that includes both incentive stock options and nonqualified stock options to be granted to employees, officers, consultants, independent contractors, directors and affiliates of the Company. In January 2013 in connection with the Series AA Financing, the Plan was amended by the Board of Directors such that the total stock option pool available for grant by Board action (including outstanding stock options and reserve) would equal 19,950,000 on an as adjusted basis.

Incentive stock options must be granted at an exercise price not less than the fair market value of the common stock on the grant date. The options granted to participants owning more than 10% of the Company’s outstanding voting stock must be granted at an exercise price not less than 110% of fair market value of the common stock on the grant date. The options expire on the date determined by the Company’s board of directors, but may not extend more than 10 years from the grant date, while incentive stock options granted to participants owning more than 10% of the Company’s outstanding voting stock expire five years from the grant date. Options typically vest 25% after the first year of service with the remaining vesting 1/36th each month thereafter.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Since the Company does not have sufficient historical data on volatility of its stock, the expected volatility is based on the volatility of similar entities (referred to as guideline companies). In evaluating similarity, the Company considered factors such as industry, stage of life cycle, size and financial leverage.

F-16

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE I – COMMON STOCK OPTIONS – Continued

The expected term of a stock option is the period of time for which the option is expected to be outstanding. The Company has a large number of options outstanding, has no secondary market, and has had a very limited number of options exercised since inception. Therefore the Company used the midpoint between the fully vested date and the forfeiture date as the expected term for the employee and nonemployee director grants. For nonemployee grants, the contractual life of the option is used. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Stock-based compensation expense is recorded net of estimated forfeitures. The Company uses historical termination behavior to support an estimated annual forfeiture rate. A forfeiture value of 9.0% and 3.7% was used in 2014 and 2013, respectively.

The following assumptions were used to estimate the fair value of each stock option grant:

	2014	2013

Expected life	5.1 years	5.1 years
Risk-free interest rate	1.7%	.02%
Dividend yield	0.0%	0.0%
Volatility	100%	86%
Forfeiture rate	9.0%	3.7%

Information with respect to options outstanding as of and for the years ending December 31, 2014 and 2013 are summarized as follows:

	Shares available for grant	Shares subject to options	Weighted average exercise price per share

Outstanding at December 31, 2012	16,274	35,867	$22.56
Authorized	19,897,859	-	-
Granted	(18,761,400)	18,761,400	0.05
Exercised	-	(69,250)	0.05
Forfeited	352,059	(352,059)	2.28
Outstanding at December 31, 2013	1,504,792	18,375,958	0.05
Granted	(754,000)	754,000	0.16
Exercised	-	(125,000)	0.05
Forfeited	150,601	(150,601)	0.07
Outstanding at December 31, 2014	901,393	18,854,357	0.06

F-17

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE I – COMMON STOCK OPTIONS – Continued

The following table summarizes information concerning options outstanding and exercisable at December 31, 2014:

	Outstanding			Vested and exercisable
Exercise price	Shares	Aggregate intrinsic value (1)	Weighted average exercise price	Shares	Aggregate intrinsic value (1)	Weighted Average exercise price	Weighted average contractual life in years

$0.05	18,204,899	$2,184,588	$0.05	17,670,066	$2,120,408	$0.05	8.14
0.17	649,000	-	0.17	-	-	0.17	7.64
40.00	420	-	40.00	420	-	40.00	0.84
80.00	38	-	80.00	38	-	80.00	3.27
	18,854,357	$2,184,588	0.06	17,670,524	$2,120,408	0.05	8.14

(1)	The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company’s estimated common stock fair market value per share of $ 0.17 as of December 31, 2014.

The following table summarizes information concerning unvested options for the year ended December 31, 2014:

		Weighted
		Average grant
	Shares	date fair value

Outstanding at December 31, 2013	2,403,015	$0.04
Granted	754,000	0.12
Forfeited	(132,251)	0.05
Vested	(1,840,931)	0.05

Outstanding at December 31, 2014	1,183,833

The weighted average grant date fair value of share options granted during the year ended December 31, 2014 and 2013 was approximately $0.12 and $0.04 per share, respectively. The Company recorded cash received from the exercise of stock options of $6,250 and $3,462 in 2014 and 2013, respectively. The exercised options had an aggregate intrinsic value of approximately $15,000. The Company did not recognize any tax benefits during either 2014 or 2013 related to stock options. Upon exercise, the Company issues new shares of stock.

As of December 31, 2014, there was $84,710 of total unrecognized compensation costs related to outstanding options that are expected to be recognized over a weighted average period of 3.12 years.

F-18

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE J – STOCK WARRANTS

All outstanding warrants to purchase preferred stock were also converted into warrants to purchase common stock in accordance with their terms. A summary of warrants outstanding to purchase preferred and common stock as of and for the years ended December 31, 2014 and 2013 are as follows:

	Preferred C shares	Weighted average exercise price per share	Preferred D shares	Weighted average exercise price per share	Common shares	Weighted average exercise price per share

Outstanding at December 31, 2012	1,549,034	$1.04	569,209	$1.18	4,179	$2.00
Converted to Common	(1,549,034)	1.04	(569,209)	1.18	10,584	215.05

Outstanding at December 31, 2013	-	-	-	-	14,763	154.74
Expired	-	-	-	-	(6,953)	215.98

Outstanding at December 31, 2014	-	$-	$-	$-	7,810	$100.22

NOTE K – PROFIT-SHARING PLAN

The Company has a 401(k) profit-sharing plan covering all employees who have attained the age of 21 and each employee is eligible to participate in the plan the first day of the month following the date of hire. Employees may contribute up to 100% of their salary up to statutory limits. There is no Company match. Employees are 100% vested in their contributions at all times.

NOTE L – EXECUTIVE RETENTION PROGRAM

The Company had an Executive Retention Program (the “Retention Program”) that provided a capped incentive with defined payment tiers to participants based on a percentage of transaction proceeds as defined in the Retention Program in the event of a change in control. The Retention Program was canceled in connection with the Series AA financing in January 2013. Former participants in the Retention Program received common stock options granted at an exercise price equal to the fair market value of the common stock on the grant date, and had a vesting period ranging from immediate to 24 months depending on tenure of grant recipient.

F-19

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE M – SUBSEQUENT EVENTS

The Company evaluated its December 31, 2014 financial statements for subsequent events through March 1, 2015 the date the financial statements were available for issue. At that date, the Company was not aware of any subsequent events, which had not been recognized or disclosed in the financial statements, except as noted below.

On February 2, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alliqua BioMedical, Inc., a Delaware corporation (“Alliqua”), with ALQA Cedar Inc., a Delaware corporation and wholly-owned subsidiary of Alliqua (“Merger Sub”), and certain representatives of the Company’s stockholders, as identified therein, pursuant to which, among other things, the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation on the terms and conditions set forth in the Merger Agreement (the “Merger”). As a result of the Merger, Merger Sub will acquire all of the business and assets and assume certain liabilities of the Company subject to closing.

The Merger Agreement provides for an initial aggregate purchase price of $30,415,000, subject to adjustment pursuant to the terms therein (the “Purchase Price”), payable to the Company’s stockholders and certain holders of options and warrants in equal amounts of cash, without interest, and shares (the “Merger Shares”) of Alliqua’s common stock, par value $0.001 per share (the “Common Stock”), at a per share price equal to $4.80, based on the trailing forty-five trading day volume weighted average price (“VWAP”) of the Common Stock as of the second trading day immediately prior to the date of the Merger Agreement. At the closing of the Merger, all outstanding indebtedness and unpaid transaction expenses of the Company will be extinguished using a portion of the cash Purchase Price. Alliqua will deposit $1,500,000 of the cash portion of the Purchase Price and 208,333 of the Merger Shares in escrow to secure certain post-closing adjustments to the Purchase Price and certain indemnification obligations of the Company’s equity holders for up to 18 months after the closing of the Merger. Alliqua shall also have the right to setoff certain indemnification claims against the Contingent Consideration (as defined below).

In addition to the foregoing amounts, Alliqua has also agreed to pay additional consideration (“Contingent Consideration”) upon the occurrence of certain events in the future, subject to the terms and conditions set forth in the Merger Agreement, including (i) subject to the approval of MIST Therapy by the National Institute for Health and Care Excellence of the United Kingdom before January 1, 2017 (the “NICE Approval”), 20% of the incremental net sales recognized from the acquired MIST Therapy products for the fiscal years ending December 31, 2016, 2017 and 2018 in excess of the net sales for the twelve calendar months immediately prior to receipt of the NICE Approval, payable in cash; (ii) shares of Common Stock with an aggregate value of $500,000 upon receipt of such NICE Approval (the “MIST Shares”) and (iii) three and one half times the incremental revenue generated from the acquired MIST Therapy products for each of the fiscal years ending December 31, 2015 and 2016 compared to the previous fiscal year, payable in equal amounts of cash and shares of Common Stock, (the “Earn-Out Shares”). The maximum number of shares of Common Stock paid by the Alliqua as Earn-Out Shares and MIST Shares shall not exceed 9,500,000 shares of Common Stock; provided that (i) the aggregate cash consideration paid shall not exceed 60% of the total consideration paid to the Company’s equity holders and (ii) Alliqua shall use commercially reasonable efforts to issue the Company’s equity holders more than 9,500,000 shares of Common Stock in the event that the Company’s equity holders are entitled to such shares pursuant to the terms of the Merger Agreement. In addition, if a change of control occurs or Alliqua disposes of substantially all of the Company’s assets during the 2015 or 2016 fiscal year, the Company’s equity holders will have the option of retaining their rights to the Contingent Consideration or receiving a one-time cash payment equal to $49,500,000 reduced by the Purchase Price and by the value of any Contingent Consideration payments paid prior to such event.

F-20

Celleration Inc.

NOTES TO FINANCIAL STATEMENTS – Continued

December 31, 2014 and 2013

NOTE M – SUBSEQUENT EVENTS – Continued

The number of shares of Common Stock to be issued from time to time pursuant to the Merger Agreement will be calculated by dividing the dollar amount of the purchase price or Contingent Consideration represented thereby by a forty-five trading day moving average of the VWAP of the Common Stock on the Nasdaq Capital Market as of the applicable reference date.

The Merger Agreement contains representations and warranties, closing deliveries and indemnification provisions customary for a transaction of this nature. The closing of the Merger is conditioned upon, among other things, (i) Alliqua securing sufficient funds to finance the upfront consideration contemplated by the Merger Agreement, (ii) the Share Consideration being approved for listing on Nasdaq, (iii) the effectiveness of a Registration Statement on Form S-4 registering the Share Consideration and (iv) the approval of the Company’s stockholders of the Merger Agreement and of Alliqua’s stockholders for the issuance of the Share Consideration in the Merger.

The Merger Agreement does not permit the Company to solicit alternative acquisition proposals from third parties, but still may, on the terms and subject to the conditions of the Merger Agreement, respond to any unsolicited alternative acquisition proposal that constitutes, or the Company’s Board determines would reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement), and if the Company’s Board determines in good faith that the failure to take such action could reasonably likely result in a breach of its fiduciary duties.

The Merger Agreement also contains customary termination provisions for the parties; and provides that Alliqua is required to pay a termination fee of $3,000,000, less any amounts loaned to the Company (see below), if the Agreement is terminated by (i) Alliqua or the Company for the Alliqua’s failure to obtain the required approval of the Alliqua’s stockholders or (ii) the Company for Alliqua’s failure to secure the necessary financing. The Company is also required to pay a termination fee of $4,000,000 if the Company terminates the Merger Agreement in order to accept a Superior Proposal. The Merger Agreement may be terminated by either party if the Merger is not completed by May 31, 2015; provided, that Alliqua may extend that date to July 31, 2015 in accordance with the terms specified therein, so long as Alliqua provides the Company with a $1,000,000 loan on or before May 15, 2015 that will have a maturity date of no later than October 31, 2015 and an interest rate of 6% per annum.

F-21

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Alliqua BioMedical, Inc.

and

ALQA CEDAR, INC.

and

CELLERATION, INC.

and

THE STOCKHOLDER REPRESENTATIVE

Dated as of February 2, 2015

A-1

A-2

A-3

A-4

Exhibit A	Bridge Loan

A-5

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of February 2, 2015, by and among Alliqua BioMedical, Inc., a Delaware corporation (“Parent”), ALQA Cedar, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Celleration, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative (as defined herein).

RECITALS

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by the stockholders of Parent in accordance with the DGCL;

WHEREAS, a portion of the cash otherwise payable by Parent to the stockholders, optionholders and warrantholders of the Company in connection with the Merger shall be placed in escrow by Parent, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined herein);

WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code;

A-6

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the stockholders of the Company collectively owning, at the time of execution, in excess of 70% of the issued and outstanding shares of the Company Common Stock (calculated on a fully diluted basis and as if all Company Preferred Stock is converted to Company Common Stock and as if all Options and Company Warrants are exercised; provided, that such stockholders shall also own at least a majority of the outstanding Company Preferred Stock) have executed and delivered a voting agreement (the “Voting Agreement”) with Parent pursuant to which, among other things, the Stockholders have agreed, subject to the terms thereof, to authorize and approve this Agreement and the related Plan of Merger, the Merger and the other transactions contemplated hereby and to lock-up the Parent Shares received in the Merger for a period of six months; and

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the consummation of the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions

The following terms have the meanings specified or referred to in this Article I:

“2014 Audited Financial Statements” means the Company's audited financial statements consisting of the balance sheet of the Company as at December 31, 2014 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended.

“2014 Fiscal Year” means the fiscal years ending December 31, 2014.

“2015 Fiscal Year” has the meaning set forth in Section 2.18(c)(i).

“2016 Fiscal Year” has the meaning set forth in Section 2.18(a)

“2017 Fiscal Year” has the meaning set forth in Section 2.18(a).

“2018 Fiscal Year” has the meaning set forth in Section 2.18(a).

A-7

“Acquisition Proposal” means any inquiry, contract, proposal or offer (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, tender offer for capital stock, recapitalization, consolidation or other business combination transaction directly or indirectly involving the Company, (b) the acquisition in any manner, directly or indirectly, of any business segment of the Company, in each case in a single transaction or a series of related transactions, (c) any proposal for the issuance or sale by the Company of 15% or more of the Shares or (d) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 15% or more of the Shares of the Company whether in a single transaction or a series of related transactions.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Escrow Agreement and the Voting Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.17(a).

“Bridge Loan” means a loan with a principal amount equal to $1,000,000 in cash payable upon the terms and conditions set forth in the Promissory Note in the form attached hereto as Exhibit A.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

A-8

“Cash Calculation” has the meaning set forth in Section 2.19.

“Cash Purchase Price” means cash equal to fifty percent (50%) of the Purchase Price.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.11(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Change of Board Recommendation” has the meaning set forth in Section 5.03(e).

“Change of Control Payment” means the amount equal to (x) $49,500,000.00 minus (y) the sum of (1) the Purchase Price, (2) any and all MIST Payments made as of the closing of the Extraordinary Transaction and (3) any and all Earn-Out Payments made as of the closing of the Extraordinary Transaction.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means the Purchase Price, plus (a) the Estimated Closing Adjustment, (b) the aggregate exercise prices of all Options (other than Out-of-Money Options) and the aggregate strike price of all Outstanding Warrants (other than Out-of-Money Warrants), minus (v) the Indemnification Escrow Amount, (w) the Stockholder Representative Expense Amount, (x) the outstanding Indebtedness of the Company as of the open of business on the Closing Date, and (y) the amount of unpaid Transaction Expenses of the Company as of the open of business on the Closing Date.

“Closing Per Share Merger Consideration” means (a) the Closing Merger Consideration minus the Preferred Stock Preference, divided by (b) the Fully Diluted Share Number.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

A-9

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date, which shall include, without limitation, the effects of the Bridge Loan, if any; provided that in no event shall the Closing Working Capital include the effect of the Option Exercise Notes, if any.

“Closing Working Capital Statement” has the meaning set forth in Section 2.17(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Information” has the meaning set forth in Section 5.11(a).

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or used by the Company in the conduct of the Company’s business.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other written Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound, excluding Contracts for commercially available “off the shelf” software or technology products.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Preferred Stock” means the Company’s Series AA Preferred Stock, $0.01 par value per share.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company as of the Closing Date and any improvements, modifications or derivatives of such products or services utilizing or relying in any way on ultrasonic energy, other than ultrasonic energy products or services that Parent acquires from third parties after the Closing and any improvements, modifications or derivatives of such products or services utilizing or relying in any way on such ultrasonic energy products or services that Parent acquires from third parties after the Closing.

A-10

“Company Revenue” means the revenue recognized for the applicable fiscal year by Parent in its audited consolidated statement of operations from the sale of Company Products.

“Company Stock” means Company Common Stock and Company Preferred Stock.

“Company Stockholders’ Meeting” has the meaning set forth in Section 5.04(d).

“Company Warrants” has the meaning set forth in Section 2.09(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.02(b).

“Consideration Spreadsheet” has the meaning set forth in Section 2.21(a).

“Contingent Payments” has the meaning set forth in Section 2.08(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or Stockholders and any of their respective Affiliates, determined in accordance with GAAP, all applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax Liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Indemnified Party” has the meaning set forth in Section 5.09(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.09(b).

A-11

“D&O Tail Policy” has the meaning set forth in Section 5.09(c).

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Cash” has the meaning set forth in Section 2.18(c)(iv).

“Earn-Out Consideration” has the meaning set forth in Section 2.18(c)(iv).

“Earn-Out Fiscal Years” has the meaning set forth in Section 2.18(c)(i).

“Earn-Out Objection Notice” has the meaning set forth in Section 2.18(c)(iii).

“Earn-Out Reference Date” means December 31 of the applicable Earn-Out Fiscal Year.

“Earn-Out Shares” has the meaning set forth in Section 2.18(c)(iv).

“Earn-Out Shares Cap” has the meaning set forth in Section 2.18(c)(iv).

“Effective Time” has the meaning set forth in Section 2.04.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

A-12

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

A-13

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Wilmington Trust, N.A., a national banking association as escrow agent.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Stockholder Representative and the Escrow Agent at the Closing.

“Escrow Fund” has the meaning set forth in Section 2.12

“Estimated Closing Adjustment” has the meaning set forth in Section 2.17(a)(ii).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.17(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.17(a)(i).

“Excess MIST Net Sales” has the meaning set forth in Section 2.18(a).

“Excess Revenue” has the meaning set forth in Section 2.18(c)(iv).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.11(b).

“Expense Payment” has the meaning set forth in Section 9.02(b)(ii).

“Extraordinary Transaction” has the meaning set forth in Section 2.18(d).

“FDA” means the United States Food and Drug Administration.

“Fee Letter” has the meaning set forth in Section 4.06.

“Filed Contract” has the meaning set forth in Section 4.12.

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“Final Revenue Statement” has the meaning set forth in Section 2.18(c)(iii).

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing” has the meaning set forth in Section 4.06.

“Financing Commitment Letter” has the meaning set forth in Section 4.06.

“Financing Parties” has the meaning set forth in Section 5.11(a).

“FIRPTA Statement” has the meaning set forth in Section 6.13.

“Fully Diluted Share Number” means (a) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.08(a)) determined on an as if converted to Company Common Stock basis, plus (b) the aggregate number of Shares issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time and Outstanding Warrants as of immediately prior to the Effective Time (other than Out-of-Money Options and Out-of-Money Warrants, which shall be excluded from the calculation of the Fully Diluted Share Number).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.09(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any:  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Programs” has the meaning set forth in Section 2.15(d).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

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“Hazardous Materials” means any material regulated because of its effect or potential effect on human health or the environment, including: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Health Care Legal Requirement” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (b) 42 U.S.C. §1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (g) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (h) applicable laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (i) applicable state anti-kickback, fee-splitting and patient brokering laws, (j) state information privacy and security laws, and (k) state laws governing the licensure and operation of clinical laboratories.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-Money Option” means any Option other than an Out-of-Money Option.

“Indebtedness” means, without duplication and with respect to the Company, other than the Bridge Loan (if any) all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions, (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f) and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnification Escrow Amount” means the Indemnification Escrow Shares and the Indemnification Escrow Cash.

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“Indemnification Escrow Cash” means $1,500,000.

“Indemnification Escrow Shares” means a number of Parent Shares determined by dividing (a) $1,000,000 by (b) the Parent Stock Value.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.13.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites, accounts with Twitter, Facebook and other social media companies, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRB” has the meaning set forth in Section 3.26.

“Knowledge” means, when used with respect to the Company, the actual knowledge of Mark Wagner or Christopher Geyen, after making due and appropriate inquiry of the applicable department head with respect to such subject matter.

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“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, any Health Care Legal Requirement or related or similar statutes pertaining to any Governmental Programs or the regulations or requirements promulgated pursuant to any of such statutes.

“Lender” has the meaning set forth in Section 4.06.

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, consequential damages or incidental damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 10.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, but shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and/or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.12(a).

“Material Suppliers” has the meaning set forth in Section 3.12(b).

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“Medicare and Medicaid Programs” has the meaning set forth in Section 3.15(d).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with (a) those portions of the Escrow Fund and the Post-Closing Adjustment (if any) that the Stockholders, the Optionholders and the Warrantholders become entitled to receive pursuant to the terms of this Agreement and the Escrow Agreement, (b) the Earn-Out Consideration, if any, (c) the MIST Payments and (d) the MIST Shares.

“Merger Shares” means a number of Parent Shares determined by dividing (a) fifty percent (50%) of the Purchase Price by (b) the Parent Stock Value.

“Merger Sub” has the meaning set forth in the preamble.

“MIST Net Sales” means the net revenues that are directly and solely attributed to the sale, lease or rental of the MIST Products by Parent in the United Kingdom, calculated in accordance with GAAP consistent with the Company’s prior accounting methods.

“MIST Payment Fiscal Years” has the meaning set forth in Section 2.18(a).

“MIST Payments” has the meaning set forth in Section 2.18(a).

“MIST Products” means the durable (ultrasound generator and transducer) and disposable (applicator kits) components of the MIST Therapy System and Ultra MIST System and any improvements, modifications or derivatives of such products utilizing or relying in any way on ultrasonic energy, other than with respect to ultrasonic energy products that Parent acquires from third parties after the Closing.

“MIST Shares” has the meaning set forth in Section 2.18(b).

“Nasdaq” means the NASDAQ Capital Market.

“NICE” means the National Institute for Health and Care Excellence of the United Kingdom.

“NICE Approval” has the meaning set forth in Section 2.18(a).

“NICE Approval Date” has the meaning set forth in Section 2.18(a).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.17(a).

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

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“Option Exercise Notes” means promissory notes issued between the date hereof and the Closing pursuant to which the Company loans to Optionholders the exercise price in connection with the exercise of the Option by the Optionholder and which shall be due and payable on the Closing in cash or by reduction of the amount of the Closing Merger Consideration payable to such Optionholder.

“Out-of-Money Options” means Options having an exercise price in excess of the Closing Per Share Merger Consideration, calculated for this purpose as if all Options were included in clause (b) of the definition of “Closing Merger Consideration” and in the definition of “Fully Diluted Share Number.”

“Out-of-Money Warrants” means Outstanding Warrants having a strike price in excess of the Closing Per Share Merger Consideration, calculated for this purpose as if all Outstanding Warrants were included in clause (b) of the definition of “Closing Merger Consideration” and in the definition of “Fully Diluted Share Number.”

“Outside Date” has the meaning set forth in Section 9.01(d)(iii).

“Outstanding Warrant” has the meaning set forth in Section 2.09(b).

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.01.

“Parent Securities Documents” means all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by Parent with applicable securities regulatory authorities, including the SEC, and with self-regulatory organizations, together with all exhibits thereto.

“Parent Shares” means shares of Parent’s common stock, par value $0.001.

“Parent Stock Value” means $4.7985, which is the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the second trading day prior to the date of this Agreement.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.04(e).

“Parent Volume Weighted Average Price” means the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the trading day prior to the Earn-Out Reference Date.

“Payment Program” has the meaning set forth in Section 3.15(e).

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“Permits” means all material permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Per Share Preference” means the Preferred Stock Preference divided by the number of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.17(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Surviving Corporation for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preliminary Revenue Statement” has the meaning set forth in Section 2.18(c)(i).

“Preferred Stock Preference” means amounts paid or payable to holders of Company Preferred Stock upon the Closing in preference to holders of Company Common Stock pursuant to the Company Charter Documents.

“Private Programs” has the meaning set forth in Section 3.15(d).

“Pro Rata Share” means, with respect to any Stockholder, Optionholder or Warrantholder, such Person's ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective Time determined on an as if converted to Company Common Stock basis, plus the number of Shares issuable upon exercise of all Options held by such Person as of immediately prior to the Effective Time (other than Out-of-Money Options) plus the number of Shares issuable upon exercise of all Outstanding Warrants by such Person as of immediately prior to the Effective Time (other than Out-of-Money Warrants), by (b) the Fully Diluted Share Number.

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“Proxy Statement/Prospectus” has the meaning set forth in Section 5.04(a).

“Purchase Price” means $30,415,000.00, consisting of the Cash Purchase Price and the Merger Shares; provided, that such amount shall be adjusted to equal 3.5 multiplied by actual Company Revenue for the 2014 Fiscal Year based on the Company’s 2014 Audited Financial Statements, a copy of which shall be provided to Parent along with the revised Purchase Price calculation.

“Qualified Benefit Plan” has the meaning set forth in Section 3.17(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Reference Period” means the twelve calendar month period immediately preceding the calendar month in which NICE Approval was obtained.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 10.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Requisite Parent Vote” means the affirmative vote or consent of Parent stockholders representing that number of Parent Shares required to approve the issuance of Parent Shares pursuant to the terms of this Agreement under applicable Nasdaq rules.

“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Restricted Nations” means the Balkans, Belarus, Burma (Myanmar), Cote d’Ivoire (Ivory Coast), Cuba, Democratic Republic of the Congo, Iraq, Iran, Lebanon, Liberia, Libya, North Korea, Somalia, Sudan, Syria or Zimbabwe.

“Revenue Target” has the meaning set forth in Section 2.18(c)(i).

“Review Period” has the meaning set forth in Section 2.17(c)(i).

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“S-4 Registration Statement” has the meaning set forth in Section 5.04(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including all rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 2.08(a).

“Standstill Agreement” has the meaning set forth in Section 5.03(b).

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Stock Option Plan” means the Celleration, Inc. Amended and Restated 2002 Stock Option Plan.

“Stockholder” means a holder of Company Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Representative” means a committee consisting of George Arida, Christopher Geyen and Edson Spencer, Jr. (provided that Parent and Merger Sub are entitled to rely exclusively on the statements, communications, agreements and signature of Christopher Geyen as statements, communications, agreements and signature of the Stockholder Representative) or a provider of stockholder services engaged by such committee to serve as Stockholder Representative as set forth in a written notice to Parent.

“Stockholder Representative Expense Amount” means $100,000 or such greater amount set forth in a notice by the Company to Parent at least five (5) Business Days prior to the Closing.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.03(b)(iv).

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a breach of Section 5.03 made by a third party on terms which the Company Board determines in good faith by a vote of a majority of the entire Company Board (after consultation with the Company’s legal and financial advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent, including pursuant to Section 5.03(e)(C)), (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner, (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed and (iv) would result in a transaction in which the aggregate consideration paid or payable to the Company at the initial closing of such transaction equals or exceeds $45,000,000, irrespective of any post-closing or future payments; provided, that with respect to clause (iv), in the event that all or part of the consideration of such Acquisition Proposal is payable in equity of a private company, Parent and Company shall seek an independent third party valuation of such equity; provided further, that for purposes of this definition of “Superior Proposal,” the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Working Capital” means $832,000, provided that the Target Working Capital shall be adjusted by the parties after good faith discussion in the event the Closing occurs after May 31, 2015.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 9.02(b)(i).

“Tested Payment” has the meaning set forth in Section 2.19(a).

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Threshold Adjustment Amount” has the meaning set forth in Section 9.02(b)(i).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 5.08(c).

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Union” has the meaning set forth in Section 3.18(b).

“U.S. Securities Laws” means United States federal and state securities Laws and the rules and regulations and published policies under or relating to the foregoing securities Laws and applicable stock exchange rules and listing standards of Nasdaq.

“Voting Agreement” has the meaning set forth in the recitals.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs, reduction in hours and employment losses.

“Warrantholder” means a holder of an Outstanding Warrant.

Article II
The Merger

Section 2.01    The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) the Company will merge with and into Merger Sub, and (b) the separate corporate existence of the Company will cease and Merger Sub will continue its corporate existence under the DGCL as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

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Section 2.02    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 9 a.m. (Eastern Time), no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Haynes and Boone, LLP, 30 Rockefeller Plaza, 26th Floor, New York, New York 10112, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03    Closing Deliverables.

(a)      At or prior to the Closing, the Company shall deliver to Parent the following:

(i)      the Escrow Agreement duly executed by the Stockholder Representative;

(ii)      resignations of the directors and board appointed officers from their positions as directors and officers of the Company pursuant to Section 5.06;

(iii)       a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied;

(iv)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi)      a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii)      at least five (5) Business Days prior to the Closing, the Closing Transaction Expenses Certificate;

(viii)      at least five (5) Business Days prior to the Closing, the Closing Indebtedness Certificate;

(ix)      the Estimated Closing Working Capital Statement contemplated in Section 2.17(a);

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(x)      the Consideration Spreadsheet contemplated in Section 2.21; and

(xi)      the FIRPTA Statement.

(b)      At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)      the Escrow Agreement duly executed by Parent;

(ii)      payment to the Exchange Agent by wire transfer of immediately available funds and a number of Parent Shares in an amount equal to the aggregate Closing Merger Consideration payable pursuant to Section 2.08 in exchange for Shares and Section 2.09 in exchange for cancellation of In-Money Options and Outstanding Warrants;

(iii)      payment to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount as set forth in Section 2.12;

(iv)      payment of the Stockholder Representative Expense Amount by wire transfer of immediately available funds to a bank account designated by the Stockholder Representative (the “Stockholder Representative Expense Fund”);

(v)      payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate;

(vi)      payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holders of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(vii)      a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 7.03(a) and Section 7.03(a) has been satisfied;

(viii)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(ix)      a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

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Section 2.04    Effective Time Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06    Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07    Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.08    Effect of the Merger on Company Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)      Cancellation of Certain Company Stock. Shares of Company Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(b)      Conversion of Company Stock.

(i)      Each Share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Per Share Preference plus the Closing Per Share Merger Consideration, each payable in equal amounts of (A) cash, without interest, and (B) Merger Shares, together with any amounts that may become payable in respect of such Share in the future from (1) the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times, (2) the Earn-Out Consideration, (3) the MIST Payments and (4) the MIST Shares, all subject to the contingencies specified herein ((2), (3) and (4), collectively, the “Contingent Payments”).

(ii)      Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, payable in equal amounts of (A) cash, without interest, and (B) Merger Shares, together with any amounts that may become payable in respect of such Share in the future from (1) the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times, and (2) the Contingent Payments.

(c)      Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09    Treatment of Options, Company Warrants and Corporate Actions.

(a)      At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Optionholder or any other Person, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive with respect to In-Money Options (i) equal amounts of cash, without interest, and Merger Shares, the aggregate value of which shall be equal to the product of (x) the aggregate number of Shares subject to such In-Money Option, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per share exercise price under such In-Money Option, and (ii) any amounts that may become payable in respect of such In-Money Option in the future from the Contingent Payments or in respect of the Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified herein and subject to Section 2.15. After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 2.09(a). For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.09(a) and (ii) cause the Stock Option Plan to terminate at or prior to the Effective Time. Notwithstanding anything to the contrary herein, nothing shall prohibit the Company from entering into Option Exercise Notes between the date hereof and Closing. To the extent any Optionholder enters into an Option Exercise Note with the Company, such Optionholder will be a Stockholder as of the Closing for the purposes of this Agreement subject only to the terms of the Option Exercise Note with respect to payment of amounts due the Company thereunder.

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(b)      As of Closing, each agreement evidencing company warrants to purchase Shares (a “Company Warrant”) that is outstanding as of the date of this Agreement (each such Company Warrant being referred to herein as an “Outstanding Warrant”) and terminates in accordance with its terms upon the Closing, shall be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right to receive, in respect of each Share then vested and subject to such Company Warrant immediately prior to such cancellation, termination and extinguishment: (i) equal amounts of cash, without interest, and Merger Shares, the aggregate value of which shall be equal to the product of (x) the aggregate number of Shares previously subject to such Company Warrant, multiplied by (y) the excess of the Closing Per Share Merger Consideration over the per Share exercise price previously subject to such Company Warrant (it being understood that, if the exercise price payable in respect of such Shares issuable under any Company Warrant exceeds the Closing Per Share Merger Consideration, the amount payable hereunder with respect to such Company Warrant shall be zero), and (ii) any amounts that may become payable in respect of such Company Warrants in the future from the Contingent Payments or in respect of the Post-Closing Adjustment, in each case, at the respective times and subject to the contingencies specified herein and subject to Section 2.15. The Company shall use reasonable commercial efforts to terminate, cancel and effectuate the release of all Outstanding Warrants prior to the Effective Time. To the extent that any Company Warrant has not been exercised at the Effective Time and is not terminable pursuant to its terms, the Stockholder Representative shall use reasonable commercial efforts to effectuate their release.

Section 2.10    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.08(a)) and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder's appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Stockholder fails to perfect, withdraws or loses such Stockholder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Stockholder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 2.11      Surrender and Payment.

(a)      At the Effective Time, all Shares and all Options outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each Stockholder of a certificate formerly representing any Shares (each, a “Certificate”) and each Optionholder shall cease to have any rights as a Stockholder of the Company or Optionholder.

(b)     Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)     As promptly as practicable following the Effective Time and in any event not later than two (2) Business Days thereafter, the Exchange Agent shall mail to each holder of Company Stock a letter of transmittal (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, deliver to the holder of such Certificate (i) one or more Certificates representing, in the aggregate, the whole number of Parent Shares that such holder has the right to receive pursuant to Section 2.08(b) and (ii) a cash amount as provided in Section 2.08(b), with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11. Prior to the Effective Time, Parent shall provide to any Stockholder who is to receive in excess of $1,000,000 in connection with the transactions contemplated hereby, upon the written or email request of such Stockholder (or the Company on behalf of such Stockholder), a letter of transmittal, and any such Stockholder who shall deliver a duly completed letter of transmittal and the other items set forth in this Section 2.11(c) to the Exchange Agent on or prior to the Closing Date shall receive the amounts of Merger Consideration such Stockholder is entitled to receive hereunder on the Closing Date. At the election of any holder of Company Stock who is to receive in excess of $1,000,000 in connection with the transactions contemplated hereby, the Exchange Agent shall make any payment of Merger Consideration in excess of $1,000,000 by wire transfer.

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(d)     As promptly as practicable following the Effective Time and in any event not later than two (2) Business Days thereafter, the Company shall mail to each Optionholder and Warrantholder who has not exercised Options or Outstanding Warrants prior to Closing an option and warrant termination agreement (an “Optionholder Agreement”) and instructions for completing, executing and returning such Optionholder Agreement in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.09. The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of an Optionholder Agreement duly completed and validly executed in accordance with the instructions thereto and any other customary documents that the Exchange Agent may reasonably require in connection therewith, deliver to such Optionholder or Warrantholder (i) one or more Certificates representing, in the aggregate, the whole number of Parent Shares that such Optionholder or Warrantholder has the right to receive pursuant to Section 2.09(a) and (ii) a cash amount as provided in Section 2.09(a) with respect to the In-Money Options or Outstanding Warrant in respect of which the Optionholder Agreement was delivered. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon delivery of any Optionholder Agreement.

(e)      Each Stockholder, Optionholder and Warrantholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Certificate and the cancelled In-Money Options and Outstanding Warrants from the Contingent Payments, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Stockholders, Optionholders or Warrantholders on the Merger Consideration.

(f)     If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

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(g)      Any portion of the Merger Consideration that remains unclaimed by the Stockholders, Optionholders and Warrantholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Stockholder, Optionholder or Warrantholder who has not exchanged Certificates or delivered Letters of Transmittal or Optionholder Agreements for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Fund shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Stockholders, Optionholders or Warrantholders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by Stockholders, Optionholders or Warrantholders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h)      Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(i)      No fractional shares of Parent Shares shall be issued as Merger Consideration in the Merger, but in lieu thereof each Stockholder otherwise entitled to a fractional share of Parent Shares will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.11(i), a cash payment equal to the number of such fractional shares of Parent Shares multiplied by the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the trading day prior to the applicable payment date. Fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent.

Section 2.12    Escrow Fund. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Stockholders, Optionholders and Warrantholders set forth in this Agreement and the obligations pursuant to Section 2.17(d) and Section 6.03.

Section 2.13    No Further Ownership Rights in Company Common Stock, Options and Company Warrants. All Merger Consideration paid or payable upon the surrender of Certificates, and all Merger Consideration paid or payable in respect of the Options and Company Warrants, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and such Options and Company Warrants, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

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Section 2.14    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15    Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.16    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and agreeing to indemnify Parent and the Exchange Agent against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.17    Working Capital Adjustment.

(a)      Closing Adjustment.

(i)      At least five (5) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

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(ii)     The “Estimated Closing Adjustment” (which may be either a positive or negative number) shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.

(b)      Post-Closing Adjustment.

(i)     Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

(ii)      The “Post-Closing Adjustment” (which may be either a positive or negative number) shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital; provided, that no adjustment will be made unless the variance to the Estimated Closing Working Capital is greater than $100,000 (the “Threshold Adjustment Amount”).

(c)      Examination and Review.

(i)      Examination. After receipt of the Closing Working Capital Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent's possession) relating to the Closing Working Capital Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

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(ii)      Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and the Stockholder Representative, shall be final and binding.

(iii)      Resolution of Disputes. If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of KPMG LLP or, if KPMG LLP is unable to serve, Parent and the Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)      Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Stockholders, Optionholders and Warrantholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v)     Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.

(d)      Payment of Post-Closing Adjustment.

(i)     If the Post-Closing Adjustment is a negative number less than the Threshold Adjustment Amount, the Stockholder Representative and Parent shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to disburse from the Escrow Fund by wire transfer of immediately available funds to Parent, the Post-Closing Adjustment payable in cash.

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(ii)     If the Post-Closing Adjustment is a positive number greater than the Threshold Adjustment Amount, Parent shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, deposit with the Exchange Agent, for distribution to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares, such Stockholders', Optionholders’ and Warrantholders’ aggregate Pro Rata Share of the Post-Closing Adjustment payable in cash, subject to the limitation set forth in Section 2.19.

(e)      Adjustments for Tax Purposes. Any payments made pursuant to Section 2.17 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.18    Contingent Payments.

(a)      MIST Payments. Subsequent to and contingent on NICE publishing a technology appraisal guidance that supports the case for the adoption of utilizing MIST Products in therapy (“NICE Approval”) prior to January 1, 2017 (the “NICE Approval Date”), within sixty (60) days of the end of each of the fiscal years ending December 31, 2016 (the “2016 Fiscal Year”), December 31, 2017 (the “2017 Fiscal Year”), and December 31, 2018 (the “2018 Fiscal Year” and together with the 2016 Fiscal Year and 2017 Fiscal Year, the “MIST Payment Fiscal Years”), Parent shall determine the amount of MIST Net Sales for such MIST Payment Fiscal Year, and the excess, if any, over the MIST Net Sales for the Reference Period (“Excess MIST Net Sales”). Provided that there are Excess MIST Net Sales for a MIST Payment Fiscal Year, then Parent shall, as soon as reasonably practicable, deliver to the Exchange Agent cash equal to the product of (i) the Excess MIST Net Sales for the applicable MIST Payment Fiscal Year and (ii) twenty percent (20%) (a “Mist Payment”). Parent shall make a MIST Payment for any MIST Payment Fiscal Year in one amount to the Exchange Agent, which shall distribute the MIST Payment to the Stockholders, Optionholders and Warrantholders on a Pro Rata Share basis. Simultaneous with the payment of each annual MIST Payment, if any, Parent shall prepare and deliver to the Stockholder Representative a written statement setting forth in reasonable detail its calculation of such MIST Payment. The Stockholder Representative shall have the right to object to the MIST Payment calculation and any such objection shall be considered an “Earn-Out Objection Notice” subject to the provisions of Section 2.18(c). If Parent has not received an Earn-Out Objection Notice within ten (10) Business Days after the receipt of the MIST Payments from Parent, the Exchange Agent shall disburse the MIST Payments by wire transfer of immediately available funds to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares.

(b)     MIST Shares. Subject to the NICE Approval being issued prior to the NICE Approval Date, within ten (10) Business Days of NICE Approval, Parent shall deliver to the Exchange Agent a number of Parent Shares with an aggregate value of $500,000, based on the numerical average of the volume weighted average prices on Nasdaq for one Parent Share for the forty five (45) consecutive trading days immediately preceding publication of the NICE ruling (the “MIST Shares”). The Exchange Agent shall, no later than ten (10) Business Days after receipt of the Parent Share certificates representing the MIST Shares, deliver to the Stockholders, Optionholders and Warrantholders the MIST Shares on a Pro Rata Share basis.

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(c)      Earn-Out Consideration.

(i)      Within sixty (60) days of the end of each of the fiscal years ending December 31, 2015 (the “2015 Fiscal Year”) and the 2016 Fiscal Year (the 2015 Fiscal Year and the 2016 Fiscal Year, the “Earn-Out Fiscal Years”), Parent shall deliver to the Stockholder Representative a statement (the “Preliminary Revenue Statement”) showing the amount of Company Revenue for such Earn-Out Fiscal Year, and the excess, if any, over the Revenue Target. For the purposes of this Agreement, the “Revenue Target” shall be: (a) with respect to the 2015 Fiscal Year, an amount equal to Company Revenues as set forth in the Company’s 2014 Audited Financial Statements; and (b) with respect to the 2016 Fiscal Year, the greater of (x) the Revenue Target for the 2015 Fiscal Year and (y) Company Revenues for the 2015 Fiscal Year. The Preliminary Revenue Statement shall be certified by the chief financial officer of Parent or another senior executive officer of Parent, in such officer’s capacity as an officer and not is his capacity as an individual, to have been calculated in a manner consistent with GAAP and the Company’s practices for determining revenue prior to the Closing.

(ii)      Following the delivery of the Preliminary Revenue Statement to the Stockholder Representative, Parent and the Surviving Corporation shall afford the Stockholder Representative the opportunity to examine the Preliminary Revenue Statement, and such supporting schedules, analyses, work papers and other underlying records or documentation as are reasonably necessary and appropriate.

(iii)      If within ten (10) days following delivery of the Preliminary Revenue Statement or the MIST Payments to the Stockholder Representative, the Stockholder Representative has not delivered to Parent written notice (the “Earn Out Objection Notice”) of its objections to the Preliminary Revenue Statement or MIST Payments specifying (i) those items as to which there is disagreement and (ii) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement, then the Preliminary Revenue Statement and MIST Payments shall be deemed final and conclusive (the “Final Revenue Statement”). If the Stockholder Representative delivers the Earn Out Objection Notice within such 10-day period, then Parent and the Stockholder Representative shall endeavor in good faith to resolve the objections, for a period not to exceed fifteen (15) days from the date of delivery of the Earn Out Objection Notice. If at the end of the fifteen (15) day period there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to the Independent Accountant. The Independent Accountant, acting as experts and not as arbitrators, shall determine any unresolved items of Company Revenue or MIST Payments within thirty (30) days after the objections that remain in dispute are submitted to it. If any such remaining objections are submitted to the Independent Accountant for resolution, (i) each party shall furnish to the Independent Accountant such work papers and other documents and information relating to such objections as the Independent Accountant may reasonably request and are available to that party, and shall be afforded the opportunity to present to the Independent Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Independent Accountant, (ii) to the extent that a value has been assigned to any objection that remains in dispute, the Independent Accountant shall not assign a value to such objection that is greater than the greatest value for such objection claimed by either party or less than the smallest value for such objection claimed by either party, (iii) the determination by the Independent Accountant of such unresolved items of Company Revenue or MIST Payments, as set forth in a written notice delivered to Parent and the Stockholder Representative by the Independent Accountant, shall be made in accordance with this Agreement and shall be deemed the Final Revenue Statement or MIST Payment and binding and conclusive on the parties absent manifest error or fraud, and (iv) the fees and expenses of the Independent Accountant shall be paid by the party whose calculation of Company Revenue or MIST Payment deviated the most from the Company Revenue or MIST Payment, as the case may be, as determined by the Independent Accountant.

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(iv)      Provided that the Company Revenue (as shown on the Final Revenue Statement) for an Earn-Out Fiscal Year exceeds the Revenue Target (the amount of such excess, the “Excess Revenue”), then Parent shall, as soon as reasonably practicable, deliver to the Exchange Agent (i) a number of Parent Shares that is equal to the quotient of (A) a fraction the numerator of which is (x) the Excess Revenue multiplied by (y) three and one-half and the denominator of which is (z) two and (B) the Parent Volume Weighted Average Price, and such number of shares shall be the “Earn-Out Shares”; and (ii) cash equal to the product of (A)(1) the Excess Revenue multiplied by (2) three and one-half divided by (B) two (the “Earn-Out Cash” and together with the Earn-Out Shares, the “Earn-Out Consideration”);  provided,  however, that in no event shall the maximum number of Parent Shares so delivered and constituting Earn-out Consideration and MIST Shares exceed 9,500,000 Parent Shares (the “Earn-Out Shares Cap”); provided further, however, in the event that the number of Earn-Out Shares exceeds the Earn-Out Shares Cap, then Parent shall deliver to the Exchange Agent an amount in cash equal to the product of (I) that portion of the Earn-Out Shares in excess of the Earn-Out Shares Cap and (II) Parent Volume Weighted Average Price, but in no event shall any cash payments exceed the limitation set forth in Section 2.19. The Exchange Agent shall, no later than ten (10) Business Days after receipt of the Earn-Out Consideration, deliver to the Stockholders, Optionholders and Warrantholders the Earn-Out Consideration on a Pro Rata Share basis.

(d)      Extraordinary Transaction. Notwithstanding anything to the contrary herein, in the event of an Extraordinary Transaction during any Earn-Out Fiscal Year, the Stockholder Representative shall have the right, at the Stockholder Representative’s option, either to (1) elect to cause Parent to deliver the Change of Control Payment to the Exchange Agent or (2) retain its rights to any remaining Contingent Payments after the Extraordinary Transaction on the terms and conditions set forth in this Agreement. Upon delivery of the Change of Control Payment to the Exchange Agent, the Stockholders, Optionholders and Warrantholders shall have no further rights to any Contingent Payments. For purposes of this Agreement, an “Extraordinary Transaction” shall be: (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of Parent, by contract or otherwise) of in excess of 50% of the voting securities of Parent, (b) Parent merges into or consolidates with any other Person, or any Person merges into or consolidates with Parent and, after giving effect to such transaction, the stockholders of Parent immediately prior to such transaction own less than 50% of the aggregate voting power of Parent or the successor entity of such transaction, (c) Parent sells or transfers all or substantially all of its assets to another Person and the stockholders of Parent immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction or (d) any transaction or series of transactions pursuant to which Parent and/or Affiliates of Parent sell, license or otherwise divest to a third party all or substantially all of the Company's business and assets.

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(e)      Efforts. During each of the Earn-Out Fiscal Years, Parent shall use its commercially reasonable efforts to market and sell Company Products and MIST Products during the term that any payments may be made pursuant to this Section 2.18, subject to (i) regulatory, public health and safety concerns; (ii) the business judgment (within the meaning of Delaware law) of Parent’s management and board of directors to prudently operate Parent’s business as a whole; and (iii) trends in the wound healing industry, and Parent shall act in good faith with regard to the conduct of the business of the Company.

(f)      Adjustments for Tax Purposes. Any payments made pursuant to Section 2.18 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.19    Cash Calculation Adjustments.

(a)      If Parent is required to make any payment of Merger Consideration (including the Closing Merger Consideration, any amount payable from the Escrow Fund, any payment in relation to the Post-Closing Adjustment, any payment in relation to the Earn-Out Consideration, any MIST Payment, or any payment in relation to MIST Shares), any payments made in accordance with Section 6.08, or is required to deliver the Change of Control Payment (each, a “Tested Payment”), Parent shall prepare a calculation (the “Cash Calculation”) reflecting (i) the total value of the aggregate payments made by Parent pursuant to this Agreement (including the Tested Payment), and (ii) the percentage of the total value of such aggregate payments that were paid in cash, including the Tested Payment (or any property other than Parent Shares).

(b)      For purposes of the Cash Calculation,

(i)      the value of any payment of Parent Shares shall be (A) the mean between the highest and lowest quoted selling price on Nasdaq (as reported by Bloomberg, L.P.) of one Parent Share on the date such payment of Parent Shares was made multiplied by (B) the number of Parent Shares paid on such date, in each case less any amount treated as imputed interest under Section 483 of the Code; and

(ii)      the aggregate payments shall exclude any Contingent Payments subject to offset in accordance with Section 8.06(a)

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(c)      Parent shall submit the Cash Calculation to the Stockholder Representative and shall provide the Stockholder Representative a reasonable period to comment upon or dispute the Cash Calculation prior to the due date of payment. If the Stockholder Representative disputes or objects to the Cash Calculation, such objection or dispute shall be resolved in accordance with the procedures set forth in Section 6.04(b).

(d)      If the Cash Calculation, as agreed to by the Parties, reflects that the percentage of the total value of aggregate payments paid or to be paid in cash exceeds 60%, any such excess shall be paid in a number of Parent Shares equal to the amount of excess cash divided by the value of a Parent Share used in the Cash Calculation pursuant to Section 2.19(b)(i), above, subject to the Earn-Out Shares Cap. To the extent the number of Parent Shares required to be paid pursuant to Section 2.19 exceeds the Earn-Out Shares Cap, Parent shall use commercially reasonable efforts to provide Parent Shares in excess of the Earn-Out Shares Cap.

Section 2.20    Director Appointment to the Parent Board. As soon as practical following the Effective Time, Mark Wagner shall be appointed to Parent’s board of directors to serve until his successors has been duly elected or appointed and qualified or until his earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of Parent.

Section 2.21    Consideration Spreadsheet.

(a)      At least five (5) Business Days before the Closing and concurrently with the delivery of the Estimated Closing Working Capital Statement, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)      the names and addresses of all Stockholders and the number of Company Stock held by such Persons;

(ii)      the names and addresses of all Optionholders and Warrantholders, together with the number of Shares subject to Options or Outstanding Warrants held by such Optionholders or Warrantholders, the grant date, exercise price and vesting schedule for such Options;

(iii)      detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number, the Preferred Stock Preference, the Per Share Preference and Closing Per Share Merger Consideration;

(iv)      the portion of the Closing Merger Consideration (as a percentage interest and the interest in dollar terms and number of Merger Shares) each Stockholder, Optionholder and Warrantholder is to receive, after taking into consideration the repayment of the Option Exercise Notes, if any;

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(v)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the amount to be contributed to the Escrow Fund;

(vi)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest) of the Earn-Out Payments;

(vii)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest) of the MIST Payments; and

(viii)      each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (as a percentage interest) of the MIST Shares.

(b)       The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Article III

Representations and warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof and the Closing Date.

Section 3.01      Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where such failure would not result in a Material Adverse Event.

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Section 3.02      Authority; Board Approval.

(a)      The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote of a majority of the issued and outstanding Company Stock and Preferred Stock, voting together on an as converted basis, and of a majority of the holders of the Company Preferred Stock, voting as a separate class (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company's capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)      The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Stockholders either by written consent resolutions or at the Company Stockholders’ Meeting.

Section 3.03      No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company (“Company Charter Documents”); (b) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent of any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company, except where the conflict, breach, default, acceleration, termination, modification, cancellation, failure to obtain consent or Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware, such filings as may be required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, if not made would not have a Material Adverse Effect.

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Section 3.04      Capitalization.

(a)      The authorized and outstanding capital stock of the Company is as set forth in Section 3.04(a) of the Company Disclosure Schedule as of the close of business on the date of this Agreement.

(b)      Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any and the number of shares of the Company’s capital stock owned by such Person, and (ii) a list of all holders of outstanding Options and Outstanding Warrant, including the number of Shares subject to each such Option or Outstanding Warrant, the grant date, exercise price and vesting schedule for such Option, the extent to which such Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company's tax returns and the Company's financial statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent's Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c)      Except for currently outstanding Options to purchase 18,837,691 Shares which have been granted to employees, consultants or directors pursuant to the Stock Option Plan, and a reservation of an additional 393,559 Shares for direct issuances or purchase upon exercise of Options to be granted in the future, under the Stock Option Plan and except as disclosed on Section 3.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares.

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(d)      All issued and outstanding shares of Company capital stock are, and all shares which may be issued pursuant to the exercise of Options, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive or similar rights or registration rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of Company capital stock and Options were issued in compliance with applicable Law.

(e)      No outstanding Company capital stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f)      All distributions, dividends, repurchases and redemptions of the Company capital stock (or other equity interests) were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05      No Subsidiaries. The Company does not own, or have any interest in, any Equity Interests in any other Person.

Section 3.06      Financial Statements. Correct and complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2013 and 2012 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Audited Financial Statements”) and unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2014 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations and cash flows of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP. Since January 1, 2012, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company,(ii) “material weakness” in the internal controls over financial reporting of the Company, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

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Section 3.07      Undisclosed Liabilities.

(a)      The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which would not, individually or in the aggregate, exceed $100,000.

(b)      The Company is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s Financial Statements.

Section 3.08      Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than or in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)      event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)      amendment of the Company Charter Documents;

(c)      split, combination or reclassification of any shares of its capital stock;

(d)      issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Options outstanding on the date of this Agreement as required by the terms of such Options), or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)      declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)      material change in any method of accounting or accounting practice of the Company for tax or book purposes, except as required by GAAP or as disclosed in the notes to the Financial Statements;

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(g)       material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)       entry into any Contract that would constitute a Material Contract;

(i)        incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)       transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)       transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)       material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)       any capital investment in, or any loan to, any other Person;

(n)       acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)       any material capital expenditures in excess of $50,000 in the aggregate;

(p)       imposition of any material Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q)        (i) grant of any bonuses, other than as provided for in any written agreements, required by applicable Law or consistent with past practice, (ii) any material increase in the base salary of any officer or employee of the Company; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required by Section 2.09;

(r)       hiring or promoting any person as or to (as the case may be) an officer without the express consent of Parent;

(s)       adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, other than termination for cause, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)       any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Stockholders or current or former directors, officers and employees;

(u)       entry into a new line of business or abandonment or discontinuance of existing lines of business;

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(v)      make or agree to any material change in the commercial terms (i.e. pricing, rebates, payment terms, etc.) with any customer;

(w)      except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)      purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)      acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)      action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period; or

(aa)      any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09      Material Contracts.

(a)      Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i)      any Contract under which the Company: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $100,000; (B) of which the Company reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $100,000; or (C) is a party involving consideration of $200,000 in the aggregate over the life of the Contract;

(ii)      all Contracts, other than those Contracts entered into in the ordinary course of business that are not material, that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

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(iii)      all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)      all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)      all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)      all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than 90 days' notice;

(vii)      all Contracts pursuant to which the Company is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

(viii)      except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(ix)      all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(x)      any Contract under which the Company has advanced or loaned any other Person an amount equal to or exceeding $100,000;

(xi)      any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

(xii)      any Contract providing for the settlement of any Action against the Company pursuant to which the Company has any existing material obligations;

(xiii)      any lease or similar agreement pursuant to which: (A) the Company is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $100,000; (B) the Company is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (C) the Company is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $200,000;

(xiv)      any Contract with any Stockholder or any current officer or director or Affiliate of the Company;

(xv)      all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with the Company in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of the Company;

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(xvi)      any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company, including any Contract which contains a “most favored nation” provision;

(xvii)     any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xviii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xix)       any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)          Each Material Contract is legally valid and binding on the Company and, to the Knowledge of the Company, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of the Company or, to the Company's Knowledge, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of material default by the Company under any Material Contract or result in any other party having the right to terminate such Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to the Company thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10         Title to Assets; Real Property.

(a)          The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date and Company Intellectual Property which is covered in Section 3.11. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)          liens for Taxes not yet due and payable;

(ii)         mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

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(iii)        easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(iv)        other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company; or

(v)         Liens that have not had, and would not have, a Material Adverse Effect.

(b)          Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property, (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11         Intellectual Property.

(a)          Section 3.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company's business or operations as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

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(b)          Section 3.11(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)          The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case pursuant to Company IP Agreements, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except for employees who developed the Intellectual Property within the scope of their employment and which results in the Company owning all right, title and interest in such Intellectual Property, and/or who have been a party to “work-made-for-hire” arrangements with the Company and which results in the Company owning all right, title and interest in such Intellectual Property, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors assign to the Company any ownership interest and right they may have in such Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(d)          The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Intellectual Property.

(e)          The Company's rights in the Company IP Registrations are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property that are material to the business of the Company as currently conducted and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including, requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)          The conduct of the Company's business as currently and formerly conducted, and the manufacture, use and sale of the Company Products, have not materially infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has materially infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

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(g)          There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company's rights with respect to any Company Intellectual Property; or (iii) by the Company alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.12         Customers and Suppliers.

(a)          Section 3.12(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no Knowledge, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)          Section 3.12(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such periods. The Company has not received any notice, and has no Knowledge, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13         Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers' liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.14         Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to the Company's Knowledge, threatened (a) against or by the Company, any of its properties or assets or any of its officers, directors or employees (in their capacities as such) that would be material to the Company; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.15         Compliance With Laws; Permits.

(a)          The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. No investigation, review or Proceeding by any Governmental Authority in relation to any actual or alleged material violation of Law by the Company is pending or, to the Company’s Knowledge, threatened, nor has the Company received any written notice from any Governmental Authority indicating an intention to conduct the same. The Company is not a party to any consent or similar Contract with a Governmental Authority that would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. The Company has not received any written notice of, or been charged with, the violation of any material Law.

(b)          All Permits required for the Company to conduct its business as currently being conducted and as presently planned to be conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.15(b) of the Disclosure Schedules.

(c)          Section 3.15(c) of the Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as presently planned to be conducted. The Company is in compliance with the terms and requirements of the Governmental Authorizations held by it. The Company has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Section 3.15(c) of the Disclosure Schedule also identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Surviving Corporation at the Effective Time.

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(d)          Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Company has not applied, and is not certified, for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)), are referred to collectively as the “Governmental Programs”), nor does the Company bill or receive payments from private, non-governmental programs (including any private insurance program) (such private, non-governmental programs are referred to collectively as “Private Programs”). There are no pending or threatened investigations, audits or other actions, relating to the Company’s participation in any Governmental Program or Private Program, nor have there been any within the last three (3) years.

(e)          No Governmental Program or Private Program (collectively, “Payment Program”) has imposed a fine, penalty or other sanction on the Company. The Company has not been excluded from participation in any Payment Program.

(f)           All of the Company’s tests, assays and other activities offered for patient testing comply with all regulations and/or standards prescribed and/or endorsed by the College of American Pathologists.

(g)           None of the Company nor any director, officer, employee, or, to the Company’s Knowledge, agent of the Company:

(i)          has been convicted of or has been charged by any Governmental Authority or by any third party on behalf of any Governmental Authority with any violation of any Law related to any Governmental Program;

(ii)         has been convicted of, or has been charged by any Governmental Authority with any violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iii)        is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of any Law that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

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Section 3.16         Environmental Matters.

(a)          The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)          The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.16(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and applicable applications to renew such Environmental Permits have been filed in a manner such that the permits remain in effect during the pendency of the application, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c)          No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)          There has been no Release of Hazardous Materials with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company. The Company has not received an Environmental Notice or Environmental Claim that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(e)          Section 3.16(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)          Section 3.16(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company and any predecessors as to which the Company may retain liability, and none of these facilities or locations has been placed or, proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company.

(g)          The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

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(h)          The Company has provided or otherwise made available to Parent and listed in Section 3.16(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)          The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

(j)          The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.16(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. The Company is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Parent of any Environmental Attributes after the Closing Date.

Section 3.17         Employee Benefit Matters.

(a)          Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.17(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

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(b)          With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)          Each Benefit Plan and any related trust has been established, administered and maintained materially in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

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(d)          No Benefit Plan is and neither the Company nor any of its ERISA Affiliates maintains, contributes to, is required to contribute to, or has any Liability or obligation (contingent or otherwise) under or with respect to, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)          Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)          Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g)          There is no pending or, to the Company's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)          There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)          Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

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(j)          Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.18         Employment Matters.

(a)          Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate, including annual salary for employees paid by salary and hourly rate of pay for employees paid by the hour; (v) status as an exempt or non-exempt employee; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe benefits provided to each such individual as of the date hereof, including, without limitation, accrued, unused paid time off. As of the date hereof, all compensation, including wages, overtime, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)          The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company. No Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no certification question, demand for recognition, representation proceedings or other unionization activities exists or has existed with respect to any employees of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees or any grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes or arbitrations pending or threatened against the Company. The Company has no duty to bargain with any Union.

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(c)          The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, including all Laws relating to labor relations, employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, occupational safety, terms and conditions of employment, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, tax withholding, tax payment, pay equity, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company pending, or to the Company's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitration entity in connection with or arising from any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)          The Company has not, since January 1, 2009, effectuated: (i) any “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; (ii) any “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company; or (iii) reduced hours in a manner to trigger the WARN Act or any similar state, local or foreign Law. The Company has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)          To the Company’s Knowledge, no service provider of the Company is in violation of any written agreement with a former employer or other entity relating to the disclosure or use of trade secrets or proprietary information. To the Company’s Knowledge, no employee or group of employees plans to terminate employment with the Company.

(f)           There are no material Liabilities, whether contingent or absolute, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

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Section 3.19         Taxes.

(a)          All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)          No claim has been made in writing by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)          All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(f)          Section 3.19(f) of the Disclosure Schedules sets forth:

(i)          those years for which examinations by the taxing authorities have been completed; and

(ii)         those taxable years for which examinations by taxing authorities are presently being conducted.

(g)          The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all taxable years remaining open under the applicable statute of limitations.

(h)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(i)          The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed by Section 355 of the Code.

(j)          The Company is not, and has not been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k)          The Company is not a party to any Action by any taxing authority. The Company has not received any written notice of any pending or threatened Actions by any taxing authority.

(l)          There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon the assets of the Company.

(m)          The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than pursuant to any lease, loan, or similar commercial agreement the principal purpose of which is not related to Taxes.

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(n)          The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise, other than pursuant to any lease, loan or similar commercial agreement the principal purpose of which is not related to Taxes.

(o)          The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for a Post-Closing Tax Period as a result of:

(i)          any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Pre-Closing Tax Period;

(ii)         an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)        a prepaid amount received on or before the Closing Date;

(iv)        any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)         any election under Section 108(i) of the Code.

(p)          Section 3.19(p) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(q)          The Company has not taken or agreed to take any action, and does not know of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

(r)          Notwithstanding any provision of this Agreement to the contrary, the foregoing provisions of this Section 3.19 constitute the Company’s sole representations and warranties regarding Taxes, Tax Returns and other matters relating to Taxes. Subject to Section 3.19(o), no representation or warranty contained in this Section 3.19 shall be deemed to apply directly or indirectly with respect to any Post-Closing Tax Period.

Section 3.20         Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

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Section 3.21         Related Party Transactions. No executive officer or director of the Company or any person owning 5% or of the Shares (or any of such person's immediate family members or Affiliates or associates) is a party, either directly or indirectly, to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.22         Banks; Powers of Attorney. Section 3.22 of the Disclosure Schedules lists as of the date hereof the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.22 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company.

Section 3.23         Other Regulatory Matters.

(a)          The Company has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Law by the Company with respect to any Company Products.

(b)          There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any of the Company Products and the Company has not, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Company Product.

(c)          All filings with and submissions to any Governmental Authority made by the Company with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d)          As to each Company Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, each such Company Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security.  All manufacturing facilities of the Company are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

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(e)          All preclinical and clinical trials conducted, supervised or monitored by the Company have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements.  The Company has consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by the Company.  In no clinical trial conducted, supervised or monitored by the Company has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company.

(f)          Section 3.23(f) of the Company Disclosure Schedule sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company with respect to any Company Product.  All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time.  The Company has heretofore provided to Parent all material correspondence and contact information between the Company and the FDA or any other Governmental Authority regarding the Company Products, and, to the extent provided to the Company, between the FDA and other Governmental Authorities relating thereto.

Section 3.24         Product and Service Warranties.

(a)          The Company does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by it, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty. All goods manufactured, sold, leased, licensed or delivered, or services provided by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties.

(b)          Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, the Company prior to the Effective Time are reflected on the Financial Statements.

Section 3.25         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.26         Certain Payments. To the Knowledge of the Company, neither the Company nor any of its directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is a Specially Designated National.

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Section 3.27         Takeover Statutes. The Company Board has taken all necessary action to ensure that (a) neither Parent nor Merger Sub will be an “affiliated shareholder” or prohibited from entering into or consummating a “business combination” with the Company under Section 203 of the DGCL as a result of the execution of this Agreement or the Voting Agreement or the consummation of the Merger or the other transactions contemplated hereby and (b) any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Law, or any anti-takeover provisions in the Company Charter Documents, is not applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby.

Section 3.28         Full Disclosure. No representation or warranty by the Company in this Agreement, no information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, or Proxy Statement/Prospectus, at the time of mailing, and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. Each of the S-4 Registration Statement and Proxy Statement/Prospectus (as it relates to the Company) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

Article IV
Representations and warranties of parent and merger sub

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

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Section 4.01         Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02         No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) subject to, in the case of the Merger, obtaining the Requisite Parent Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party, except where the conflict, breach, default or failure to obtain consent would not, individually or in the aggregate, have a material adverse effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such filings as may be required under the HSR Act, (iii) the filing with the SEC of the S-4 Registration Statement and the Proxy Statement/Prospectus relating to the approval of this Agreement by the holders of Shares and the issuance of Parent Shares in the Merger, (iv) the filing of the Certificate of Merger with the Secretary of State, (v) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and Nasdaq and (vi) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

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Section 4.03         Capitalization; Subsidiaries. As of the date of this Agreement, the authorized capital stock of Parent consists of 45,714,286 Parent Shares and 1,000,000 shares of preferred stock, $0.001 par value (“Parent Preferred Stock”). As of the date hereof, (a) 16,216,466 Parent Shares were issued and outstanding, (b) options to purchase 4,833,883 Parent Shares were outstanding, (c) no Parent restricted stock units were outstanding, (d) 188,149 Parent restricted shares were outstanding, (e) warrants to purchase 2,675,120 Parent Shares were outstanding and (f) no shares of Parent Preferred Stock were issued and outstanding. All Parent Shares have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive (or similar) rights or registration rights. Each outstanding share of capital stock of each Subsidiary of Parent that is a corporation is duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive (or similar) rights or registration rights. Section 4.03 of the Disclosure Schedules sets forth a correct and complete list of all of Parent’s Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of each Subsidiary’s outstanding Equity Interests owned by Parent or another Subsidiary. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned by Parent.

Section 4.04         No Prior Merger Sub Operations. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.05         Brokers. Except for Cowen and Company LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.06         Financing. Parent has delivered to the Company a true and complete copy of the executed commitment letter from Perceptive Advisors LLC (the “Lender”), together with all exhibits, schedules and annexes thereto (the “Financing Commitment Letter”), pursuant to which the Lender has committed to provide Parent with debt financing in an aggregate principal amount of $15.5 million (the “Financing”). The Financing Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligations of Parent and, to Parent’s knowledge, the other parties thereto as of the date hereof.  As of the date of this Agreement, the Financing Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such withdrawal, rescission, termination, amendment or modification is contemplated. Assuming (i) the Financing is funded in accordance with the Financing Commitment Letter, (ii) the conditions set forth in Section 7.02 will be satisfied as of the Closing Date, the funds from the Financing, together with funds (including cash on hand of Parent and its Subsidiaries) otherwise available to Parent, will be sufficient to consummate the transactions contemplated by this Agreement and each Ancillary Document upon the terms contemplated hereby and thereby, together with any fees and expenses of or payable by Parent on the Closing Date with respect thereto and with respect to the Financing.

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Section 4.07         Securities Filings; Financial Statements; No Undisclosed Liabilities; Sarbanes-Oxley Act.

(a)          Since January 1, 2013, Parent has timely filed all Parent Securities Documents. No such Parent Securities Document, as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they are made, not misleading. All of the Parent Securities Documents, as of their respective dates (or, as of the date of any amendment to the respective Parent Securities Document), complied, as to form, in all material respects with U.S. Securities Laws. No Subsidiary of Parent is required to file any registration statement, prospectus, report, schedule, form, statement or other document with any applicable securities regulatory authority, including the SEC, and self-regulatory organization. Since the last day of the quarter end reported upon by Parent by the filing with the SEC of Parent’s most recent Quarterly Report on Form 10-Q, with respect to Parent and the Merger Sub, there has not been any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

(b)          Each of the financial statements of Parent (including the related notes) included or incorporated by reference in the Parent Securities Documents (including any similar documents filed after the date of this Agreement) comply as to form and content in all material respects with applicable accounting requirements and U.S. Securities Laws with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(c)          Except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since the date of the most recent consolidated balance sheet included in the Parent Securities Documents, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. The management of Parent has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

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(d)          There are no outstanding or unresolved comments in any comment letters of the SEC or self-regulatory organization received by Parent relating to the Parent Securities Documents. Parent has heretofore made available to Company true, correct and complete copies of all written correspondence between Parent and the SEC occurring since January 1, 2013. None of the Parent Securities Documents is, to the knowledge of Parent, the subject of ongoing SEC or self-regulatory organization review.

(e)          Neither Parent nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent or one of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s financial statements or other Parent Securities Documents.

(f)          Parent has heretofore furnished or made available to the Company complete and correct copies of all material amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect.

Section 4.08         S-4 Registration Statement; Proxy Statement/Prospectus. The information, taken as a whole, with respect to Parent or its Subsidiaries to be included in the Proxy Statement/Prospectus or the S-4 Registration Statement will not, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Parent Special Meeting, or, in the case of the S-4 Registration Statement, at the time it becomes effective or at the effective time of any post-effective amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied in writing by the Company or any Affiliate of the Company specifically for inclusion in the Proxy Statement/Prospectus or the S-4 Registration Statement. Each of the Proxy Statement/Prospectus and S-4 Registration Statement (as it relates to Parent) will comply as to form and content in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable.

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Section 4.09         Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Cowen and Company, LLC, Parent's financial adviser in connection with the Merger, to the effect that, as of the date of the opinion, and based upon and subject to the various assumptions, qualifications, limitations, and other matters set forth therein, the consideration to be paid by Parent in the Merger pursuant to the terms of this Agreement is fair, from a financial point of view, to Parent. A signed copy of such opinion has been delivered to the Company for informational purposes only.

Section 4.10         Legal Proceedings. Parent has complied, and is now complying, with all Laws applicable to it or its business, properties or assets. No investigation, review or Proceeding by any Governmental Authority in relation to any actual or alleged material violation of Law by Parent is pending or, to Parent’s knowledge, threatened, nor has Parent received any written notice from any Governmental Authority indicating an intention to conduct the same. Parent is not a party to any consent or similar Contract with a Governmental Authority that: would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. Parent has not received any written notice of, or been charged with, the violation of any material Law. All Permits required for Parent to conduct its business as currently being conducted and as presently planned to be conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 4.11         Compliance with Laws. Except as set forth in Section 4.11 of the Disclosure Schedules, there are no Actions pending or, to Parent's or Merger Sub's knowledge, threatened against or by Parent or Merger Sub that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Parent’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.12         Contracts. None of the contracts attached as exhibits to any of the Parent Securities Documents since January 1, 2014 that are still in effect (collectively, “Filed Contracts”) contains a provision requiring the consent of any party with respect to the consummation of the transaction contemplated herein. No notice of default arising under any Filed Contract has been delivered to, to Parent’s knowledge, or by Parent. Each Filed Contract is legally valid and binding on Parent and, to the knowledge of Parent, are legally valid and binding obligations of the other party thereto, in accordance with its terms and is in full force and effect, and neither Parent nor, to Parent’s knowledge, the other party thereto is in breach or default thereunder except for such breach or default as would not have a material adverse effect on Parent.

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Section 4.13         Tax.

(a)          All Tax Returns required to be filed on or before the Closing Date by Parent and its Subsidiaries have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by Parent or its Subsidiaries (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)          Parent and its Subsidiaries have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party.

(c)          No claim has been made in writing by any taxing authority in any jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Parent or any of its Subsidiaries.

(e)          All deficiencies asserted, or assessments made, against Parent or any of its Subsidiaries as a result of any examinations by any taxing authority have been fully paid or otherwise resolved.

(f)          Neither Parent nor any of its Subsidiaries is, or has been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)          Neither Parent nor any of its Subsidiaries is a party to any Action by any taxing authority. Neither Parent nor any of its Subsidiaries has received any written notice of any pending or threatened Actions by any taxing authority.

(h)          There are no Encumbrances for Taxes (other than for Permitted Encumbrances) upon the assets of Parent or any of its Subsidiaries.

(i)          Neither Parent nor any of its Subsidiaries is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than pursuant to any lease, loan, or similar commercial agreement the principal purpose of which is not related to Taxes.

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(j)          Neither Parent nor any of its Subsidiaries has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise, other than pursuant to any lease, loan or similar commercial agreement the principal purpose of which is not related to Taxes.

(k)          Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent or impede the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Article V
Covenants

Section 5.01         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent, the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) maintain and preserve intact the current organization, business and franchise of the Company and preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a)          preserve and maintain all of its Permits;

(b)          pay its debts, Taxes and other obligations when due;

(c)          maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)          defend and protect its properties and assets from infringement or usurpation;

(f)          perform all obligations, in all material respects, under all Material Contracts relating to or affecting its properties, assets or business;

(g)          maintain its books and records in accordance with past practice;

(h)          comply in all material respects with all applicable Laws;

(i)          not form any Subsidiaries; and

(j)          not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08, except as listed on Section 3.08 of the Disclosure Schedules, to occur.

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Section 5.02         Access to Information.

(a)          From the date hereof until the Closing, the Company shall (a) upon reasonable notice, afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b)          Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated April 2, 2014, between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03         No Solicitation.

(a)          From and after the date hereof, except as specifically permitted in this Section 5.03, (1) the Company shall not, and shall not authorize or permit any of its Affiliates or Representatives to, directly or indirectly: (i) solicit, initiate, facilitate or encourage the submission or announcement of any Acquisition Proposal or any inquiries with respect to the submission or announcement of any Acquisition Proposal; (ii) participate in discussions or negotiations regarding, or furnish any information relating to, the Company with respect to, or otherwise cooperate in any way with, any effort or attempt by any Person (other than Parent or its Affiliates) to make an inquiry in respect of or make any proposal or offer that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) except for confidentiality agreements entered into pursuant to and in accordance with the proviso set forth in clause (d)(iv)(A) of this Section 5.03, enter into a letter of intent, memorandum of understanding or other agreement with any Person, other than Parent or its Affiliates, relating to an Acquisition Proposal; or (iv) waive any Standstill Agreement (as defined below) or voting restriction contained in the organizational or governing documents of the Company, in each case except (A) to the extent necessary to permit the Company to take an action it is otherwise permitted to take under Section 5.03(d) in full compliance with such provision or (B) to the extent that the Company has duly effected a Change of Board Recommendation in accordance with the terms hereof with respect to a proposal by the third party subject to such Standstill Agreement. The Company shall ensure that its Representatives are aware of the provisions of this Section 5.03, and any violation of the restrictions contained in this Section 5.03 by the Company Board (including any committee thereof) or any Representative of the Company shall be deemed to be a breach of this Section 5.03 by the Company.

(b)          The Company shall, and shall cause its Affiliates and all of its and their Representatives to, (i) immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person (other than Parent or its Affiliates) being conducted with respect to any Acquisition Proposal or inquiry that may reasonably be expected to lead to, any Acquisition Proposal on the date hereof, (ii) promptly request that each Person (other than Parent or its Affiliates) that has received confidential information in connection with a possible Acquisition Proposal return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and (iii) use reasonable best efforts to enforce, and not amend, terminate, modify or grant any waiver under, any confidentiality, standstill or other agreement to which the Company is a party (such agreement, a “Standstill Agreement”), except as otherwise contemplated by Section 5.03(a)(iv)(A) or Section 5.03(a)(iv)(B).

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(c)          From and after the date hereof, the Company shall notify Parent as soon as practicable (but in any event within forty-eight (48) hours) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for information relating to the Company or (iii) any request for access to the properties, assets or the books and records of the Company that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such Person, a description of the material terms of such Acquisition Proposal, indication or request and a copy of such Acquisition Proposal, if in writing. The Company shall keep Parent informed on a reasonably current basis of the status and the material terms of any such Acquisition Proposal, indication or request and shall notify Parent promptly (but in any event within forty-eight (48) hours) of any material change in the terms of any such Acquisition Proposal, indication or request (including whether such Acquisition Proposal, indication or request has been withdrawn or rejected and of any material change to the terms thereof) and concurrently provide a copy of any document received from or on behalf of the Person making such Acquisition Proposal, indication or request relating to any such material development.

(d)          Notwithstanding the foregoing provisions of Section 5.03(a) and Section 5.03(b), prior to the Effective Time, the Company or the Company Board may engage in discussions or negotiations with, or furnish or disclose any information relating to the Company or give access to the properties, assets or the books and records of the Company, to a Person in response to an unsolicited, bona fide, written third party proposal with respect to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (i) none of the Company nor any Representatives of the Company shall have breached any of the provisions set forth in this Section 5.03 in any respect, (ii) such Person is not a party to any Standstill Agreement with the Company (except as otherwise contemplated by Section 5.03(a)(iv)(A) or Section 5.03(a)(iv)(B)), (iii) the Company Board shall have determined in good faith (after consultation with the Company’s legal and financial advisors) that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and (after consultation with the Company’s legal advisor) that the failure to take such action could reasonably be expected to result in a breach of the directors’ fiduciary obligations to the stockholders of the Company under applicable Laws, and (iv) the Company (A) shall have entered into a confidentiality agreement on terms no more favorable to such Person than those contained in the Confidentiality Agreement and provided a copy of such agreement to Parent and (B) shall concurrently disclose or make available the same information to Parent as it makes available to such Person to the extent such information was not previously disclosed to Parent.

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(e)          Neither the Company Board nor any committee thereof shall, except as provided in this Section 5.03(e), (i) withdraw, change, amend, modify or qualify, or publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (ii) approve, endorse or recommend or publicly propose to approve, endorse or recommend any Acquisition Proposal (any action or failure to act described in clause (i) or clause (ii) of this Section 5.03(e), being a “Change of Board Recommendation”) or (iii) approve or publicly propose to approve, endorse or recommend or cause the Company to enter into, any letter of intent, agreement in principle or other agreement relating to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 5.03(d)(iv)(A)). Notwithstanding the immediately preceding sentence, if, at any time prior to the date on which the Required Company Vote is obtained for the Merger, the Company Board determines in good faith (after consultation with the Company’s legal and financial advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Company Board may (x) effect a Change of Board Recommendation in response to the Superior Proposal and/or (y) if the Effective Time has not occurred, terminate this Agreement in accordance with Section 9.01(c)(iii), but only if (A) the Company Board determines in good faith (after consultation with the Company’s legal advisors) that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws, (B) the Company Board provides Parent with at least five (5) Business Days’ advance written notice of the actions described in clauses (x) and (y) of this Section 5.03(e) that it intends to take and specifying the material events giving rise thereto and providing to Parent copies of the drafts of the relevant proposed transaction agreements with the Person making the Superior Proposal and other material documents related to such Superior Proposal (provided, that after the giving of such notice, in the event that the applicable Superior Proposal is materially amended, changed or modified (it being understood that any amendment, change or modification to the consideration offered or the conditions to the consummation of the transactions contemplated by such Acquisition Proposal would be deemed to be a material amendment, change or modification), then, upon each such occasion, the Company shall provide prompt notice to Parent describing such material amendment, change or modification (and a copy of any document from or on behalf of the Person making the Superior Proposal relating to such amendment, change or modification) and a new advance notice period of two (2) Business Days shall be applicable; provided further, that in no event shall the initial five (5) Business Day period be shortened to a period less than five (5) Business Days) and (C) during such five (5) Business Day period (or later two (2) Business Day period), the Company and its Representatives shall, if requested by Parent, negotiate in good faith with Parent and its Representatives to amend this Agreement so as to enable the Company Board to determine that the Superior Proposal no longer constitutes a Superior Proposal (after taking into account any agreed modifications to the terms of this Agreement) and at the end of such five (5) Business Day period (or later two (2) Business Day period), the Company Board maintains its determination that the Superior Proposal constitutes a Superior Proposal (after taking into account any agreed modifications to the terms of this Agreement). The Company shall not submit to the vote of its stockholders any Acquisition Proposal or Superior Proposal prior to the termination of this Agreement. Neither the Company nor the Company Board may take the action set forth in this Section 5.03(e) and/or terminate this Agreement in accordance with Section 9.01(c)(iii) unless the Company, prior to such termination, pays Parent in immediately available funds any fees required to be paid pursuant to Section 9.02(b).

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Section 5.04         Proxy Statement/Prospectus; Information Supplied; Parent and Stockholders’ Meetings.

(a)          As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the proxy statement to be sent to the stockholders of each of Parent and the Company relating to the Stockholders’ Meeting and a Registration Statement on Form S-4 (including a prospectus) (the “S-4 Registration Statement”) in connection with the issuance of Parent Shares in the Merger, of which such proxy statement will form a part (such proxy statement and prospectus constituting a part thereof, the “Proxy Statement/Prospectus”). Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of the Company and Parent shall thereafter use its reasonable best efforts to promptly thereafter mail the Proxy Statement/Prospectus to the holders of each of Company and Parent’s Shares. Parent shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated hereby and will pay all expenses incident thereto.

(b)          The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the stockholders of each of Parent and the Company and at the time of the Stockholders’ Meeting, or any adjournment or postponement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act.

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(c)          The Company, Parent and Merger Sub shall cooperate with each other in the preparation of the S-4 Registration Statement, including the Proxy Statement/Prospectus required hereunder. Each of Parent, Merger Sub and the Company and their respective counsels shall be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and the S-4 Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon as soon as reasonably practicable. Each party shall promptly notify the other party and its counsel of the time when the S-4 Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any written comments or other material communications such party or its counsel receives from time to time from the SEC or its staff with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus, and shall provide the other party with copies of any written responses to and telephonic notification of any material verbal responses received from the SEC or its staff by such party or its counsel with respect to the S-4 Registration Statement or the Proxy Statement/Prospectus. If at any time prior to the time the Requisite Company Vote is obtained, any party shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to the S-4 Registration Statement or the Proxy Statement/Prospectus shall be required, such party shall promptly notify the other party and Parent and the Company each shall use its reasonable best efforts to promptly prepare and file with the SEC such amendment or supplement and promptly thereafter mail the Proxy Statement/Prospectus to the stockholders of each of Parent and the Company to the extent legally required.

(d)          As soon as reasonably practicable after the S-4 Registration Statement is declared effective, the Company, acting through the Company Board, shall either solicit written consent resolutions or duly call, give notice of, convene and hold a special meeting of holders of Shares (the “Company Stockholders’ Meeting”) to consider and vote upon the approval of this Agreement, and will not postpone or adjourn such meeting without the consent of Parent except to the extent required by Law. The Company Board shall take all lawful action to solicit approval of this Agreement.

(e)          As soon as reasonably practicable after the S-4 Registration Statement is declared effective, Parent, acting through the board of directors of Parent, shall duly call, give notice of, convene and hold a special meeting of holders of Parent Shares (the “Parent Stockholders’ Meeting”) to consider and vote upon the approval of the issuance of Parent Shares pursuant to the terms of this Agreement, and will not postpone or adjourn such meeting except to the extent required by Law. The board of directors of Parent shall take all lawful action to solicit approval of this Agreement.

(f)          Parent shall prepare and submit to Nasdaq a listing application covering the Parent Shares to be issued in the Merger and shall use its commercially reasonable efforts to cause such Parent Shares to be authorized for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

(g)          The Company shall prepare and mail an appraisal notice as and to the extent required pursuant to Section 262 of the DGCL to any holder of Company Stock that has not consented to or voted for the adoption of this Agreement and the transactions contemplated by this Agreement that complies with Applicable Law. The Company shall (x) provide Parent an opportunity to review and comment on such appraisal notice (including the proposed final version of such document) and (y) shall consider in good faith all comments reasonably proposed by Parent. The appraisal notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder's Shares as contemplated by Section 262(d)(2) of the DGCL.

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Section 5.05         Notice of Certain Events.

(a)           From the date hereof until the Closing, the Company and Parent agree to notify each other promptly in writing of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 (in the case of the Company) or Section 7.03 (in the case of Parent) to be satisfied;

(ii)         any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(iii)        any written notice from any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b)          Parent’s or the Company’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or Parent, as applicable, in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06         Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof; provided that such supplemental disclosure shall in no way alter the representations and warranties made by the Company pursuant to Article III of this Agreement, as qualified by the Disclosure Schedules on the date of this Agreement, nor prohibit, in any way, Parent from relying on the representations and warranties made by the Company pursuant to Article III of this Agreement, as qualified by the Disclosure Schedules on the date of this Agreement.

Section 5.07         Resignations. Prior to the Effective Time, Company shall cause each member of the Company Board and each officer of the Company appointed by the Company Board to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of the Company effective immediately prior to the Effective Time.

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Section 5.08         Governmental Approvals and Consents

(a)          Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          The Company and Parent shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 and Section 4.02 of the Disclosure Schedules. Notwithstanding the foregoing, neither Parent nor the Company shall amend, modify, supplement or waive the terms and conditions of any Material Contract listed in the Company’s Disclosure Schedules without the prior consent of the other, nor shall either of them be obligated to pay or to commit to pay to any Person whose consent, waiver or approval is being sought any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person in connection with such consent, waiver or approval, except for immaterial customary fees and expenses expressly imposed by the terms of any such Material Contract.

(c)          Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)          respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)         avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)        in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)          All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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(e)          Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09         Directors' and Officers' Indemnification and Insurance.

(a)          Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.09 of the Disclosure Schedules, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          For six years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation's receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation's prior written consent (which consent shall not be unreasonably withheld or delayed).

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(c)          Prior to the Closing, the Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company's existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither Parent, the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d)          The obligations of Parent and the Surviving Corporation under this Section 5.09 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.09 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.09 applies shall be third-party beneficiaries of this Section 5.09, each of whom may enforce the provisions of this Section 5.09).

(e)          In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.09. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.09 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.10         Closing Conditions. From the date hereof until the Closing, subject to the terms of this Agreement, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

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Section 5.11         Assistance with Financing.

(a)          The Company acknowledges that Parent will need to provide the Lender, any alternate lender or investor, and their representatives (the “Financing Parties”), the information which is customary and requested by the Financing Parties in connection with the Financing (the “Company Information”), including, without limitation, the following: (i) as promptly as practicable all historical financial and other pertinent historical information regarding the Company as may be reasonably requested in writing by Parent in connection with the financing contemplated by the Financing and (ii) furnishing all financial statements expressly required by the Financing Commitment Letter within the time periods specified therein. Upon the reasonable request of Parent, the Company shall provide the Company Information to Parent or a Financing Party upon such Financing Party’s customary undertaking of confidentiality. In addition, the Company shall provide reasonable cooperation, and shall cause its independent accountants to cooperate, as reasonably requested by Parent, in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing.

(b)          From the date hereof through the Closing Date, the Company shall use its reasonable best efforts, at Parent’s sole expense, to provide, and shall cause its independent accountants to provide, Parent with such information as Parent may reasonably request (including Company Information and management representation letters required for any audit and accountants comfort letters required in connection with debt or equity offerings) in connection with: (i) the completion of any private offering memorandums or other disclosure documents, (ii) Parent’s efforts to cause the Company’s financial statements and the pro forma financial information described in clause (iii) to comply with Regulation S-X and (iii) Parent’s preparation of pro forma financial information for purposes of its reports, or other filings (including the Form S-4 Registration Statement, the Proxy Statement/Prospectus or any other registration statement, any amendments thereto, or any prospectus or prospectus supplement in connection therewith) in accordance with Securities Act or the Exchange Act.

(c)          From the date hereof through the Closing Date, in the event the SEC has comments or questions on any of the Company’s financial information, the Company shall use its reasonable best efforts to reasonably assist and cooperate, and shall cause its independent accountants to assist and cooperate, with Parent, Parent’s independent accountants and the SEC to resolve any such issues and questions regarding the Company Information and take such actions with respect to such financial statements or information as are reasonably necessary for Parent to satisfy its obligations under Regulation S-X.

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(d)          From the date hereof through the Closing Date, the Company shall use its reasonable best efforts to cooperate with Parent’s reasonable requests in connection with Parent’s compliance with applicable Laws with respect to the transactions hereunder, including: (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by Parent of pro forma financial statements and addressing purchase accounting issues; (ii) allowing access to the Company’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to Parent or Parent’s independent accountants), and discussing with the Company’s independent accountants appropriate consents to fulfill Parent’s reporting requirements, including financial statements and the notes thereto; (iii) assisting Parent in preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iv) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing, (v) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the Financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its securities, (vii) cooperating reasonably with the Financing Parties’ sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company, and (viii) using its reasonable best efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Financing Commitment Letter to be paid off, discharged and terminated on the Closing Date; provided, that the Company shall not be required to take any action prior to the Closing in contravention of the terms of any Company Indebtedness and the effectiveness of any such documentation executed by the Company shall be subject to the consummation of the Closing.

Section 5.12         Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be reasonably required to cause any disposition of Shares (including derivative securities with respect to Shares) or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by this Agreement by each Person who will become subject to the reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13         Public Announcements. As soon as reasonably practicable after the date of this Agreement, Parent and the Company shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby, which shall be disseminated at such time and in such manner as is agreed upon in writing by Parent and the Company (not to be unreasonably withheld, conditioned or delayed).

Section 5.14         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

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Article VI
Tax matters

Section 6.01         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Parent when due. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholder Representative shall cooperate with respect thereto as necessary).

Section 6.02         Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date, other than any lease, loan, or similar commercial agreement the principal purpose of which is not related to Taxes. After such date neither the Surviving Corporation nor Parent shall have any further rights or liabilities thereunder.

Section 6.03         Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Stockholders, the Optionholders and the Warrantholders shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify the Parent Indemnitees and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.19; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Pre-Closing Taxes (including any Taxes payable with respect to a Straddle Period that are treated as Pre-Closing Taxes in accordance with Section 6.05 hereof);; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, the Stockholders, the Optionholders and the Warrantholders shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Parent for any Taxes of the Company that are the responsibility of the Stockholders, the Optionholders and the Warrantholders pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Company. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Parent Indemnitees shall not be entitled to be indemnified or held harmless under this Agreement (including pursuant to a claim of breach of representation) for, and the Stockholders, the Optionholders and the Warrantholders shall not be responsible for (i) any Taxes (or Losses relating to Taxes) (A) that are taken into account in Closing Working Capital or paid prior to the Closing (including through estimated Tax payments or other prepayments of Tax), (B) any Post-Closing Taxes ((including any Taxes payable with respect to a Straddle Period that are not treated as Pre-Closing Taxes in accordance with Section 6.05), (C) attributable to transactions outside of the ordinary course of business that occur on the Closing Date after the Closing, or (E) which are Transfer Taxes for which Parent is responsible pursuant to Section 6.01, or (ii) any Losses relating to the availability of or limitations on, or reductions in or changes to, any Tax attributes (including, without limitation, net operating or capital losses, credit carryovers, Tax basis and depreciation or amortization periods).

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Section 6.04         Tax Returns

(a)          The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)          Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and shall be submitted by Parent to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within twenty days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Escrow Fund (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital. All deductions for Transaction Expenses, compensatory amounts and similar amounts paid or payable by the Company as a result of or in connection with the consummation of the transactions contemplated hereby shall be allocated to and claimed in the taxable year (or portion thereof) ending on the Closing Date to the extent permitted by applicable Law.

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Section 6.05         Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)          in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06         Contests. Parent agrees to give written notice to the Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent's right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that the Stockholder Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder Representative. Parent shall provide the Stockholder Representative with a timely and reasonably detailed account of each phase of such Tax Claim.

Section 6.07         Post-Closing Actions. Except as otherwise required by applicable Law, Parent shall not without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed) (i) file, or allow to be filed, any amended Tax Return of the Company for a Pre-Closing Tax Period, (ii) apply to any taxing authority for any binding or non-binding opinion, ruling, or other determination with respect to the Company in relation to any act, matter, or transaction that occurred on or before the Closing Date, (iii) waive any carry back for federal, state, local or foreign Tax purposes to any taxable period, or portion thereof, of the Company ending on or before the Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items attributable to a Pre-Closing Tax Period, (iv) make or change any Tax election with respect to the Company for a Pre-Closing Tax Period that could adversely affect the Stockholders or the Optionholders, or (v) take any action or enter into any transaction that would result in any increased Tax liability of the Company with respect to any Pre-Closing Tax Period.

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Section 6.08         Tax Refunds. Except to the extent included as an asset in the calculation of Closing Working Capital, the amount or economic benefit of any refunds, credits or offsets of Taxes of the Company for any Pre-Closing Tax Period shall be for the account of the Stockholders and the Optionholders. The amount or economic benefit of any refund, credit or offset of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Stockholders and the Optionholders and Parent in accordance with the principles set forth in Section 6.05. Parent shall promptly pay or cause to be paid to the Stockholder Representative any such refund and the dollar value of any such credit or benefit. If the Stockholder Representative determines that the Surviving Corporation is entitled to file or make a claim for a refund or credit or an amended Tax Return providing for a refund or credit with respect to a Pre-Closing Tax Period, Parent shall cause the Surviving Corporation to file or make such claim or amended Tax Return, in each case at the Stockholders’ expense; provided, however, that Parent shall not be required to make such claim or amend a Tax Return of the Company if such claim or amendment would reasonably be expected to adversely affect Parent or the Surviving Corporation. Parent shall cooperate with any reasonable request by the Stockholder Representative relating to filing or making such claim or amended Tax Return or prosecuting such claim.

Section 6.09         Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

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Section 6.10         Tax Treatment of Merger. Each of Parent, Merger Sub and the Surviving Corporation and each of their respective Affiliates shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.11         Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.12         Payments to Parent. Any amounts payable to Parent pursuant to this Article VI shall be satisfied pursuant to and subject to Section 8.06.

Section 6.13         FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) (the “FIPRTA Statement”).

Section 6.14         Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.19 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.15         Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

Article VII
Conditions to closing

Section 7.01         Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          This Agreement shall have been duly adopted by the Requisite Company Vote, and the issuance of Parent Shares pursuant to this Agreement shall have been approved by the Requisite Parent Vote.

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(b)          The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)          The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

(e)          The S-4 Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order.

(f)          Parent Shares to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

Section 7.02         Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.24, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b)          The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)          The Financing shall have been funded in accordance with the terms of the Financing Commitment Letter.

(f)          Since December 31, 2013, there shall not have occurred any Material Adverse Effect, nor shall any event or events, state of facts or circumstances have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)          The Company shall have delivered each of the closing deliverables set forth in Section 2.03(a).

(h)          Holders of no more than 7.5% of the outstanding shares of Company Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock.

Section 7.03         Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company's waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.03, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b)          Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 4.02 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e)          Parent shall have delivered each of the closing deliverables set forth in Section 2.03(b).

Article VIII
Indemnification

Section 8.01         Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the representations and warranties in (a) the first sentence of Section 3.01, Section 3.02(a), Section 3.04, Section 4.01 and Section 4.03 shall survive indefinitely, (b) Section 3.16, Section 3.17 and Section 3.18 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in accordance with Section 8.05 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02         Indemnification By Stockholders, Optionholders and Warrantholders. Subject to the other terms and conditions of this Article VIII, the Stockholders, Optionholders and Warrantholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)          any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement (other than in respect of Section 3.19, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)          any claim made by any Stockholder, Optionholder or Warrantholder relating to such Person's rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(d)          any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(e)          any Transaction Expenses or Closing Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration; or

(f)          any claim or right asserted or held by any person who is a current officer or director of the Company (against the Surviving Corporation, against Parent, against any Affiliate of Parent) of entitlement to indemnification or the reimbursement of expenses in connection with any indemnity claim or any other relief or remedy (under the Charter Documents, under any indemnification agreement or under any applicable Law providing for indemnification of directors or officers) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time to the extent not covered by the D&O Tail Policy.

Section 8.03         Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Stockholders and Optionholders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

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(a)          any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI).

Section 8.04         Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Stockholders, Optionholders and Warrantholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $250,000(the “Basket”), in which event Stockholders, Optionholders and Warrantholders shall be required to pay or be liable for all such Losses in excess of the Basket.

(b)          Parent shall not be liable to the Stockholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Parent shall be required to pay or be liable for all such Losses in excess of the Basket.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in the first sentence of Section 3.01, Section 3.02(a), Section 3.04, Section 4.01 and Section 4.03.

(d)          For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05         Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Stockholders, Optionholders and Warrantholders in accordance with this Agreement.

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(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Stockholder, Optionholder or Warrantholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)          Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)          Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.19 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

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Section 8.06         Fund; Setoff Rights.

(a)          Any Losses payable to a Parent Indemnitee pursuant to Article VIII shall be satisfied (i) first from the Indemnification Escrow Cash; (ii) second from the Indemnification Escrow Shares; and (iii) to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Escrow Fund, by offset against Contingent Payments, if any, (A) first up to an aggregate cash amount equal to $1,500,000 and (B) second up to an aggregate number Parent Shares having a fair market value equal to $1,000,000. Other than for Losses resulting from claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, the Parent Indemnitees shall not have any rights to recover directly from the Stockholders, Optionholders or Warrantholders. With respect to Losses resulting from a claims brought on the basis of fraud, willful misconduct or intentional misrepresentation, to the extent the Escrow Fund and the Contingent Payments are insufficient to indemnify the Parent Indemnitees for such Losses, the Stockholders, Optionholders and Warrantholders shall be severally, and not jointly, responsible for such Losses (in accordance with their Pro Rata Shares); provided that the maximum liability of each Stockholder, Optionholder and Warrantholders under this Article VIII shall not exceed the amount such holder actually received pursuant to this Agreement. The value of an Indemnnification Escrow Share for the purposes of satisfying Losses shall be the numerical average of the volume weighted average prices on Nasdaq (as reported by Bloomberg, L.P.) for one Parent Share for the forty five (45) consecutive trading days immediately preceding the date such Indemnification Escrow Share is released from the Escrow Fund.

(b)           On the date that is twelve (12) months after the Closing, the Escrow Agent shall distribute to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares from the Escrow Fund as set forth in the Escrow Agreement an amount equal to: (i) the lesser of (A) $750,000 and (B) the remaining amount of the Escrow Fund minus (ii) the amount of any claims made by Parent under this Article VIII for Losses prior to such date.

(c)          Upon the termination of the Escrow Fund on the date that is eighteen (18) months after the Closing pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Escrow Fund to the Stockholders, Optionholders and Warrantholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares.

Section 8.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. Any indemnification obligation under this Agreement shall be net of any Tax Benefit realizable by the Indemnitee or its Affiliates. As used herein, “Tax Benefit” shall mean the Tax savings attributable to any deduction, expense, loss, credit or refund to the Indemnitee or its Affiliates, resulting from the Loss giving rise to the indemnification payment to the extent that such Tax Benefit is actually paid to, credited to, or deducted and applied to reduce a Post-Closing Tax liability of Parent or the Surviving Corporation; provided, that such credits or deductions shall be considered to be realized only after taking into account all other available losses and deductions of Parent or the Surviving Corporation , as applicable.

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Section 8.08         Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09         Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

Article IX
Termination

Section 9.01         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Company and Parent;

(b)          by Parent by written notice to the Company if:

(i)          neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten days of the Company's receipt of written notice of such breach from Parent; or

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(ii)         any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)          by the Company by written notice to Parent if:

(i)          the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten days of Parent's or Merger Sub's receipt of written notice of such breach from the Company; or

(ii)         any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)        (x) the Company has not violated any of its covenants contained in Section 5.03, (y) the Company has received a Superior Proposal and has complied with Section 5.03(e), and (z) the Company Board has approved the termination of this Agreement and the Company promptly enters into a definitive agreement providing for the implementation of the Superior Proposal; provided, however, that with any such termination under this Section 9.01(c)(iii) the Company shall, prior to or concurrently with, such termination make the payment required under Section 9.02(b);

(iv)        (x) the Company has not breached its representations and warranties contained in Article III and has not violated any of its covenants contained in Section 5.11, (y) the conditions to closing set forth in Section 7.01 have been fulfilled, and (y) Parent has failed to fulfill the condition set forth in Section 7.02(e) by the Outside Date, including any extensions thereto; or

(d)          by Parent or the Company if:

(i)          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(ii)         if the Requisite Company Vote or the Requisite Parent Vote shall not have been obtained at the applicable Stockholders’ Meeting or any adjournment or postponement thereof taken in accordance with this Agreement; provided, however, that if any such termination under this Section 9.01(d)(ii) by Parent is a result of the failure to obtain the Requisite Parent Vote, Parent shall, prior to or concurrently with such termination make the payment required under Section 9.02(b); or

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(iii)        if the Merger has not been consummated by May 31, 2015; provided, that Parent may extend such date to July 31, 2015 with five (5) Business Days prior written notice to the Company if (A) either (x) Parent has been unable to fulfill the closing condition set forth in Section 7.02(e) or (y) there are delays resulting directly from comments from the SEC with respect to the S-4 Registration Statement and (B) Parent has provided the Bridge Loan to the Company by May 15, 2015 (the later of such dates, the “Outside Date”);

provided, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

Section 9.02         Effect of Termination.

(a)          Except as set forth in Section 9.02(b), if this Agreement is terminated pursuant to Section 9.01, all obligations of the parties hereunder shall terminate without any Liability of either party to the other party, except that any such termination of this Agreement shall not relieve: (a) any party of its liability to the other parties with respect to any fraud by such party or material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or the other Ancillary Documents, in each case occurring prior to such termination; or (b) the parties obligations under in this Article IX, Section 5.02(b) and Article X hereof.

(b)          Termination Fee.

(i)          The Company shall pay to Parent the amount of $4,000,000 in cash (the “Termination Fee”) in the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii). Notwithstanding anything to the contrary in this Agreement, Parent’s receipt of the Termination Fee from the Company pursuant to this Section 9.02(b)(i) shall be the sole and exclusive remedy of Parent for the Company’s termination of this Agreement pursuant to Section 9.01(c)(iii).

(ii)         Parent shall pay to the Company the amount of $3,000,000 in cash less the Bridge Loan plus accrued and unpaid interest thereon, if applicable, (the “Reverse Termination Fee”) in the event that this Agreement is terminated:

(A)          by Parent or the Company pursuant to Section 9.01(d)(ii); or

(B)         by the Company pursuant to Section 9.01(c)(iv).

Notwithstanding anything to the contrary in this Agreement, the Company’s receipt of the Reverse Termination Fee from Parent pursuant to this Section 9.02(b)(ii) shall be the sole and exclusive remedy of the Company for Parent’s or the Company’s termination of this Agreement pursuant to Section 9.01(d)(ii) and Section 9.01(c)(iv).

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(iii)        Under no circumstances shall either the Termination Fee or the Reverse Termination Fee be payable more than once. The Company and Parent each acknowledges that the agreements contained in this Section 9.02 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Company, Parent and Merger Sub would not enter into this Agreement.

Article X
Miscellaneous

Section 10.01         The Stockholder Representative.

(a)          By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal or an Optionholder Agreement, each Stockholder, Optionholder or Warrantholder shall have irrevocably authorized and appointed the Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)          give and receive notices and communications;

(ii)         authorize delivery to Parent of cash from the Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.17 or from the Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(iii)        agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17;

(iv)        agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI and Article VIII;

(v)         litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI and Article VIII;

(vi)        execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)       make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)      engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

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(ix)         take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder, Optionholder or Warrantholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder, Optionholder or Warrantholder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders, Optionholders and Warrantholders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders, Optionholders and Warrantholders and shall be final, binding and conclusive upon each such Person. No Stockholder, Optionholder or Warrantholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Stockholders, Optionholders or Warrantholder, or by operation of Law.

(b)          The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders, Optionholders and Warrantholders according to each Stockholder's, Optionholder's and Warrantholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 10.01(a) above.

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(c)          The Stockholder Representative shall not be liable to the Stockholders, Optionholders or Warrantholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Stockholders, Optionholders and Warrantholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless the Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Stockholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Stockholders, Optionholders and Warrantholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; (ii) from any additional amounts the Stockholder Representative directs, in its sole discretion, by written notice to Parent, that Parent add to the Stockholder Representative Expense Fund from the proceeds of any payment that would otherwise be made to Stockholders, Optionholders or Warrantholders from the Escrow Fund or with respect to any Contingent Payment; and (iii) to the extent the amount of the Representative Losses exceeds amounts available to the Stockholder Representative under (i) and (ii), from the Stockholders, Optionholders and Warrantholders, severally and not jointly (in accordance with their Pro Rata Shares). As soon as practicable after the date on which the final obligation of the Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as the Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Fund to the Stockholders, Optionholders and Warrantholders in accordance with their Pro Rata Shares, as set forth in the Escrow Agreement.

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(d)          The Stockholder Representative agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto (i) during the course of the negotiations leading to the consummation of the transactions contemplated hereby and (ii) otherwise in connection with the performance of the terms hereof, in each case, whether obtained before or after the date of this Agreement and/or the Closing Date. In the event the transactions contemplated hereby shall not be consummated, the Stockholder Representative will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Merger Sub, to their counsel, accountants or Affiliates, and in the case of the Securityholders’ Agent, to their counsel or accountants). The Stockholder Representative shall not use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger or in connection with its duties hereunder. Notwithstanding the foregoing, the obligation of the Stockholder Representative to treat such documents, materials and other information in confidence or to limit the use of such documents, materials and other information shall not apply to any information which (a) is or becomes available to the Stockholder Representative from a source other than the Stockholder Representative or its agents, (b) is or becomes available to the public other than as a result of disclosure by the Stockholder Representative or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or (d) the Stockholder Representative reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information (i) as required by law; provided, however, that the Stockholder Representative shall use commercially reasonable efforts to preserve the confidentiality of such information and provide Parent prompt written notice of the intended disclosure sufficient to enable Parent to seek a protective order or otherwise prevent such disclosure, and provided further that the Stockholder Representative shall reasonably cooperate with Parent at Parent’s request and sole expense to prevent or minimize such disclosure, (ii) to its employees, advisors or consultants and to the Stockholders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 10.01(d) or (B) are bound by obligations of confidentiality to the Stockholder Representative of at least as high a standard as those imposed on the Stockholder Representative under this Section 10.01(d) (and in each case Parent and the Company are expressly made third party beneficiaries of such obligations), and (iii) to the extent necessary to enforce the Stockholders rights hereunder or defend against assertions or claims by Parent or its Affiliates hereunder in any Legal Proceedings involving a dispute between Parent and/or the Company, on the one hand, and the Stockholders and/or the Stockholder Representative, on the other hand, including to any Governmental Authority or an arbitrator or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection therewith.

Section 10.02         Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company shall be equally responsible for (i) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (ii) the costs and expenses incurred in connection with the filing, printing and mailing of the S-4 Registration Statement and the Proxy Statement/Prospectus, if required, (including any SEC filing fees).

Section 10.03         Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

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If to the Company:	Celleration Inc.
6321 Bury Drive, Suite 15
Eden Prairie, MN 55346
Facsimile: (952) 945-4304
E-mail: mwagner@celleration.com
Attention: Mark Wagner

with a copy to:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Facsimile: (612) 395-5247
E-mail: moore.brian@dorsey.com
Attention: Brian G. Moore, Esq.

If to Parent or Merger Sub:	Alliqua BioMedical, Inc.
2150 Cabot Blvd. West
Langhorne, PA 19047
Facsimile: (215) 702-8535
E-mail: djohnson@alliqua.com
Attention: David Johnson

with a copy to:	Haynes and Boone, LLP
30 Rockefeller Plaza
26th Floor
New York, NY 10112
Facsimile: (212) 884-8234
E-mail: rick.werner@haynesboone.com
Attention: Rick A. Werner, Esq.

If to the Stockholder Representative:	Christopher Geyen
2528 Wood Duck Trail
Shakopee, MN 55379
Facsimile: (612) 845-0993
E-mail: Christophergeyen@yahoo.com

Section 10.04         Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibit mean the Articles and Sections of, and Disclosure Schedules and Exhibit attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibit referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 10.05         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07         Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibit and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09         No Third-party Beneficiaries. Except as provided in Section 5.09, Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 10.10         Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11         Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF PENNSYLVANIA IN EACH CASE LOCATED IN BUCKS COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

A-107

Section 10.12         Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity; provided, however, that the Company shall only be entitled to seek specific performance of the terms of this Agreement from Parent and Merger Sub if (i) all of the conditions set forth in Section 7.01 and Section 7.02 have been fulfilled and (ii) the Financing has been funded or will be funded at the Closing. Under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance to cause the Merger to be consummated that results in the Closing pursuant to the foregoing sentence and payment of the Reverse Termination Fee from Parent.

Section 10.13         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

A-108

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CELLERATION INC.

By	/s/ Mark Wagner
Name: Mark Wagner
Title: Chief Executive Officer

ALLIQUA BIOMEDICAL, INC.

By	/s/ David I. Johnson
Name: David. I. Johnson
Title: Chief Executive Officer

ALQA CEDAR, INC.

By	/s/ Brian Posner
Name: Brian Posner
Title: President and Secretary

Each of the following, solely in their
capacity as Stockholder
Representative

By	/s/ George Arida
Name: George Arida

By	/s/ Edson Spencer, Jr.
Name: Edson Spencer, Jr.

By	/s/ Christopher Geyen
Name: Christopher Geyen

[Signature Page to Agreement and Plan of Merger]

A-109

Annex B

Voting Agreement

This Voting Agreement (this "Agreement"), dated as of February 2, 2015 between the undersigned stockholder and/or optionholder ("Stockholder") of Celleration Inc., a Delaware corporation (the "Company"), and Alliqua BioMedical, Inc., a Delaware corporation ("Parent").

WHEREAS, concurrently with or following the execution of this Agreement, the Company, Parent and ALQA Cedar, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), have entered, or will enter, into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), providing for, among other things, the merger (the "Merger") of Merger Sub and the Company pursuant to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement; and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, Stockholder is willing to make certain representations, warranties, covenants and agreements with respect to (i) the shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") and preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”) beneficially owned by Stockholder and set forth below Stockholder's signature on the signature page hereto (the "Original Shares" and, together with any additional shares of Company Common Stock pursuant to Section 6 hereof, the "Shares") and (ii) any shares of the Parent’s common stock, par value $0.001 (the “Parent Shares”) that are issued to Stockholder as consideration for the Merger following the Effective Time (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions.

For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.          Representations of Stockholder.

Stockholder represents and warrants to Parent that:

(a)          (i) Stockholder owns of record and beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) all of the Original Shares free and clear of all liens, claims, charges, security interests or other encumbrances (other than pursuant to this Agreement and the Merger Agreement), and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Stockholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares except for (1) that certain Fourth Amended and Restated Voting Agreement, dated January 4, 2013, by and between the Company, the Common Stockholders listed thereto and the Series AA Investors listed thereto, and (2) that certain Fourth Amended and Restated Investor Rights Agreement, dated January 4, 2013, by and between the Company, the Common Stockholders listed thereto and the Series AA Investors listed thereto.

(b)          Stockholder does not beneficially own any shares of Company Common Stock or Company Preferred Stock other than (i) the Original Shares and (ii) any options, warrants or other rights to acquire any additional shares of Company Common Stock or any security exercisable for or convertible into shares of Company Common Stock, set forth on the signature page of this Agreement (collectively, "Company Convertible Securities").

(c)          Stockholder has full corporate power and authority to enter into, execute and deliver this Agreement and to perform fully Stockholder's obligations hereunder (including the proxy described in Section 3(b) below)). This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

(d)          None of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under (i) to the extent that Stockholder is an entity, its certificate of incorporation, by-laws or similar constitutional documents and/or (ii) any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Stockholder or to Stockholder's property or assets.

(e)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Stockholder is required in connection with the valid execution and delivery of this Agreement.

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3.          Agreement to Vote Shares; Irrevocable Proxy.

(a)          Stockholder agrees during the term of this Agreement to vote the Shares and/or execute a written consent, and to cause any holder of record of Shares entitled to vote or execute a written consent or consents, if requested by the Company: (i) in favor of adoption and approval of the Merger and the Merger Agreement, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent's, the Company's or Merger Sub's conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company Charter Documents).

(b)          Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Stockholder with respect to the Shares with regard to all votes and actions described in Section 3(a). The power of attorney granted by Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

4.          No Voting Trusts or Other Arrangement.

Stockholder agrees that Stockholder will not, and will not permit any entity under Stockholder's control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Parent.

5.          Transfer and Encumbrance.

Stockholder agrees that during the term of this Agreement, Stockholder will not, directly or indirectly, transfer (except pursuant to the Merger Agreement or as otherwise required by law or court order), sell, offer, exchange, assign, pledge or otherwise dispose of or encumber ("Transfer") any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Stockholder's voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void.

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6.          Additional Shares.

Stockholder agrees that all shares of Company Common Stock or Company Preferred Stock that Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, but excluding shares of Company Common Stock underlying unexercised Company Convertible Securities) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

7.          Waiver of Appraisal and Dissenters' Rights.

Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger that Stockholder may have by virtue of ownership of the Shares.

8.          Termination.

Except for Sections 9-14, this Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

9.          Lock-Up Agreement.

Stockholder agrees that during the period commencing at the Effective Time and ending 180 days after the Effective Time (the “Lock-up Period”), Stockholder will not (a) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any Parent Shares or any securities convertible into, exercisable for, or exchangeable for Parent Shares that Stockholder receives pursuant to the Merger Agreement, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Shares whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Parent Shares or such other securities, in cash or otherwise. The Stockholder also agrees and consents (i) that during the Lock-up Period that such Parent Shares shall be held in registered book-entry form at Parent’s transfer agent and registrar and (ii) to the entry of stop transfer instructions with the Parent’s transfer agent and registrar relating to the transfer of the Stockholder’s Parent Shares.

B-4

10.         No Agreement as Director or Officer.

Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as a director or officer of the Company or any of its subsidiaries (if Stockholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Stockholder in Stockholder's capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder's fiduciary duties as an officer or director to the Company or its stockholders, including, but not limited to, the evaluation of an Acquisition Proposal as provided for in the Merger Agreement.

11.         Specific Performance.

Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party's seeking or obtaining such equitable relief.

12.         Entire Agreement.

This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13.         Notices.

All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

B-5

If to Parent:

Alliqua BioMedical, Inc.

2150 Cabot Blvd. West

Langhorne, PA 19047

E-mail: bposner@alliqua.com

Attention: Brian Posner

Copy to:

Haynes and Boone, LLP

30 Rockefeller Plaza

26th Floor

New York, NY 10112

E-mail: rick.werner@haynesboone.com

Attention: Rick Werner, Esq.

If to Stockholder:

To the address or facsimile number set forth for Stockholder on the signature page hereof.

Copy to:

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, MN 55402

E-mail: moore.brian@dorsey.com

Attention: Brian G. Moore, Esq.

14.         Miscellaneous.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

B-6

(b)          Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state and federal courts located in Bucks County, Pennsylvania. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 14(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 14(c).

B-7

(d)          If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(e)          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(f)          Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)          All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)          The obligations of Stockholder set forth in this Agreement shall not be effective or binding upon Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)          Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto[, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates]. Any assignment contrary to the provisions of this Section 14(i) shall be null and void.

[SIGNATURE PAGE FOLLOWS]

B-8

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Affinity Ventures III, L.P.
By: Affinity Capital Advisors III, LLC
Its: General Partner

/s/ B. Kristine Johnson
By: B. Kristine Johnson
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 3,456,406
Preferred: 543,479

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 774

B-9

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Affinity Ventures IV, L.P.
By: Affinity Capital Advisors IV, LLC
Its: General Partner

/s/ B. Kristine Johnson
By: B. Kristine Johnson
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 1,864,975
Preferred: 676,745

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: None

B-10

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Affinity Ventures V, L.P.
By: Affinity Capital Advisors V, LLC
Its: General Partner

/s/ B. Kristine Johnson
By: B. Kristine Johnson
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 3,845,723
Preferred: 1,856,859

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: None

B-11

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Douglas Duchon
By: Douglas Duchon

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: None
Preferred: None

No. of Shares of Company Held Under Options:1,252,000

No. of Shares of Company Held Under Warrants: None

B-12

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Bruce Elegant
By: Bruce Elegant

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: None
Preferred: None

No. of Shares of Company Held Under Options: 331,200

No. of Shares of Company Held Under Warrants: None

B-13

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Christopher R. Geyen
By:	Christopher R. Geyen

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 84,156
Preferred: 54,348

No. of Shares of Company Held Under Options: 2,409,000

No. of Shares of Company Held Under Warrants: None

B-14

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Heron Capital venture fund i, lp

By:	Heron Capital, LLC
Its:	General Partner

/s/ Kevin Etzkorn
By:	Kevin Etzkorn
Managing Director

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 2,622,858
Preferred: 1,851,092

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: None

B-15

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ John E. Rogers
John E. Rogers

/s/ Lois A. Rogers
Lois A. Rogers

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 2,954,027
Preferred: 3,052,413

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 212

B-16

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Russell S. King
Russell S. King

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 2,577,911
Preferred: 2,848,929

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 55

B-17

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

New science ventures fund i—crozet, l.p.
By: NSV Partners, LLC
Its: General Partner

/s/ Thomas JA Lavin
By:	Thomas JA Lavin
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 148,023
Preferred: None

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 97

B-18

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

New science ventures fund i—Euro, l.p.
By: NSV Partners, LLC
Its: General Partner

/s/ Thomas JA Lavin
By:	Thomas JA Lavin
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 89,863
Preferred: None

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 59

B-19

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

New science ventures fund i—madison, l.p.
By: NSV Partners, LLC
Its: General Partner

/s/ Thomas JA Lavin
By:	Thomas JA Lavin
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: None
Preferred: 343,748

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: None

B-20

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

New science ventures fund i, l.p.
By:	NSV Partners, LLC
Its:	General Partner

/s/ Thomas JA Lavin
By:	Thomas JA Lavin
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 380,664
Preferred: None

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 250

B-21

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

NSV MASTER LIMITED PARTNERSHIP II
By:	NSV Partners, LLC
Its:	General Partner

/s/ Thomas JA Lavin
By:	Thomas JA Lavin
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 2,344,856
Preferred: 1,246,171

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: None

B-22

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

NSV PARTNERS INSTITUTIONAL, L.P.
By:	NSV Partners, LLC
Its:	General Partner

/s/ Thomas JA Lavin
By:	Thomas JA Lavin
Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 2,103,630
Preferred: 1,141,305

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 102

B-23

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Diane Sahr
By:	Diane Sahr

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: None
Preferred: None

No. of Shares of Company Held Under Options: 1,252,000

No. of Shares of Company Held Under Warrants: None

B-24

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Sightline Healthcare Opportunity Fund, LLC
By:	Sightline Opportunity Management, LLC
Its:	Managing Member

By:	Sightline Partners LLC
Its:	Manager

/s/ Joseph R. Biller
By:	Thomas JA Lavin
Its:	Managing Director

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 6,374,348
Preferred: 3,440,636

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 618

B-25

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Triathlon Medical Ventures, L.P.

/s/ Dennis Costello
By: Dennis Costello
Its: Managing Partner

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 4,794,850
Preferred: 2,584,462

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 594

B-26

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

tvp partners, l.p.

By: Technology Venture Partners, LLC, its General Partner

/s/ Bryson D. Hollimon
By: Bryson D. Hollimon
Its: Managing Member

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: None
Preferred: 6,385,983

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: None

B-27

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Pamela Unger
By: Pamela Unger

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: None
Preferred: None

No. of Shares of Company Held Under Options: 1,257,000

No. of Shares of Company Held Under Warrants: None

B-28

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Venture Investors Early State Fund III Limited Partnership
By: Venture Investors, LLC
Its: General Partner

/s/ George Arida
By:	George Arida
Managing Director

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 2,129,595
Preferred: 1,153,005

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: 419

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

Venture Investors Early State Fund IV Limited Partnership
By: Venture Investors, LLC
Its: General Partner

/s/ George Arida
By:	George Arida
Managing Director

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 5,692,032
Preferred: 3,070,456

No. of Shares of Company Held Under Options: None

No. of Shares of Company Held Under Warrants: None

B-30

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Mark Wagner
By:	Mark Wagner

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: 1,054,148
Preferred: 645,381

No. of Shares of Company Held Under Options: 6,324,000

No. of Shares of Company Held Under Warrants: None

B-31

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ALLIQUA BIOMEDICAL, INC.

By	/s/ Brian M. Posner

Name: Brian M. Posner
Title: CFO

/s/ Sven Wehrwein
By: Sven Wehrwein

No. of Shares of Company Beneficially Owned as of the Date of this Agreement:
Common: None
Preferred: None

No. of Shares of Company Held Under Options: 400,000

No. of Shares of Company Held Under Warrants: None

B-32

ANNEX C

January 30, 2015

The Board of Directors of

Alliqua Biomedical, Inc.

2150 Cabot Blvd. West

Langhorne, PA 19047

Members of the Board:

In your capacity as members of the Board of Directors of Alliqua Biomedical, Inc., a Delaware corporation (“Parent”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to Parent, of the Consideration (as defined below) to be paid by Parent in the Merger (as defined below) pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”) by and among Parent, ALQA Cedar, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Celleration, Inc., a Delaware corporation (the “Company”), and the Stockholder Representative (as defined in the Agreement), as representative of the stockholders of the Company, pursuant to which, among other things (i) the Company will be merged with and into Merger Sub, with Merger Sub surviving that merger on the terms and conditions set forth in the Agreement (the “Merger”), and (ii) the shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), the shares of Series AA Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock” and together with the Company Common Stock, the “Shares”) issued and outstanding immediately prior to the Effective Time, the In-Money Options (as defined in the Agreement) that are outstanding and unexercised immediately prior to the Effective Time, and the Outstanding Warrants (as defined in the Agreement) (other than (a) Shares owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries (as defined in the Agreement), and (b) Dissenting Shares (as defined in the Agreement)), shall, in the aggregate, be converted into the right to receive (A) $30,415,000.00, as adjusted pursuant to the Agreement, payable in equal amounts of (1) cash, without interest, and (2) shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), plus (B) additional contingent consideration, as set forth in the Agreement, based upon (x) Company Revenue (as defined in the Agreement) for the fiscal years ending December 31, 2015 and December 31, 2016, in excess of enumerated benchmarks, (y) NICE Approval (as defined in the Agreement) being obtained, and (z) if NICE Approval is obtained, MIST Net Sales (as defined in the Agreement) over an enumerated benchmark ((A) and (B), the “Consideration”). The Merger is to be consummated on terms and conditions more fully set forth in the Agreement.

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

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We are acting as exclusive financial advisor to the Board of Directors of Parent in connection with the Merger and will receive a fee (the “Transaction Fee”) from Parent for our services pursuant to the terms of our engagement letter with Parent (the “Engagement Letter”), dated as of January 9, 2015, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this Opinion without regard to whether the Merger is ultimately consummated, but which is creditable against any Transaction Fee. In addition, Parent has agreed to reimburse certain of our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen has not had a material relationship with Parent or any other party to the Merger and there were no material relationships mutually understood to be contemplated in which any compensation was received or was intended to be received as a result of the relationship between Cowen and any party to the Merger. Pursuant to the terms of the Engagement Letter, Parent has agreed that Cowen shall have the right to participate as one of Parent’s underwriters, book runner, or placement agents in any equity financing by Parent to finance the Merger after the execution of the Agreement and during the term of the Engagement Letter, and Cowen would receive fees for the rendering of such services. Cowen and its affiliates may in the future provide commercial and investment banking services to Parent and Merger Sub and may receive fees for the rendering of such services.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	the financial terms and conditions of the Merger contained in a draft of the Agreement, dated January 29, 2015, which is the most recent draft made available to us;

•	certain publicly available financial and other information for Parent and certain other relevant financial and operating data for Parent furnished to Cowen by management of Parent;

•	certain financial and other information for the Company and certain other relevant financial and operating data for the Company furnished to Cowen by management of the Company and management of Parent;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) and Parent (the “Parent Forecasts”), prepared by managements of the Company and Parent, respectively, and the amounts and timing of the cost savings, related expenses and revenue synergies expected to result from the Merger furnished to us by the management of Parent (the “Expected Synergies”);

•	consensus estimates and financial projections in Wall Street analyst reports (together, “Wall Street Projections”) for Parent;

•	discussions we have had with certain members of managements of each of the Company and Parent, respectively, concerning the historical and current business operations, financial condition and prospects of the Company and Parent, the Expected Synergies, and such other matters we deemed relevant;

C-2

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•	the reported price and trading histories of the shares of Parent Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	performed a discounted cash flow analysis with respect to the Company;

•	compared certain financial terms of the Merger to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Parent, respectively, or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verification, the assessment of managements of the Company and Parent as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Parent. We have further relied upon Parent’s and the Company’s representations that all information provided to us by Parent or the Company, as applicable, is accurate and complete in all material respects. We have, with your consent, assumed that the financial forecasts and description of Expected Synergies which we examined were reasonably prepared by the respective managements of the Company and Parent on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Parent, as applicable, and such projections and synergies, and the Wall Street Projections utilized in our analyses, provide a reasonable basis for our Opinion. All such projected financial information is based upon numerous variables and assumptions and actual results could vary significantly from those set forth in such projected financial information. We express no opinion as to the Company Forecasts, Parent Forecasts, the Wall Street Projections, the Expected Synergies or the assumptions on which they were made and do not in any respect assume any responsibility for the accuracy thereof.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or Parent since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Parent, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Parent or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Merger, as to which we have assumed that Parent and the Board of Directors of Parent have received such advice from legal, tax and accounting advisors as each has determined appropriate. We have assumed, at your direction and with your consent, that (i) NICE Approval will not be obtained, and consequently no Royalty Payments (as defined in the Agreement) will be made, and (ii) the Company will achieve its Revenue Targets (as defined in the Agreement) for the fiscal years ending December 31, 2015 and December 31, 2016. Our Opinion addresses only the fairness to Parent, from a financial point of view, of the Consideration to be paid by Parent in the Merger pursuant to the terms of the Agreement. We express no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the form or structure of the Merger or any consequences of the Merger on Parent, Merger Sub or Parent’s stockholders, creditors, employees or other constituencies. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

C-3

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United State or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof, and without any adjustment to the Consideration. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Parent for its information and assistance in connection with its consideration of the financial terms of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent.  This letter does not constitute a recommendation to the Board of Directors or stockholders of Parent on whether or not to approve or to vote in favor of the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our Opinion does not in any manner address, Parent’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Parent. Additionally, we were not engaged to be involved in any determinations of the Board of Directors of Parent or Parent’s management to pursue strategic alternatives and we have not been authorized or requested to, and did not, investigate any other alternative transactions that may be available to Parent. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration to be paid by Parent in the Merger, (ii) the fairness of the Merger or the Consideration to the holders of any class of securities, creditors or other constituencies of the Company or Parent, or (iii) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration at the closing of the Merger. Furthermore, we express no view as to the price or trading range for shares of Parent Common Stock following the consummation of the Merger.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be paid by Parent in the Merger pursuant to the terms of the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Cowen and Company, LLC

C-4

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

D-1

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

D-2

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

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(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Delaware Registrant

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

The certificate of incorporation, as amended, and bylaws of Alliqua BioMedical, Inc. provide that the registrant will indemnify its directors, officers, employees and agents to the fullest extent and in the manner permitted by the provisions of the General Corporation Law of the State of Delaware, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by the registrant’s stockholders will be prospective only and will not adversely affect any limitation on the liability of any directors or officers existing as of the time of such repeal or modification.

Item 21.	Exhibits and Financial Statement Schedules.

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

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(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Langhorne, State of Pennsylvania on April 2, 2015.

ALLIQUA BIOMEDICAL, INC.

By:	/s/ David I. Johnson
Name: David I. Johnson
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 2, 2015:

Signature	Title
/s/ David I. Johnson	President, Chief Executive Officer and Director
David I. Johnson	(Principal Executive Officer)
/s/ Brian Posner	Chief Financial Officer, Secretary and Treasurer
Brian Posner	(Principal Financial Officer and Principal Accounting Officer)
*	Chairman of the Board of Directors
Jerome Zeldis, M.D., Ph.D.
*	Director
Perry A. Karsen
*	Director
Joseph Leone
*	Director
Jeffrey Sklar
*	Director
Andrew Africk, J.D.
*	Director
Gary Restani

*By:	/s/ David I. Johnson
David I. Johnson
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Agreement and Plan of Merger, dated February 2, 2015, by and among Alliqua BioMedical, Inc., ALQA Cedar, Inc., Celleration, Inc. and certain representatives of the stockholders of Celleration, Inc., as identified therein (attached as Annex A to the joint proxy and consent solicitation statement/prospectus included in this Registration Statement).

3.1	Certificate of Incorporation of Alliqua BioMedical, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2014).

3.2	Bylaws of Alliqua BioMedical, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2014).

3.3	Certificate of Amendment to Certificate of Incorporation of Alliqua BioMedical, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 11, 2014).

4.1	Specimen Common Stock Certificate of Alliqua BioMedical, Inc. (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 5, 2014).

5.1**	Opinion of Haynes and Boone, LLP as to the legality of shares to be issued.

8.1	Opinion of Haynes and Boone, LLP regarding certain tax matters.

8.2	Opinion of Dorsey & Whitney LLP regarding certain tax matters.

10.1	Voting Agreement, dated February 2, 2015, by and between Alliqua BioMedical, Inc. and each of the stockholders of Celleration, Inc., as identified therein (attached as Annex B to the joint proxy and consent solicitation statement/prospectus included in this Registration Statement).

10.2	Commitment Letter, dated February 2, 2015, by and between Perceptive Credit Opportunities Fund, LP and Alliqua BioMedical, Inc.

10.3	Side Letter Agreement to Commitment Letter, dated March 10, 2015, by and between Perceptive Credit Opportunities Fund, LP and Alliqua BioMedical, Inc.

10.4	Form of Credit Agreement and Guaranty to be entered into by and among Perceptive Credit Opportunities Fund, LP, Alliqua BioMedical, Inc. and certain guarantors party thereto.

21.1	Subsidiaries of Alliqua BioMedical, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Form 10-K, filed with the Securities and Exchange Commission on February 24, 2015).

23.1	Consent of Haynes and Boone, LLP (included in Exhibit 8.1)

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 8.2)

23.3	Consent of Marcum LLP, independent registered public accounting firm of Alliqua BioMedical, Inc.

23.4	Consent of Grant Thornton LLP, independent registered public accounting firm of Celleration, Inc.

24.1*	Power of Attorney.

99.1	Consent of Cowen and Company, LLC.

99.2	Form of proxy card of Alliqua BioMedical, Inc.

99.3	Form of written consent for stockholders of Celleration, Inc.

*Previously filed.

**To be filed by amendment.

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